Exhibit 99.1
Explanatory Note
Newmont Corporation and its affiliates and subsidiaries (collectively, “Newmont,” “we,” “us” or the “Company”) is filing this exhibit to reflect changes to the presentation of our financial information as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Form 10-K”), as filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2023, in order to give effect to a change in segment reporting.
As previously disclosed in our Quarterly Report on Form 10-Q for the period ended March 31, 2023 (as filed with the SEC on April 27, 2023), effective in the first quarter of our fiscal year 2023, our internal reporting and reportable segments changed. The Company reassessed and revised its operating strategies and the accountabilities of the senior leadership team in light of the continuing volatile and uncertain market conditions. The change in segment reporting resulted in the following:
•Dissolution of our five geographic segments: North America, South America, Australia, Africa, and Nevada;
•Change of our internal reporting and reportable segments to each of our 12 mining operations and our 38.5% interest in Nevada Gold Mines, which is accounted for using the proportionate consolidation method; and
•Re-alignment of Corporate and Other to include the Company's business activities and operating segments relating to its corporate and regional offices and all equity method investments that are not considered reportable.
All prior period information has been recast to reflect this change in reportable segments. This will allow the Company to incorporate the recast financial statements by reference, or otherwise, in future SEC filings.
This exhibit updates the information in the following items as initially filed in order to reflect the change in segment reporting:
•Part I, Item 1, Business;
•Part I, Item 2, Properties;
•Part II, Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations; and
•Part II, Item 8, Financial Statements and Supplementary Data.
No items in the 2022 Form 10-K other than those identified above are being updated by this Form 8-K. Information in the 2022 Form 10-K is generally stated as of December 31, 2022 and this filing does not reflect any subsequent information or events other than the change in segment reporting noted above. Without limiting the foregoing, this filing does not purport to update Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the 2022 Form 10-K for any information, uncertainties, transactions, risks, events, or trends occurring, or known to management, other than the events described above. More current information is contained in our Quarterly Report on Form 10-Q for the periods ended March 31, 2023 and June 30, 2023 (the “2023 Form 10-Qs”) and other filings with the SEC. This exhibit should be read in conjunction with the 2022 Form 10-K, the 2023 Form 10-Qs, and any other documents we have filed with the SEC subsequent to February 23, 2023. The information contained in this exhibit is not an amendment to, or a restatement of, the 2022 Form 10-K.

GLOSSARY: UNITS OF MEASURE AND ABBREVIATIONS

Unit	Unit of Measure
$	United States Dollar
%	Percent
A$	Australian Dollar
C$	Canadian Dollar
gram	Metric Gram
ounce	Troy Ounce
pound	United States Pound
tonne	Metric Ton

Abbreviation	Description
AISC (1)	All-In Sustaining Costs
ARC	Asset Retirement Cost
ARS	Argentine Peso
ASC	FASB Accounting Standard Codification
ASU	FASB Accounting Standard Update
AUD	Australian Dollar
CAD	Canadian Dollar
CAS	Costs Applicable to Sales
EBITDA (1)	Earnings Before Interest, Taxes, Depreciation and Amortization
EIA	Environmental Impact Assessment
EPA	U.S. Environmental Protection Agency
ESG	Environmental, Social and Governance
Exchange Act	U.S. Securities Exchange Act of 1934
FASB	Financial Accounting Standards Board
GAAP	U.S. Generally Accepted Accounting Principles
GEO (2)	Gold Equivalent Ounces
GHG	Greenhouse Gases, which are defined by the EPA as gases that trap heat in the atmosphere
GISTM	Global Industry Standard on Tailings Management
IFRS	International Financial Reporting Standards
LIBOR	London Interbank Offered Rate
LBMA	London Bullion Market Association
LME	London Metal Exchange
MD&A	Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations
MINAM	Ministry of the Environment of Peru
Mine Act	U.S. Federal Mine Safety and Health Act of 1977
MINEM	Ministry of Energy and Mines of Peru
MSHA	Federal Mine Safety and Health Administration
MXN	Mexican Peso
NPDES	National Pollutant Discharge Elimination System
PSU	Performance Leverage Stock Unit
RSU	Restricted Stock Unit
SEC	U.S. Securities and Exchange Commission
Securities Act	U.S. Securities Act of 1933
SOFR	Secured Overnight Financing Rate
UN	The United Nations
UOP	Units of Production
U.S.	The United States of America
USD	United States Dollar
WTP	Water Treatment Plant
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(1)Refer to Non-GAAP Financial Measures within Part II, Item 7, MD&A.
(2)Refer to Results of Consolidated Operations within Part II, Item 7, MD&A.

PART I
ITEM 1.       BUSINESS (dollars in millions, except per share, per ounce and per pound amounts)
Introduction
Newmont Corporation was incorporated in 1921 and is primarily a gold producer with significant operations and/or assets in the United States, Canada, Mexico, Dominican Republic, Peru, Suriname, Argentina, Chile, Australia and Ghana. At December 31, 2022, Newmont had attributable proven and probable gold reserves of 96.1 million ounces, attributable measured and indicated gold resources of 75.3 million ounces, attributable inferred gold resources of 36.1 million ounces, and an aggregate land position of approximately 23,700 square miles (61,500 square kilometers). Newmont is also engaged in the production of copper, silver, lead and zinc. As the world’s leading gold company, Newmont remains committed to creating value and improving lives through sustainable and responsible mining.
Newmont’s corporate headquarters are in Denver, Colorado, U.S. In this report, “Newmont,” the “Company,” “our” and “we” refer to Newmont Corporation together with our affiliates and subsidiaries, unless the context otherwise requires.
Segment Information
In January 2023, Newmont reassessed and revised its operating strategies and the accountabilities of the senior leadership team in light of the continuing volatile and uncertain market conditions. Following these changes, the Company reevaluated its segments to reflect certain changes in the financial information regularly reviewed by Newmont's Chief Operating Decision Maker ("CODM"). As a result, effective in the first quarter of our fiscal year 2023, the Company determined that its reportable segments were each of its 12 mining operations and its 38.5% interest in Nevada Gold Mines ("NGM"), which is accounted for using the proportionate consolidation method. Segment results for the prior periods have been recast to reflect the change in reportable segments. The following report has been recast to present the information in conformity with our updated segments from the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023.
For information on acquisitions and asset sales impacting the comparability of our results, refer to Notes 1 and 8 to the Consolidated Financial Statements, respectively.
Refer to Part I, Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023, and Note 3 to the Consolidated Financial Statements for further information relating to our reportable segments. Refer to Note 4 to the Consolidated Financial Statements for information relating to domestic and export sales and lack of dependence on a limited number of customers.
Products
References in this report to “attributable” means that portion of gold, copper, silver, lead or zinc produced, sold or included in proven and probable reserves and measured, indicated and inferred resources based on our proportionate ownership, unless otherwise noted.
Gold
General. We had consolidated gold production from continuing operations of 5.8 million ounces (6.0 million attributable gold ounces) in 2022, 5.9 million ounces (6.0 million attributable gold ounces) in 2021 and 5.8 million ounces (5.9 million attributable gold ounces) in 2020. Attributable gold ounces produced includes 0.3, 0.3, and 0.4 million attributable gold ounces for the years ended December 31, 2022, 2021 and 2020, respectively, related to the Pueblo Viejo mine, which is 40% owned by Newmont and accounted for as an equity method investment.
For 2022, 2021 and 2020, 87%, 86% and 90%, respectively, of our Sales were attributable to gold. Most of our Sales come from the sale of refined gold. The end product at our gold operations, however, is generally doré bars. Doré is an alloy consisting primarily of gold but also containing silver and other metals. Doré is sent to refiners to produce bullion that meets the required market standard of 99.95% gold. Under the terms of our refining agreements, the doré bars are refined for a fee, and our share of the refined gold and the separately-recovered silver is credited to our account or delivered to buyers. A portion of gold sold from Peñasquito and Boddington is sold in a concentrate containing other metals such as copper, silver, lead and/or zinc.
Gold Uses. Gold generally is used for fabrication or investment. Fabricated gold has a variety of end uses, including jewelry, electronics, dentistry, industrial and decorative uses, medals, medallions and official coins. Gold investors buy gold bullion, official coins and jewelry.
Gold Supply. A combination of mine production, recycling and draw-down of existing gold stocks held by governments, financial institutions, industrial organizations and private individuals make up the annual gold supply. Based on public information available, for the years 2020 through 2022, mine production has averaged approximately 75% of the annual gold supply with the remainder primarily sourced from recycled gold.

Gold Price. The following table presents the annual high, low and average daily afternoon LBMA Gold Price over the past ten years on the London Bullion Market ($/ounce):

Year	High	Low	Average
2023 (through February 16, 2023)	$1,955	$1,835	$1,891
2022	$2,039	$1,629	$1,800
2021	$1,943	$1,684	$1,799
2020	$2,067	$1,474	$1,770
2019	$1,546	$1,270	$1,393
2018	$1,355	$1,178	$1,268
2017	$1,346	$1,151	$1,257
2016	$1,366	$1,077	$1,251
2015	$1,296	$1,049	$1,160
2014	$1,385	$1,142	$1,266
2013	$1,694	$1,192	$1,411
On February 16, 2023, the afternoon LBMA gold price was $1,837 per ounce.
Refer to Note 2 to the Consolidated Financial Statements for information on how we recognize revenue for gold sales from doré production.
Other Co-product Metals
Generally, if a metal expected to be mined represents more than 10% to 20% of the life of mine sales value of all the metal expected to be mined, the metal is considered a co-product and recognized as Sales in the Consolidated Financial Statements.
Copper production at Boddington and silver, lead and zinc production at Peñasquito are considered co-products. Copper, silver, lead and zinc sales are generally in the form of concentrate that is sold to smelters for further treatment and refining.
The following table details consolidated co-product production and the percentage of Sales that was attributable to copper, silver, lead and zinc for the years ended December 31, 2022, 2021, and 2020:

	2022		2021		2020
	Co-product Production	Sales as % of Total Sales	Co-product Production	Sales as % of Total Sales	Co-product Production	Sales as % of Total Sales
Copper (pounds/millions) (1)	84	3%	71	2%	56	1%
Silver (ounces/millions) (2)	29.7	5%	31.4	5%	27.8	5%
Lead (pounds/millions) (2)	149	1%	177	2%	179	1%
Zinc (pounds/millions) (2)	377	4%	435	5%	381	3%
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(1)All of our copper co-product production came from Boddington.
(2)All of our silver, lead and zinc co-product production came from Peñasquito.
By-product Metals
If a metal expected to be mined falls below the co-product sales value percentages, the metal is considered a by-product. Revenues from by-product sales are credited to Costs applicable to sales in the Consolidated Financial Statements.
Aside from the co-product sales at Boddington and Peñasquito, copper and silver produced at other Newmont sites are by-product metals.
Gold and Other Metals Processing Methods
Doré. Gold is extracted from naturally-oxidized ores by either milling or heap leaching, depending on the amount of gold contained in the ore, the amenability of the ore to treatment and related capital and operating costs. Higher grade oxide ores are generally processed through mills, where the ore is ground into a fine powder and mixed with water into a slurry, which then passes through a carbon-in-leach circuit to recover the gold. Lower grade oxide ores are generally processed using heap leaching. Heap leaching consists of stacking crushed or run-of-mine ore on impermeable, synthetically lined pads where a weak cyanide solution is applied to the surface of the heap to dissolve the gold contained within the ore. In both cases, the gold-bearing solution is then collected and pumped to process facilities to remove the gold by collection on carbon or by zinc precipitation.
Gold contained in ores that are not naturally-oxidized can be directly milled if the gold is liberated and amenable to cyanidation, generally known as free milling ores. Ores that are not amenable to cyanidation, known as refractory ores, require more costly and complex processing techniques than oxide or free milling ore. Higher grade refractory ores are processed through either roasters or autoclaves. Roasters heat finely ground ore to a high temperature, burn off the carbon and oxidize the sulfide minerals that prevent efficient leaching. Autoclaves use heat, oxygen and pressure to oxidize sulfide ores.
Some gold sulfide ores may be processed through a flotation plant. In flotation, ore is finely ground, turned into slurry, then placed in a tank known as a flotation cell. Chemicals are added to the slurry causing the gold-containing sulfides to attach to air bubbles and float to the top of the tank. The sulfides are removed from the cell and converted into a concentrate that can then be processed in an autoclave or roaster to recover the gold.
Concentrate. At Peñasquito, sulfide ore is delivered to a crushing and grinding plant which feeds a sulfide processing plant. The sulfide processing plant primarily comprises lead and zinc flotation stages. In the lead and zinc flotation, the slurry is conditioned with reagents to activate the desired minerals and produce lead and zinc concentrate. The lead concentrate is highly enriched in gold and silver, with a smaller fraction of the precious metal recovered in the zinc concentrate. The resulting concentrate is sold to smelters or traders for further processing.
At Boddington, ore containing copper and gold is crushed to a coarse size at the mine and then transported via conveyor to a process plant, where it is further crushed and then finely ground as a slurry. The ore is initially treated by successive stages of flotation resulting in a gold/copper concentrate containing approximately 15% to 20% copper. The flotation tailings have a residual gold content that is recovered in a carbon-in-leach circuit.
Competition
The top 10 producers of gold comprise approximately twenty-five percent of total worldwide mined gold production. We currently rank as the top gold producer with approximately five percent of estimated total worldwide mined gold production. Our competitive position is based on the size and grade of our ore bodies anchored in favorable mining jurisdictions and our ability to manage costs compared with other producers. We have a diverse portfolio of mining operations with varying ore grades and cost structures. Our costs are driven by the location, grade and nature of our ore bodies, and the level of input costs, including energy, labor and equipment. The metals markets are cyclical, and our ability to maintain our competitive position over the long term is based on our ability to acquire and develop quality deposits, hire and retain a skilled workforce, and to manage our costs.
Licenses and Concessions
Other than operating licenses for our mining and processing facilities, there are no third party patents, licenses or franchises material to our business. In many countries, however, we conduct our mining and exploration activities pursuant to concessions granted by, or under contracts with, the host government. These countries include, among others, the United States, Canada, Mexico, Peru, Suriname, Argentina, Australia and Ghana. Refer to Item 2, Properties, below for further information on licenses and concessions by property. The concessions and contracts are subject to the political risks associated with the host country. Refer to Part I, Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023 for further information.
Condition of Physical Assets and Insurance
Our business is capital intensive and requires ongoing capital investment for the replacement, modernization or expansion of equipment and facilities. Refer to Results of Consolidated Operations and Liquidity and Capital Resources within Part II, Item 7, MD&A, for further information.
We maintain insurance policies against property loss and business interruption and insure against risks that are typical in the operation of our business, in amounts that we believe to be reasonable. Such insurance, however, contains exclusions and limitations on coverage, particularly with respect to environmental liability and political risk. There can be no assurance that claims would be paid under such insurance policies in connection with a particular event. Refer to Part I, Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023 for further information.
Environmental, Social and Governance
ESG Overview. Focusing on leading environmental, social and governance ("ESG") practices are a core part of Newmont’s business. Widely recognized for our principled ESG practices, we have been consistently ranked as a leader in the mining and metal sector S&P Global, and we have been listed on the Dow Jones Sustainability World Index (“DJSI World”) since 2007.
ESG is a key part of how we make investment decisions and central to our culture and purpose to create value and improve lives through sustainable and responsible mining. Sustainability and safety are integrated into the business at all levels of the organization through our global policies, standards, strategies, business plans and remuneration plans. In 2022, we refreshed our Sustainability and External Relations Strategy with the review and oversight of our Board and Safety & Sustainability Committee to better reflect how ESG practices and expectations have evolved with a vision to generate shared value and serve as a catalyst for sustainable development. In support of our vision, our updated strategy is made up of four strategic pillars:

•Leadership – Demonstrate consistent and courageous leadership through our words and actions
•Integration – Integrate leading sustainability practices into our overall business processes and decision-making
•Engagement – Build trust and credibility through respectful and meaningful engagement, communication and transparent reporting
•Performance – Deliver leading environmental and social performance to manage risk and achieve beneficial outcomes
Driving our sustainability practices and supporting our ability to meet the ambitions of each strategic pillar are the following critical enablers:
•Environmental stewardship – Leading practices through the enhancement of shared resources and reduction of long-term liabilities incorporating nature, water and climate
•Social responsibility – Leading practices that mitigate impacts, generate value for local communities and governments, and promote transparent and meaningful engagement to build credibility and support our reputation
•Governance – Leading practices through an effective standardized framework that includes global policies and standards integrated risk management systems; metrics and targets to measure our performance; and processes to enable transparent reporting and improved collaboration and ensure optimal decision-making and resource allocation
ESG Stakeholder Engagement. We engage regularly with relevant stakeholders, who we consider to be any person or organization potentially impacted by our activities or influential to our success, which allows us to gain a greater understanding of their needs, interests and perspectives while, at the same time, encouraging shared decision making to promote mutually beneficial outcomes. These engagements also inform what information is most useful for stakeholders for the purposes of our non-financial reporting. Newmont also engages with a variety of organizations at a global, regional, national and local level to adhere to high standards of governance, social and environmental policies and performance. These memberships and voluntary commitments reflect our values, support our approach to working collaboratively on best practices across several key matters and allow external stakeholders to hold us accountable. Our participation in industry initiatives, wherein we often take a leadership role, allows us to inform and influence global standards and practices, as well as gain insight into emerging expectations and issues.
ESG Reporting. We believe that transparency and accountability are key attributes of governance. Since 2003, Newmont has been reporting on how we manage the sustainability issues of relevance to stakeholders around the globe. Our sustainability report provides an annual review of non-financial performance updates on governance, strategy and management approach, risk management, and performance and targets in key areas that include health, safety and security, workforce, the environment, supply chain, social acceptance, business integrity and compliance, value sharing, and equity, inclusion and diversity domains. Our sustainability report is compiled in accordance with the Global Reporting Initiative ("GRI") 2021 Universal Standards Core option, the GRI Mining and Metals Sector Supplement, and the SASB Metals & Mining standards, is externally assured, and reflects Newmont’s commitment to transparency and reporting obligations as a founding member of the International Council on Mining and Metals ("ICMM") and as an early adopter of the United Nations ("UN") Guiding Principles Reporting Framework. Additionally, our sustainability report aligns with the ICMM's Mining Principles' Performance Expectations, GISTM and the World Gold Council's Responsible Gold Mining Principles.
Newmont’s sustainability reporting suite also includes our climate report, sustainability-linked bond framework, ESG data tables, conflict-free gold report, policy influence disclosures, political spending disclosures, economic impact reports, taxes and royalties contributions report, CDP (formerly, “Carbon Disclosure Project”) responses, and other reports and responses, which can be found on our website at www.newmont.com/sustainability. The information on our website, including, without limitation, in the annual sustainability report and climate report, should not be deemed incorporated by reference into this annual report or otherwise “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.
Environmental Practices
Climate Change. We accept the Intergovernmental Panel on Climate Change’s ("IPCC") assessment of climate science, and we acknowledge that human activities contribute to climate change and business has an important role in addressing this global challenge. It is our firm belief that climate change is one of the greatest global challenges of our time. For a discussion of climate-related risks, refer to Part I, Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023.
Climate Targets and Initiatives to Achieve. As the world’s leading gold mining company, we believe that value-creation industries like mining have a responsibility to drive bold actions and innovation to transition us to a low-carbon economy. In an effort to play our part in addressing climate change, in 2020 we announced science-based, GHG emissions reduction targets of 32% for Scope 1 and Scope 2 and 30% for Scope 3 by 2030 ("2030 climate targets"), with an ultimate goal of being carbon neutral by 2050. Our 2030 targets have been approved and validated by the Science-Based Targets initiative, which ensures that our targets support the Paris Agreement’s goal of limiting global warming to well below 2 degrees Celsius compared to pre-industrial levels.

Our most significant opportunities to reduce emissions exist in building or deploying cleaner energy solutions at the mine sites, as well as the greening of the electrical grid that supplies energy to our operations. Since announcing our 2030 climate targets, we have taken steps to invest in climate change initiatives in support of our goal. As part of these initiatives, in November 2021, Newmont announced a strategic alliance with Caterpillar Inc. (“CAT”) with the aim to develop and implement a comprehensive all-electric autonomous mining system to achieve safer and more productive operations while also supporting Newmont in achieving our climate targets. Newmont pledged an investment of $100 to CAT, of which $39 has been paid as of December 31, 2022. These dollars fund collaborative work to develop and deploy electric equipment for surface and underground mining at Newmont’s Cripple Creek & Victor mine in Colorado, U.S. and Tanami mine in Northern Territory, Australia. Other investments supporting our climate change initiatives are expected to include emissions reduction projects and renewable energy opportunities as we seek to achieve these climate targets.
We also see sustainable finance as a way to further demonstrate Newmont's commitment to achieving our 2030 climate targets. In December 2021, Newmont became the first in the mining industry to issue a sustainability-linked bond, with the registered public offering of $1 billion aggregate principal amount of 2.6% Sustainability-Linked Senior Notes due 2032 (the "Notes"), with the coupon linked to Newmont’s performance against key ESG commitments regarding 2030 climate targets and the representation of women in senior leadership roles target. In connection with the issuance of the Notes, Newmont published a Sustainability-Linked Bond Framework and obtained a second party opinion on the framework from Institutional Shareholder Services group of companies ("ISS") ESG. This follows Newmont’s decision earlier in 2021 to amend its revolving credit facility to include an interest rate margin adjustment based on the Company’s ESG external ratings. The Notes and Revolver align Newmont’s business and financing with its commitments and values by creating a direct link between its sustainability performance and funding strategies.
In addition to our focus on reducing carbon emissions, we believe that access to clean, safe water is a human right, and reliable water supplies are vital for hygiene, sanitation, livelihoods and the health of the environment. Because water is also critical to our business, we recognize the need to use water efficiently, protect water resources, and collaborate with the stakeholders within the watersheds where we operate to effectively manage this shared resource. We operate in water-stressed areas with limited supply and increasing population and water demand. Increasing pressure on water use may occur due to increased populations in and around communities in proximity to our operations. We have set annual water efficiency targets through 2023 to reduce freshwater consumption and developed water action plans in support of our goal to achieve water stewardship.
Biodiversity. Our operations span four continents in a range of ecosystems that include tropical, desert and arctic climates. We understand the impact our activities can have on the environment and are committed to protect and prevent – or otherwise minimize, mitigate and remediate – those impacts in the areas where we operate through responsible management during all aspects of the mine lifecycle and collaboration with stakeholders to develop integrated approaches to land use.
Our Environmental Impact. We conduct our operations so as to protect public health and the environment and believe our operations are in compliance with applicable laws and regulations in all material respects. Our mining and exploration activities are subject to various laws and regulations in multiple jurisdictions governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive.
Our Environmental Reclamation and Remediation Commitments. Each operating mine has a reclamation plan in place that meets, in all material respects, applicable legal and regulatory requirements. We are also involved in several matters concerning environmental obligations associated with former, primarily historic, mining activities. Generally, these matters concern developing and implementing remediation plans at the various sites. The reclamation and remediation stage is a multifaceted process with complex risks. Successfully closing and reclaiming mines is crucial for gaining stakeholder trust and maintaining social acceptance. Notably, Newmont is committed to the implementation of the GISTM and all tailing storage facilities are expected to be in conformance with the GISTM by 2025. Compliance with GISTM remains on-going and has and may continue to result in further increases to our sustaining costs and estimated closure costs. Additionally, laws, regulations and permit requirements focused on water management and discharge requirements for operations and water treatment in connection with closure are becoming increasingly stringent. Compliance with water management and discharge quality remains dynamic and has and may continue to result in further increases to our estimated closure costs. For a discussion of the most significant reclamation and remediation activities, refer to Note 5 and Note 25 to the Consolidated Financial Statements. For discussion of regulatory, tailings storage facilities, water, climate and other environmental risks, refer to Part I, Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023 for additional information.
Social Practices
Our People. At Newmont, one of the strategic pillars is people.
The success of our business comes from the accomplishments and well-being of our employees and contractors. That is why we strive to build a workplace culture that fosters leaders where everyone belongs, thrives, and is valued.
At December 31, 2022, approximately 14,600 people were employed by Newmont and Newmont subsidiaries and approximately 17,800 people were working as contractors in support of Newmont’s operations and attainment of our objectives. Additionally, at December 31, 2022, approximately 33% of our workforce were members of a union or participated in collective bargaining. We are committed to fostering solid relationships with all members of our workforce based on trust, treating workers fairly and providing them with safe and healthy working conditions. For a discussion of related risks, refer to Part I, Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023.
In 2022, the full Board reviewed and approved our refreshed global people strategy. Our people strategy represents a multi-year journey, and its three pillars and respective aspirations include: (i) leadership – grow and attract exceptional leaders for our Company, the industry and beyond; (ii) inclusion, diversity and equity - through bold actions cultivate an inclusive, diverse and engaged workforce; and (iii) people experiences - foster a meaningful work experience that enables our culture and strategy to flourish. The Board of Directors’ Leadership Development and Compensation Committee holds reviews with management every quarter and on an ad hoc basis as needed to ensure appropriate management of human capital and progress against our stated goals.
The people who work on our behalf give us a competitive advantage. Through our global people strategy, we align our talent management efforts with the overall business strategy. The strategy’s focus areas include enhancing the employee experience and evolving for future workforce needs; building our bench strength and leadership capabilities; developing effective labor relations that align stakeholders with a shared future; and improving inclusion, including reaching gender parity.
Inclusion and Diversity. We believe that progressing an inclusive workplace culture is a critical part of tackling the challenge of attracting and retaining diverse employees. We are also active participants in the Paradigm for Parity framework, a coalition of business leaders committed to a workplace where women and men have equal power, status and opportunity in senior leadership, and we are committed to advancing the UN Sustainable Development Goal to achieve gender equality. Newmont has committed to increasing women in senior leadership roles to 50% by 2030 in line with Paradigm for Parity objectives.
In 2022, we did significant work to identify those practices that would most significantly improve diverse representation and advancement in our business. Enterprise-wide female representation at the end of 2022 increased from 14 percent in 2021 to 15 percent despite challenges associated with the pandemic and shifts in the labor market. Site-based action plans were established and overall representation of females in operations increased from 8% to 9% in 2022. Female representation in senior leadership roles also increased from 26% to 30% in 2022. Female representation at the Board level in 2022 was 45% of independent directors with 70% of independent directors being either gender or ethnically diverse.
In our annual sustainability report, Newmont voluntarily reports workforce and labor information in accordance with GRI Standards, including data on workforce demographics, compensation and equal remuneration, gender diversity, union representation, labor relations, employee turnover, hiring representation, and training and development. Newmont also reports employment data in U.S. Equal Employment Opportunity Commission EEO-1 reports which can be found on our website. The information in our sustainability report and on our website is not incorporated by reference in this annual report.
ESG Performance-based Compensation. The importance of ESG performance is emphasized with our workforce through our training and development programs and our compensation design. Employees eligible for our short-term incentive plan are held accountable for the Company’s health, safety and sustainability performance through Newmont’s performance-based compensation structure. ESG will comprise 30% of the Company’s Short-term Incentive Plan payout for 2022, with 20% allocated to health & safety metrics and 10% to sustainability performance based upon key public indices. In 2022, Newmont generated strong above target results in our health and safety and our sustainability measures with all sites having performed above target for manager/supervisor critical control verifications and manager coaching to support fatality risk management, and strong recognition by external rating agencies in connection with sustainability, including with S&P Global CSA (DJSI) ranking Newmont as the co-leader in the Mining & Metals sector.
Additional information regarding the Company’s compensation programs and performance will be provided in the 2023 Proxy Statement.
Health and Safety. We believe that our operations are in compliance with applicable laws and regulations in all material respects. We continue to sustain robust controls at our operations and offices around the globe, including a risk-based application of controls in connection with COVID-19 to protect both our workforce and the local communities in which we operate. In addition, the Company has an established Health & Safety Management System and Health, Safety and Security Standards that in most cases exceed regulatory requirements in the jurisdictions in which we operate. The quality of our Health & Safety Management System is audited regularly as part of our assurance and governance process.
In 2022, we launched a refreshed three-year Health, Safety and Security Strategy that advances our journey toward a fatality, injury and illness-free workplace. The updated strategy recognizes the progress we have made while also acknowledging the need to further improve our performance. The strategy links our health, safety and security work together across three themes:
•Act on risk — Control future outcomes by acting to reduce risks and minimize potential impacts.
•Actively care — Consistently take action to engage and support our employees and business partners.
•Apply knowledge — Foster a knowledge-sharing mindset, apply what we learn and inspire innovation.
Supporting and extending the impact of our strategy are the following three amplifiers:

•Data — Consolidating the various data systems into a data warehouse we can analyze and obtain insights.
•Technology — Leverage new and existing technology and innovation to provide data, reduce risk, improve decision making and engage our people.
•Communication — Encourage communications with employees and contractors (particularly those on site with the greatest exposure to risks) to remain focused on the right work and retain agility based on our changing environment and risk profile.
The strategy will track efforts to build (identifying capabilities, frameworks and tools we need to develop), embed (penetrating, engaging and sustaining impacts) and expand (growing and collaborating) work across the health, safety and security programs.
The quality and quantity of critical control verifications ("CCVs") in the field are important leading indicators for preventing fatalities and significant potential events ("SPEs"). In 2022, we completed over 620,000 CCVs in the field (a 31% increase compared to 2021). More than 69,000 controls were identified as absent or failed, which means we were able to implement the control in the field and prevent a serious event. SPEs were down 36% compared to 2021.
Commitments to Communities. Newmont aims to better understand both the positive and negative impacts that our activities have on host communities, and to engage impacted communities and groups to mitigate or optimize these impacts in a manner that is culturally appropriate and with the consent of those impacted. We strive to build meaningful relationships with stakeholders and recognize the need to understand, minimize and mitigate our impacts and to build long-term, positive partnerships. We also recognize our responsibility to respect and promote human rights. At our sites on or adjacent to Indigenous Peoples’ territories, we respect and acknowledge the individual and collective rights and interests of Indigenous Peoples in line with the International Labour Organization ("ILO") Convention 169 and the UN Declaration on the Rights of Indigenous Peoples.
Governance Practices
Board of Directors Oversight. Newmont believes that strong corporate governance, with management accountability and active oversight from an experienced Board of Directors, is essential for mitigating risk, serving in the best interests of all stakeholders and creating long-term value. The highest level of oversight at Newmont resides with Newmont’s Board of Directors (the “Board”). The Board plays a critical role, overseeing the Company’s business strategy and the overall goal of delivering long-term value creation for shareholders and other stakeholders. The members of Newmont’s Board bring a broad range of backgrounds, experiences and talents, along with ethnic, racial and gender diversity, to our governance process. As of December 31, 2022, the Board was comprised of 12 directors (11 independent non-executive directors and one executive director) with more than 70% of the independent directors with a form of ethnic, racial or gender diversity to the Board, with 45% female representation among independent directors.
Four core Board committees, Audit, Corporate Governance and Nominating, Leadership Development and Compensation, and Safety and Sustainability, provide oversight and guidance in key areas. Each committee assists the Board in carrying out responsibilities such as assessing major risks, ensuring high standards of ethical business conduct, succession planning and talent management, and approving and providing oversight of the sustainability strategy, which includes commitments to adoption of best practices in promotion of a healthy and safe work environment, and environmentally sound and socially responsible mining and resource development. All members of these four core Committees are independent, as defined in the listing standards of the New York Stock Exchange and Newmont’s Corporate Governance Guidelines. More information on Newmont’s Board, governance practices and risk oversight can be found in our annual Proxy Statement.
Code of Conduct. Our global Code of Conduct (the “Code”), which was adopted and approved by Newmont’s Board, forms the foundation for our integrity expectations, and six overarching policies, along with our standards on Anti-Corruption, Conflicts of Interest, Gifts and Entertainment and U.S. Export Compliance, state the minimum requirements for conducting business honestly, ethically and in the best interests of Newmont. Our Code reflects our belief that as important as what we do is how we do it. It requires all representatives of Newmont to demonstrate our values – safety, integrity, sustainability, inclusion and responsibility – in every aspect of our professional lives and ultimately, to live up to our purpose, which is to create value and improve lives through sustainable and responsible mining.
Governance Materials. Our Corporate Governance Guidelines, Proxy Statement, policies, and the charters for the Committees of Board of Directors are available on our website, www.newmont.com, and are available free of charge upon request to Investor Relations at our principal executive office. We also file with the New York Stock Exchange an annual certification that our Chief Executive Officer is unaware of any violation of the NYSE’s corporate governance standards. We make available free of charge through our website this annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information on our website is not incorporated by reference in this report.

COVID-19 Pandemic
The outbreak of coronavirus ("COVID-19") was declared a pandemic by the World Health Organization in 2020. As a global business, we are committed to doing our part to combat the COVID-19 pandemic and protect people and their livelihoods. Newmont engaged its Rapid Response process early in connection with the on-going COVID-19 pandemic and continues to proactively take steps to prevent further transmission. These steps have included a risk-based approach to the application of controls including, but not limited to the following:
•Enforcing social distancing protocols;
•Providing flexible and remote working plans for employees;
•Providing logistical and healthcare support to nearby communities where needed;
•Conducting screenings at entry to sites and pre-travel and on-entry screening tests for sites in high risk locations;
•Restricting workplace access for confirmed and suspected COVID cases as well as close contacts with a confirmed case of COVID-19; and,
•Providing support to facilitate access to initial and booster vaccination doses for employees and nearby communities.
In April 2020, we established the Newmont Global Community Support Fund, a $20 fund to help host communities, governments and employees combat the COVID-19 pandemic, of which approximately $17 has been distributed through December 31, 2022. The fund is designed to focus on employee and community health, food security and local economic resilience through partnerships with local governments, medical institutions, charities and non-governmental organizations to address the greatest needs with long-term resiliency and future community development in mind.
Our mines continue to incur costs related to health and safety measures taken to combat the on-going COVID-19 pandemic. For a discussion of COVID-19 related risks to the business, refer to Part I, Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023.
Refer also to Consolidated Financial Results, Results of Consolidated Operations and Liquidity and Capital Resources within Part II, Item 7, MD&A, for additional information about the impact of COVID-19 on our business and operations.
Risk Factor Summary
We are subject to a variety of risks and uncertainties, including risks related to our operations and business, financial risks, risks related to our industry, environmental and climate risks, risks related to the jurisdictions in which we operate, risks related to our workforce, legal risks and risks related to our common stock, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Risks that we deem material are described in Part I, Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023. These risks include, but are not limited to, the following:
•A substantial or extended decline in gold, silver, copper, zinc or lead prices would have a material adverse effect on us.
•We may be unable to replace gold, silver, copper, zinc or lead reserves as they become depleted.
•Estimates of proven and probable reserves and measured, indicated and inferred resources are uncertain and actual recoveries may vary from our estimates.
•Estimates relating to projects and mine plans of existing operations are uncertain and we may incur higher costs and lower economic returns than estimated.
•Increased operating and capital costs could affect our profitability.
•Mine closure, reclamation and remediation costs for environmental liabilities may exceed the provisions we have made.
•Our operations and business have been affected by the COVID-19 pandemic, and may be materially and adversely impacted in the future by pandemics, epidemics, or other health emergencies.
•Challenges in maintaining positive community relations and reputation can pose additional obstacles to our ability to develop our projects.
•We are dependent upon information technology and operational technology systems, which are subject to disruption, damage, failure and risks associated with implementation, upgrade, operation and integration.
•Our interests in joint ventures remains subject to risk.
•Increased exposure to foreign exchange fluctuations and capital controls may adversely affect Newmont’s costs, earnings and the value of some of our assets.

•Future funding requirements may affect our business, our ability to pay cash dividends or our ability to engage in share repurchase transactions.
•Any downgrade in the credit ratings assigned to our debt securities could increase our future borrowing costs and adversely affect the availability of new financing.
•Our results could be significantly impacted by impairments.
•Returns for investments in pension plans are uncertain.
•Our ability to recognize the benefits of deferred tax assets is dependent on future cash flows and taxable income.
•Civil disturbances, criminal activities, illegal mining and artisanal mining can disrupt business and expose the Company to liability.
•Competition from other natural resource companies may harm our business.
•We may experience increased costs or losses resulting from the hazards and uncertainties associated with mining.
•We may be unable to obtain or retain necessary permits and leases, which could adversely affect our operations.
•Mining companies are increasingly required to consider and provide benefits to the communities and countries in which they operate.
•Our operations are subject to extensive health and safety and environmental laws and regulations.
•Our operations are subject to a range of risks related to transitioning the business to meet regulatory, societal and investor expectations for operating in a low-carbon economy.
•Our operations are subject to transitional and physical risks related to climate change.
•Our operations are subject to geotechnical challenges.
•Our operations may be adversely affected by rising energy prices or energy shortages.
•Our operations are dependent on the availability of sufficient water supplies to support our mining operations.
•Our operations are subject to risks of doing business in multiple jurisdictions, including political, economic and other risks.
•Our business depends on good relations with our employees, and if we are unable to attract and retain additional highly skilled employees, our business and future operations may be adversely affected
•We rely on contractors to conduct a significant portion of our operations and construction projects.
•New legislation and tax risks in various operating jurisdictions could negatively affect us.
•Our business is subject to changing regulations and laws, including, without limitation, extraterritorial and domestic anti-bribery laws and regulations, a breach or violation of which could lead to substantial sanctions and civil and criminal prosecution, as well as fines and penalties, litigation, loss of licenses or permits and other collateral consequences and reputational harm.
•Title to some of our properties may be insufficient, defective, or subject to legal challenge in the future.
•The price of our common stock may be volatile, and holders of our common stock may not receive dividends in the future.
Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business, financial condition, results of operations and cash flows.
Forward-Looking Statements
Certain statements contained in this report (including information incorporated by reference herein) are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to be covered by the safe harbor provided for under these sections. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s),” “estimate(s),” “should,” “intend(s),” "target(s)" and similar expressions are intended to identify forward-looking statements. Our forward-looking statements may include, without limitation:
•estimates regarding future earnings and the sensitivity of earnings to gold, copper, silver, lead, zinc and other metal prices;
•estimates of future mineral production and sales;
•estimates of future production costs, other expenses and taxes for specific operations and on a consolidated basis;
•estimates of future cash flows and the sensitivity of cash flows to gold, copper, silver, lead, zinc and other metal prices;

•estimates of future capital expenditures, construction, production or closure activities and other cash needs, for specific operations and on a consolidated basis, and expectations as to the funding or timing thereof;
•estimates as to the projected development of certain ore deposits, including the timing of such development, the costs of such development and other capital costs, financing plans for these deposits and expected production commencement dates;
•estimates of reserves and resources statements regarding future exploration results and reserve and resource replacement and the sensitivity of reserves to metal price changes;
•statements regarding the availability of, and terms and costs related to, future borrowing or financing and expectations regarding future share repurchase transactions, debt repayments or debt tender transactions;
•statements regarding future dividends and returns to shareholders;
•estimates regarding future exploration expenditures and discoveries;
•statements regarding fluctuations in financial and currency markets;
•estimates regarding potential cost savings, productivity, operating performance and ownership and cost structures;
•expectations regarding statements regarding future transactions, including, without limitation, statements related to future acquisitions and projected benefits, synergies and costs associated with acquisitions and related matters;
•expectations of future equity and enterprise value;
•expectations regarding the start-up time, design, mine life, production and costs applicable to sales and exploration potential of our projects;
•statements regarding future hedge and derivative positions or modifications thereto;
•statements regarding local, community, political, economic or governmental conditions and environments;
•statements and expectations regarding the impacts of COVID-19 and variants thereof and other health and safety conditions;
•statements regarding the impacts of changes in the legal and regulatory environment in which we operate, including, without limitation, relating to regional, national, domestic and foreign laws;
•statements regarding climate strategy and expectations regarding greenhouse gas emission targets and related operating costs and capital expenditures;
•statements regarding expected changes in the tax regimes in which we operate, including, without limitation, estimates of future tax rates and estimates of the impacts to income tax expense, valuation of deferred tax assets and liabilities, and other financial impacts;
•estimates of income taxes and expectations relating to tax contingencies or tax audits;
•estimates of future costs, accruals for reclamation costs and other liabilities for certain environmental matters, including without limitation, in connection with water treatment and tailings management;
•statements relating to potential impairments, revisions or write-offs, including without limitation, the result of fluctuation in metal prices, unexpected production or capital costs, or unrealized reserve potential;
•estimates of pension and other post-retirement costs;
•statements regarding estimates of timing of adoption of recent accounting pronouncements and expectations regarding future impacts to the financial statements resulting from accounting pronouncements;
•estimates of future cost reductions, synergies, savings and efficiencies in connection with full potential programs and initiatives; and
•expectations regarding future exploration and the development, growth and potential of operations, projects and investments.
Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Such risks include, but are not limited to:
•the price of gold, copper, silver, lead, zinc and other metal prices and commodities;
•the cost of operations;
•currency fluctuations;
•other macroeconomic events impacting inflation, interest rates, supply chain, and capital markets;

•geological and metallurgical assumptions;
•operating performance of equipment, processes and facilities;
•environmental impacts and geotechnical challenges including in connection with climate-related and other catastrophic events;
•labor relations;
•healthy and safety impacts including in connection with global events, pandemics, and epidemics;
•timing of receipt of necessary governmental permits or approvals;
•domestic and foreign laws or regulations, particularly relating to the environment, mining and processing;
•changes in tax laws;
•domestic and international economic and political conditions;
•our ability to obtain or maintain necessary financing; and
•other risks and hazards associated with mining operations.
More detailed information regarding these factors is included in Item 1A, Risk Factors and elsewhere throughout this report. Many of these factors are beyond our ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements.
All subsequent written and oral forward-looking statements attributable to Newmont or to persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. We disclaim any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Available Information
Newmont maintains a website at www.newmont.com and makes available, through the Investor Relations section of the website, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Section 16 filings and all amendments to those reports, as soon as reasonably practicable after such material is electronically filed with the SEC. Certain other information, including Newmont’s Corporate Governance Guidelines, the charters of key committees of its Board of Directors and its Code of Conduct are also available on the website.

ITEM 2.       PROPERTIES (dollars in millions, except per share, per ounce and per pound amounts)
Production and Development Properties
Newmont’s properties are described below and unless otherwise noted are in the production stage and are operated by Newmont. All key permits have either been obtained by Newmont or approval is expected to be received in the normal course of business. Operating statistics are presented below in the Operating Statistics section for each site. In addition, Newmont holds investment interests in Canada, Mexico, Chile, Argentina and various other locations. The Company maintains its corporate headquarters in Denver, Colorado U.S. and has various regional offices.
On March 31, 2020, we completed the sale of the Red Lake complex in Ontario, Canada to Evolution Mining Limited (“Evolution”).
Refer to Part I, Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023 for risks related to our properties.
Cripple Creek & Victor, U.S. (100% owned) CC&V, located next to the town of Victor and the city of Cripple Creek, Colorado, is an open pit operation. The CC&V operation comprises two state mining leases, three surface parcels, 154 mineral parcels, 1,753 patented mining claims and 13 unpatented lode claims encompassing a total area of 12,985 acres (5,255 hectares). CC&V is an epithermal alkalic deposit with heap leaching facilities and a mill, which consists of a crushing and grinding circuit, located on site. The mill is currently idled as of December 31, 2022. The available mining fleet consists of two hydraulic shovels, two loaders, and 21 haul trucks, each with a 250-tonne payload. CC&V’s gross property, plant and mine development at December 31, 2022 was $574. CC&V produced 182,000 ounces of gold in 2022 and reported 1.6 million ounces of gold reserves at December 31, 2022.
Musselwhite, Canada. (100% owned) Musselwhite, located approximately 265 miles (430 kilometers) north of Thunder Bay, Ontario, is an underground operation. The Musselwhite operation comprises 929 mining claims and 338 mining leases, issued under the Ontario Mining Act, encompassing an area of 13,366 acres (5,409 hectares). The mining leases expire between 2025 and 2033. Musselwhite is an iron formation hosted gold deposit. Process facilities include a conventional mill, which consists of a crushing and grinding circuit, carbon-in-pulp and carbon-in-leach plants, elution circuits and an electrowinning plant where the gold is recovered and smelted to produce doré. The available mining fleet consists of 11 underground loaders and 14 haul trucks, each with a 45-tonne payload. Musselwhite’s gross property, plant and mine development at December 31, 2022 was $1,194. Musselwhite produced 173,000 ounces of gold in 2022 and reported 1.9 million ounces of gold reserves at December 31, 2022.
Porcupine, Canada. (100% owned) Porcupine consists of the Hollinger open pit and Hoyle Pond underground operations, located in the city of Timmins, Ontario, as well as the Borden underground operation, located near the town of Chapleau, Ontario. The Porcupine operation is comprised of 1,129 mining claims, 983 mining patents, and 113 mining leases, issued under the Ontario Mining Act, encompassing an area of 340,420 acres (137,763 hectares). Mineralization at Hollinger and Hoyle, in Timmins, comprises multiple generations of quartz-carbonate-tourmaline albite veins, associated pyrite alteration envelopes, and disseminated pyrite mineralization. Mineralization at Borden consists of a shear zone containing quartz-vein hosted sulfides within a high-grade metamorphic greenstone package. Process facilities, located in the city of Timmins, include a conventional mill, which consists of a crushing and grinding circuit, carbon-in-pulp and carbon-in-leach plants, Knelson concentrators, Acacia reactor, elution circuits and an electrowinning plant where the gold is recovered and smelted to produce doré. The available mining fleet consists of two hydraulic shovels, three loaders, 19 underground loaders and 24 haul trucks, with payloads ranging from 24 to 137 tonnes. Porcupine’s gross property, plant and mine development at December 31, 2022 was $1,672. Porcupine produced 280,000 ounces of gold in 2022 and reported 2.3 million ounces of gold reserves at December 31, 2022.

Éléonore, Canada. (100% owned) Éléonore, located approximately 510 miles (825 kilometers) north of Montreal in Eeyou Istchee/James Bay in Northern Quebec, is an underground operation. The Éléonore operation is comprised of 368 mining claims and one mining lease, issued under the Quebec Mining Act, encompassing 48,210 acres (19,511 hectares). Éléonore is a clastic sediment-hosted stockwork-disseminated gold deposit. Process facilities include a conventional mill which consists of a crushing and grinding circuit, flotation circuit, carbon-in-pulp circuits and an electrowinning plant where the gold is recovered and smelted to produce doré. The available fleet consists of 14 underground loaders and 10 haul trucks, each with 45 to 60-tonne payloads. Éléonore’s gross property, plant and mine development at December 31, 2022 was $1,104. Éléonore produced 215,000 ounces of gold in 2022 and reported 1.6 million ounces of gold reserves at December 31, 2022.

Peñasquito, Mexico. (100% owned) Peñasquito is an open pit operation located in the northeast corner of Zacatecas State, Mexico, approximately 125 miles (200 kilometers) northeast of the city of Zacatecas and is accessible by paved roads with a private airport close to the site. The property began production in 2009, with commercial production being achieved in 2010. Goldcorp acquired its ownership in the mine in 2006 when it acquired Glamis. In 2019, Newmont acquired Goldcorp, obtaining full ownership interest in Peñasquito. Peñasquito consists of the Peñasco and Chile Colorado open pit mines.

Peñasquito is comprised of 20 mining concessions for operations comprising 113,231 acres (45,823 hectares) and 60 mining concessions for exploration of 107,456 acres (43,486 hectares). Surface rights in the vicinity of the Peñasco and Chile Colorado open pits are held by three ejidos: Ejido Cedros, Ejido Mazapil and Ejido Cerro Gordo. Peñasquito has signed land use agreements with each ejidos, valid through 2035 and 2036, and the relevant private owners.

In August 2020, the Company and Cedros General Assembly ratified the definitive agreement that was reached on April 22, 2020 and resolved all outstanding disputes between Peñasquito and the San Juan de Cedros community (Cedros). In addition, easements have been granted in association with the La Pardita-Cedros Highway and the El Salero-Peñasquito powerline. All necessary permits have been granted.
In July 2007, Goldcorp and Wheaton Precious Metals Corp. (then Silver Wheaton Corp.) entered into a silver streaming agreement. The Company is obligated to sell 25% of silver production from the Peñasquito mine to Wheaton Precious Metals Corporation at the lesser of market price or a fixed contract price, subject to an annual inflation adjustment of up to 1.65%. Refer to Note 4 to the Consolidated Financial Statements for further information.
A 2% net smelter return royalty is owed to Royal Gold Inc. from both the Chile Colorado and Peñasco open pits of the Peñasquito mine. Since January 1, 2014, the Mexican Government levies a 7.5% mining royalty that is imposed on earnings before interest, taxes, depreciation, and amortization. There is also a 0.5% environmental erosion fee payable on precious metal production, based on revenues. In December 2016, the State of Zacatecas in Mexico approved new environmental taxes (“Ecological Taxes”) that became effective January 1, 2017. The Ecological Taxes are calculated based on a predetermined formula and the volume of carbon emissions, as well as other environmental variables, at Peñasquito. The Company's payment of the Ecological Taxes primarily relates to the volume of carbon emissions at Peñasquito from fixed and mobile sources.
The mineralization at Peñasquito contains gold, silver, lead and zinc. Deposits currently mined within the Peñasquito operations are considered to be examples of breccia pipes developed as a result of intrusion-related hydrothermal activity.
Process facilities include a sulfide processing plant, comprising four stages of flotation: carbon, lead, zinc and pyrite. The carbon pre-flotation circuit was added in 2018 ahead of lead flotation to remove organic carbon associated with sedimentary ores. In the lead and zinc flotation, the slurry is conditioned with reagents to activate the desired minerals and produce lead and zinc concentrates. The pyrite circuit flotation was added at the end of 2018, which treats the zinc tailings in a pyrite flotation leach, and Merrill Crowe process to recover additional silver and gold in the form of doré. The tailings from the leach circuit undergoes cyanide destruction and combines with final flotation tailings for final deposition in the tailings storage facility.
The available mining fleet consists of five rope shovels, three hydraulic shovels, three loaders, and 82 haul trucks, each with a 312-tonne payload. The fleet is supported by 9 blast hole production drills, as well as track dozers, rubber tire dozers, excavators, and graders.
Brownfield exploration and development for new reserves is ongoing.
In January 2011, Peñasquito entered into a 20-year power delivery agreement with a subsidiary of InterGen Servicios Mexico (now Saavi Energia) where Peñasquito agreed to purchase electrical power from a gas-fired electricity generating facility located near

San Luis de la Paz, Guanajuato, Mexico. The agreement commenced in August 2015. Power is also supplied by the Mexican Electricity Federal Commission (Comision Federal de Electricidad) at its central power grid through the El Salero-Peñasquito powerline.
Peñasquito’s gross property, plant and mine development at December 31, 2022 was $6,003.
Peñasquito produced 566,000 ounces of gold and 1,048,000 gold equivalent ounces of other metals in 2022. As of December 31, 2022 and 2021, Peñasquito reported 5.4 million and 6.3 million ounces of gold reserves, respectively, 346 million ounces and 394 million of silver reserves, respectively, 2,300 million and 2,580 million pounds of lead, respectively, and 5,540 million and 6,250 million pounds of zinc, respectively. The overall reduction in gold reserves is primarily due to depletion.
As of December 31, 2022 and 2021, Peñasquito reported 3.7 million and 2.9 million ounces of gold resources, respectively, 314 million ounces and 256 million of silver resources, respectively, 2,070 million and 1,710 million pounds of lead resources, respectively, and 4,740 million and 3,760 million pounds of zinc resources, respectively. The overall increase in gold resources is primarily due to net positive revisions.
Merian, Suriname. (75% owned) Merian is owned 75% by Newmont Suriname, LLC (“Newmont Suriname”) (formerly known as Suriname Gold Company LLC and 100% indirectly owned by Newmont Corporation) and 25% by Staatsolie Maatschappij Suriname N.V. (“Staatsolie,” a company wholly owned by the Republic of Suriname). Merian is located in Suriname, approximately 40 miles (66 kilometers) south of the town of Moengo and 19 miles (30 kilometers) north of the Nassau Mountains, close to the French Guiana border. The Merian operation is comprised of one Right of Exploitation and four Rights of Exploration encompassing an area of 41,484 acres (16,788 hectares). All of the gold mineralization at Merian is closely associated with quartz veining within siltstone and sandstone formations. The operation currently includes the Merian 2 open pit, the Merian 1 open pit, and the Maraba open pit. The Kupari open pit is currently in development. The available mining fleet consists of three shovels, three mining excavators and 36 haul trucks, each with 150-tonne payload. Merian includes processing facilities that utilize a conventional gold mill, primary crusher and processing plant, consisting of a comminution plant, including gravity and cyanide leach processes, with recovery by carbon-in-leach, elution, electrowinning and induction furnace smelting to produce a gold doré product. Merian’s gross property, plant and mine development at December 31, 2022 was $1,222. Merian produced 403,000 ounces of gold (302,000 attributable ounces of gold) in 2022 and reported 3.9 million attributable ounces of gold reserves at December 31, 2022.
Brownfield exploration and development for new reserves is ongoing.
Cerro Negro, Argentina. (100% owned) Cerro Negro is located in southern Argentina about 250 miles (400 kilometers) southwest of the coastal city of Comodoro Rivadavia. The mineral tenure consists of ten mining property titles encompassing 53,246 acres (21,548 hectares), and three exploration licenses, encompassing 13,193 acres (5,339 hectares). We also own lands in the Cerro Negro mine area, totaling approximately 27,429 acres (11,100 hectares), which overlie the Bajo Negro and Vein Zone deposits and adjacent prospects. Cerro Negro consists of the Eureka, Mariana Central, Mariana Norte, and Emilia operating underground mines and the San Marcos, Baja Negro, and Silica Cap underground mines, which are currently in development. Deposits within the Cerro Negro mine operations are low sulfidation, epithermal gold/silver vein deposits. Cerro Negro’s available underground mining fleet consists of 14 underground loaders, 17 underground haul trucks and eight surface haul trucks, each with 30 to 40-tonne payloads and additional auxiliary equipment as required. The processing plant facilities consist of a crushing plant, a grinding circuit, agitated leaching, counter-current decantation, solution clarification, Merril Crowe zinc precipitation and smelting to produce gold and silver doré bars that are shipped to a refinery for further processing. Cerro Negro’s gross property, plant and mine development at December 31, 2022 was $1,974. Cerro Negro produced 278,000 ounces of gold in 2022 and reported 3.0 million ounces of gold reserves at December 31, 2022.
Brownfield exploration and development for new reserves is ongoing, including the development of the Eastern district.

Pueblo Viejo, Dominican Republic. (40% owned) Pueblo Viejo is a joint venture with Barrick, where Barrick is the operator who holds the remaining 60% interest. Commercial production was achieved in January 2013 and the Pueblo Viejo Mine completed its ramp-up to full design capacity in 2014. In March 2006, Barrick acquired the Pueblo Viejo mine as a result of their acquisition of Placer Dome Inc and subsequently sold 40% to Goldcorp. Newmont obtained the 40% ownership of Pueblo Viejo when Newmont acquired Goldcorp in 2019. We report our interest in Pueblo Viejo on an equity method basis.
The Pueblo Viejo mine is an open pit conventional truck and shovel mining operation located approximately 60 miles (100 kilometers) northwest of Santo Domingo, Dominican Republic. The Pueblo Viejo mine is situated on the Montenegro Fiscal Reserve, an area specially designated by Presidential Decree for the leasing of minerals and mine development, which covers an area of approximately 19,756 acres (7,995 hectares) in aggregate. The property is accessible year-round by paved road from Santo Domingo.

A special lease agreement (“SLA”) between the Dominican State and Pueblo Viejo governs the development and operation of the Pueblo Viejo mine. The SLA provides the right to operate the Pueblo Viejo mine for a 25-year period commencing on February 26, 2008, with one extension by right for 25 years and a second 25-year extension by mutual agreement of the parties, allowing a possible total term of 75 years. Pueblo Viejo pays the Dominican Republic government a net smelter return royalty of 3.2% based on gross revenues for gold and silver, a net profits interest of 28.75% based on an adjusted taxable cash flow, a corporate income tax of 25% based on adjusted net income, a withholding tax on interest paid on loans and on payments abroad, and other general tax obligations which include a graduated minimum tax.
The Pueblo Viejo deposits are located in two major areas, the Monte Negro pit and the Moore pit, and consists of high sulfidation or acid sulfate epithermal gold, silver, copper and zinc mineralization. Process facilities include a conventional mill which consists of a crushing and grinding circuit, autoclaves, and a carbon-in-leach circuit. Pueblo Viejo is continuing to advance a plant expansion and tailings storage facility designed to extend its life to 2040 and beyond. In 2013, Pueblo Viejo commissioned a combined cycle reciprocating engine power plant, together with a transmission line connecting the plant to the mine site. The power plant is located near the port city of San Pedro de Macoris and will provide the long-term power supply for the Pueblo Viejo mine. In 2019, Pueblo Viejo signed a 10-year natural gas supply contract with AES Andres DR, S.A. (“AES”) in the Dominican Republic who also completed a new gas pipeline to the facility.
The available mining fleet consists of three shovels, five front loaders, 46 haul trucks, and seven drills.
The Company's attributable portion of Pueblo Viejo’s gross property, plant and mine development is $1,687 at December 31, 2022. We report our 40% interest in Pueblo Viejo on an equity method basis under U.S. GAAP and as a result our attributable portion of Pueblo Viejo's gross property, plant and mine development is included in the carrying value of our equity method investment at December 31, 2022.
Pueblo Viejo produced 285,000 attributable ounces of gold in 2022. As of December 31, 2022 and 2021, the Company's attributable portion of gold reserve reported by Pueblo Viejo is 8.2 million and 3.6 million ounces of attributable gold reserves, respectively. The increase in reserves is primarily due the completion of the pre-feasibility study for the Tailings Storage Facility which resulted in the conversion of resources to reserves. As of December 31, 2022 and 2021, Pueblo Viejo reported 2.1 million and 7.3 million attributable ounces of gold resources, respectively. The decrease to resources is primarily due to the conversion of resources to reserves.
Yanacocha, Peru. (100% owned) In 2022, the Company completed the acquisition of Compañia de Minas Buenaventura S.A.A.'s (“Buenaventura”) 43.65% noncontrolling interest and Summit Global Management II VB's, a subsidiary of Sumitomo ("Sumitomo"), 5% noncontrolling interest in Yanacocha. At December 31, 2022, the Company holds 100% ownership interest in Yanacocha. Refer to Note 1 of the Consolidated Financial Statements for further information.
Yanacocha is located approximately 375 miles (604 kilometers) north of Lima and 30 miles (48 kilometers) north of the city of Cajamarca and consists of the following open pit mines: the La Quinua Complex, the Yanacocha Complex, the Carachugo Complex and Maqui Maqui. Yanacocha’s is comprised of 171 mining concessions encompassing 244,372 acres (98,894 hectares). Contemporaneous with the Company's acquisition of the 43.65% noncontrolling interest, Chaupiloma, an indirect subsidiary of Buenaventura, assigned the mining rights to the remaining acres and concessions to Yanacocha in 2022.
Yanacocha is an epithermal type deposit of high sulfidation hosted in volcanic rock formations. Gold is associated with iron-oxides and pyrite, which is placed on leach pads. Yanacocha has four leach pads (La Quinua, Yanacocha, Carachugo and Maqui Maqui), three gold processing plants (Pampa Larga, Yanacocha Norte and La Quinua), one limestone processing facility (China Linda) and one mill (Yanacocha Gold Mill). The La Quinua Complex mined material from the La Quinua Sur and the Tapado Oeste Layback and finished mining operations in 2021. The Yanacocha Complex mined material from the Yanacocha Layback and Yanacocha Pinos, which has had limited mining operations in recent years, finished mining operations in 2022. The Maqui Maqui operations mined material from multiple mines that are no longer in operation. The Yanacocha Gold Mill ceased current operations in February 2021 and has been placed into care and maintenance. It will be repurposed for use as part of the Yanacocha Sulfides project. The Carachugo leach pad processes oxide material from Quecher Main. Yanacocha’s available mining fleet consists of two shovels, four excavators, one loader and 31 haul trucks, each with 233-tonne payload. Yanacocha’s gross property, plant and mine development at December 31, 2022 was $5,892. Yanacocha produced 244,000 ounces of gold (230,000 attributable ounces of gold) in 2022 and reported 5.8 million ounces of gold reserves and 1,530 million pounds of copper reserves at December 31, 2022.
Brownfield exploration and development for new reserves is ongoing and we continue to evaluate the potential for mining oxide and sulfide gold and copper mineralization.
Boddington and Tanami, Australia. All of Newmont’s operations in Australia take place on land that falls under the custodianship of Aboriginal people. Aboriginal land rights in Australia, which recognize the traditional rights and customs of Aboriginal people, are governed by the Commonwealth Native Title Act and certain other Acts specific to individual states and territories. The Commonwealth Native Title Act was enacted in 1993 following a decision in the High Court of Australia, which held that Aboriginal people, who have maintained a continuing connection with their land according to their traditional laws and customs, may hold certain rights which should be recognized under Australian common law. In the Northern Territory, where the Tanami operation is located, the

Aboriginal Land Rights Act (“ALRA”) was introduced in 1976, which established an Aboriginal Land rights regime. Under the ALRA, approximately 50% of the land in the Northern Territory is Aboriginal freehold land.
Newmont has existing agreements with the traditional owners of the land utilized by our Tanami and Boddington operations. Any future agreements would depend on a determination of native title, which is likely to take many years. If successful, a native title determination could give rights to compensation claims in the future. Throughout Australia, new exploratory and mining tenements may require native title agreements to be entered into and will be subject to a negotiation process, which often gives rise to compensation payments and heritage survey protocols. Newmont does not consider native title claims or determined areas where rights have been established as an impediment to the operation of existing mines.
In Australia, various ad valorem royalties and taxes are paid to state and territorial governments, typically based on a percentage of gross revenues or earnings. Aboriginal groups have negotiated compensation/royalty payments as a condition to granting access to areas where native title rights are determined or where they own the land.

Boddington, Australia. (100% owned) Boddington is located 81 miles (130 kilometers) southeast of Perth in Western Australia and is accessible primarily by paved road. Boddington has been wholly owned since June 2009 when Newmont acquired the final 33.33% interest from AngloGold Ashanti Australia Limited.

The Boddington project area comprises 52,506 acres (21,249 hectares) of mining tenure leased from the State of Western Australia, of which 26,910 acres (10,890 hectares) is subleased from the South 32 Worsley Joint Venturers ("Worsley JV"). The total project area is comprised of multiple leases that expire between 2023 and 2041. Royalties are paid to the state government at 2.5% for gold and 5% for copper based on revenue. Shipping and treatment and refining costs are allowable deductions from revenue for royalty calculations for copper. Newmont owns 74,474 acres (30,139 hectares) of rural freehold property, some of which overlaps existing mining tenure. The majority of its current operational area is located on its freehold property.

The subleases from the Worsley JV expire immediately prior to the expiry of the relevant mining leases. Newmont holds rights to renew the subleases. The mining leases are renewable upon application to the State of Western Australia by the Worsley JV. As these mining leases are in their third term, renewal of these mining leases is at the discretion of the State. The subleases do not confer an express right to require the Worsley JV to seek application to renew the mining leases. Newmont is entitled to all gold and other non-bauxite mineralization conferred by the mining leases. The Worsley JV retains the rights to bauxite mineralization. The relationship between the Worsley JV bauxite operations and the Boddington gold operations are regulated through a cross-operation agreement. This agreement confers priority on the bauxite operations such that the bauxite/alumina mining operations of the Worsley JV will take priority over the gold mining operations and Newmont is required to take reasonable measures to conserve bauxite including by mining and stockpiling bauxite on behalf of the Worsley JV.
Boddington consists of greenstone diorite hosted mineralization and exploration activities continue to develop the known reserve. The mine operates two pits (North and South Pits), utilizing two electric rope shovels, a diesel powered face shovel and an electric hydraulic shovel as its prime ex-pit material movers with a fleet of 36 production autonomous haulage trucks. Boddington has a current capacity to mine approximately 150,000 to 200,000 tonnes of material per day. The milling plant includes a three-stage crushing facility (two primary crushers, six secondary crushers and four high-pressure grinding rolls), four ball mills, a flotation circuit and a carbon-in-leach circuit. The flotation circuit process recovers gold-copper concentrate before the material is then processed by a traditional carbon-in-leach circuit where the remaining gold is recovered to produce doré. Mining operations consist of two open pit operations located adjacent to each other.
Power for the operation is sourced through the local power grid under a long-term power purchase agreement with Bluewaters Power. The power supply contract with Bluewaters commenced in 2006 with a term of 17 years and includes an option to extend.
Boddington’s gross property, plant and mine development at December 31, 2022 was $4,612.
Boddington produced 798,000 ounces of gold and 227,000 gold equivalent ounces of other metals in 2022. As of December 31, 2022 and 2021, Boddington reported 10.6 million and 11.6 million ounces of gold reserves, respectively, and 1,160 million and 1,290 million pounds of copper reserves. respectively. The overall reduction in gold reserves is primarily due to depletion.
As of December 31, 2022 and 2021, Boddington reported 4.6 million and 4.8 million ounces of gold resources, respectively, and 660 million and 680 million pounds of copper resources, respectively. The gold resources remained consistent.

Brownfield exploration and development for new reserves is ongoing.
Tanami, Australia. (100% owned) Tanami is located in the Northern Territory approximately 342 miles (550 kilometers) northwest of Alice Springs. The underground mining infrastructure and operation is located at Dead Bullock Soak (“DBS”). The processing infrastructure is located 25 miles (40 kilometers) to the east of the mining operations at the Granites. Ore is transported by road train from DBS underground to the processing facility at the Granites.
The Newmont Tanami Operations are comprised of exploration licenses encompassing a total area of 1,620,332 acres (655,725 hectares) including 677,736 acres (274,270 hectares) relating to the Tobruk and Monza Joint Ventures entered into with Prodigy Gold, for which Newmont is the operator, and 11,025 acres (4,462 hectares) of mineral leases granted pursuant to the Northern Territory Mineral Titles Act. Additionally, Newmont operates through agreements with the Central Land Council who represent the Warlpiri people.
Tanami consists of sediment hosted sheeted quartz vein mineralization. Tanami, as an underground mining operation, has a fleet of ten underground loaders and 22 haul trucks, each with 60 to 65-tonne payloads. Processing plant facilities currently consist of a crushing plant, a grinding circuit, gravity carbon in pulp tanks and a conventional tailings disposal facility. Tanami’s gross property, plant and mine development at December 31, 2022 was $2,608. Tanami produced 484,000 ounces of gold in 2022 and reported 5.7 million ounces of gold reserves at December 31, 2022.
Brownfield exploration and development for new reserves is ongoing with the main focus being underground ore definition drilling of the Auron, Federation and Liberator ore bodies as well as exploration of the Oberon deposit.
Ahafo and Akyem, Ghana. All of Newmont’s operations in Africa are located in Ghana. In December 2003, Ghana’s Parliament unanimously ratified an Investment Agreement (“IA”) between Newmont and the government of Ghana. The IA established a fixed fiscal and legal regime, including fixed royalty and tax rates, for the life of any Newmont project in Ghana. In December 2015, Ghana’s Parliament ratified the Revised Investment Agreements (“Ghana Investment Agreements” or “Revised IAs”). Currently, the maximum corporate income tax rate remains at 32.5% and royalties are paid on a sliding scale system that is based on average monthly gold prices. The rates range from 3% to 5% of revenues (plus an additional 0.6% for any production from forest reserve areas). The government of Ghana is also entitled to receive 10% of a project’s net cash flow after reaching specific production milestones by receiving 1/9th of the total amount paid as dividends to Newmont parent. When the average quoted gold price exceeds $1,300 per ounce within a calendar year, an advance payment on these amounts of 0.6% of total revenues is required. The Ghana Investment Agreements also contain commitments with respect to job training for local Ghanaians, community development, purchasing of local goods and services and environmental protection.
The Ghana Investment Agreements also include a change in tax stabilization from life of mine to 15 years from commercial production for each mine. In October 2017, the government of Ghana approved Newmont’s request to extend the stability period of the Revised IAs at the Ahafo operations for five years to December 31, 2025. The extension was approved based on Newmont’s commitment to invest at least $300 for the Subika Underground and Ahafo Mill Expansion projects. This commitment was completed during the fourth quarter of 2018.
The Ahafo and Akyem mines operate using electrical power generated by the Volta River Authority along with supplemental power generation capacity built by Newmont.

Ahafo, Ghana. (100% owned) Our current Ahafo operation ("Ahafo South") is located near Kenyasi in the Ahafo Region of Ghana, approximately 180 miles (290 kilometers) northwest of the national capital city of Accra, and is largely accessible by paved roads. In 2002, Newmont acquired 50% of Ahafo South as a result of the merger with Normandy. In 2003, Newmont purchased the remaining interest from Moydow Mines International Inc. (“Moydow”), thereby making it a wholly owned subsidiary. The Ahafo South mine commenced commercial production in 2006 and currently operates a mill, two pits and an underground operation. In July 2021, the Board of Directors approved full funding for the Ahafo North project which will expand our existing footprint in Ghana with four open pit mines and a stand-alone mill located approximately 30 kilometers from our current Ahafo South operations.

The Ahafo South operations are comprised of three mining leases issued under the Ghanaian Mining Act encompassing a total area of approximately 137,000 acres (55,000 hectares) with current mine take area of approximately 13,200 acres (5,300 hectares) that has been fully compensated and approximately 10,700 acres (4,300 hectares) of mining area that has not been fully compensated (e.g. payment would be necessary to move people from their land). The mining leases grant the exclusive rights to work, develop and produce gold in the lease area, including the processing, storing and transportation of mineral and materials. The mining leases require

Ahafo South to respect or perform certain financial and statutory reporting obligations and expire in 2031 and are renewable subject to certain conditions. Ahafo South pays a royalty of 2% on net smelter returns to Franco-Nevada for all gold ounces recovered from areas previously owned by Moydow and a sliding scale royalty based on the average monthly gold price up to 5% on gold production to the government of Ghana.
The Ahafo South mine is composed of three orogenic gold deposits that have oxide and primary mineralization. Gold occurs primarily in pyrite and secondarily as native gold in quartz veins. Ahafo South has two active open pits, Subika and Awonsu. Subika added an underground operation, which reached commercial production in November 2018, and Awonsu completed a layback in November 2019. The available mining fleet for surface mining consists of three shovels and 36 haul trucks, each with 141-tonne payload. The available mining fleet for underground mining consists of eight underground loaders and 12 haul trucks, with payload ranging from 50 to 55-tonnes. The daily production rate is approximately 95,000 tonnes. The original processing plant was commissioned in 2006. The Ahafo Mill Expansion, which was completed in October 2019, expanded the plant capacity to process approximately 11 million tonnes per year. The current processing plant consists of two crushing plants, two grinding circuits, carbon-in-leach circuits, elution circuit, counter current decantation circuit, a tailings disposal facility and an analytical laboratory managed by a third party.
Brownfield exploration and development for new reserves is ongoing.
Ahafo South’s gross property, plant and mine development at December 31, 2022 was $3,052.
Ahafo South produced 574,000 ounces of gold in 2022. As of December 31, 2022 and 2021, Ahafo South reported 5.7 million and 6.1 million ounces of gold reserves respectively. The overall reduction in gold reserves is primarily due to depletion.
As of December 31, 2022 and 2021, Ahafo South reported 5.2 million and 5.0 million ounces of gold resources respectively. The overall increase in gold resources is primarily due to exploration additions and positive net revisions partially offset by conversion to reserves.
Akyem, Ghana. (100% owned) Akyem, located in Birim North District of the Eastern Region of Ghana, approximately 80 miles (125 kilometers) northwest of the national capital city of Accra, is an open pit mining operation comprised of two mining leases issued under the Ghanaian Mining Act, encompassing an area of approximately 16,000 acres (6,000 hectares). The Akyem mine is an orogenic gold deposit that has oxide and primary mineralization. Process facilities include a crushing plant, a SAG and ball milling circuit, carbon-in-leach circuit, elution circuit and bullion smelting facilities. The available mining fleet consists of four excavators made up of two front end shovels and two backhoe excavators and twenty one 136-tonne haul trucks. Akyem’s gross property, plant and mine development at December 31, 2022 was $1,697. Akyem produced 420,000 ounces of gold in 2022 and reported 1.5 million ounces of gold reserves at December 31, 2022.

NGM, Nevada, U.S. (38.5% owned) NGM is located in Elko, Nevada. On July 1, 2019, Newmont and Barrick consummated the Nevada JV Agreement, which combined the Company’s Nevada mining operations with Barrick’s Nevada mining operations resulting in the establishment of NGM; a joint venture with Barrick who is the operator. NGM operations are primarily accessible by paved road and is comprised of 180,921 acres (73,217 hectares) in aggregate including Cortez 53,999 acres (21,853 hectares), Carlin 58,255 acres (23,575 hectares), Turquoise Ridge 26,679 acres (10,797 hectares), Phoenix 17,900 acres (7,244 hectares), and Long Canyon 24,088 acres (9,748 hectares).

All sites at NGM contain open pit operations while Cortez, Carlin, and Turquoise Ridge also include underground operations. At Cortez, mineralization is sedimentary rock-hosted and consists of submicron to micrometer-sized gold particles and gold in solid solution in pyrite. Refractory ore is transported to Carlin for processing. Phoenix is a skarn-hosted polymetallic massive sulfide replacement deposit. The Phoenix mill produces a gravity gold concentrate and a copper/gold flotation concentrate and recovers additional gold from cyanide leaching of the flotation tails. Carlin, Turquoise Ridge, and Long Canyon are a sediment-hosted disseminated gold deposit. Additionally, at Long Canyon, oxide ore with suitable cyanide solubility is treated on a heap leach pad. Gold recovered from the leach pad is transferred as gold-bearing carbon to Carlin for refining and shipment.
In Nevada, mining taxes are assessed on up to 5% of net proceeds of a mine. During 2021, the Nevada legislature enacted a new excise tax which is assessed up to 1.1% of gross revenues.
NGM owns, or controls through leases, fee ownership, and unpatented mining claims, all of the minerals and surface area within the boundaries of the present Nevada mining operations. The long-term leases extend for at least the anticipated mine life of those deposits. With respect to a significant portion of the Gold Quarry mine at Carlin, NGM pays a net smelter royalty equivalent to 16.2% of the mineral production. NGM wholly-owns or controls the remainder of the Gold Quarry mineral rights, in some cases subject to additional royalties. With respect to certain smaller deposits in Nevada, NGM is obligated to pay royalties on production to third parties that vary from 1% to 8% of production.
Each site has its own process facilities which include: an oxide mill, which consists of a crushing and grinding circuit and carbon-in-leach circuit, and two heap leach pads at Cortez; an autoclave, two roasters, an oxide mill/flotation circuit and four heap leach pads at Carlin; the Sage autoclave, an oxide mill, and three heap leach pads at Turquoise Ridge; a flotation mill, a carbon-in-leach plant, a copper leach pad and a solvent extraction electrowinning (“SX/EW”) plant at Phoenix; and a heap leach pad at Long Canyon. NGM has a current capacity across all sites to mine approximately 340,000 tonnes of material per day. The milling facilities were commissioned over a range of years beginning in the 1990’s. They undergo routine maintenance each year with process improvements implemented as the projects are identified and approved. Power is either purchased in the open market or supplied by the power plants owned and operated by NGM.
The NGM operations include, in aggregate, an open pit mining fleet consisting of 28 shovels and 155 haul trucks with an average payload of 261 tonnes, and an underground mining fleet consisting of 51 underground loaders and 76 haul trucks, with an average payload of 30 tonnes.
Newmont’s share of NGM’s gross property, plant and mine development at December 31, 2022 was $8,081.
NGM produced 1,169,000 attributable ounces of gold in 2022. As of December 31, 2022 and 2021, the Company's attributable portion of gold reserve reported by NGM is 18.6 million and 19.3 million attributable ounces of gold reserves, respectively. The decrease in reserves is primarily due to mining depletion, which offset net positive revisions. As of December 31, 2022 and 2021, NGM reported 19.2 million and 16.2 million attributable ounces of gold resources, respectively. The increase to resources is primarily due to exploration additions and positive net revisions.
Brownfield exploration and development for new reserves is ongoing.

Operating Statistics
Operating Statistics, Proven and Probable Reserves and Measured, Indicated and Inferred Resources presented below contain tabular information that is presented in both metric and imperial as follows: (i) metric tonnage is utilized for all metals; (ii) gold and silver grades are presented in grams per tonne; (iii) copper, lead, zinc and molybdenum grades are presented in percentages; and (iv) metal content for gold and silver is presented in ounces while metal content for copper, lead, zinc and molybdenum is presented in pounds.
The following tables detail operating statistics related to gold production, ounces sold and production costs per ounce of our continuing operations:

	Mining and Production Detail (1)
Year Ended December 31, 2022	Tonnes Mined		Tonnes Processed		Average Ore Grade (2)		Average Mill Recovery Rate	Ounces Produced				Ounces Sold
	Open Pit	Underground	Mill	Leach	Mill	Leach		Mill	Leach	Consolidated	Attributable	Consolidated
CC&V	32,632	—	64	18,814	1.568	0.428	38.2%	4	178	182	182	185
Musselwhite	—	1,043	1,042	—	5.404	—	95.7%	173	—	173	173	172
Porcupine	7,866	751	3,410	—	2.794	—	92.7%	280	—	280	280	280
Éléonore	—	1,537	1,535	—	4.740	—	91.6%	215	—	215	215	217
Peñasquito	178,890	—	35,928	—	0.702	—	75.2%	566	—	566	566	573
Merian (75%)	36,381	—	14,201	—	0.942	—	94.2%	403	—	403	302	403
Cerro Negro	—	946	930	—	9.840	—	93.6%	278	—	278	278	281
Yanacocha (100%) (3)	60,939	—	—	20,600	—	0.453	—%	—	244	244	230	250
Boddington	59,270	—	37,240	—	0.801	—	84.7%	798	—	798	798	813
Tanami	—	2,643	2,590	—	5.941	—	98.0%	484	—	484	484	486
Ahafo	30,147	1,708	10,789	—	1.765	—	92.5%	574	—	574	574	572
Akyem	29,077	—	8,195	—	1.750	—	89.5%	420	—	420	420	415
NGM	103,158	2,521	13,655	8,178	3.205	0.467	74.9%	1,051	118	1,169	1,169	1,165
Total Gold	538,360	11,149	129,579	47,592	1.487	0.446	85.5%	5,246	540	5,786	5,671	5,812
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(1)All amounts are reported in thousands unless otherwise noted.
(2)Average Ore Grade reported in grams/tonne.
(3)The Company recognized amounts attributable to noncontrolling interest for Yanacocha during the periods prior to acquiring Buenaventura's 43.65% interest and Sumitomo Corporation's 5% interest in the first half of 2022. Refer to Note 1 of the Consolidated Financial Statement for further information.

	Production Costs per Ounce Sold (1)
Year Ended December 31, 2022	Direct Mining and Production Costs	By-Product Credits	Royalties and Production Taxes	Write-Downs and Inventory Change	Costs Applicable to Sales (2)(3)	Depreciation and Amortization	Reclamation and Remediation	Total Production Costs (4)	All-In Sustaining Costs per Ounce Sold (3)
CC&V	$1,141	$(9)	$80	$90	$1,302	$386	$28	$1,716	$1,697
Musselwhite	$1,109	$(3)	$35	$(6)	$1,135	$464	$13	$1,612	$1,531
Porcupine	$1,012	$(4)	$31	$(35)	$1,004	$369	$8	$1,381	$1,248
Éléonore	$1,183	$(1)	$40	$6	$1,228	$531	$7	$1,766	$1,599
Peñasquito	$728	$(5)	$31	$17	$771	$258	$8	$1,037	$968
Merian	$815	$(1)	$108	$(7)	$915	$199	$5	$1,119	$1,105
Cerro Negro	$1,031	$(106)	$84	$(2)	$1,007	$525	$9	$1,541	$1,262
Yanacocha	$1,170	$(12)	$56	$40	$1,254	$380	$24	$1,658	$1,477
Boddington	$757	$(12)	$46	$11	$802	$145	$10	$957	$921
Tanami	$647	$(2)	$45	$(15)	$675	$207	$3	$885	$960
Ahafo	$809	$(1)	$114	$68	$990	$292	$7	$1,289	$1,178
Akyem	$621	$(3)	$136	$50	$804	$340	$14	$1,158	$972
NGM	$1,002	$(49)	$54	$(18)	$989	$404	$8	$1,401	$1,220
Total Gold	$875	$(19)	$66	$11	$933	$322	$10	$1,265	$1,211
____________________________
(1)Production costs and All-In Sustaining Costs are not comparable due to differences in the items included in each of the measures. All-In Sustaining Costs is a non-GAAP financial measures. Refer to Non-GAAP Financial Measures within Part II, Item 7, MD&A.
(2)Costs applicable to sales per ounce is calculated as the sum of Direct mining and production costs, By-product credits, Royalties and production taxes, and Write-downs and inventory change.
(3)Costs applicable to sales per ounce and All-In Sustaining Costs per ounce are non-GAAP financial measures. Refer to Non-GAAP Financial Measures within Part II, Item 7, MD&A.
(4)Total production costs is calculated as the sum of Costs applicable to sales, Depreciation and amortization, and Reclamation and remediation.
(5)Per ounce measures may not recalculate due to rounding.

	Mining and Production Detail (1)
Year Ended December 31, 2021	Tonnes Mined		Tonnes Processed		Average Ore Grade (2)		Average Mill Recovery Rate	Ounces Produced				Ounces Sold
	Open Pit	Underground	Mill	Leach	Mill	Leach		Mill	Leach	Consolidated	Attributable	Consolidated
CC&V	33,889	—	1,436	17,607	1.638	0.455	40.1%	30	190	220	220	220
Musselwhite	—	934	923	—	5.337	—	96.1%	152	—	152	152	154
Porcupine	7,882	883	3,356	—	2.856	—	92.7%	287	—	287	287	287
Éléonore	—	1,581	1,588	—	5.306	—	91.3%	253	—	253	253	247
Peñasquito	176,622	—	35,730	—	0.798	—	81.4%	686	—	686	686	720
Merian (75%)	44,250	—	15,256	—	0.936	—	94.0%	437	—	437	328	434
Cerro Negro	—	885	890	—	10.152	—	93.2%	270	—	270	270	267
Yanacocha (51.35%) (3)	57,432	—	291	17,318	1.246	0.603	57.9%	8	256	264	135	263
Boddington	66,308	—	40,058	—	0.651	—	84.5%	696	—	696	696	685
Tanami	—	2,615	2,650	—	5.827	—	97.8%	485	—	485	485	488
Ahafo	33,732	1,533	10,119	—	1.601	—	90.9%	481	—	481	481	480
Akyem	26,197	—	7,959	—	1.687	—	89.4%	381	—	381	381	378
NGM	121,067	2,448	13,690	17,121	3.272	0.578	75.0%	1,083	189	1,272	1,272	1,274
Total Gold	567,379	10,879	133,946	52,046	1.444	0.545	85.3%	5,249	635	5,884	5,646	5,897
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(1)All amounts are reported in thousands unless otherwise noted.
(2)Average Ore Grade reported in grams/tonne.
(3)The Company recognized amounts attributable to noncontrolling interest for Yanacocha during the periods prior to acquiring Buenaventura's 43.65% interest and Sumitomo Corporation's 5% interest in the first half of 2022. Refer to Note 1 of the Consolidated Financial Statement for further information.

	Production Costs per Ounce Sold (1)(5)
Year Ended December 31, 2021	Direct Mining and Production Costs	By-Product Credits	Royalties and Production Taxes	Write-Downs and Inventory Change	Costs Applicable to Sales (2)(3)	Depreciation and Amortization	Reclamation and Remediation	Total Production Costs (4)	All-In Sustaining Costs per Ounce Sold (3)
CC&V	$1,029	$(11)	$62	$—	$1,080	$298	$18	$1,396	$1,338
Musselwhite	$976	$(3)	$33	$12	$1,018	$520	$9	$1,547	$1,335
Porcupine	$983	$(5)	$26	$(64)	$940	$319	$9	$1,268	$1,152
Éléonore	$929	$(1)	$41	$(9)	$960	$562	$4	$1,526	$1,256
Peñasquito	$507	$(4)	$34	$12	$549	$279	$5	$833	$702
Merian	$645	$(1)	$108	$(1)	$751	$225	$4	$980	$895
Cerro Negro	$949	$(103)	$82	$(16)	$912	$513	$10	$1,435	$1,247
Yanacocha	$1,054	$(222)	$61	$(8)	$885	$421	$107	$1,413	$1,355
Boddington	$866	$(16)	$46	$(9)	$887	$145	$11	$1,043	$1,083
Tanami	$516	$(2)	$46	$10	$570	$205	$3	$778	$855
Ahafo	$766	$(1)	$107	$12	$884	$298	$8	$1,190	$1,084
Akyem	$575	$(5)	$133	$(12)	$691	$318	$14	$1,023	$913
NGM	$819	$(62)	$47	$(49)	$755	$432	$6	$1,193	$918
Total Gold	$769	$(32)	$61	$(13)	$785	$336	$12	$1,133	$1,062
____________________________
(1)Production Costs and All-In Sustaining Costs are not comparable due to differences in the items included in each of the measures. All-In Sustaining Costs is a non-GAAP financial measures. Refer to Non-GAAP Financial Measures within Part II, Item 7, MD&A.
(2)Costs applicable to sales per ounce is calculated as the sum of Direct mining and production costs, By-product credits, Royalties and production taxes, and Write-downs and inventory change.
(3)Costs applicable to sales per ounce and All-In Sustaining Costs per ounce are non-GAAP financial measures. Refer to Non-GAAP Financial Measures within Part II, Item 7, MD&A.
(4)Total production costs is calculated as the sum of Costs applicable to sales, Depreciation and amortization, and Reclamation and remediation.
(5)Per ounce measures may not recalculate due to rounding.

	Mining and Production Detail (1)
Year Ended December 31, 2020	Tonnes Mined		Tonnes Processed		Average Ore Grade (2)		Average Mill Recovery Rate	Ounces Produced				Ounces Sold
	Open Pit	Underground	Mill	Leach	Mill	Leach		Mill	Leach	Consolidated	Attributable	Consolidated
CC&V	39,265	—	1,570	20,955	2.095	0.476	59.4%	55	217	272	272	270
Red Lake (3)	—	172	164	—	7.871	—	91.3%	38	—	38	38	42
Musselwhite	—	488	733	—	4.505	—	95.7%	100	—	100	100	97
Porcupine	8,824	826	3,524	—	3.000	—	92.5%	319	—	319	319	319
Éléonore	—	1,286	1,326	—	5.215	—	92.5%	202	—	202	202	208
Peñasquito	134,921	—	30,590	—	0.758	—	80.0%	526	—	526	526	512
Merian (75%)	46,332	—	15,204	—	0.985	—	93.7%	461	—	461	345	464
Cerro Negro	—	618	608	—	11.416	—	94.8%	216	—	216	216	231
Yanacocha (51.35%) (4)	51,678	30	4,069	15,701	1.144	0.354	65.7%	100	240	340	175	339
Boddington	89,941	—	40,457	—	0.609	—	86.1%	670	—	670	670	668
Tanami	—	2,731	2,679	—	5.854	—	98.1%	495	—	495	495	492
Ahafo	38,688	1,429	9,569	—	1.763	—	89.6%	480	—	480	480	476
Akyem	28,160	—	8,171	—	1.567	—	90.6%	371	—	371	371	377
NGM	137,220	2,419	14,868	12,435	3.189	0.576	74.9%	1,151	183	1,334	1,334	1,336
Total Gold	575,029	9,999	133,532	49,091	1.442	0.462	84.9%	5,184	640	5,824	5,543	5,831
____________________________
(1)All amounts are reported in thousands unless otherwise noted.
(2)Average Ore Grade reported in grams/tonne.
(3)The sale of the Red Lake complex to Evolution closed on March 31, 2020. Refer to Note 8 to the Consolidated Financial Statements for more information on asset sales.
(4)The Company recognized amounts attributable to noncontrolling interest for Yanacocha during the periods prior to acquiring Buenaventura's 43.65% interest and Sumitomo Corporation's 5% interest in the first half of 2022. Refer to Note 1 of the Consolidated Financial Statement for further information.

	Production Costs per Ounce Sold (1)(6)
Year Ended December 31, 2020	Direct Mining and Production Costs	By-Product Credits	Royalties and Production Taxes	Write-Downs and Inventory Change	Costs Applicable to Sales (2)(3)	Depreciation and Amortization	Reclamation and Remediation	Total Production Costs (4)	All-In Sustaining Costs per Ounce Sold (3)
CC&V	$853	$(12)	$76	$(6)	$911	$295	$15	$1,221	$1,125
Red Lake (5)	$998	$(1)	$—	$69	$1,066	$44	$13	$1,123	$1,182
Musselwhite	$1,065	$(2)	$29	$114	$1,206	$644	$19	$1,869	$1,838
Porcupine	$761	$(4)	$24	$(16)	$765	$341	$8	$1,114	$935
Éléonore	$828	$(1)	$40	$1	$868	$529	$6	$1,403	$1,248
Peñasquito	$533	$—	$34	$(7)	$560	$330	$9	$899	$806
Merian	$560	$(1)	$106	$40	$705	$219	$3	$927	$813
Cerro Negro	$730	$(106)	$73	$21	$718	$606	$11	$1,335	$1,147
Yanacocha	$949	$(82)	$55	$97	$1,019	$362	$91	$1,472	$1,414
Boddington	$860	$(13)	$46	$(27)	$866	$152	$12	$1,030	$1,094
Tanami	$478	$(1)	$45	$(11)	$511	$208	$3	$722	$745
Ahafo	$743	$(1)	$104	$(59)	$787	$304	$9	$1,100	$980
Akyem	$563	$(4)	$102	$(40)	$621	$318	$17	$956	$757
NGM	$800	$(44)	$31	$(30)	$757	$434	$6	$1,197	$920
Total Gold	$731	$(22)	$55	$(8)	$756	$343	$13	$1,112	$1,045
____________________________
(1)Production costs and All-In Sustaining Costs are not comparable due to differences in the items included in each of the measures. All-In Sustaining Costs is a non-GAAP financial measures. Refer to Non-GAAP Financial Measures within Part II, Item 7, MD&A.
(2)Costs applicable to sales per ounce is calculated as the sum of Direct mining and production costs, By-product credits, Royalties and production taxes, and Write-downs and inventory change.
(3)Costs applicable to sales per ounce and All-In Sustaining Costs per ounce are non-GAAP financial measures. Refer to Non-GAAP Financial Measures within Part II, Item 7, MD&A.
(4)Total production costs is calculated as the sum of Costs applicable to sales, Depreciation and amortization, and Reclamation and remediation.
(5)The sale of the Red Lake complex to Evolution closed on March 31, 2020. Refer to Note 8 to the Consolidated Financial Statements for more information on asset sales.
(6)Per ounce measures may not recalculate due to rounding.

The following tables detail operating statistics related to co-product metal production and sales:

	Year Ended December 31, 2022
	Copper (1)	Silver (2)	Lead (2)	Zinc (2)
	(pounds)	(ounces)	(pounds)	(pounds)
Tonnes milled (000 tonnes)	37,240	35,928	35,928	35,928
Average milled grade (tonnes/tonnes processed)/(grams/tonnes processed)	0.14%	32.27	0.27%	0.70%
Average mill recovery rate	81.5%	86.8%	74.7%	81.3%
Consolidated pounds (millions)/ounces (thousands) produced	84	29,667	149	377
Consolidated pounds (millions)/ounces (thousands) sold	85	29,743	147	373

	Year Ended December 31, 2021
	Copper (1)	Silver (2)	Lead (2)	Zinc (2)
	(pounds)	(ounces)	(pounds)	(pounds)
Tonnes milled (000 tonnes)	40,058	35,730	35,730	35,730
Average milled grade (tonnes/tonnes processed)/(grams/tonnes processed)	0.11%	32.42	0.29%	0.77%
Average mill recovery rate	80.7%	91.9%	82.3%	84.0%
Consolidated pounds (millions)/ounces (thousands) produced	71	31,375	177	435
Consolidated pounds (millions)/ounces (thousands) sold	69	32,237	173	433

	Year ended December 31, 2020
	Copper (1)	Silver (2)	Lead (2)	Zinc (2)
	(pounds)	(ounces)	(pounds)	(pounds)
Tonnes milled (000 tonnes)	40,457	30,590	30,590	30,590
Average milled grade (tonnes/tonnes processed)/(grams/tonnes processed)	0.08%	34.57	0.35%	0.80%
Average mill recovery rate	80.2%	90.8%	80.1%	84.1%
Consolidated pounds (millions)/ounces (thousands) produced	56	27,801	179	381
Consolidated pounds (millions)/ounces (thousands) sold	56	28,596	185	407
____________________________
(1)All of our copper co-product production came from the Boddington Mine.
(2)All of our silver, lead and zinc co-product production came from the Peñasquito Mine.
The following tables detail operating statistics related to co-product metal production costs per gold equivalent ounce (“GEO”) sold. Gold equivalent ounces are calculated as pounds or ounces produced multiplied by the ratio of the other metals’ price to the gold price, using the metal prices in the table below:

	Gold	Copper	Silver	Lead	Zinc
	(ounce)	(pound)	(ounce)	(pound)	(pound)
2022 GEO Price	$1,200	$3.25	$23.00	$0.95	$1.15
2021 GEO Price	$1,200	$2.75	$22.00	$0.90	$1.05
2020 GEO Price	$1,200	$2.75	$16.00	$0.95	$1.20

	Year Ended December 31, 2022
	Peñasquito	Boddington	Total / Weighted-Average
Production costs per GEO sold: (1)
Costs applicable to sales (2)	$828	$782	$819
Depreciation and amortization	267	145	245
Reclamation and remediation	8	9	9
Total production costs per GEO sold (3)	$1,103	$936	$1,073

All-in sustaining costs per GEO sold (2)	$1,112	$894	$1,114

	Year Ended December 31, 2021
	Peñasquito	Boddington	Total / Weighted-Average
Production costs per GEO sold: (1)
Costs applicable to sales (2)	$603	$902	$640
Depreciation and amortization	291	147	273
Reclamation and remediation	5	11	6
Total production costs per GEO sold (3)	$899	$1,060	$919

All-in sustaining costs per GEO sold (2)	$824	$1,098	$900

	Year Ended Year ended December 31, 2020
	Peñasquito	Boddington	Total / Weighted-Average
Production costs per GEO sold: (1)
Costs applicable to sales (2)	$535	$837	$571
Depreciation and amortization	302	152	284
Reclamation and remediation	8	11	9
Total production costs per GEO sold (3)	$845	$1,000	$864

All-in sustaining costs per GEO sold (2)	$828	$1,080	$858
____________________________
(1)Production costs and All-In Sustaining Costs are not comparable due to differences in the items included in each of the measures. All-In Sustaining Costs is a non-GAAP financial measures. Refer to Non-GAAP Financial Measures within Part II, Item 7, MD&A.
(2)Costs applicable to sales per GEO and All-In Sustaining Costs per GEO are non-GAAP financial measures. Refer to Non-GAAP Financial Measures within Part II, Item 7, MD&A.
(3)May not recalculate due to rounding.
Proven and Probable Reserves
All of our reserves are located on land (i) we own or control, or (ii) that is owned or controlled by business entities established with our joint venture partners, in which the Company owns its pro-rata share of the capital stock, membership units, or interests. The risks that could affect title to our property are included in Part I, Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023.
A “mineral reserve” is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. The term “economically viable,” as used in the definition of reserve, means that the qualified person has analytically determined that extraction of the mineral reserve is economically viable under reasonable investment and market assumptions.
The term “proven reserves” means the economically mineable part of a measured mineral resource and can only result from conversion of a measured mineral resource. The term “probable reserves” means reserves for which quantity and grade are computed from information similar to that used for proven reserves, but the sites for sampling are farther apart or are otherwise less closely spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation. Proven and probable reserves include gold, copper, silver, lead, zinc or molybdenum attributable to Newmont’s ownership or economic interest.
Proven and probable reserves are based on extensive drilling, sampling, mine modeling and metallurgical testing from which we determined economic feasibility. The reference point for mineral reserves is the point of delivery to the process plant. Metal price assumptions, adjusted for our exchange rate assumption, are based on considering such factors as market forecasts, industry consensus and management estimates. The price sensitivity of reserves depends upon several factors including grade, metallurgical recovery, operating cost, waste-to-ore ratio and ore type. Metallurgical recovery rates vary depending on the metallurgical properties of each deposit and the production process used. The reserve tables below list the average metallurgical recovery rate for each deposit, which takes into account the relevant processing methods. The cut-off grade, or lowest grade of mineralization considered economic to process, varies between deposits depending upon prevailing economic conditions, mineability of the deposit, by-products, amenability of the ore to gold, copper, silver, lead, zinc or molybdenum extraction and type of milling or leaching facilities available. Reserve estimates may have non-material differences in comparison to our joint venture partners due to differences in classification and rounding methodology.
The proven and probable reserve figures presented herein are estimates based on information available at the time of calculation. No assurance can be given that the indicated levels of recovery of gold, copper, silver, lead, zinc and molybdenum will be realized. Ounces of gold or silver or pounds of copper, lead, zinc or molybdenum included in the proven and probable reserves are those contained prior to losses during metallurgical treatment. Reserve estimates may require revision based on actual production. Market fluctuations in the price of gold, copper, silver, lead, zinc and molybdenum, as well as increased production costs or reduced metallurgical recovery rates, could render certain proven and probable reserves containing higher cost reserves uneconomic to exploit and might result in a reduction of reserves.
We had attributable proven and probable gold reserves of 96.1 million ounces at December 31, 2022. In the fourth quarter of 2022, the Company raised the reserves gold pricing assumption from $1,200 in 2021 to $1,400. The increase in reserves gold pricing assumption is based on the Company’s assessment of multiple factors, including historical gold pricing trends, consensus price forecasts, impacts of inflation and resulting high-interest rate environment, the ongoing impacts of the COVID-19 pandemic, and the Russian invasion of Ukraine. These volatile market conditions have created a high degree of uncertainty in the global markets, which have historically positively impacted gold prices. We estimate our 2022 reserves would increase by 3% (3.3 million ounces), or decline by 7% (7.2 million ounces), if estimated at a $1,500 and $1,300 per ounce gold price, respectively, with all other assumptions remaining constant.
We publish reserves annually, and will recalculate reserves at December 31, 2023, taking into account metal prices, changes, if any, to future production and capital costs, divestments and depletion as well as any acquisitions and additions during 2023.
The Company has internal controls for reviewing and documenting the information supporting the mineral reserve and mineral resource estimates, describing the methods used, and ensuring the validity of the estimates. These internal control processes were not materially impacted by the adoption of S-K 1300 in 2021. Information that is utilized to compile mineral reserves and resources is prepared and certified by appropriately qualified persons at the mine site level and is subject to our internal review process which includes review by the Newmont-designated site and the Qualified Person (“QP”) based in our corporate office in Denver, Colorado. Additionally, all material sites are audited every other year and the non-material sites on a three-year cycle by subject matter experts for compliance to internal standards and guidelines as well as regulatory requirements. The QP presents the mineral reserve and mineral resource information to the Audit Committee and the Disclosure Committee on an annual basis for further review.
The following tables detail gold proven and probable reserves reflecting only those reserves attributable to Newmont’s ownership or economic interest at December 31, 2022 and 2021.

Gold Reserves at December 31, 2022 (1)
		Proven Reserves			Probable Reserves			Proven and Probable Reserves
Deposits/Districts	Newmont Share	Tonnage (2) (000 tonnes)	Grade (g/tonne)	Ounces (3) (000)	Tonnage (2) (000 tonnes)	Grade (g/tonne)	Ounces (3) (000)	Tonnage (2) (000 tonnes)	Grade (g/tonne)	Ounces (3) (000)	Metallurgical Recovery (3)
CC&V Open Pits	100%	49,300	0.39	620	12,000	0.31	120	61,400	0.37	740	57%
CC&V Leach Pads (4)(5)	100%	—	—	—	32,600	0.78	820	32,600	0.78	820	56%
Total CC&V, Colorado		49,300	0.39	620	44,600	0.66	940	94,000	0.52	1,560	56%
Musselwhite, Canada (6)	100%	3,400	5.48	590	7,000	5.89	1,320	10,400	5.76	1,920	96%
Porcupine Underground (7)	100%	1,800	8.50	500	700	8.47	190	2,500	8.49	690	92%
Porcupine Open Pit (8)	100%	2,600	1.60	130	31,900	1.44	1,480	34,500	1.46	1,610	93%
Total Porcupine, Canada		4,400	4.44	630	32,600	1.59	1,670	37,000	1.93	2,300	93%
Éléonore, Canada (9)	100%	1,900	5.11	310	7,400	5.25	1,260	9,400	5.22	1,570	92%
Peñasquito, Mexico (10)	100%	104,500	0.58	1,960	212,000	0.51	3,450	316,500	0.53	5,410	69%
Yanacocha Open Pits (11)	100%	27,500	0.71	630	119,000	0.72	2,750	146,500	0.72	3,380	57%
Yanacocha Underground (12)	100%	—	—	—	12,300	6.06	2,400	12,300	6.06	2,400	97%
Total Yanacocha, Peru (13)		27,500	0.71	630	131,300	1.22	5,140	158,800	1.13	5,780	73%
Merian, Suriname (14)	75%	31,000	1.16	1,150	73,800	1.16	2,750	104,800	1.16	3,900	93%
Cerro Negro, Argentina (15)	100%	1,600	9.46	500	7,800	10.13	2,530	9,400	10.02	3,030	95%
Pueblo Viejo Open Pits	40%	23,500	2.29	1,730	55,000	2.15	3,800	78,500	2.19	5,530	90%
Pueblo Viejo Stockpiles (16)	40%	—	—	—	38,200	2.17	2,670	38,200	2.17	2,670	90%
Total Pueblo Viejo, Dominican Republic (17)(18)		23,500	2.29	1,730	93,100	2.16	6,470	116,600	2.19	8,200	90%
NuevaUnión, Chile (19)(28)	50%	—	—	—	341,100	0.47	5,110	341,100	0.47	5,110	66%
Norte Abierto, Chile (20)(28)	50%	—	—	—	598,800	0.60	11,620	598,800	0.60	11,620	74%
Boddington Open Pit	100%	237,400	0.68	5,190	209,300	0.64	4,300	446,700	0.66	9,490	85%
Boddington Stockpiles (16)	100%	2,000	0.71	50	76,200	0.43	1,040	78,300	0.43	1,090	80%
Total Boddington, Western Australia (21)		239,400	0.68	5,240	285,500	0.58	5,350	524,900	0.63	10,580	84%
Tanami, Northern Territory (22)	100%	11,300	5.05	1,840	21,600	5.49	3,820	33,000	5.34	5,660	98%
Ahafo South Open Pits (23)	100%	9,000	2.42	700	38,600	1.67	2,070	47,600	1.81	2,770	90%
Ahafo South Underground (24)	100%	9,300	3.68	1,100	13,300	2.62	1,130	22,600	3.06	2,230	94%
Ahafo South Stockpiles (16)	100%	22,100	0.91	640	—	—	—	22,100	0.91	640	90%
Total Ahafo South, Ghana		40,400	1.89	2,450	51,900	1.92	3,200	92,300	1.90	5,650	92%
Ahafo North, Ghana (25)	100%	—	—	—	50,100	2.37	3,820	50,100	2.37	3,820	91%
Akyem Open Pit (26)	100%	14,300	1.56	720	8,000	1.82	470	22,300	1.66	1,190	91%
Akyem Stockpiles (16)	100%	11,900	0.71	270	—	—	—	11,900	0.71	270	92%
Total Akyem, Ghana		26,200	1.18	990	8,000	1.82	470	34,200	1.33	1,460	91%
NGM Open Pits	38.5%	8,300	1.73	460	151,100	0.96	4,650	159,400	1.00	5,110	76%
NGM Stockpiles (16)	38.5%	10,100	2.05	670	15,000	2.51	1,210	25,100	2.32	1,880	79%
NGM Underground	38.5%	13,700	9.72	4,290	27,500	8.26	7,320	41,300	8.75	11,610	88%
Total NGM, Nevada (27)		32,100	5.24	5,410	193,700	2.12	13,180	225,800	2.56	18,590	84%
Total Gold		596,700	1.25	24,050	2,160,400	1.04	72,100	2,757,100	1.09	96,140	83%

Gold Reserves at December 31, 2021 (1)
		Proven Reserves			Probable Reserves			Proven and Probable Reserves
Deposits/Districts	Newmont Share	Tonnage (2) (000 tonnes)	Grade (g/tonne)	Ounces (3) (000)	Tonnage (2) (000 tonnes)	Grade (g/tonne)	Ounces (3) (000)	Tonnage (2) (000 tonnes)	Grade (g/tonne)	Ounces (3) (000)	Metallurgical Recovery (3)
CC&V Open Pits	100%	70,700	0.44	1,000	15,400	0.37	180	86,100	0.43	1,180	60%
CC&V Leach Pads (5)	100%	—	—	—	31,200	0.81	810	31,200	0.81	810	57%
Total CC&V, Colorado		70,700	0.44	1,000	46,600	0.66	990	117,300	0.53	1,990	59%
Musselwhite, Canada	100%	2,800	5.07	460	6,700	6.07	1,310	9,500	5.77	1,770	96%
Porcupine Underground	100%	2,300	7.24	530	900	7.97	240	3,200	7.46	770	92%
Porcupine Open Pit	100%	5,900	1.60	310	33,700	1.41	1,520	39,600	1.44	1,830	94%
Total Porcupine, Canada		8,200	3.19	840	34,600	1.58	1,760	42,800	1.89	2,600	93%
Éléonore, Canada	100%	2,200	5.03	350	9,000	5.06	1,470	11,200	5.05	1,820	91%
Peñasquito, Mexico (17)	100%	115,000	0.61	2,250	247,000	0.51	4,080	362,000	0.54	6,330	69%
Yanacocha Open Pits	51.35%	16,500	0.66	350	68,200	0.68	1,490	84,700	0.68	1,840	57%
Yanacocha Underground	51.35%	—	—	—	7,000	6.20	1,390	7,000	6.20	1,390	97%
Total Yanacocha, Peru		16,500	0.66	350	75,200	1.19	2,880	91,700	1.10	3,230	74%
Merian, Suriname	75%	47,100	1.36	2,050	54,500	1.11	1,950	101,600	1.22	4,000	93%
Cerro Negro, Argentina	100%	1,800	8.93	500	7,200	8.88	2,060	9,000	8.89	2,560	94%
Pueblo Viejo Open Pits	40%	5,000	2.20	350	8,200	2.33	620	13,200	2.28	970	89%
Pueblo Viejo Stockpiles (16)	40%	—	—	—	37,400	2.20	2,640	37,400	2.20	2,640	89%
Total Pueblo Viejo, Dominican Republic (18)		5,000	2.20	350	45,600	2.22	3,260	50,600	2.22	3,610	89%
NuevaUnión, Chile (19)(28)	50%	—	—	—	341,100	0.47	5,110	341,100	0.47	5,110	66%
Norte Abierto, Chile (20)(28)	50%	—	—	—	598,800	0.60	11,620	598,800	0.60	11,620	74%
Boddington Open Pit	100%	237,400	0.70	5,360	239,100	0.66	5,080	476,500	0.68	10,440	86%
Boddington Stockpiles (16)	100%	2,700	0.68	60	79,100	0.43	1,090	81,800	0.44	1,150	79%
Total Boddington, Western Australia (17)		240,100	0.70	5,420	318,200	0.60	6,170	558,300	0.65	11,590	85%
Tanami, Northern Territory	100%	12,700	4.97	2,040	22,100	5.25	3,740	34,800	5.15	5,780	98%
Ahafo South Open Pits	100%	11,800	2.35	890	39,700	1.67	2,140	51,500	1.83	3,030	95%
Ahafo South Underground	100%	9,400	3.76	1,140	12,700	2.68	1,100	22,100	3.14	2,240	94%
Ahafo South Stockpiles (16)	100%	28,300	0.92	830	—	—	—	28,300	0.92	830	89%
Total Ahafo South, Ghana (17)		49,500	1.80	2,860	52,400	1.92	3,240	101,900	1.86	6,100	94%
Ahafo North, Ghana	100%	—	—	—	46,300	2.40	3,570	46,300	2.40	3,570	91%
Akyem Open Pit	100%	15,800	1.61	810	10,900	1.89	660	26,700	1.72	1,470	92%
Akyem Stockpiles (16)	100%	13,900	0.78	350	—	—	—	13,900	0.78	350	91%
Total Akyem, Ghana		29,700	1.22	1,160	10,900	1.89	660	40,600	1.40	1,820	91%
NGM Open Pits	38.5%	10,000	1.86	600	119,500	1.21	4,650	129,500	1.26	5,250	70%
NGM Stockpiles (16)	38.5%	14,300	2.03	940	14,900	2.62	1,250	29,200	2.33	2,190	68%
NGM Underground	38.5%	13,600	9.95	4,340	28,000	8.39	7,560	41,600	8.90	11,900	88%
Total NGM, Nevada (17)(27)		37,900	4.82	5,880	162,400	2.58	13,460	200,300	3.00	19,340	81%
Total Gold		639,200	1.24	25,510	2,078,600	1.01	67,330	2,717,800	1.06	92,840	81%
____________________________
(1)Gold reserves, at sites in which Newmont is the operator for 2022 and 2021 were estimated at a gold price of $1,400 and $1,200 per ounce, respectively, unless otherwise noted. Reserves provided by other operators may use pricing that differs. Amounts presented may not recalculate in total due to rounding.
(2)Tonnages include allowances for losses resulting from mining methods. Tonnages are rounded to the nearest 100,000.
(3)Ounces are estimates of metal contained in ore tonnages and do not include allowances for processing losses. Metallurgical recovery rates represent the estimated amount of metal to be recovered through metallurgical extraction processes. Ounces may not recalculate as they are rounded to the nearest 10,000.
(4)Cut-off grades utilized in 2022 reserves were as follows: leach material not less than 0.10 gram per tonne.
(5)Leach pad material is the material on leach pads at the end of the year from which gold remains to be recovered. In-process reserves are reported separately where ounces exceed 100,000 and are greater than 5% of the total site-reported reserves.
(6)Cut-off grade utilized in 2022 reserves not less than 3.10 gram per tonne.
(7)Cut-off grade utilized in 2022 reserves not less than 5.00 gram per tonne.
(8)Cut-off grade utilized in 2022 reserves not less than 0.51 gram per tonne.
(9)Cut-off grade utilized in 2022 reserves not less than 4.00 gram per tonne.
(10)Gold cut-off grade varies with level of silver, lead and zinc credits.

(11)Gold cut-off grades utilized in 2022 reserves were as follows: oxide leach material not less than 0.12 gram per tonne and refractory mill material not less than 1.26 gram per tonne.
(12)Gold cut-off grades utilized in 2022 were as follows: oxide mill material not less than 2.63 gram per tonne and refractory mill material varies with level of copper and silver credits.
(13)In 2022, the Company increased its ownership interest in Yanacocha to 100% by acquiring Buenaventura’s 43.65% noncontrolling interest and Sumitomo's 5% noncontrolling interest. Refer to Note 1 to the Consolidated Financial Statements for further information.
(14)Cut-off grade utilized in 2022 reserves not less than 0.31 gram per tonne.
(15)Cut-off grade utilized in 2022 reserves not less than 4.30 gram per tonne.
(16)Stockpiles are comprised primarily of material that has been set aside to allow processing of higher grade material in the mills. Stockpiles increase or decrease depending on current mine plans. Stockpile reserves are reported separately where ounces exceed 100,000 and are greater than 5% of the total site-reported reserves.
(17)Amounts presented herein have been rounded to the nearest 10,000 for ounces and 100,000 for tonnes and therefore may not agree to the respective Technical Report Summaries provided for certain properties as provided under exhibit 96.
(18)The Pueblo Viejo mine, which is 40% owned by Newmont, is accounted for as an equity method investment. Reserve estimates provided by Barrick, the operator of Pueblo Viejo.
(19)Project is currently undeveloped. Reserve estimates provided by the NuevaUnión joint venture.
(20)Project is currently undeveloped. Reserve estimates provided by the Norte Abierto joint venture.
(21)Gold cut-off grade varies with level of copper credits.
(22)Cut-off grade utilized in 2022 reserves not less than 2.30 gram per tonne.
(23)Cut-off grade utilized in 2022 reserves not less than 0.60 gram per tonne.
(24)Cut-off grade utilized in 2022 reserves not less than 1.60 gram per tonne.
(25)Cut-off grade utilized in 2022 reserves not less than 0.56 gram per tonne.
(26)Cut-off grade utilized in 2022 reserves not less than 0.52 gram per tonne.
(27)Reserve estimates provided by Barrick, the operator of the NGM joint venture.
(28)Currently included in Corporate and Other in Note 3 of the Consolidated Financial Statements.

The following tables detail copper proven and probable reserves reflecting only those reserves attributable to Newmont’s ownership or economic interest at December 31, 2022 and 2021:

Copper Reserves at December 31, 2022 (1)
		Proven Reserves			Probable Reserves			Proven and Probable Reserves
Deposits/Districts	Newmont Share	Tonnage (2) (000 tonnes)	Grade (Cu %)	Pounds (3) (millions)	Tonnage (2) (000 tonnes)	Grade (Cu %)	Pounds (3) (millions)	Tonnage (2) (000 tonnes)	Grade (Cu %)	Pounds (3) (millions)	Metallurgical Recovery (3)
Yanacocha Open Pits and Underground, Peru (4)(11)	100%	—	—%	—	111,100	0.63%	1,530	111,100	0.63%	1,530	83%
NuevaUnión, Chile (5)(6)	50%	—	—%	—	1,118,000	0.40%	9,800	1,118,000	0.40%	9,800	88%
Norte Abierto, Chile (6)(7)	50%	—	—%	—	598,800	0.22%	2,890	598,800	0.22%	2,890	87%
Boddington Open Pit, Western Australia (8)	100%	237,400	0.10%	510	209,300	0.11%	500	446,700	0.10%	1,010	82%
Boddington Stockpiles, Western Australia (9)	100%	2,000	0.13%	10	76,200	0.09%	150	78,300	0.09%	150	74%
NGM, Nevada (10)	38.5%	7,000	0.16%	30	81,700	0.16%	300	88,700	0.16%	320	65%
Total Copper		246,400	0.10%	540	2,195,200	0.31%	15,160	2,441,500	0.29%	15,710	86%

Copper Reserves at December 31, 2021 (1)
		Proven Reserves			Probable Reserves			Proven and Probable Reserves
Deposits/Districts	Newmont Share	Tonnage (2) (000 tonnes)	Grade (Cu %)	Pounds (3) (millions)	Tonnage (2) (000 tonnes)	Grade (Cu %)	Pounds (3) (millions)	Tonnage (2) (000 tonnes)	Grade (Cu %)	Pounds (3) (millions)	Metallurgical Recovery (3)
Yanacocha Open Pits and Underground, Peru	51.35%	—	—%	—	57,700	0.61%	780	57,700	0.61%	780	84%
NuevaUnión, Chile (5)(6)	50%	—	—%	—	1,118,000	0.40%	9,800	1,118,000	0.40%	9,800	88%
Norte Abierto, Chile (6)(7)	50%	—	—%	—	598,800	0.22%	2,890	598,800	0.22%	2,890	87%
Boddington Open Pit, Western Australia (12)	100%	237,400	0.10%	540	239,100	0.11%	590	476,500	0.11%	1,130	82%
Boddington Stockpiles, Western Australia (9)(12)	100%	2,600	0.09%	10	79,100	0.09%	150	81,700	0.09%	160	77%
NGM, Nevada (10)(12)	38.5%	6,900	0.17%	30	80,200	0.17%	300	87,100	0.17%	330	65%
Total Copper		246,900	0.11%	580	2,172,900	0.30%	14,510	2,419,800	0.28%	15,090	87%
____________________________
(1)Copper reserves, at sites in which Newmont is the operator, for 2022 and 2021 were estimated at a copper price of $3.50 and $2.75 per pound, respectively. Reserves provided by other operators may use pricing that differs. Amounts presented may not recalculate in total due to rounding.

(2)Tonnages include allowances for losses resulting from mining methods. Tonnages are rounded to nearest 100,000.
(3)Pounds are estimates of metal contained in ore tonnages and do not include allowances for processing losses. Metallurgical recovery rates represent the estimated amount of metal to be recovered through metallurgical extraction processes. Pounds may not recalculate as they are rounded to the nearest 10 million.
(4)Reserve estimates relate to the undeveloped Yanacocha Sulfides project. Copper cut-off grade varies with level of gold and silver credits.
(5)Project is currently undeveloped. Reserve estimates provided by the NuevaUnión joint venture.
(6)Currently included in Corporate and Other in Note 3 of the Consolidated Financial Statements.
(7)Project is currently undeveloped. Reserve estimates provided by the Norte Abierto joint venture.
(8)Copper cut-off grade varies with level of gold credits.
(9)Stockpiles are comprised primarily of material that has been set aside to allow processing of higher grade material in the mills. Stockpiles increase or decrease depending on current mine plans. Stockpiles are reported separately where pounds exceed 100 million and are greater than 5% of the total site reported reserves.
(10)Reserve estimates provided by Barrick, the operator of the NGM joint venture.
(11)In 2022, the Company increased its ownership interest in Yanacocha to 100% by acquiring Buenaventura’s 43.65% noncontrolling interest and Sumitomo's 5% noncontrolling interest. Refer to Note 1 to the Consolidated Financial Statements for further information.
(12)Amounts presented herein have been rounded to the nearest 10 million for pounds and 100,000 for tonnes and therefore may not agree to the respective Technical Report Summaries provided for certain properties as provided under exhibit 96.
The following tables detail silver proven and probable reserves reflecting only those reserves attributable to Newmont’s ownership or economic interest at December 31, 2022 and 2021:

Silver Reserves at December 31, 2022 (1)
		Proven Reserves			Probable Reserves			Proven and Probable Reserves
Deposits/Districts	Newmont Share	Tonnage (2) (000 tonnes)	Grade (g/tonne)	Ounces (3) (000)	Tonnage (2) (000 tonnes)	Grade (g/tonne)	Ounces (3) (000)	Tonnage (2) (000 tonnes)	Grade (g/tonne)	Ounces (3) (000)	Metallurgical Recovery (3)
Peñasquito Open Pits, Mexico (4)	100%	103,900	38.00	126,990	184,500	33.04	196,020	288,500	34.82	323,000	86%
Peñasquito Stockpiles, Mexico (5)	100%	500	37.88	660	27,500	25.33	22,390	28,000	25.57	23,050	86%
Yanacocha Open Pits and Underground, Peru (6)	100%	—	—	—	93,400	19.90	59,760	93,400	19.90	59,760	54%
Yanacocha Stockpiles and Leach Pads, Peru (5)(7)	100%	2,800	31.48	2,820	93,600	8.04	24,190	96,400	8.71	27,010	13%
Total Yanacocha, Peru (14)		2,800	31.48	2,820	187,000	13.96	83,950	189,800	14.22	86,770	41%
Cerro Negro, Argentina (8)	100%	1,600	74.72	3,940	7,800	62.31	15,550	9,400	64.47	19,490	75%
Pueblo Viejo, Dominican Republic, Open Pits (9)	40%	23,500	12.94	9,780	55,000	12.84	22,680	78,500	12.87	32,460	65%
Pueblo Viejo, Dominican Republic, Stockpiles (5)(9)	40%	—	—	—	38,200	15.10	18,520	38,200	15.10	18,520	65%
Total Pueblo Viejo, Dominican Republic (15)		23,500	12.94	9,780	93,100	13.76	41,200	116,600	13.60	50,980	65%
NuevaUnión, Chile (10)(11)	50%	—	—	—	1,118,000	1.31	47,170	1,118,000	1.31	47,170	66%
Norte Abierto, Chile (11)(12)	50%	—	—	—	598,800	1.52	29,340	598,800	1.52	29,340	74%
NGM, Nevada (13)	38.5%	5,300	7.46	1,280	60,100	6.24	12,060	65,500	6.34	13,340	38%
Total Silver		137,800	32.84	145,460	2,276,900	6.12	447,680	2,414,600	7.64	593,140	74%

Silver Reserves at December 31, 2021 (1)
		Proven Reserves			Probable Reserves			Proven and Probable Reserves
Deposits/Districts	Newmont Share	Tonnage (2) (000 tonnes)	Grade (g/tonne)	Ounces (3) (000)	Tonnage (2) (000 tonnes)	Grade (g/tonne)	Ounces (3) (000)	Tonnage (2) (000 tonnes)	Grade (g/tonne)	Ounces (3) (000)	Metallurgical Recovery (3)
Peñasquito Open Pits, Mexico (15)	100%	107,200	38.79	133,650	219,100	32.75	230,760	326,300	34.73	364,410	87%
Peñasquito Stockpiles, Mexico (5)(15)	100%	7,800	31.10	7,810	27,900	24.15	21,670	35,700	25.67	29,480	87%
Yanacocha Open Pits and Underground, Peru	51.35%	1,200	7.57	280	48,900	19.08	30,000	50,100	18.80	30,280	55%
Yanacocha Stockpiles and Leach Pads, Peru (5)(7)	51.35%	1,400	31.48	1,450	47,300	8.16	12,400	48,700	8.85	13,850	12%
Total Yanacocha, Peru		2,600	20.81	1,730	96,200	13.85	42,400	98,800	13.85	44,130	42%
Cerro Negro, Argentina	100%	1,700	71.26	4,010	7,200	54.16	12,540	8,900	57.51	16,550	76%
Pueblo Viejo, Dominican Republic, Open Pits (9)	40%	5,000	11.18	1,790	8,200	11.94	3,160	13,200	11.65	4,950	75%
Pueblo Viejo, Dominican Republic, Stockpiles (5)(9)	40%	—	—	—	37,400	15.49	18,630	37,400	15.49	18,630	78%
Total Pueblo Viejo, Dominican Republic (9)		5,000	11.18	1,790	45,600	14.85	21,790	50,600	14.49	23,580	77%
NuevaUnión, Chile (10)(11)	50%	—	—	—	1,118,000	1.31	47,170	1,118,000	1.31	47,170	66%
Norte Abierto, Chile (11)(12)	50%	—	—	—	598,800	1.52	29,340	598,800	1.52	29,340	74%
NGM, Nevada (13)(15)	38.5%	5,200	7.40	1,230	60,000	6.35	12,250	65,200	6.43	13,480	38%
Total Silver		129,500	36.08	150,220	2,172,800	5.98	417,920	2,302,300	7.68	568,140	74%
____________________________
(1)Silver reserves, at sites in which Newmont is the operator, for 2022 and 2021 were estimated at a silver price of $20 per ounce. Reserves provided by other operators may use pricing that differs. Amounts presented may not recalculate in total due to rounding.
(2)Tonnages include allowances for losses resulting from mining methods. Tonnages are rounded to nearest 100,000.
(3)Ounces are estimates of metal contained in ore tonnages and do not include allowances for processing losses. Metallurgical recovery rates represent the estimated amount of metal to be recovered through metallurgical extraction processes. Ounces may not recalculate as they are rounded to the nearest 10,000.
(4)Silver cut-off grade varies with gold, lead and zinc credits.
(5)Stockpiles are comprised primarily of material that has been set aside to allow processing of higher grade material in the mills. Stockpiles increase or decrease depending on current mine plans. Stockpile reserves are reported separately where ounces exceed 100,000 and are greater than 5% of the total site-reported reserves.
(6)Silver cut-off grade varies with gold and copper credits.
(7)Leach pad material is the material on leach pads at the end of the year from which silver remains to be recovered. In-process reserves are reported separately where ounces exceed 100,000 and are greater than 5% of the total site-reported reserves.
(8)Silver cut-off grade varies with gold credits.
(9)The Pueblo Viejo mine, which is 40% owned by Newmont, is accounted for as an equity method investment. Reserve estimates provided by Barrick, the operator of Pueblo Viejo.
(10)Project is currently undeveloped. Reserve estimates provided by the NuevaUnión joint venture.
(11)Currently included in Corporate and Other in Note 3 of the Consolidated Financial Statements.
(12)Project is currently undeveloped. Reserve estimates provided by the Norte Abierto joint venture.
(13)Reserve estimates provided by Barrick, the operator of the NGM joint venture.
(14)In 2022, the Company increased its ownership interest in Yanacocha to 100% by acquiring Buenaventura’s 43.65% noncontrolling interest and Sumitomo's 5% noncontrolling interest. Refer to Note 1 to the Consolidated Financial Statements for further information.
(15)Amounts presented herein have been rounded to the nearest 10,000 for ounces and 100,000 for tonnes and therefore may not agree to the respective Technical Report Summaries provided for certain properties as provided under exhibit 96.
The following tables detail lead proven and probable reserves reflecting only those reserves attributable to Newmont’s ownership or economic interest at December 31, 2022 and 2021:

Lead Reserves at December 31, 2022 (1)
		Proven Reserves			Probable Reserves			Proven and Probable Reserves
Deposits/Districts	Newmont Share	Tonnage (2) (000 tonnes)	Grade (Pb %)	Pounds (3) (millions)	Tonnage (2) (000 tonnes)	Grade (Pb %)	Pounds (3) (millions)	Tonnage (2) (000 tonnes)	Grade (Pb %)	Pounds (3) (millions)	Metallurgical Recovery (3)
Peñasquito Open Pits, Mexico (4)	100%	103,900	0.36%	830	184,500	0.31%	1,270	288,500	0.33%	2,090	72%
Peñasquito Stockpiles, Mexico (5)	100%	500	0.16%	—	27,500	0.33%	200	28,000	0.33%	200	72%
Total Lead		104,500	0.36%	830	212,000	0.31%	1,470	316,500	0.33%	2,300	72%

Lead Reserves at December 31, 2021 (1)(6)
		Proven Reserves			Probable Reserves			Proven and Probable Reserves
Deposits/Districts	Newmont Share	Tonnage (2) (000 tonnes)	Grade (Pb %)	Pounds (3) (millions)	Tonnage (2) (000 tonnes)	Grade (Pb %)	Pounds (3) (millions)	Tonnage (2) (000 tonnes)	Grade (Pb %)	Pounds (3) (millions)	Metallurgical Recovery (3)
Peñasquito Open Pits, Mexico	100%	107,200	0.37%	880	219,100	0.3%	1,440	326,300	0.32%	2,320	73%
Peñasquito Stockpiles, Mexico (5)	100%	7,800	0.34%	60	27,900	0.32%	200	35,700	0.33%	260	73%
Total Lead		115,000	0.37%	940	247,000	0.3%	1,640	362,000	0.32%	2,580	73%
____________________________
(1)Lead reserves for 2022 and 2021 were estimated at a lead price of $1.00 and $0.90 per pound, respectively. Amounts presented may not recalculate in total due to rounding.
(2)Tonnages include allowances for losses resulting from mining methods. Tonnages are rounded to nearest 100,000.
(3)Pounds are estimates of metal contained in ore tonnages and do not include allowances for processing losses. Metallurgical recovery rates represent the estimated amount of metal to be recovered through metallurgical extraction processes. Pounds may not recalculate as they are rounded to the nearest 10 million.
(4)Lead cut-off grade varies with level of gold, silver and zinc credits.
(5)Stockpiles are comprised primarily of material that has been set aside to allow processing of higher grade material in the mills. Stockpiles increase or decrease depending on current mine plans. Stockpile reserves are reported separately where pounds exceed 100 million and are greater than 5% of the total site-reported reserves.
(6)Amounts presented herein have been rounded to the nearest 10 million for pounds and 100,000 for tonnes and therefore may not agree to the respective Technical Report Summaries provided for certain properties as provided under exhibit 96.
The following tables detail zinc proven and probable reserves reflecting only those reserves attributable to Newmont’s ownership or economic interest at December 31, 2022 and 2021:

Zinc Reserves at December 31, 2022 (1)
		Proven Reserves			Probable Reserves			Proven and Probable Reserves
Deposits/Districts	Newmont Share	Tonnage (2) (000 tonnes)	Grade (Zn %)	Pounds (3) (millions)	Tonnage (2) (000 tonnes)	Grade (Zn %)	Pounds (3) (millions)	Tonnage (2) (000 tonnes)	Grade (Zn %)	Pounds (3) (millions)	Metallurgical Recovery (3)
Peñasquito Open Pits, Mexico (4)	100%	103,900	0.94%	2,160	184,500	0.76%	3,080	288,500	0.82%	5,240	81%
Peñasquito Stockpiles, Mexico (5)	100%	500	0.95%	10	27,500	0.46%	280	28,000	0.47%	290	81%
Total Zinc		104,500	0.94%	2,180	212,000	0.72%	3,360	316,500	0.79%	5,540	81%

Zinc Reserves at December 31, 2021 (1)(6)
		Proven Reserves			Probable Reserves			Proven and Probable Reserves
Deposits/Districts	Newmont Share	Tonnage (2) (000 tonnes)	Grade (Zn %)	Pounds (3) (millions)	Tonnage (2) (000 tonnes)	Grade (Zn %)	Pounds (3) (millions)	Tonnage (2) (000 tonnes)	Grade (Zn %)	Pounds (3) (millions)	Metallurgical Recovery (3)
Peñasquito Open Pits, Mexico	100%	107,200	0.96%	2,260	219,100	0.74%	3,590	326,300	0.81%	5,850	81%
Peñasquito Stockpiles, Mexico (5)	100%	7,800	0.67%	120	27,900	0.45%	280	35,700	0.50%	400	81%
Total Zinc		115,000	0.94%	2,380	247,000	0.71%	3,870	362,000	0.78%	6,250	81%
____________________________
(1)Zinc reserves for 2022 and 2021 were estimated at a zinc price of $1.20 and $1.15 per pound, respectively. Amounts presented may not recalculate in total due to rounding.
(2)Tonnages include allowances for losses resulting from mining methods. Tonnages are rounded to nearest 100,000.
(3)Pounds are estimates of metal contained in ore tonnages and do not include allowances for processing losses. Metallurgical recovery rates represent the estimated amount of metal to be recovered through metallurgical extraction processes. Pounds may not recalculate as they are rounded to the nearest 10 million.
(4)Zinc cut-off grade varies with level of gold, silver and lead credits.
(5)Stockpiles are comprised primarily of material that has been set aside to allow processing of higher grade material in the mills. Stockpiles increase or decrease depending on current mine plans. Stockpile reserves are reported separately where pounds exceed 100 million and are greater than 5% of the total site-reported reserves.
(6)Amounts presented herein have been rounded to the nearest 10 million for pounds and 100,000 for tonnes and therefore may not agree to the respective Technical Report Summaries provided for certain properties as provided under exhibit 96.

The following tables detail molybdenum proven and probable reserves reflecting only those reserves attributable to Newmont’s ownership or economic interest at December 31, 2022 and 2021:

Molybdenum Reserves at December 31, 2022 (1)
		Proven Reserves			Probable Reserves			Proven and Probable Reserves
Deposits/Districts	Newmont Share	Tonnage (2) (000 tonnes)	Grade (Mo %)	Pounds (3) (millions)	Tonnage (2) (000 tonnes)	Grade (Mo %)	Pounds (3) (millions)	Tonnage (2) (000 tonnes)	Grade (Mo %)	Pounds (3) (millions)	Metallurgical Recovery (3)
NuevaUnión, Chile (4)	50%	—	—%	—	776,900	0.02%	270	776,900	0.02%	270	48%
Total Molybdenum		—	—%	—	776,900	0.02%	270	776,900	0.02%	270	48%

Molybdenum Reserves at December 31, 2021 (1)
		Proven Reserves			Probable Reserves			Proven and Probable Reserves
Deposits/Districts	Newmont Share	Tonnage (2) (000 tonnes)	Grade (Mo %)	Pounds (3) (millions)	Tonnage (2) (000 tonnes)	Grade (Mo %)	Pounds (3) (millions)	Tonnage (2) (000 tonnes)	Grade (Mo %)	Pounds (3) (millions)	Metallurgical Recovery (3)
NuevaUnión, Chile (4)	50%	—	—%	—	776,900	0.02%	270	776,900	0.02%	270	48%
Total Molybdenum		—	—%	—	776,900	0.02%	270	776,900	0.02%	270	48%
____________________________
(1)Reserves estimates were estimated based on prices set by the NuevaUnión joint venture. The project is currently undeveloped.
(2)Tonnages include allowances for losses resulting from mining methods. Tonnages are rounded to nearest 100,000.
(3)Pounds are estimates of metal contained in ore tonnages and do not include allowances for processing losses. Metallurgical recovery rates represent the estimated amount of metal to be recovered through metallurgical extraction processes. Pounds may not recalculate as they are rounded to the nearest 10 million.
(4)Currently included in Corporate and Other in Note 3 of the Consolidated Financial Statements.
Measured, Indicated, and Inferred Resources
All of our resources are located on land (i) we own or control, or (ii) that is owned or controlled by business entities established with our joint venture partners, in which the Company owns its pro-rata share of the capital stock, membership units, or interests. The risks that could affect title to our property are included in Part I, Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023.
The measured, indicated, and inferred resource figures presented herein are estimates based on information available at the time of calculation and are exclusive of reserves. A “mineral resource” is a concentration or occurrence of solid material of economic interest in or on the Earth’s crust in such form, grade, or quality and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade or quality, continuity and other geological characteristics of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling. The reference point for mineral resources is in situ. Mineral resources are sub-divided, in order of increasing geological confidence, into inferred, indicated and measured categories. Ounces of gold and silver or pounds of copper, zinc, lead, and molybdenum included in the measured, indicated and inferred resources are those contained prior to losses during metallurgical treatment. The terms "measured resource," "indicated resource," and "inferred resource" mean that part of a mineral resource for which quantity and grade or quality are estimated on the basis of geological evidence and sampling that is considered to be comprehensive, adequate, or limited, respectively.
Market fluctuations in the price of gold, silver, copper, zinc, lead and molybdenum, as well as increased production costs or reduced metallurgical recovery rates, could change future estimates of resources. Metal price assumptions are based on approximately a fifteen to twenty-five percent premium over reserve prices.
Our exploration efforts are directed to the discovery of new resources and converting it into proven and probable reserves. We conduct brownfield exploration around our existing mines and greenfield exploration in other locations globally. Brownfield exploration can result in the discovery of additional deposits, which may receive the economic benefit of existing operating, processing and administrative infrastructures. In contrast, the discovery of mineralization through greenfield exploration efforts will require capital investment to build a stand-alone operation. Our Exploration expense was $231, $209 and $187 in 2022, 2021 and 2020, respectively.
We had attributable measured and indicated gold resources of 75.3 million ounces and attributable inferred gold resources of 36.1 million ounces at December 31, 2022. For 2022 and 2021, attributable measured, indicated, and inferred gold resources were estimated at a gold price assumption of $1,600 and $1,400 per ounce, respectively. The increase in the resource gold pricing assumption in 2022 from 2021 is based on the Company’s assessment of multiple factors, including historical gold pricing trends, consensus price forecasts, impacts of inflation and resulting high-interest rate environment, the ongoing impacts of the COVID-19 pandemic, and the Russian invasion of Ukraine. These volatile market conditions have created a high degree of uncertainty in the global markets, which have historically positively impacted gold prices.

The resource figures presented herein do not include that part of our resources that have been converted to Proven and Probable Reserves as shown above, as they are reported exclusive of reserves, and have been estimated based on information available at the time of calculation.
The Company has internal controls for reviewing and documenting the information supporting the mineral reserve and mineral resource estimates, describing the methods used, and ensuring the validity of the estimates. Refer to Proven and Probable Reserves above for further information on these internal controls.
We publish measured, indicated, and inferred resources annually, and will recalculate them at December 31, 2023, taking into account metal prices, changes, if any, in future production and capital costs, divestments and conversion to reserves, as well as any acquisitions and additions during 2023.
The following tables detail measured, indicated, and inferred resources reflecting only those that are attributable to Newmont’s ownership or economic interest at December 31, 2022 and 2021.

Gold Resources at December 31, 2022 (1)(2)
		Measured Resources			Indicated Resources			Measured and Indicated Resources			Inferred Resources
Deposits/Districts	Newmont Share	Tonnage (000 tonnes)	Grade (g/tonne)	Ounces (000)	Tonnage (000 tonnes)	Grade (g/tonne)	Ounces (000)	Tonnage (000 tonnes)	Grade (g/tonne)	Ounces (000)	Tonnage (000 tonnes)	Grade (g/tonne)	Ounces (000)	Metallurgical Recovery (3)
CC&V, Colorado	100%	79,700	0.38	980	42,300	0.32	440	122,000	0.36	1,420	32,200	0.34	350	59%
Musselwhite, Canada	100%	1,300	3.92	170	2,600	3.93	330	3,900	3.93	490	3,000	4.15	410	95%
Porcupine Underground	100%	300	6.69	70	1,000	8.64	270	1,300	8.15	340	1,800	8.08	480	92%
Porcupine Open Pit	100%	200	0.51	—	73,000	1.53	3,600	73,200	1.53	3,600	66,000	1.36	2,890	91%
Total Porcupine, Canada		500	4.36	70	73,900	1.63	3,860	74,500	1.64	3,940	67,900	1.54	3,370	91%
Éléonore, Canada	100%	400	5.05	70	2,100	5.10	350	2,500	5.09	420	2,600	5.45	460	92%
Peñasquito, Mexico	100%	47,400	0.25	390	263,500	0.26	2,190	311,000	0.26	2,570	84,700	0.41	1,110	69%
Noche Buena, Mexico	50%	—	—	—	19,900	0.37	240	19,900	0.37	240	1,600	0.21	10	50%
Coffee, Canada	100%	—	—	—	53,900	1.23	2,140	53,900	1.23	2,140	7,200	1.01	230	80%
Galore Creek, Canada (4)	50%	212,800	0.29	2,010	385,600	0.22	2,710	598,400	0.25	4,720	118,900	0.19	720	75%
Conga, Peru (10)	100%	—	—	—	693,800	0.65	14,590	693,800	0.65	14,590	230,500	0.39	2,880	75%
Yanacocha Open Pit	100%	13,500	0.38	170	114,900	0.42	1,570	128,400	0.42	1,730	189,700	0.79	4,830	66%
Yanacocha Underground	100%	500	4.07	70	6,200	4.70	940	6,700	4.65	1,010	3,400	4.99	550	97%
Total Yanacocha, Peru (10)		14,100	0.52	240	121,100	0.64	2,510	135,100	0.63	2,740	193,100	0.87	5,380	72%
Merian, Suriname	75%	5,600	0.99	180	35,300	1.26	1,430	40,900	1.22	1,610	37,000	0.86	1,020	89%
Cerro Negro Underground	100%	200	6.11	30	1,500	7.33	360	1,700	7.22	390	5,700	6.19	1,140	95%
Cerro Negro Open Pit	100%	1,200	3.28	130	1,200	3.15	120	2,400	3.22	250	300	2.46	20	90%
Total Cerro Negro, Argentina	100%	1,400	3.60	160	2,700	5.49	480	4,100	4.86	630	6,000	6.00	1,160	94%
Pueblo Viejo, Dominican Republic (5)(11)	40%	7,300	1.43	340	33,200	1.51	1,610	40,600	1.49	1,950	3,000	1.77	170	88%
NuevaUnión, Chile (6)	50%	4,800	0.47	70	118,300	0.59	2,260	123,100	0.59	2,330	239,800	0.40	3,050	68%
Norte Abierto, Chile (7)	50%	77,200	0.61	1,510	596,900	0.49	9,320	674,200	0.50	10,820	369,600	0.37	4,360	76%
Boddington, Western Australia	100%	92,800	0.55	1,630	167,400	0.54	2,900	260,200	0.54	4,530	2,800	0.51	50	83%
Tanami Open Pit	100%	9,400	1.67	500	23,800	1.47	1,120	33,200	1.53	1,630	4,200	1.13	150	90%
Tanami Underground	100%	1,700	3.26	180	5,400	4.29	750	7,100	4.04	920	8,800	5.19	1,460	97%
Total Tanami, Northern Territory	100%	11,000	1.91	680	29,200	1.99	1,870	40,200	1.97	2,550	13,000	3.88	1,620	94%
Ahafo South	100%	200	0.56	—	20,000	1.09	700	20,200	1.09	710	10,200	1.29	420	86%
Ahafo Underground	100%	—	—	—	24,700	3.53	2,810	24,700	3.53	2,810	11,000	3.44	1,220	92%
Total Ahafo South, Ghana		200	0.56	—	44,700	2.44	3,510	44,900	2.43	3,510	21,200	2.41	1,640	91%
Ahafo North Open Pits, Ghana	100%	2,900	1.28	120	12,700	1.94	790	15,700	1.81	910	10,000	1.50	490	92%
Akyem Open Pits	100%	1,000	0.70	20	700	0.67	20	1,700	0.69	40	1,800	1.18	70	92%
Akyem Underground	100%	—	—	—	8,300	3.92	1,050	8,300	3.92	1,050	5,300	3.27	560	92%
Total Akyem, Ghana		1,000	0.70	20	9,000	3.68	1,060	10,000	3.38	1,090	7,100	2.74	620	92%
NGM Open Pits and Stockpiles	38.5%	23,200	1.89	1,410	175,200	0.99	5,600	198,400	1.10	7,000	129,900	0.69	2,880	73%
NGM Underground	38.5%	9,800	6.48	2,040	16,600	5.84	3,110	26,400	6.08	5,150	19,500	6.63	4,150	86%
Total NGM, Nevada (9)		33,000	3.25	3,450	191,700	1.41	8,700	224,800	1.68	12,160	149,300	1.47	7,040	79%
Total Gold		593,600	0.63	12,080	2,900,000	0.68	63,250	3,493,600	0.67	75,330	1,600,700	0.70	36,130	79%

Gold Resources at December 31, 2021 (1)(2)
		Measured Resources			Indicated Resources			Measured and Indicated Resources			Inferred Resources
Deposits/Districts	Newmont Share	Tonnage (000 tonnes)	Grade (g/tonne)	Ounces (000)	Tonnage (000 tonnes)	Grade (g/tonne)	Ounces (000)	Tonnage (000 tonnes)	Grade (g/tonne)	Ounces (000)	Tonnage (000 tonnes)	Grade (g/tonne)	Ounces (000)	Metallurgical Recovery (3)
CC&V, Colorado	100%	54,000	0.41	700	24,100	0.38	300	78,100	0.40	1,000	12,700	0.39	160	62%
Musselwhite, Canada	100%	1,400	3.58	160	2,300	3.55	270	3,700	3.56	430	3,200	4.22	440	96%
Porcupine Underground	100%	300	5.25	50	900	6.12	180	1,200	5.92	230	1,100	6.43	220	92%
Porcupine Open Pit	100%	500	0.49	10	83,200	1.40	3,750	83,700	1.40	3,760	77,000	1.24	3,070	92%
Total Porcupine, Canada		800	2.33	60	84,100	1.45	3,930	84,900	1.46	3,990	78,100	1.31	3,290	92%
Éléonore, Canada	100%	300	5.72	50	1,700	4.73	260	2,000	4.86	310	3,800	5.28	650	91%
Peñasquito, Mexico (11)	100%	31,400	0.27	280	176,600	0.27	1,500	208,000	0.27	1,780	89,800	0.40	1,160	69%
Noche Buena, Mexico	50%	—	—	—	21,000	0.37	250	21,000	0.37	250	1,600	0.21	10	50%
Coffee, Canada	100%	1,000	2.01	60	54,500	1.19	2,080	55,500	1.20	2,140	6,800	1.07	230	80%
Galore Creek, Canada (4)	50%	128,400	0.36	1,500	423,400	0.23	3,130	551,800	0.26	4,630	99,100	0.21	670	73%
Conga, Peru	51.35%	—	—	—	356,300	0.65	7,490	356,300	0.65	7,490	118,400	0.39	1,480	75%
Yanacocha Open Pit	51.35%	5,500	0.42	70	52,400	0.46	770	57,900	0.46	840	96,700	0.80	2,470	66%
Yanacocha Underground	51.35%	—	6.29	10	1,800	6.28	370	1,800	6.28	380	1,900	4.93	300	97%
Total Yanacocha, Peru		5,500	0.45	80	54,200	0.65	1,140	59,700	0.64	1,220	98,600	0.87	2,770	70%
Merian, Suriname	75%	4,500	0.94	140	32,600	1.14	1,200	37,100	1.12	1,340	28,500	1.01	920	88%
Cerro Negro Underground	100%	100	5.48	20	1,300	7.38	300	1,400	7.25	320	7,500	6.85	1,650	93%
Cerro Negro Open Pit	100%	900	4.40	120	1,000	4.09	130	1,900	4.24	250	100	3.49	10	90%
Total Cerro Negro, Argentina	100%	1,000	4.51	140	2,300	5.96	430	3,300	5.52	570	7,600	6.82	1,660	93%
Pueblo Viejo, Dominican Republic (5)	40%	37,300	2.01	2,410	57,100	1.89	3,470	94,400	1.94	5,880	25,400	1.72	1,410	89%
NuevaUnión, Chile (6)	50%	4,800	0.47	70	118,300	0.59	2,260	123,100	0.59	2,330	239,800	0.40	3,050	68%
Norte Abierto, Chile (7)	50%	77,200	0.61	1,510	596,900	0.49	9,320	674,100	0.50	10,830	369,600	0.37	4,360	76%
Agua Rica, Argentina (8)	18.75%	141,900	0.25	1,150	137,400	0.15	650	279,300	0.20	1,800	139,900	0.09	410	35%
Boddington, Western Australia (11)	100%	96,200	0.53	1,640	180,500	0.54	3,110	276,700	0.53	4,750	3,300	0.50	50	84%
Tanami Open Pit	100%	10,200	1.88	620	16,600	1.69	900	26,800	1.76	1,520	2,900	1.62	150	90%
Tanami Underground	100%	1,400	3.11	140	4,900	4.25	660	6,300	4.00	800	9,600	5.39	1,670	97%
Total Tanami, Northern Territory	100%	11,600	2.03	760	21,500	2.27	1,560	33,100	2.18	2,320	12,500	4.53	1,820	97%
Ahafo South	100%	500	0.56	10	30,000	1.16	1,120	30,500	1.15	1,130	13,500	1.33	570	93%
Ahafo Underground	100%	—	—	—	16,600	3.99	2,120	16,600	3.99	2,120	10,800	3.34	1,160	90%
Total Ahafo South, Ghana (11)		500	0.56	10	46,600	2.16	3,240	47,100	2.15	3,250	24,300	2.21	1,730	91%
Ahafo North Open Pits, Ghana	100%	2,800	1.21	100	10,400	1.90	630	13,200	1.76	730	9,800	1.60	500	92%
Akyem Open Pits	100%	900	0.57	20	1,100	0.67	20	2,000	0.62	40	1,300	1.43	60	91%
Akyem Underground	100%	—	—	—	6,800	3.69	810	6,800	3.69	810	5,400	2.97	520	93%
Total Akyem, Ghana		900	0.57	20	7,900	3.27	830	8,800	3.00	850	6,700	2.69	580	92%
NGM Open Pits and Stockpiles	38.5%	18,300	1.89	1,110	181,100	0.90	5,230	199,400	0.99	6,340	101,100	0.82	2,670	67%
NGM Underground	38.5%	8,500	5.89	1,610	11,900	6.35	2,430	20,400	6.16	4,040	15,300	6.48	3,180	86%
Total NGM, Nevada (9)(11)		26,800	3.17	2,720	193,000	1.23	7,660	219,800	1.47	10,380	116,400	1.56	5,850	76%
Total Gold		628,300	0.67	13,560	2,602,700	0.65	54,710	3,231,000	0.66	68,270	1,495,900	0.69	33,200	76%

____________________________
(1)Resources are reported exclusive of reserves. Amounts presented may not recalculate in total due to rounding.
(2)Resources, at sites in which Newmont is the operator, are estimated at a gold price of $1,600 and $1,400 per ounce for 2022 and 2021, respectively. Resources provided by other operators may use pricing that differs. Tonnage amounts have been rounded to the nearest 100,000. Ounces may not recalculate as they have been rounded to the nearest 10,000.
(3)Ounces are estimates of metal contained in ore tonnages and do not include allowances for processing losses. Metallurgical recovery rates represent the estimated amount of metal to be recovered through metallurgical extraction processes. Ounces may not recalculate as they are rounded to the nearest 10,000.
(4)Project is currently undeveloped. Resource estimates provided by Teck Resources, the Galore Creek joint venture partner.
(5)Resource estimates provided by Barrick, the operator of Pueblo Viejo.
(6)Project is currently undeveloped. Resource estimates provided by the NuevaUnión joint venture.
(7)Project is currently undeveloped. Resource estimates provided by the Norte Abierto joint venture.
(8)Project is currently undeveloped. Resource estimates provided by Yamana, the operator of the Agua Rica joint venture. In November 2022, the Company sold its 18.75% ownership in Agua Rica. Refer to Note 8 of the Consolidated Financial Statements for further information.
(9)Resource estimates provided by Barrick, the operator of the NGM joint venture
(10)In 2022, the Company increased its ownership interest in Yanacocha to 100% by acquiring Buenaventura’s 43.65% noncontrolling interest and Sumitomo's 5% noncontrolling interest. Refer to Note 1 to the Consolidated Financial Statements for further information.
(11)Amounts presented herein have been rounded to the nearest 10,000 for ounces and 100,000 for tonnes and therefore may not agree to the respective Technical Report Summaries provided for certain properties as provided under exhibit 96.

Copper Resources at December 31, 2022 (1)(2)
		Measured Resources			Indicated Resources			Measured and Indicated Resources			Inferred Resources
Deposits/Districts	Newmont Share	Tonnage (000 tonnes)	Grade (Cu%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Cu%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Cu%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Cu%)	Pounds (millions)	Metallurgical Recovery (3)
Galore Creek, Canada (4)	50%	212,800	0.44%	2,060	385,600	0.47%	4,020	598,400	0.46%	6,080	118,900	0.26%	690	93%
Conga, Peru (9)	100%	—	—%	—	693,800	0.26%	3,970	693,800	0.26%	3,970	230,500	0.19%	950	84%
Yanacocha Open Pits	100%	—	—%	—	94,600	0.39%	810	94,600	0.39%	810	36,400	0.39%	310	81%
Yanacocha Underground	100%	500	0.18%	—	6,200	0.12%	20	6,700	0.12%	20	3,400	0.13%	10	97%
Total Yanacocha, Peru (9)		500	0.18%	—	100,800	0.37%	830	101,300	0.37%	830	39,700	0.37%	320	81%
NuevaUnión, Chile (5)	50%	164,300	0.19%	700	349,900	0.34%	2,650	514,100	0.30%	3,360	602,200	0.39%	5,170	89%
Norte Abierto, Chile (6)	50%	57,600	0.24%	310	551,300	0.19%	2,340	608,900	0.20%	2,640	361,800	0.18%	1,450	90%
Boddington, Western Australia	100%	92,800	0.11%	230	167,400	0.11%	420	260,200	0.11%	650	2,800	0.08%	10	82%
NGM, Nevada (8)	38.5%	2,600	0.14%	10	116,900	0.14%	350	119,500	0.14%	360	19,900	0.13%	60	65%
Total Copper		530,600	0.28%	3,310	2,365,500	0.28%	14,580	2,896,100	0.28%	17,890	1,375,800	0.28%	8,640	88%

Copper Resources at December 31, 2021 (1)(2)
		Measured Resources			Indicated Resources			Measured and Indicated Resources			Inferred Resources
Deposits/Districts	Newmont Share	Tonnage (000 tonnes)	Grade (Cu%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Cu%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Cu%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Cu%)	Pounds (millions)	Metallurgical Recovery (3)
Galore Creek, Canada (4)	50%	128,400	0.72%	2,030	423,400	0.39%	3,630	551,800	0.47%	5,660	99,100	0.27%	600	91%
Conga, Peru	51.35%	—	—%	—	356,300	0.26%	2,040	356,300	0.26%	2,040	118,400	0.19%	490	84%
Yanacocha Open Pits	51.35%	—	—%	—	48,600	0.39%	420	48,600	0.39%	420	18,700	0.39%	160	80%
Yanacocha Underground	51.35%	—	—%	—	1,800	0.09%	—	1,800	0.09%	—	1,900	0.13%	10	96%
Total Yanacocha, Peru		—	—%	—	50,400	0.38%	420	50,400	0.38%	420	20,600	0.37%	170	81%
NuevaUnión, Chile (5)	50%	164,300	0.19%	700	349,900	0.34%	2,650	514,200	0.30%	3,350	602,100	0.39%	5,150	89%
Norte Abierto, Chile (6)	50%	57,600	0.24%	310	551,200	0.19%	2,340	608,800	0.20%	2,650	361,700	0.18%	1,450	90%
Agua Rica, Argentina (7)	18.75%	141,900	0.51%	1,580	137,400	0.36%	1,100	279,300	0.43%	2,680	139,900	0.23%	710	86%
Boddington, Western Australia (10)	100%	96,200	0.11%	220	180,500	0.11%	450	276,700	0.11%	670	3,300	0.09%	10	82%
NGM, Nevada (8)(10)	38.5%	3,100	0.14%	10	111,500	0.14%	340	114,600	0.14%	350	19,900	0.13%	60	66%
Total Copper		591,500	0.37%	4,850	2,160,600	0.27%	12,970	2,752,100	0.29%	17,820	1,365,000	0.29%	8,640	88%
____________________________
(1)Resources are reported exclusive of reserves. Amounts presented may not recalculate in total due to rounding.
(2)Resources, at sites in which Newmont is the operator, are estimated at a copper price of $4.00 and $3.25 per pound for 2022 and 2021, respectively. Resources provided by other operators may use pricing that differs. Tonnage amounts have been rounded to the nearest 100,000.
(3)Pounds are estimates of metal contained in ore tonnages and do not include allowances for processing losses. Metallurgical recovery rates represent the estimated amount of metal to be recovered through metallurgical extraction processes. Pounds may not recalculate as they are rounded to the nearest 10 million.
(4)Project is currently undeveloped. Resource estimates provided by Teck Resources.
(5)Project is currently undeveloped. Resource estimates provided by the NuevaUnión joint venture.
(6)Project is currently undeveloped. Resource estimates provided by the Norte Abierto joint venture.
(7)Project is currently undeveloped. Resource estimates provided by Yamana, the operator of the Agua Rica joint venture. In November 2022, the Company sold its 18.75% ownership in Agua Rica. Refer to Note 8 of the Consolidated Financial Statements for further information.
(8)Resource estimates provided by Barrick, the operator of the NGM joint venture
(9)In 2022, the Company increased its ownership interest in Yanacocha to 100% by acquiring Buenaventura’s 43.65% noncontrolling interest and Sumitomo's 5% noncontrolling interest. Refer to Note 1 to the Consolidated Financial Statements for further information.
(10)Amounts presented herein have been rounded to the nearest 10 million for pounds and 100,000 for tonnes and therefore may not agree to the respective Technical Report Summaries provided for certain properties as provided under exhibit 96.

Silver Resources at December 31, 2022 (1)(2)
		Measured Resources			Indicated Resources			Measured and Indicated Resources			Inferred Resources
Deposits/Districts	Newmont Share	Tonnage (000 tonnes)	Grade (g/tonne)	Ounces (000)	Tonnage (000 tonnes)	Grade (g/tonne)	Ounces (000)	Tonnage (000 tonnes)	Grade (g/tonne)	Ounces (000)	Tonnage (000 tonnes)	Grade (g/tonne)	Ounces (000)	Metallurgical Recovery (3)
Peñasquito, Mexico	100%	47,400	23.94	36,510	263,500	23.99	203,240	311,000	23.98	239,740	84,700	27.24	74,220	86%
Noche Buena, Mexico	50%	—	—	—	19,900	13.99	8,970	19,900	13.99	8,970	1,600	10.98	550	25%
Galore Creek, Canada (4)	50%	212,800	4.08	27,950	385,600	4.77	59,100	598,400	4.52	87,040	118,900	2.60	9,940	73%
Conga, Peru (10)	100%	—	—	—	693,800	2.06	45,910	693,800	2.06	45,910	175,000	1.13	6,330	70%
Yanacocha Open Pits	100%	12,500	3.30	1,330	108,100	11.11	38,610	120,600	10.30	39,930	29,600	12.52	11,920	41%
Yanacocha Underground	100%	500	0.37	10	6,200	37.02	7,350	6,700	34.23	7,350	3,400	40.45	4,390	83%
Total Yanacocha, Peru (10)		13,000	3.19	1,330	114,200	12.51	45,950	127,200	11.56	47,290	33,000	15.38	16,310	49%
Cerro Negro Underground	100%	200	42.43	210	1,500	51.31	2,490	1,700	50.51	2,690	5,700	35.10	6,450	76%
Cerro Negro Open Pit	100%	1,200	6.77	260	1,200	6.63	250	2,400	6.70	520	300	6.68	70	60%
Total Cerro Negro, Argentina		1,400	10.72	470	2,700	31.64	2,740	4,100	24.64	3,210	6,000	33.66	6,520	75%
Pueblo Viejo, Dominican Republic (5)(11)	40%	7,300	7.68	1,810	33,200	8.28	8,840	40,600	8.17	10,650	3,000	10.49	1,030	74%
NuevaUnión, Chile (6)	50%	164,300	0.96	5,080	349,900	1.19	13,370	514,100	1.12	18,440	602,200	1.16	22,530	66%
Norte Abierto, Chile (7)	50%	77,200	1.20	2,990	596,900	1.07	20,550	674,200	1.09	23,540	369,600	0.95	11,340	78%
NGM, Nevada (9)	38.5%	2,400	5.33	410	81,700	5.46	14,340	84,100	5.46	14,760	18,700	5.57	3,350	38%
Total Silver		525,900	4.53	76,550	2,541,500	5.18	423,010	3,067,400	5.07	499,560	1,412,800	3.35	152,120	75%

Silver Resources at December 31, 2021 (1)(2)
		Measured Resources			Indicated Resources			Measured and Indicated Resources			Inferred Resources
Deposits/Districts	Newmont Share	Tonnage (000 tonnes)	Grade (g/tonne)	Ounces (000)	Tonnage (000 tonnes)	Grade (g/tonne)	Ounces (000)	Tonnage (000 tonnes)	Grade (g/tonne)	Ounces (000)	Tonnage (000 tonnes)	Grade (g/tonne)	Ounces (000)	Metallurgical Recovery (3)
Peñasquito, Mexico (11)	100%	31,400	25.71	25,990	176,600	26.36	149,620	208,000	26.26	175,610	89,800	28.00	80,840	87%
Noche Buena, Mexico	50%	—	—	—	21,000	13.94	9,400	21,000	13.94	9,400	1,600	11.08	570	25%
Galore Creek, Canada (4)	50%	128,400	5.79	23,900	423,400	3.75	51,030	551,800	4.22	74,930	99,100	2.65	8,440	64%
Conga, Peru	51.35%	—	—	—	356,300	2.06	23,580	356,300	2.06	23,580	89,900	1.13	3,250	70%
Yanacocha Open Pits	51.35%	4,600	3.31	490	44,600	13.09	18,750	49,200	12.17	19,240	14,400	13.09	6,070	43%
Yanacocha Underground	51.35%	—	1.13	—	1,800	64.29	3,760	1,800	62.68	3,760	1,900	37.56	2,260	87%
Total Yanacocha, Peru		4,600	3.31	490	46,400	15.09	22,510	51,000	14.03	23,000	16,300	15.90	8,330	55%
Cerro Negro Underground	100%	100	46.22	140	1,300	57.30	2,360	1,400	56.55	2,500	7,500	39.04	9,400	75%
Cerro Negro Open Pit	100%	900	8.53	240	1,000	7.87	250	1,900	8.18	490	100	11.07	20	60%
Total Cerro Negro, Argentina		1,000	12.15	380	2,300	35.92	2,610	3,300	28.76	2,990	7,600	38.80	9,420	74%
Pueblo Viejo, Dominican Republic (5)	40%	37,300	11.51	13,800	57,100	10.85	19,940	94,400	11.11	33,740	25,400	9.00	7,360	74%
NuevaUnión, Chile (6)	50%	164,300	0.96	5,080	349,800	1.19	13,360	514,100	1.12	18,440	602,100	1.16	22,520	66%
Norte Abierto, Chile (7)	50%	77,200	1.20	2,990	596,900	1.07	20,550	674,100	1.09	23,540	369,600	0.95	11,340	78%
Agua Rica, Argentina (8)	18.75%	120,200	2.90	11,190	135,700	2.41	10,520	255,900	2.64	21,710	139,300	1.62	7,260	43%
NGM, Nevada (9)(11)	38.5%	2,900	5.57	520	84,000	5.54	14,960	86,900	5.54	15,480	18,900	5.60	3,410	38%
Total Silver		567,300	4.62	84,340	2,249,500	4.68	338,080	2,816,800	4.66	422,420	1,459,600	3.47	162,740	66%

____________________________
(1)Resources are reported exclusive of reserves. Amounts presented may not recalculate in total due to rounding.
(2)Resources, at sites in which Newmont is the operator, are estimated at a silver price of $23 per ounce for 2022 and 2021. Resources provided by other operators may use pricing that differs. Tonnage amounts have been rounded to the nearest 100,000.
(3)Ounces are estimates of metal contained in ore tonnages and do not include allowances for processing losses. Metallurgical recovery rates represent the estimated amount of metal to be recovered through metallurgical extraction processes. Ounces may not recalculate as they are rounded to the nearest 10,000.
(4)Project is currently undeveloped. Resource estimates provided by Teck Resources.
(5)Resource estimates provided by Barrick, the operator of the Pueblo Viejo.
(6)Project is currently undeveloped. Resource estimates provided by the NuevaUnión joint venture.
(7)Project is currently undeveloped. Resource estimates provided by the Norte Abierto joint venture.
(8)Project is currently undeveloped. Resource estimates provided by Yamana, the operator of the Agua Rica joint venture. In November 2022, the Company sold its 18.75% ownership in Agua Rica. Refer to Note 8 of the Consolidated Financial Statements for further information.
(9)Resource estimates provided by Barrick, the operator of the NGM joint venture.
(10)In 2022, the Company increased its ownership interest in Yanacocha to 100% by acquiring Buenaventura’s 43.65% noncontrolling interest and Sumitomo's 5% noncontrolling interest. Refer to Note 1 to the Consolidated Financial Statements for further information.
(11)Amounts presented herein have been rounded to the nearest 10,000 for ounces and 100,000 for tonnes and therefore may not agree to the respective Technical Report Summaries provided for certain properties as provided under exhibit 96.

Lead Resources at December 31, 2022 (1)(2)
		Measured Resource			Indicated Resource			Measured and Indicated Resource			Inferred Resource
Deposits/Districts	Newmont Share	Tonnage (000 tonnes)	Grade (Pb%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Pb%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Pb%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Pb%)	Pounds (millions)	Metallurgical Recovery (3)
Peñasquito, Mexico	100%	47,400	0.26%	270	263,500	0.23%	1,360	311,000	0.24%	1,630	84,700	0.23%	440	72%
Total Lead		47,400	0.26%	270	263,500	0.23%	1,360	311,000	0.24%	1,630	84,700	0.23%	440	72%

Lead Resources at December 31, 2021 (1)(2)(4)
		Measured Resource			Indicated Resource			Measured and Indicated Resource			Inferred Resource
Deposits/Districts	Newmont Share	Tonnage (000 tonnes)	Grade (Pb%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Pb%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Pb%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Pb%)	Pounds (millions)	Metallurgical Recovery (3)
Peñasquito, Mexico	100%	31,400	0.29%	200	176,600	0.26%	1,020	208,000	0.27%	1,230	89,800	0.24%	480	73%
Total Lead		31,400	0.29%	200	176,600	0.26%	1,020	208,000	0.27%	1,230	89,800	0.24%	480	73%
____________________________
(1)Resources are reported exclusive of reserves.
(2)Resources are estimated at a lead price of $1.20 and $1.10 per pound for 2022 and 2021, respectively. Tonnage amounts have been rounded to the nearest 100,000.
(3)Pounds are estimates of metal contained in ore tonnages and do not include allowances for processing losses. Metallurgical recovery rates represent the estimated amount of metal to be recovered through metallurgical extraction processes. Pounds may not recalculate as they are rounded to the nearest 10 million.
(4)Amounts presented herein have been rounded to the nearest 10 million for pounds and 100,000 for tonnes and therefore may not agree to the Technical Report Summary provided under exhibit 96.

Zinc Resources at December 31, 2022 (1)(2)
		Measured Resource			Indicated Resource			Measured and Indicated Resource			Inferred Resource
Deposits/Districts	Newmont Share	Tonnage (000 tonnes)	Grade (Zn%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Zn%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Zn%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Zn%)	Pounds (millions)	Metallurgical Recovery (3)
Peñasquito, Mexico	100%	47,400	0.62%	650	263,500	0.53%	3,080	311,000	0.54%	3,740	84,700	0.53%	1,000	81%
Total Zinc		47,400	0.62%	650	263,500	0.53%	3,080	311,000	0.54%	3,740	84,700	0.53%	1,000	81%

Zinc Resources at December 31, 2021 (1)(2)(4)
		Measured Resource			Indicated Resource			Measured and Indicated Resource			Inferred Resource
Deposits/Districts	Newmont Share	Tonnage (000 tonnes)	Grade (Zn%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Zn%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Zn%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Zn%)	Pounds (millions)	Metallurgical Recovery (3)
Peñasquito, Mexico	100%	31,400	0.66%	460	176,600	0.57%	2,230	208,000	0.59%	2,690	89,800	0.54%	1,070	81%
Total Zinc		31,400	0.66%	460	176,600	0.57%	2,230	208,000	0.59%	2,690	89,800	0.54%	1,070	81%
____________________________
(1)Resources are reported exclusive of reserves.
(2)Resources are estimated at a zinc price of $1.45 and $1.40 per pound for 2022 and 2021, respectively. Tonnage amounts have been rounded to the nearest 100,000.
(3)Pounds are estimates of metal contained in ore tonnages and do not include allowances for processing losses. Metallurgical recovery rates represent the estimated amount of metal to be recovered through metallurgical extraction processes. Pounds may not recalculate as they are rounded to the nearest 10 million.
(4)Amounts presented herein have been rounded to the nearest 10 million for pounds and 100,000 for tonnes and therefore may not agree to the Technical Report Summary provided under exhibit 96.

Molybdenum Resources at December 31, 2022 (1)(2)
		Measured Resource			Indicated Resource			Measured and Indicated Resource			Inferred Resource
Deposits/Districts	Newmont Share	Tonnage (000 tonnes)	Grade (Mo%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Mo%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Mo%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Mo%)	Pounds (millions)	Metallurgical Recovery (3)
NuevaUnión, Chile (4)	50%	159,500	0.01%	20	231,500	0.01%	40	391,000	0.01%	70	362,300	0.01%	100	52%
Total Molybdenum		159,500	0.01%	20	231,500	0.01%	40	391,000	0.01%	70	362,300	0.01%	100	52%

Molybdenum Resources at December 31, 2021 (1)(2)
		Measured Resource			Indicated Resource			Measured and Indicated Resource			Inferred Resource
Deposits/Districts	Newmont Share	Tonnage (000 tonnes)	Grade (Mo%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Mo%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Mo%)	Pounds (millions)	Tonnage (000 tonnes)	Grade (Mo%)	Pounds (millions)	Metallurgical Recovery (3)
NuevaUnión, Chile (4)	50%	159,500	0.01%	20	231,500	0.01%	40	391,000	0.01%	60	362,300	0.01%	100	52%
Agua Rica, Argentina (5)	18.75%	141,900	0.03%	80	137,400	0.03%	90	279,300	0.03%	170	139,900	0.03%	90	44%
Total Molybdenum		301,400	0.02%	100	368,900	0.02%	130	670,300	0.02%	230	502,200	0.02%	190	46%
____________________________
(1)Resources are reported exclusive of reserves.
(2)Resources for NuevaUnión are estimated based on a molybdenum price set by NuevaUnión joint venture. In 2021, resources for Agua Rica were estimated based on a molybdenum price set by Yamana. Tonnage amounts have been rounded to the nearest 100,000.

(3)Pounds are estimates of metal contained in ore tonnages and do not include allowances for processing losses. Metallurgical recovery rates represent the estimated amount of metal to be recovered through metallurgical extraction processes. Pounds may not recalculate as they are rounded to the nearest 10 million.
(4)Project is currently undeveloped. Resource estimates provided by NuevaUnión joint venture.
(5)Project is currently undeveloped. Resource estimates provided by Yamana, the operator of the Agua Rica joint venture. In November 2022, the Company sold its 18.75% ownership in Agua Rica. Refer to Note 8 of the Consolidated Financial Statements for further information.

PART II
ITEM 7.       MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS (dollars in millions, except per share, per ounce and per pound amounts)
The following Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations (“MD&A”) provides information that management believes is relevant to an assessment and understanding of the consolidated financial condition and results of operations of Newmont Corporation, a Delaware corporation, and its subsidiaries (collectively, “Newmont,” the “Company,” “our” and “we”). We use certain non-GAAP financial measures in our MD&A. For a detailed description of each of the non-GAAP measures used in this MD&A, please refer to the discussion under Non-GAAP Financial Measures. This item should be read in conjunction with our Consolidated Financial Statements and the notes thereto included in this annual report.
The following MD&A generally discusses our consolidated financial condition and results of operations for 2022 and 2021 and year-to-year comparisons between 2022 and 2021. Discussions of our consolidated financial condition and results of operations for 2020 and year-to-year comparisons between 2021 and 2020 are included in Item 7, Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission on February 24, 2022.
Segment Information Recast. In January 2023, Newmont reassessed and revised its operating strategies and the accountabilities of the senior leadership team in light of the continuing volatile and uncertain market conditions. Following these changes, the Company reevaluated its segments to reflect certain changes in the financial information regularly reviewed by Newmont's Chief Operating Decision Maker ("CODM"). As a result, effective in the first quarter of our fiscal year 2023, the Company determined that its reportable segments were each of its 12 mining operations and its 38.5% interest in Nevada Gold Mines ("NGM"), which is accounted for using the proportionate consolidation method. Segment results for the prior periods have been recast to reflect the change in reportable segments. The following MD&A has been recast to present the information in conformity with our updated segments from the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023.
Overview
Newmont is the world’s leading gold company and is the only gold company included in the S&P 500 Index and the Fortune 500 list of companies. We have been included in the Dow Jones Sustainability Index-World since 2007 and have adopted the World Gold Council’s Conflict-Free Gold Policy. Since 2015, Newmont has been ranked as the mining and metal sector’s top gold miner by the S&P Global Corporate Sustainability Assessment. Newmont has been ranked the top miner in 3BL Media’s 100 Best Corporate Citizens list which ranks the 1,000 largest publicly traded U.S. companies on ESG transparency and performance since 2020. We are primarily engaged in the exploration for and acquisition of gold properties, some of which may contain copper, silver, lead, zinc or other metals. We have significant operations and/or assets in the U.S., Canada, Mexico, Dominican Republic, Peru, Suriname, Argentina, Chile, Australia and Ghana. Our goal is to create value and improve lives through sustainable and responsible mining.
Refer to the Consolidated Financial Results, Results of Consolidated Operations, Liquidity and Capital Resources and Non-GAAP Financial Measures for information about the continued impacts from the COVID-19 pandemic, the Russian invasion of Ukraine, and the resulting significant inflation experienced globally, as well as the effects of certain counter measures taken by central banks, on the Company. Also refer to discussion of Risk and Uncertainties within Note 2 of the Consolidated Financial Statements, relating to inflationary pressures and supply chain disruptions, with particular consideration on the outlook for increased costs specific to labor, materials, consumables and fuel and energy on operations, as well as impacts on the timing and cost of capital expenditures and the risk of potential impairment to certain assets.
In the third quarter of 2022, as a result of these challenging market conditions, record inflation rates, the rising prices for commodities and raw materials, prolonged supply chain disruptions, competitive labor markets and consideration of capital allocation, the Company announced the delay of the full-funds investment decision for the Yanacocha Sulfides project in Peru. With the delay of the Yanacocha Sulfides project, management will focus its efforts on optimizing its allocation of funds to current operations and other capital commitments, while also assessing execution options and project plans options, up to and including transitioning Yanacocha operations into full closure. Refer to Note 2 of the Consolidated Financial Statements for further discussion
In the first quarter of 2022, the Company completed the acquisition of Buenaventura's 43.65% noncontrolling interest in Minera Yanacocha S.R.L. ("Yanacocha") (the "Yanacocha Transaction") and sold its 46.94% ownership interest in Minera La Zanja S.R.L. ("La Zanja"). The Company acquired the remaining 5% interest previously held by Sumitomo in the second quarter of 2022. At December 31, 2022, the Company holds 100% ownership interest in Yanacocha. Refer to Note 1 of the Consolidated Financial Statements for further details regarding these transactions.
For information on asset sales impacting comparability of below results, refer to Note 8 to the Consolidated Financial Statements.

Consolidated Financial Results
The details of our Net income (loss) from continuing operations attributable to Newmont stockholders are set forth below:

	Year Ended December 31,		Increase (decrease)
	2022	2021
Net income (loss) from continuing operations attributable to Newmont stockholders	$(459)	$1,109	$(1,568)
Net income (loss) from continuing operations attributable to Newmont stockholders per common share, diluted	$(0.58)	$1.39	$(1.97)

	Year Ended December 31,		Increase (decrease)
	2021	2020
Net income (loss) from continuing operations attributable to Newmont stockholders	$1,109	$2,666	$(1,557)
Net income (loss) from continuing operations attributable to Newmont stockholders per common share, diluted	$1.39	$3.31	$(1.92)
The decrease in Net income (loss) from continuing operations attributable to Newmont stockholders during the year ended December 31, 2022, compared to the same period in 2021, is primarily due to higher Impairment charges resulting from impairment of goodwill at Cerro Negro and Porcupine and impairment of long-lived assets at CC&V, higher Costs applicable to sales predominately resulting from cost inflation impacts and $70 related to the profit-sharing agreement entered into by the Company in 2022 at Peñasquito (the "Peñasquito Profit-Sharing Agreement") related to 2021 site performance, and lower sales volumes for all metals except copper, partially offset by lower Reclamation and remediation, lower income tax expense, and the Loss on assets held for sale in 2021 related to the Conga mill assets. For additional information, refer to the Notes of the Consolidated Financial Statements.
The details and analyses of our Sales for all periods presented are set forth below. Refer to Note 4 of the Consolidated Financial Statements for additional information.

	Year Ended December 31,		Increase (decrease)	Percent Change
	2022	2021
Gold	$10,416	$10,543	$(127)	(1)%
Copper	316	295	21	7
Silver	549	651	(102)	(16)
Lead	133	172	(39)	(23)
Zinc	501	561	(60)	(11)
	$11,915	$12,222	$(307)	(3)%

	Year Ended December 31,		Increase (decrease)	Percent Change
	2021	2020
Gold	$10,543	$10,350	$193	2%
Copper	295	155	140	90
Silver	651	510	141	28
Lead	172	134	38	28
Zinc	561	348	213	61
	$12,222	$11,497	$725	6%

	Year Ended December 31, 2022
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$10,461	$337	$533	$145	$583
Provisional pricing mark-to-market	(2)	(11)	(11)	(1)	(9)
Silver streaming amortization	—	—	73	—	—
Gross after provisional pricing and streaming impact	10,459	326	595	144	574
Treatment and refining charges	(43)	(10)	(46)	(11)	(73)
Net	$10,416	$316	$549	$133	$501
Consolidated ounces (thousands)/pounds (millions) sold	5,812	85	29,743	147	373
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,800	$3.94	$17.90	$0.98	$1.56
Provisional pricing mark-to-market	—	(0.13)	(0.35)	—	(0.02)
Silver streaming amortization	—	—	2.45	—	—
Gross after provisional pricing and streaming impact	1,800	3.81	20.00	0.98	1.54
Treatment and refining charges	(8)	(0.12)	(1.55)	(0.07)	(0.20)
Net	$1,792	$3.69	$18.45	$0.91	$1.34
___________________________
(1)Per ounce/pound measures may not recalculate due to rounding.

	Year Ended December 31, 2021
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$10,581	$292	$641	$173	$593
Provisional pricing mark-to-market	9	10	(12)	4	21
Silver streaming amortization	—	—	79	—	—
Gross after provisional pricing and streaming impact	10,590	302	708	177	614
Treatment and refining charges	(47)	(7)	(57)	(5)	(53)
Net	$10,543	$295	$651	$172	$561
Consolidated ounces (thousands)/pounds (millions) sold	5,897	69	32,237	173	433
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,794	$4.24	$19.92	$1.00	$1.37
Provisional pricing mark-to-market	2	0.15	(0.40)	0.02	0.05
Silver streaming amortization	—	—	2.44	—	—
Gross after provisional pricing and streaming impact	1,796	4.39	21.96	1.02	1.42
Treatment and refining charges	(8)	(0.10)	(1.77)	(0.02)	(0.12)
Net	$1,788	$4.29	$20.19	$1.00	$1.30
____________________________
(1)Per ounce/pounds measures may not recalculate due to rounding.

	Year Ended December 31, 2020
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$10,365	$160	$468	$155	$419
Provisional pricing mark-to-market	54	1	21	(2)	6
Silver streaming amortization	—	—	67	—	—
Gross after provisional pricing and streaming impact	10,419	161	556	153	425
Treatment and refining charges	(69)	(6)	(46)	(19)	(77)
Net	$10,350	$155	$510	$134	$348
Consolidated ounces (thousands)/pounds (millions) sold	5,831	56	28,596	185	407
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,778	$2.88	$16.37	$0.84	$1.03
Provisional pricing mark-to-market	9	0.01	0.74	(0.01)	0.01
Silver streaming amortization	—	—	2.34	—	—
Gross after provisional pricing and streaming impact	1,787	2.89	19.45	0.83	1.04
Treatment and refining charges	(12)	(0.11)	(1.59)	(0.11)	(0.18)
Net	$1,775	$2.78	$17.86	$0.72	$0.86
____________________________
(1)Per ounce/pound measures may not recalculate due to rounding.
The change in consolidated sales is due to:

	Year Ended December 31,
	2022 vs. 2021
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Increase (decrease) in consolidated ounces/pounds sold	$(153)	$59	$(55)	$(28)	$(85)
Increase (decrease) in average realized price	22	(35)	(58)	(5)	45
Decrease (increase) in treatment and refining charges	4	(3)	11	(6)	(20)
	$(127)	$21	$(102)	$(39)	$(60)

	Year Ended December 31,
	2021 vs. 2020
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Increase (decrease) in consolidated ounces/pounds sold	$117	$32	$71	$(9)	$27
Increase (decrease) in average realized price	54	109	81	33	162
Decrease (increase) in treatment and refining charges	22	(1)	(11)	14	24
	$193	$140	$141	$38	$213
For discussion regarding drivers impacting sales volumes by site, refer to Results of Consolidated Operations below.
The details of our Costs applicable to sales are set forth below. Refer to Note 3 of the Consolidated Financial Statements for additional information.

	Year Ended December 31,		Increase (decrease)	Percent Change
	2022	2021
Gold	$5,423	$4,628	$795	17%
Copper	181	143	38	27
Silver	454	332	122	37
Lead	94	76	18	24
Zinc	316	256	60	23
	$6,468	$5,435	$1,033	19%

	Year Ended December 31,		Increase (decrease)	Percent Change
	2021	2020
Gold	$4,628	$4,408	$220	5%
Copper	143	107	36	34
Silver	332	201	131	65
Lead	76	77	(1)	(1)
Zinc	256	221	35	16
	$5,435	$5,014	$421	8%
The increase in Costs applicable to sales during the year ended December 31, 2022, compared to the same period in 2021, is primarily due to (i) impacts from cost inflation due to higher input commodity prices, notably fuel and energy costs, and increased labor costs (ii) higher inventory adjustments primarily at NGM, Yanacocha, CC&V, and Akyem (iii) the Peñasquito Profit-Sharing Agreement and (iv) lower by-product credits, partially offset by lower sales volumes.
For discussion regarding other significant drivers impacting Costs applicable to sales by site, refer to Results of Consolidated Operations below.
The details of our Depreciation and amortization are set forth below. Refer to Note 3 of the Consolidated Financial Statements for additional information.

	Year Ended December 31,		Increase (decrease)	Percent Change
	2022	2021
Gold	$1,838	$1,935	$(97)	(5)%
Copper	34	23	11	48
Silver	151	169	(18)	(11)
Lead	32	39	(7)	(18)
Zinc	96	112	(16)	(14)
Other	34	45	(11)	(24)
	$2,185	$2,323	$(138)	(6)%

	Year Ended December 31,		Increase (decrease)	Percent Change
	2021	2020
Gold	$1,935	$1,942	$(7)	—%
Copper	23	19	4	21
Silver	169	117	52	44
Lead	39	45	(6)	(13)
Zinc	112	121	(9)	(7)
Other	45	56	(11)	(20)
	$2,323	$2,300	$23	1%
The decrease in Depreciation and amortization during the year ended December 31, 2022, compared to the same period in 2021, is primarily due to the ramp down of mining at NGM for Long Canyon and lower production volumes at Peñasquito and Éléonore as a result of lower ore grade mined and at NGM as a result of lower leach pad production and ore grade mined, partially offset by higher production at Ahafo, Akyem, and Boddington as a result of higher ore grade milled.
For discussion regarding other significant drivers impacting Depreciation and amortization by site, refer to Results of Consolidated Operations below.
Exploration expense was $231, $209 and $187 in 2022, 2021 and 2020, respectively. Exploration expense increased in 2022, compared to 2021, primarily due to an increase in drilling projects in the current year, particularly at NGM, Yanacocha, and Ahafo, as a result of projects being delayed from prior years due to COVID-19 and higher drilling costs due to cost inflation.
Advanced projects, research and development expense was $229, $154 and $122 in 2022, 2021 and 2020, respectively. Advanced projects, research and development expense increased in 2022 compared to 2021, primarily due to payments made as part of the strategic alliance with Caterpillar Inc. ("CAT") relating to the Company's climate change initiatives and project spend relating to certain development projects at Cerro Negro and Galore Creek in Corporate and Other. Advanced projects, research and development expense includes development project management costs, feasibility studies and other project expenses that do not qualify for capitalization.

General and administrative expense was $276, $259 and $269 in 2022, 2021 and 2020, respectively. General and administrative expense increased in 2022, compared to 2021, primarily due to increased labor costs. General and administrative expense as a percentage of Sales was 2.3%, 2.1% and 2.3% for 2022, 2021 and 2020 respectively.
Interest expense, net was $227, $274 and $308 in 2022, 2021 and 2020, respectively. Capitalized interest totaled $69, $38, and $24 in each year, respectively. Interest expense, net decreased in 2022, compared to 2021, as a result of the repayment of debt in 2021 and 2022 and higher capitalization of interest.
Income and mining tax expense (benefit) was $455, $1,098, and $704 in 2022, 2021 and 2020, respectively. The effective tax rate is driven by a number of factors and the comparability of our income tax expense for the reported periods will be primarily affected by (i) variations in our income before income taxes; (ii) geographic distribution of that income; (iii) impacts of the changes in tax law; (iv) valuation allowances on tax assets; (v) percentage depletion; (vi) fluctuation in the value of the United States dollar and foreign currencies; and (vii) the impact of specific transactions and assessments including a significant impairment of goodwill during 2022. As a result, the effective tax rate will fluctuate, sometimes significantly, year to year. This trend is expected to continue in future periods. Refer to Note 10 to the Consolidated Financial Statements for further discussion of income taxes.

	Year Ended
	December 31, 2022								December 31, 2021
	Income (Loss) (1)	Effective Tax Rate		Income Tax (Benefit) Provision		Federal and State Cash Tax (Refund)		Mining Cash Tax/(Refund)	Income (Loss) (1)	Effective Tax Rate		Income Tax (Benefit) Provision		Federal and State Cash Tax (Refund)		Mining Cash Tax/(Refund)
Nevada	$430	15%		$66		$—		$47	$811	18%		$150		$—		$85
CC&V	(541)	21		(114)		—		—	61	5		3		—		—
Corporate & Other	(455)	31		(141)		17	(5)	—	(625)	14		(87)		8		—
Total US	(566)	33		(189)		17		47	247	27		66		8		85
Australia	1,109	36		400		269		94	1,093	34		371		268		102
Ghana	483	36		172		194		—	513	37		191		183		—
Suriname	191	26		49		105		—	301	28		84		79		—
Peru	(644)	(1)		4	(2)	33		4	(2,121)	(5)		106	(2)	148	(2)	10
Canada	(503)	3		(15)		(6)		16	101	(22)		(22)		8		42
Mexico	386	17		65	(3)	233		111	951	30		284	(3)	518		83
Argentina	(520)	7		(38)		7		—	(14)	(71)		10		—		—
Other Foreign	13	54		7		—		—	37	22		8		—		—
Consolidated	$(51)	(892)%	(4)	$455		$852		$272	$1,108	99%	(4)	$1,098		$1,212		$322
____________________________
(1)Represents income (loss) from continuing operations by geographic location before income taxes and equity in affiliates. These amounts will not reconcile to the Segment Information for the reasons stated in Note 3 of the Consolidated Financial Statements.
(2)Includes tax expense of $— and $55 for the Yanacocha Tax Dispute. The federal and state cash tax payment includes $80 paid for the Yanacocha Tax Dispute.
(3)Includes tax benefit of $(125) and $—, respectively related to a tax settlement.
(4)The consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which we operate. Variations in the relative proportions of jurisdictional income could result in fluctuations to our combined effective income tax rate.
(5)Includes $16 of withholding tax.
Recently Enacted Legislation.
In August 2022, the U.S. government enacted the Inflation Reduction Act of 2022 (the "IRA") into law. The IRA introduced an excise tax on stock repurchases of 1% and a corporate alternative minimum tax (the "Corporate AMT") of 15% on the adjusted financial statement income ("AFSI") of corporations with average AFSI exceeding $1 billion over a three-year period. The IRA is effective for fiscal periods beginning 2023. While waiting on pending Department of Treasury regulatory guidance, we are continuing to monitor developments. Based upon information known to date, no material impacts are expected to the Consolidated Financial Statements, disclosures, or cash flows. Refer to Note 2 of the Consolidated Financial Statements for further information.
Refer to the Notes of the Consolidated Financial Statements for explanations of other financial statement line items.

Results of Consolidated Operations
Newmont has developed gold equivalent ounces (“GEO”) metrics to provide a comparable basis for analysis and understanding of our operations and performance related to copper, silver, lead and zinc. Gold equivalent ounces are calculated as pounds or ounces produced or sold multiplied by the ratio of the other metals’ price to the gold price, using the metal prices in the table below:

	Gold	Copper	Silver	Lead	Zinc
	(ounce)	(pound)	(ounce)	(pound)	(pound)
2022 GEO Price	$1,200	$3.25	$23.00	$0.95	$1.15
2021 GEO Price	$1,200	$2.75	$22.00	$0.90	$1.05
2020 GEO Price	$1,200	$2.75	$16.00	$0.95	$1.20
Our mines continued to incur costs related to health and safety measures taken to combat the on-going COVID-19 pandemic. For the years ended December 31, 2022, 2021 and 2020, we incurred $38, $87 and $92, respectively, of incremental direct costs related to our response to the COVID-19 pandemic, included in Other expense, net.

	Gold or Other Metals Produced			Costs Applicable to Sales (1)			Depreciation and Amortization (2)			All-In Sustaining Costs (3)
	2022	2021	2020	2022	2021	2020	2022	2021	2020	2022	2021	2020
Year Ended December 31,
Gold	(ounces in thousands)			($ per ounce sold)			($ per ounce sold)			($ per ounce sold)
CC&V	182	220	272	$1,302	$1,080	$911	$386	$298	$295	$1,697	$1,338	$1,125
Red Lake (4)	—	—	38	—	—	1,066	—	—	44	—	—	1,182
Musselwhite	173	152	100	1,135	1,018	1,206	464	520	644	1,531	1,335	1,838
Porcupine	280	287	319	1,004	940	765	369	319	341	1,248	1,152	935
Éléonore	215	253	202	1,228	960	868	531	562	529	1,599	1,256	1,248
Peñasquito	566	686	526	771	549	560	258	279	330	968	702	806
Merian	403	437	461	915	751	705	199	225	219	1,105	895	813
Cerro Negro	278	270	216	1,007	912	718	525	513	606	1,262	1,247	1,147
Yanacocha	244	264	340	1,254	885	1,019	380	421	362	1,477	1,355	1,414
Boddington	798	696	670	802	887	866	145	145	152	921	1,083	1,094
Tanami	484	485	495	675	570	511	207	205	208	960	855	745
Ahafo	574	481	480	990	884	787	292	298	304	1,178	1,084	980
Akyem	420	381	371	804	691	621	340	318	318	972	913	757
NGM	1,169	1,272	1,334	989	755	757	404	432	434	1,220	918	920
Total/Weighted Average (5)	5,786	5,884	5,824	$933	$785	$756	$322	$336	$343	$1,211	$1,062	$1,045
Yanacocha (0.00%, 43.65%, and 43.65%, respectively) (6)	(14)	(129)	(166)
Merian (25.0%)	(101)	(109)	(115)
Attributable to Newmont	5,671	5,646	5,543

Gold equivalent ounces - other metals	(ounces in thousands)			($ per ounce sold)			($ per ounce sold)			($ per ounce sold)
Peñasquito (7)	1,048	1,089	893	$828	$603	$535	$267	$291	$302	$1,112	$824	$828
Boddington (8)	227	163	128	782	902	837	145	147	152	894	1,098	1,080
Total/Weighted-Average (5)	1,275	1,252	1,021	$819	$640	$571	$245	$273	$284	$1,114	$900	$858

Attributable gold from equity method investments (9)	(ounces in thousands)
Pueblo Viejo (40%)	285	325	362
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)For the year ended December 31, 2021, Depreciation and amortization includes care and maintenance costs of $3 at Tanami. For the year ended December 31, 2020, Depreciation and amortization includes care and maintenance costs of $7, at Musselwhite, $16 at Éléonore, $28 at Peñasquito, $30 at Cerro Negro, and $7 at Yanacocha. There were no care and maintenance costs for the year ended December 31, 2022.
(3)All-In Sustaining Costs is a non-GAAP financial measure. Refer to Non-GAAP Financial Measures below. For the year ended December 31, 2021, All-in sustaining costs includes care and maintenance costs included in Other expense, net of $8 at Tanami. For the year ended December 31, 2020, All-In Sustaining Costs includes care and maintenance costs included in Other expense, net of $28, at Musselwhite, $26 at Éléonore, $38 at Peñasquito, $56 at Cerro Negro, $27 at Yanacocha, and $3 at Corporate and Other.

(4)The sale of the Red Lake complex to Evolution closed on March 31, 2020. Refer to Note 8 to the Consolidated Financial Statements for more information on asset sales.
(5)All-In Sustaining Costs and Depreciation and amortization include expense for Corporate and Other.
(6)The Company acquired the remaining interest in Yanacocha in 2022, resulting in 100% ownership interest at December 31, 2022. The Company recognized amounts attributable to non-controlling interests for Yanacocha for the periods prior to acquiring 100% ownership. Refer to Note 1 of the Consolidated Financial Statement for further information.
(7)For the year ended December 31, 2022, Peñasquito produced 29,667 thousand ounces of silver, 149 million pounds of lead and 377 million pounds of zinc. For the year ended December 31, 2021, Peñasquito produced 31,375 thousand ounces of silver, 177 million pounds of lead and 435 million pounds of zinc. For the year ended December 31, 2020, Peñasquito produced 27,801 thousand ounces of silver, 179 million pounds of lead and 381 million pounds of zinc.
(8)For the years ended December 31, 2022, 2021 and 2020, Boddington produced 84 million, 71 million and 56 million pounds of copper, respectively.
(9)Income and expenses of equity method investments are included in Equity income (loss) of affiliates. Refer to Note 15 to the Consolidated Financial Statements for further discussion of our equity method investments.
2022 compared to 2021
CC&V, U.S. Gold production decreased 17% primarily due to lower ore milled from placing the mill in long-term care and maintenance in the current year and lower leach pad recoveries. Costs applicable to sales per gold ounce increased 21% primarily due to inventory write-downs and lower gold ounces sold. Depreciation and amortization per gold ounce increased 30% primarily due to lower gold ounces sold and inventory write-downs. All-In Sustaining Costs per gold ounce increased 27% primarily due to higher costs applicable to sales per gold ounce.
Musselwhite, Canada. Gold production increased 14% primarily due to higher mill throughput. Costs applicable to sales per gold ounce increased 11% primarily due to higher contract labor costs and higher fuel and energy costs resulting from cost inflation, partially offset by higher gold ounces sold. Depreciation and amortization per gold ounce decreased 11% primarily due to lower depreciation rates due to a longer mine life and higher gold ounces sold. All-In Sustaining Costs per gold ounce increased 15% primarily due to higher costs applicable to sales per gold ounce and higher sustaining capital spend.
Porcupine, Canada. Gold production was generally in line with the prior year. Costs applicable to sales per gold ounce increased 7% primarily due to higher fuel and energy costs resulting from cost inflation. Depreciation and amortization per gold ounce increased 16% primarily due to higher depreciation rates from asset additions. All-In Sustaining Costs per gold ounce increased 8% primarily due to higher costs applicable to sales per gold ounce and higher sustaining capital spend.
Éléonore, Canada. Gold production decreased 15% primarily due to lower ore grade milled and lower mill throughput. Costs applicable to sales per gold ounce increased 28% primarily due to lower gold ounces sold, higher fuel, energy and contract labor costs resulting from cost inflation and higher maintenance costs for underground equipment. Depreciation and amortization per gold ounce decreased 6% primarily due to lower depreciation rates due to a longer mill life, partially offset by lower gold ounces sold. All-In Sustaining Costs per gold ounce increased 27% primarily driven by higher costs applicable to sales per gold ounce.
Peñasquito, Mexico. Gold production decreased 17% primarily due to lower ore grade milled and lower mill recovery. Gold equivalent ounces – other metals production was generally in line with the prior year. Costs applicable to sales per gold ounce increased 40% primarily due to the Peñasquito Profit-Sharing Agreement, higher fuel and energy costs resulting from cost inflation, and lower gold ounces sold. Costs applicable to sales per gold equivalent ounce – other metals increased 37% primarily due to higher fuel and energy costs resulting from cost inflation and the Peñasquito Profit-Sharing Agreement. Depreciation and amortization per gold ounce decreased 8% primarily due to lower depreciation rates due to a longer mill life, partially offset by lower gold ounces sold. Depreciation and amortization per gold equivalent ounce – other metals decreased 8% primarily due to a lower co-product allocation of depreciation and amortization to other metals, partially offset by lower gold equivalent ounces - other metals sold. All-In Sustaining Costs per gold ounce increased 38% primarily due to higher costs applicable to sales per gold ounce. All-In Sustaining Costs per gold equivalent ounce – other metals increased 35% primarily due to higher costs applicable to sales per gold equivalent ounce.
Merian, Suriname. Gold production decreased 8% primarily due to lower mill throughput as a result of mine sequencing and higher mill maintenance downtime. Costs applicable to sales per gold ounce increased 22% primarily due to higher fuel and energy costs resulting from cost inflation. Depreciation and amortization per gold ounce decreased 12% primarily due to lower depreciation rates due to a longer mine life. All-in sustaining costs per gold ounce increased 23% primarily due to higher costs applicable to sales per gold ounce and higher sustaining capital spend.
Cerro Negro, Argentina. Gold production was generally in line with the prior year. Costs applicable to sales per gold ounce increased 10% primarily due to higher equipment maintenance costs and higher fuel, contracted service and materials costs resulting from cost inflation, partially offset by higher gold ounces sold. Depreciation and amortization per gold ounce was generally in line with the prior year. All-In Sustaining Costs per gold ounce was generally in line with the prior year.
Yanacocha, Peru. Gold production decreased 8% primarily due to lower leach pad recoveries in the current year. Costs applicable to sales per gold ounce increased 42% primarily due to lower by-product credits resulting from silver sale shipments in the prior year, higher energy and materials costs resulting from cost inflation and inventory write-downs, partially offset by lower worker participation costs. Depreciation and amortization per gold ounce decreased 10% primarily due to the amortization of the remaining asset retirement costs at La Quinua in the prior year, as production from this leach pad was completed during 2021. All-In Sustaining Costs per gold ounce increased 9% primarily due to higher costs applicable to sales per gold ounce, partially offset by lower reclamation costs and lower COVID-19 costs.
Boddington, Australia. Gold production increased 15% primarily due to higher ore grade milled, partially offset by lower mill throughput. Gold equivalent ounces – other metals production increased 39% primarily due to higher ore grade milled, partially offset by lower mill throughput. Costs applicable to sales per gold ounce decreased 10% primarily due higher gold ounces sold and a favorable Australian dollar foreign currency exchange rate, partially offset by higher fuel and maintenance costs resulting from cost inflation. Costs applicable to sales per gold equivalent ounce – other metals decreased 13% primarily due to higher gold equivalent ounces - other metals sold and a favorable Australian dollar foreign currency exchange rate, partially offset by higher fuel and maintenance costs resulting from cost inflation. Depreciation and amortization per gold ounce and per gold equivalent ounce - other metals was generally in line with the prior year. All-In Sustaining Costs per gold ounce decreased 15% primarily due to lower costs applicable to sales per gold ounce and lower sustaining capital spend. All-In Sustaining Costs per gold equivalent ounce – other metals decreased 19% primarily due to lower costs applicable to sales per gold-equivalent ounce – other metals and lower sustaining capital spend.
Tanami, Australia. Gold production was generally in line with the prior year. Costs applicable to sales per gold ounce increased 18% primarily due higher fuel, energy and materials costs resulting from cost inflation and a short-term increase in the cost of natural gas in the fourth quarter, partially offset by a favorable Australian dollar foreign currency exchange rate. Depreciation and amortization per gold ounce was generally in line with the prior year. All-In Sustaining Costs per gold ounce increased 12% primarily due to higher costs applicable to sales per gold ounce and higher sustaining capital spend, partially offset by lower COVID-19 and non-productive costs as a result of placing the mine under care and maintenance in the prior year.
Significant rainfall and flooding have continued to impact the Northern Territory and surrounding areas in 2023, resulting in the closure of transportation routes leading into the Tanami mine. As a result, mining operations have been impacted by the Company’s inability to transport the required materials and supplies to Tanami. Remediation plans are being investigated, including the potential of delivering supplies by cargo flights. At this time, the estimated impact on Tanami’s production is not expected to be material.
Ahafo, Ghana. Gold production increased 19% primarily due to higher ore grade milled and higher mill throughput. Costs applicable to sales per gold ounce increased 12% primarily due to higher fuel, energy, and contracted service costs resulting from cost inflation, inventory write-downs and higher royalty payments, partially offset by higher gold ounces sold. Depreciation and amortization per gold ounce was generally in line with the prior year. All-In Sustaining Costs per gold ounce increased 9% primarily due to higher costs applicable to sales per gold ounce and higher sustaining capital spend.
Akyem, Ghana. Gold production increased 10% primarily due to higher ore grade milled, higher mill throughput and a drawdown of in-circuit inventory compared to a build up in the prior year. Costs applicable to sales per gold ounce increased 16% primarily due to higher fuel, energy, and higher contracted service costs resulting from cost inflation, inventory write-downs and higher royalty payments partially offset by higher gold ounces sold. Depreciation and amortization per gold ounce increased 7% primarily due to higher amortization rates as a result of higher gold ounces mined. All-In Sustaining Costs per gold ounce increased 6% primarily due to higher costs applicable to sales per gold ounce, partially offset by lower sustaining capital spend.
NGM, U.S. Gold production decreased 8% primarily due to lower leach pad production at Long Canyon due to the ramp down of mining, lower ore grade milled at Carlin, and lower mill throughput at Turquoise Ridge and Cortez, partially offset by higher mill throughput at Carlin. Costs applicable to sales per gold ounce increased 31% primarily due to higher fuel, energy and contract labor costs resulting from cost inflation, inventory write-downs at Cortez and Carlin and lower by-product credits at Phoenix. Depreciation and amortization per gold ounce decreased 6% primarily due to lower depreciation rates as a result of lower gold ounces mined and a longer mine life. All-In Sustaining Costs per gold ounce increased 33% primarily due to higher costs applicable to sales per gold ounce and higher sustaining capital spend.
Pueblo Viejo, Dominican Republic. Gold production decreased 12% primarily due to lower ore grade milled, partially offset by higher mill throughput. Refer to Note 15 to our Consolidated Financial Statements for further discussion of our equity method investments.
Foreign Currency Exchange Rates
Our foreign operations sell their gold, copper, silver, lead and zinc production based on USD metal prices. Therefore, fluctuations in foreign currency exchange rates do not have a material impact on our revenue. Despite selling gold and silver in London, we have no exposure to the euro or the British pound.

Foreign currency exchange rates can increase or decrease profits to the extent costs are paid in foreign currencies, including the Australian dollar, the Mexican peso, the Canadian dollar, the Argentine peso, the Peruvian sol, the Surinamese dollar and the Ghanaian cedi. In 2022, approximately 49% of Costs applicable to sales were paid in currencies other than the U.S. dollar as follows:

Year Ended December 31, 2022
Australian Dollar	16%
Mexican Peso	13%
Canadian Dollar	12%
Argentine Peso	4%
Peruvian Sol	3%
Surinamese Dollar	1%
Ghanaian Cedi	—%
Variations in the local currency exchange rates in relation to the U.S. dollar at our foreign mining operations decreased Costs applicable to sales by $34 per ounce in 2022, compared to 2021, primarily in Argentina, Australia, and Canada.
Our Cerro Negro mine, located in Argentina, is a USD functional currency entity. Argentina has a hyperinflationary economy with a cumulative inflation rate of over 216% for the last three years. In recent years, Argentina’s central bank enacted a number of foreign currency controls in an effort to stabilize the local currency, including requiring the Company to convert USD proceeds from metal sales to local currency within 60 days from shipment date or five business days from receipt of cash, whichever happens first, as well as restricting payments to foreign-related entities denominated in foreign currency, such as dividends or distributions to the parent and related companies and royalties and other payments to foreign beneficiaries. These restrictions directly impact Cerro Negro's ability to pay principal portions of intercompany debt to the Company. We continue to monitor the foreign currency exposure risk and the limitations of repatriating cash to the U.S. Currently, these currency controls are not expected to have a material impact on our financial statements.
Our Merian mine, located in the country of Suriname, is a USD functional currency entity. Suriname has experienced significant inflation over the last three years and has a highly inflationary economy. In 2021, the Central Bank took steps to stabilize the local currency, while the government introduced new legislation to narrow the gap between government revenues and spending. The measures to increase government revenue mainly consist of tax increases; however, Newmont and the Republic of Suriname have a Mineral Agreement in place that supersedes such measures. The Central Bank of Suriname adopted a controlled floating rate system, which resulted in a concurrent devaluation of the Surinamese dollar. The majority of Merian’s activity has historically been denominated in USD; as a result, the devaluation of the Surinamese dollar has resulted in an immaterial impact on our financial statements. Therefore, future devaluation of the Surinamese dollar is not expected to have a material impact on our financial statements.
Liquidity and Capital Resources
Liquidity Overview
We have a disciplined cash allocation strategy of maintaining financial flexibility to execute our capital priorities and generate long-term value for our shareholders. Consistent with that strategy, we aim to self-fund development projects and make strategic partnerships focused on profitable growth, while reducing our debt and returning cash to stockholders through dividends and share repurchases.
The continued impacts from the COVID-19 pandemic, the Russian invasion of Ukraine, and the resulting significant inflation experienced globally, as well as the effects of certain countermeasures taken by central banks, have been and are expected to continue to adversely affect the Company. Depending on the duration and extent of the impact of these events, commodity prices and the prices for gold and other metals could continue to experience volatility; transportation industry disruptions could continue, including limitations on shipping produced metals; our supply chain could continue to experience disruption; cost inflation rates could further increase; or we could incur credit related losses of certain financial assets, which could materially impact the Company’s results of operations, cash flows and financial condition. As of December 31, 2022, we believe our available liquidity allows us to manage the short- and, possibly, long-term material adverse impacts of these events on our business. Refer to Note 2 of the Consolidated Financial Statements for further discussion on risks and uncertainties.
At December 31, 2022, the Company had $2,877 in Cash and cash equivalents. The majority of our cash and cash equivalents are invested in a variety of highly liquid investments with original maturities of three months or less. During the third quarter of 2022, the Company began investing in time deposits with a maturity of more than three months but less than one year, and at December 31, 2022 the Company had $829 of these time deposits, which are included in Time deposits and other investments. Our Cash and cash equivalents and time deposits are highly liquid and low-risk investments that are able to fund our operations as necessary. We may have investments in prime money market funds that are classified as cash and cash equivalents; however, we continually monitor the need for reclassification under the SEC requirements for money market funds, and the potential that the shares of such funds could have a net asset value less than their par value. We believe that our liquidity and capital resources are adequate to fund our operations and corporate activities.
At December 31, 2022, $907 of Cash and cash equivalents was held in foreign subsidiaries and is primarily held in U.S. dollar denominated accounts with the remainder in foreign currencies readily convertible to USD. Cash and cash equivalents denominated in Argentine Peso are subject to regulatory restrictions. Refer to Foreign Currency Exchange Rates above for further information. At December 31, 2022, $658 in consolidated cash and cash equivalents was held at certain foreign subsidiaries that, if repatriated, may be subject to withholding taxes. We expect that there would be no additional tax burden upon repatriation after considering the cash cost associated with any potential withholding taxes.
We believe our existing consolidated Cash and cash equivalents, time deposits, available capacity on our revolving credit facility, and cash generated from continuing operations will be adequate to satisfy working capital needs, fund future growth, meet debt obligations and meet other liquidity requirements for the foreseeable future. At December 31, 2022, our borrowing capacity on our revolving credit facility was $3,000, and we had no borrowings outstanding under the revolving credit facility. We continue to remain compliant with covenants and do not currently anticipate any events or circumstances that would impact our ability to access funds available on this facility. Refer to Note 20 of the Consolidated Financial Statements for further information on our Debt.
Our financial position was as follows:

	At December 31, 2022	At December 31, 2021
Cash and cash equivalents	$2,877	$4,992
Time deposits (1)	829	—
Borrowing capacity on revolving credit facility	3,000	3,000
Total liquidity	$6,706	$7,992
Net debt (2)	$2,426	$1,310
____________________________
(1)Time deposits are included within Time deposits and other investments on the Consolidated Balance Sheets. Refer to Note 15 of the Consolidated Financial Statements for further information.
(2)Net debt is a non-GAAP financial measure used by management to evaluate financial flexibility and strength of the Company's balance sheet. Refer to Non-GAAP Financial Measures below.
Cash Flows
Net cash provided by (used in) operating activities of continuing operations was $3,198 in 2022, a decrease in cash provided of $1,068 from the year ended December 31, 2021, primarily due to an increase in operating cash expenditures resulting from the impacts of cost inflation due to higher input commodity prices, notably fuel and energy costs, and increased labor costs; lower sales volumes, and payments related to: (i) increased reclamation and remediation obligations, (ii) the Peñasquito Profit-Sharing Agreement, (iii) previously accrued employee severance resulting from a recent employment model change in Ghana, and (iv) our strategic alliance with CAT.
Net cash provided by (used in) investing activities of continuing operations was $(2,983) in 2022, an increase in cash used of $1,115 from the year ended December 31, 2021, primarily due to an increase in the purchase of time deposits and higher capital expenditures in 2022, partially offset by the acquisition of GT Gold in 2021.
Net cash provided by (used in) financing activities was $(2,356) in 2022, a decrease in cash used of $602 from the year ended December 31, 2021, primarily due to higher stock repurchases in 2021 and higher net repayments of debt in 2021, partially offset by the acquisition of non-controlling interest in Yanacocha in 2022.
Capital Resources
In February 2023, the Board declared a dividend of $0.40 per share, determined under the dividend framework. This framework is non-binding and is periodically reviewed and reassessed by the Board of Directors. The declaration and payment of future dividends remains at the full discretion of the Board and will depend on the Company’s financial results, cash requirements, future prospects and other factors deemed relevant by the Board.
The Company's stock repurchase program for up to $1 billion of common stock expired on December 31, 2022. We repurchased $525 under the plan, all of which was completed in 2021.
Capital Expenditures
Cash generated from operations is used to execute our capital priorities, which include sustaining and developing our global portfolio of long-lived assets. Our near-term development capital projects include Tanami Expansion 2 and Ahafo North, which are being funded from existing liquidity and will continue to be funded from future operating cash flows. Capital costs are estimated to be between $1,200 and $1,300 for Tanami Expansion 2 and between $950 and $1,050 for Ahafo North, with the first full year of commercial production expected to be 2026 for both projects.
We consider sustaining capital as those capital expenditures that are necessary to maintain current production and execute the current mine plan. Capital expenditures to develop new operations or related to projects at existing operations, where these projects will enhance production or reserves, are considered non-sustaining or development capital. The Company’s decision to reprioritize, sell or abandon a development project, which may include returning mining concessions to host governments, could result in a future impairment charge.
The Company continues to evaluate strategic priorities and deployment of capital to projects in the pipeline to ensure we execute on our capital priorities and provide long-term value to shareholders. Included in the Company's continuous evaluation is consideration of current market opportunities or pressures. In response to the current challenging market conditions, which include inflationary pressures and supply chain disruptions, in the third quarter of 2022 the Company announced the delay of the full-funds investment decision for the Yanacocha Sulfides project in Peru. Refer to Note 2 of the Consolidated Financial Statements for further information.
In 2020, we announced climate targets to reduce GHG emissions and plans to invest in climate change initiatives in support of this goal, which may be capital in nature. As part of these initiatives, in November 2021, Newmont announced a strategic alliance with CAT with the aim to develop and implement a comprehensive all-electric autonomous mining system to achieve zero emissions mining. To support this alliance, Newmont pledged a preliminary investment of $100, of which $39 has been paid as of December 31, 2022 and is recognized in Advanced projects, research and development within our Consolidated Statements of Operations, to CAT in connection with automation and electrification goals for surface and underground mining infrastructures and haulage fleets. The remaining pledged amount is anticipated to be paid as certain milestones are reached through 2025.
Other investments supporting our climate change initiatives are expected to include emissions reduction projects and renewable energy opportunities as we seek to achieve these climate targets. For risks related to climate-related capital expenditures, refer to Part I, Item 1A Risk Factors.
For the years ended December 31, 2022, 2021 and 2020 we had Additions to property, plant and mine development as follows:

	2022			2021			2020
	Development Projects	Sustaining Capital	Total	Development Projects	Sustaining Capital	Total	Development Projects	Sustaining Capital	Total
CC&V	$—	$44	$44	$1	$41	$42	$—	$41	$41
Red Lake (1)	—	—	—	—	—	—	—	4	4
Musselwhite	1	53	54	—	39	39	31	27	58
Porcupine	103	49	152	28	40	68	6	37	43
Éléonore	6	54	60	1	45	46	7	36	43
Peñasquito	14	169	183	—	144	144	4	123	127
Merian	—	56	56	—	47	47	1	41	42
Cerro Negro	78	54	132	48	60	108	16	33	49
Yanacocha	416	23	439	151	20	171	74	37	111
Boddington	6	66	72	54	120	174	14	146	160
Tanami	230	113	343	203	101	304	117	95	212
Ahafo	180	88	268	137	76	213	43	77	120
Akyem	4	30	34	17	49	66	1	26	27
NGM	78	230	308	63	171	234	81	160	241
Corporate and Other	15	30	45	5	32	37	11	50	61
Accrual basis	$1,131	$1,059	$2,190	$708	$985	$1,693	$406	$933	$1,339
Decrease (increase) in non-cash adjustments			(59)			(40)			(37)
Cash basis			$2,131			$1,653			$1,302
____________________________
(1)The sale of the Red Lake complex to Evolution closed on March 31, 2020. Refer to Note 8 to the Consolidated Financial Statements for more information on asset sales.
For the year ended December 31, 2022, development projects included Pamour at Porcupine; Yanacocha Sulfides; Cerro Negro; Tanami Expansion 2 and Power Generation Civil Upgrade at Tanami; Ahafo North and Subika Mining Method Change at Ahafo; and Goldrush Complex and the Turquoise Ridge 3rd Shaft at NGM.

In October 2022, the Company entered into A$574 of AUD-denominated fixed forward contracts to mitigate variability in the USD functional cash flows related to the AUD-denominated capital expenditures expected to be incurred in 2023 and 2024 during the construction and development phase of the Tanami Expansion 2 project. The Company has designated the forward contracts as foreign currency cash flow hedges against the forecasted AUD-denominated Tanami Expansion 2 capital expenditures. Refer to Note 14 of the Consolidated Financial Statements for further information.
For the year ended December 31, 2021, development projects included Pamour at Porcupine; Yanacocha Sulfides and Quecher Main at Yanacocha; Cerro Negro expansion projects; Tanami Expansion 2 and Power Generation Civil Upgrade at Tanami; Ahafo North and Subika Mining Method Change at Ahafo; and Goldrush Complex and Turquoise Ridge 3rd Shaft at NGM.
For the year ended December 31, 2020, development projects included Musselwhite Materials Handling, Pamour at Porcupine; Éléonore Lower Mine Material Handling System; Quecher Main and Yanacocha Sulfides at Yanacocha; Emilia at Cerro Negro; Tanami Expansion 2; Ahafo North and Subika Mining Method Change at Ahafo; Goldrush Complex, Turquoise Ridge 3rd Shaft, and Range Front Declines at Cortez at NGM.
For the years ended December 31, 2022, 2021 and 2020, sustaining capital includes capital expenditures such as underground and surface mine development, tailings facility construction, mining equipment, capitalized component purchases, water treatment plant construction, water storage and support facilities, reserves drilling conversion, and infrastructure improvements. Additionally, for the years ended December 31, 2021 and 2020, sustaining capital included haul truck purchases for the Autonomous Haulage System at Boddington.
For the years ended December 31, 2022, 2021 and 2020, drilling and related costs capitalized and included in mine development costs were as follows:

	Year Ended December 31,
	2022	2021	2020
CC&V	$—	$6	$2
Musselwhite	4	—	1
Porcupine	7	5	2
Éléonore	6	4	4
Peñasquito	—	3	—
Merian	5	5	5
Cerro Negro	23	33	10
Yanacocha	3	—	—
Tanami	60	74	72
Ahafo	9	4	4
Akyem	—	1	—
NGM	27	21	17
	$144	$156	$117
During 2022, 2021 and 2020, $11, $—, and $—, respectively, of pre-stripping costs were capitalized and included in mine development costs.
Refer to Note 3 to our Consolidated Financial Statement and Non-GAAP Financial Measures below for further information.
Debt
Debt and Corporate Revolving Credit Facilities. The Company from time to time will redeem its outstanding senior notes ahead of their scheduled maturity dates utilizing Cash and cash equivalents. Additionally, depending upon market conditions and strategic considerations, we may choose to refinance debt in the capital markets.
At December 31, 2022, our future debt maturities include $5,624 that mature beginning in 2029. We generally expect to be able to fund maturities of debt from Net cash provided by (used in) operating activities, Time deposits and other investments, existing cash balances and available credit facilities.
Refer to Note 20 to the Consolidated Financial Statements for more information on redemptions and future debt maturities.
Debt Covenants
Our senior notes and revolving credit facility contain various covenants and default provisions including payment defaults, limitation on liens, leases, sales and leaseback agreements and merger restrictions. Furthermore, our senior notes and corporate revolving credit facility contain covenants that include, limiting the sale of all or substantially all of our assets, certain change of control provisions and a negative pledge on certain assets.
The corporate revolving credit facility contains a financial ratio covenant requiring us to maintain a net debt (total debt net of Cash and cash equivalents) to total capitalization ratio of less than or equal to 62.50% in addition to the covenants noted above.
At December 31, 2022 and 2021, we were in compliance with all existing debt covenants and provisions related to potential defaults.
Letters of Credit and Other Guarantees
We have off-balance sheet arrangements of $1,872 of outstanding surety bonds, bank letters of credit and bank guarantees (refer to Note 25 to the Consolidated Financial Statements). At December 31, 2022, $— of the $3,000 corporate revolving credit facility was used to secure the issuance of letters of credit. Refer to Note 20 to the Consolidated Financial Statements for additional information.
Supplemental Guarantor Information
The Company filed a shelf registration statement with the SEC on Form S-3 under the Securities Act, of 1933, as amended, which enables us to issue an indeterminate number or amount of common stock, preferred stock, depository shares, debt securities, guarantees of debt securities, warrants and units (the “Shelf Registration Statement”). Under the Shelf Registration Statement, our debt securities may be guaranteed by Newmont USA Limited (“Newmont USA”), one of our consolidated subsidiaries (Newmont, as issuer, and Newmont USA, as guarantor, are collectively referred to here-within as the "Obligor Group"). These guarantees are full and unconditional, and none of our other subsidiaries guarantee any security issued and outstanding. The cash provided by operations of the Obligor Group, and all of its subsidiaries, is available to satisfy debt repayments as they become due, and there are no material restrictions on the ability of the Obligor Group to obtain funds from subsidiaries by dividend, loan, or otherwise, except to the extent of any rights noncontrolling interests, foreign currency or regulatory restrictions limiting repatriation of cash. Net assets attributable to noncontrolling interests were $179 at December 31, 2022. All noncontrolling interests relate to non-guarantor subsidiaries.
Newmont and Newmont USA are primarily holding companies with no material operations, sources of income or assets other than equity interest in their subsidiaries and intercompany receivables or payables. Newmont USA’s primary investments are comprised of its 38.5% interest in NGM. For further information regarding these and our other operations, refer to Note 3 of the Consolidated Financial Statements and Results of Consolidated Operations, above.
In addition to equity interests in subsidiaries, the Obligor Group’s balance sheets consisted primarily of the following intercompany assets, intercompany liabilities and external debt. The remaining assets and liabilities of the Obligor Group are considered immaterial at December 31, 2022.

	December 31, 2022
	Obligor Group	Newmont USA
Current intercompany assets	$13,982	$5,815
Non-current intercompany assets	$520	$506
Current intercompany liabilities	$13,118	$1,907
Current external debt	$—	$—
Non-current external debt	$5,564	$—
Newmont USA's subsidiary guarantees (the “subsidiary guarantees”) are general unsecured senior obligations of Newmont USA and rank equal in right of payment to all of Newmont USA's existing and future senior unsecured indebtedness and senior in right of payment to all of Newmont USA's future subordinated indebtedness. The subsidiary guarantees are effectively junior to any secured indebtedness of Newmont USA to the extent of the value of the assets securing such indebtedness.
At December 31, 2022, Newmont USA had approximately $5,564 of consolidated indebtedness (including guaranteed debt), all of which relates to the guarantees of indebtedness of Newmont.
Under the terms of the subsidiary guarantees, holders of Newmont’s securities subject to such subsidiary guarantees will not be required to exercise their remedies against Newmont before they proceed directly against Newmont USA.
Newmont USA will be released and relieved from all its obligations under the subsidiary guarantees in certain specified circumstances, including, but not limited to, the following:
•upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of Newmont USA (other than to Newmont or any of Newmont’s affiliates);

•upon the sale or disposition of all or substantially all the assets of Newmont USA (other than to Newmont or any of Newmont’s affiliates); or
•upon such time as Newmont USA ceases to guarantee more than $75 aggregate principal amount of Newmont’s debt (at December 31, 2022, Newmont USA guaranteed $600 aggregate principal amount of debt of Newmont that did not contain a similar fall-away provision).
Newmont’s debt securities are effectively junior to any secured indebtedness of Newmont to the extent of the value of the assets securing such indebtedness, and structurally subordinated to all debt and other liabilities of Newmont’s non-guarantor subsidiaries. At December 31, 2022, (i) Newmont’s total consolidated indebtedness was approximately $6,132, none of which was secured (other than $561 of Lease and other financing obligations), and (ii) Newmont’s non-guarantor subsidiaries had $5,211 of total liabilities (including trade payables, but excluding intercompany, external debt and reclamation and remediation liabilities), which would have been structurally senior to Newmont’s debt securities.
For further information on our debt, refer to Note 20 of the Consolidated Financial Statements.
Contractual Obligations
Our contractual obligations at December 31, 2022 are summarized as follows:

	Payments Due by Period
Contractual Obligations	Total	Current	Non-Current
Debt (1)	$8,975	$231	$8,744
Finance lease and other financing obligations (2)	749	94	655
Remediation and reclamation liabilities (3)	8,720	495	8,225
Employee-related benefits (4)	626	127	499
Uncertain income tax liabilities and interest (5)	220	—	220
Operating leases and other obligations (6)	137	29	108
Minimum royalty payments (7)	41	26	15
Purchase obligations (8)	969	276	693
Other (9)	184	63	121
	$20,621	$1,341	$19,280
____________________________
(1)Debt includes principal of $5,624 and estimated interest payments of $3,351 on Senior Notes, assuming no early extinguishment.
(2)Finance lease and other financing obligations includes finance lease payments of $744 and additional payments of $5 for finance leases that have not yet commenced.
(3)Mining operations are subject to extensive environmental regulations in the jurisdictions in which they operate. Pursuant to environmental regulations, we are required to close our operations and reclaim and remediate the lands that operations have disturbed. The estimated undiscounted cash outflows of these Reclamation and remediation liabilities are reflected here. For more information regarding reclamation and remediation liabilities, refer to Note 5 to the Consolidated Financial Statements.
(4)Contractual obligations for Employee-related benefits include severance, workers’ participation, pension and other benefit plans. Pension plan and other benefit payments beyond 2032 cannot be reasonably estimated given variable market conditions and actuarial assumptions and are not included.
(5)We are unable to reasonably estimate the timing of our uncertain income tax liabilities and interest payments due to uncertainties in the timing of the effective settlement of tax positions.
(6)Operating lease and other obligations includes operating lease payments of $133 and additional payments of $4 for operating leases that have not yet commenced.
(7)Minimum royalty payments are related to continuing operations and are presented net of recoverable amounts.
(8)Purchase obligations are not recorded in the Consolidated Financial Statements. Purchase obligations represent contractual obligations for purchase of power, materials and supplies, consumables, inventories and capital projects.
(9)Other includes service contracts and other obligations not recorded in our Consolidated Financial Statements, as well as the Norte Abierto and Galore Creek deferred payment obligations accrued in Other current liabilities and Other non-current liabilities.
Environmental
Our mining and exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. We have made, and expect to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures. We perform a comprehensive review of our reclamation and remediation liabilities annually and review changes in facts and circumstances associated with these obligations at least quarterly. Notably, Newmont is committed to the implementation of GISTM and all tailing storage facilities are expected to be in conformance with the GISTM by 2025. Compliance with GISTM remains on-going and has and may continue to result in further increases to our estimated sustaining costs and closure costs for existing operations and non-operating sites. Additionally, laws, regulations and permit requirements focused on water management and discharge requirements for operations and water treatment in connection with closure are becoming increasingly stringent. Compliance with water management and discharge quality remains dynamic and has and may continue to result in further increases to our estimated closure costs.
At December 31, 2022 and 2021, $6,731 and $5,768, respectively, were accrued for reclamation costs relating to currently or recently producing or development stage mineral properties, of which $482 and $213, respectively, were classified as current liabilities.
In addition, we are involved in several matters concerning environmental obligations associated with former, primarily historic, mining activities. Based upon our best estimate of our liability for these matters, $373 and $344 were accrued for such obligations at December 31, 2022 and 2021, respectively, of which $44 and $60, respectively, were classified as current liabilities. We spent $56, $43 and $25 during 2022, 2021, and 2020, respectively, for environmental obligations related to the former mining activities.
Reclamation and remediation adjustments during 2022 primarily related to (i) increased water management costs at portions of our Yanacocha and Porcupine site operations that are no longer in production and with no expected substantive future economic value (i.e., non-operating) (ii) increased costs due to closure plan design changes at our Porcupine site operations (iii) higher waste disposal costs and project execution delays at the Midnite mine and Dawn mill sites and (iv) higher estimated closure costs due to cost inflation. Reclamation and remediation adjustments during 2021 primarily related to (i) increased water treatment costs at non-operating portions of our Yanacocha site operation and (ii) higher estimated closure costs at various other non-operating sites arising from recent tailings management review and monitoring requirements set forth by GISTM.
During the year ended 2022, 2021, and 2020, capital expenditures were approximately $29, $13, and $23, respectively, to comply with environmental regulations.
Our sustainability strategy is a foundational element in achieving our purpose to create value and improve lives through sustainable and responsible mining. Sustainability and safety are integrated into the business at all levels of the organization through our global policies, standards, strategies, business plans and remuneration plans. For more information on the Company’s reclamation and remediation liabilities, refer to Notes 5 and 25 to the Consolidated Financial Statements. For discussion of regulatory, tailings, water, climate and other environmental risks, refer to Part I, Item 1A. Risk Factors, for additional information.
Forward-Looking Statements
The foregoing discussion and analysis, as well as certain information contained elsewhere in this Annual Report, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created thereby. For a more detailed discussion of risks and other factors that might impact forward-looking statements and other important information about forward-looking statements, refer to the discussion in Forward-Looking Statements in Part I, Item 1, Business and Part I, Item 1A, Risk Factors.
Non-GAAP Financial Measures
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below. For additional information regarding our discontinued operations, refer to Note 1 to the Consolidated Financial Statements.
Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization
Management uses earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Year Ended December 31,
	2022	2021	2020
Net income (loss) attributable to Newmont stockholders	$(429)	$1,166	$2,829
Net income (loss) attributable to noncontrolling interests	60	(933)	(38)
Net (income) loss from discontinued operations (1)	(30)	(57)	(163)
Equity loss (income) of affiliates	(107)	(166)	(189)
Income and mining tax expense (benefit)	455	1,098	704
Depreciation and amortization	2,185	2,323	2,300
Interest expense, net	227	274	308
EBITDA	$2,361	$3,705	$5,751
Adjustments:
Impairment charges (2)	$1,320	$25	$49
Reclamation and remediation charges (3)	713	1,696	213
Pension settlements (4)	137	4	92
Change in fair value of investments (5)	46	135	(252)
Gain on asset and investment sales (6)	(35)	(212)	(677)
Settlement costs (7)	22	11	58
Restructuring and severance (8)	4	11	18
COVID-19 specific costs (9)	3	5	92
Loss on assets held for sale (10)	—	571	—
Loss on debt extinguishment (11)	—	11	77
Impairment of investments (12)	—	1	93
Goldcorp transaction and integration costs (13)	—	—	23
Other (14)	(21)	—	—
Adjusted EBITDA (15)	$4,550	$5,963	$5,537
____________________________
(1)For additional information regarding our discontinued operations, refer to Note 1 to our Consolidated Financial Statements.
(2)Impairment charges, included in Impairment charges represents non-cash write-downs of long-lived assets and goodwill. Refer to Note 6 to our Consolidated Financial Statements for further information.
(3)Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to the reclamation and remediation plans and cost estimates at the Company’s former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. For additional information, refer to Note 5 in the Consolidated Financial Statements.
(4)Pension settlements, included in Other income (loss), net, primarily represents pension settlement charges related to the annuitization of certain defined benefit plans and lump sum payments to participants in 2022 and related to lump sum payments to participants in 2021 and 2020. Refer to Note 11 to our Consolidated Financial Statements for further information.
(5)Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable and other equity securities. For additional information regarding our investments, refer to Note 15 to our Consolidated Financial Statements.
(6)Gain on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents gains recognized on the sale of the investment in MARA, on disposal of trucks at Boddington, and the sale of royalty interests at NGM, partially offset by the loss recognized on the sale of the La Zanja equity method investment in 2022; the gain on the sale of the Kalgoorlie Power business, gain on the NGM Lone Tree and South Arturo exchange transaction, and gain on the sale of TMAC in 2021; and gains on the sale of Kalgoorlie and Continental and a gain on the sale of certain royalty interests to Maverix in 2020. For additional information, refer to Note 8 to our Consolidated Financial Statements.
(7)Settlement costs, included in Other expense, net, primarily represents a legal settlement and a voluntary contribution made to support humanitarian efforts in Ukraine in 2022; a voluntary contribution made to the Republic of Suriname in 2021; and costs related to the ecological tax obligation at Peñasquito in Mexico, mineral interest settlements at Ahafo and Akyem in Africa, the Cedros community agreement at Peñasquito in Mexico, a water related settlement at Yanacocha in Peru and other related costs in 2020.
(8)Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational and operating model changes implemented by the Company for all periods presented.
(9)COVID-19 specific costs, included in Other expense, net, primarily includes amounts distributed from Newmont Global Community Support Fund to help host communities, governments and employees combat the COVID-19 pandemic for all periods presented and includes incremental direct costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic in 2020. Refer to Note 7 to our Consolidated Financial Statements for further information.
(10)Loss on assets held for sale, included in Loss on assets held for sale, represents the loss recognized due to the reclassification of the Conga mill assets as held for sale during 2021. The assets were remeasured to fair value less costs to sell. For additional information, refer to Note 1 to our Consolidated Financial Statements.
(11)Loss on debt extinguishment, included in Other income (loss), net, primarily represents losses on the debt tender offer and subsequent extinguishment of the 2023 Newmont Senior Notes and the 2023 Goldcorp Senior Notes during 2021 and the extinguishment of a portion of the 2022 Senior Notes and 2023 Senior Notes during 2020.
(12)Impairment of investments, included in Other income (loss), net, primarily represents other-than-temporary impairment of the TMAC investment in 2020.

(13)Goldcorp transaction and integration costs, included in Other expense, net, primarily represents costs incurred in 2020 related to Newmont's acquisition of Goldcorp completed in 2019 as well as subsequent integration costs.
(14)Primarily represents an $11 reimbursement of certain historical Goldcorp operational expenses related to a legacy project that reached commercial production in the second quarter of 2022 and $7 of penalty income from an energy vendor early terminating a contract in 2022, included Other income (loss), net.
(15)Adjusted EBITDA has not been adjusted for $—, $8, and $178 of cash care and maintenance costs, included in Other expense, net, which primarily represent costs incurred associated with certain mine sites being temporarily placed into care and maintenance in response to the COVID-19 pandemic for the years ended December 31, 2022, 2021, and 2020, respectively.
Adjusted net income (loss)
Management uses Adjusted Net Income (Loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted Net Income (Loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable tax rate. Management’s determination of the components of Adjusted Net Income (Loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Year Ended December 31, 2022
		per share data (1)
		basic	diluted
Net income (loss) attributable to Newmont stockholders	$(429)	$(0.54)	$(0.54)
Net loss (income) attributable to Newmont stockholders from discontinued operations (2)	(30)	(0.04)	(0.04)
Net income (loss) attributable to Newmont stockholders from continuing operations (3)	(459)	(0.58)	(0.58)
Impairment charges (4)	1,320	1.66	1.66
Reclamation and remediation charges (5)	713	0.90	0.90
Pension settlements (6)	137	0.17	0.17
Change in fair value of investments (7)	46	0.06	0.06
Gain on asset and investment sales (8)	(35)	(0.04)	(0.04)
Settlement costs (9)	22	0.03	0.03
Restructuring and severance (10)	4	0.01	0.01
COVID-19 specific costs (11)	3	—	—
Other (12)	(21)	(0.03)	(0.03)
Tax effect of adjustments (13)	(344)	(0.44)	(0.44)
Valuation allowance and other tax adjustments, net (14)	82	0.11	0.11
Adjusted net income (loss)	$1,468	$1.85	$1.85

Weighted average common shares (millions): (3)		794	795
____________________________
(1)Per share measures may not recalculate due to rounding.
(2)For additional information regarding our discontinued operations, refer to Note 1 to our Consolidated Financial Statements.
(3)Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with GAAP. For the year ended December 31, 2022, potentially dilutive shares of 1 million were excluded from the computation of diluted loss per common share attributable to Newmont stockholders in the Consolidated Statement of Operations as they were antidilutive. These shares were included in the computation of adjusted net income per diluted share for the year ended December 31, 2022.
(4)Impairment charges, included in Impairment charges represents non-cash write-downs of long-lived assets and goodwill. Refer to Note 6 to our Consolidated Financial Statements for further information.
(5)Reclamation and remediation charges, net, included in Reclamation and remediation, represent revisions to the reclamation and remediation plans and cost estimates at the Company’s former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. Refer to Note 5 to our Consolidated Financial Statements for further information.
(6)Pension settlements, included in Other income (loss), net, represents pension settlement charges related to the annuitization of certain defined benefit plans. Refer to Note 11 to our Consolidated Financial Statements for further information.
(7)Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable and other equity securities. For additional information regarding our investments, refer to Note 15 to our Consolidated Financial Statements.
(8)Gain on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents gains recognized on the sale of the investment in MARA, disposal of trucks at Boddington, and the sale of royalty interests at NGM, partially offset by the loss recognized on the sale of the La Zanja equity method investment. For additional information, refer to Note 8 to our Consolidated Financial Statements.

(9)Settlement costs, included in Other expense, net, primarily represents a legal settlement and a voluntary contribution made to support humanitarian efforts in Ukraine.
(10)Restructuring and severance, net, included in Other expense, net, primarily represents severance and related costs associated with significant organizational and operating model changes implemented by the Company.
(11)COVID-19 specific costs, included in Other expense, net, represents amounts distributed from the Newmont Global Community Fund to help host communities, governments and employees combat the COVID-19 pandemic. Adjusted net income (loss) has not been adjusted for $35 of incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites. Refer to Note 7 to our Consolidated Financial Statements for further information.
(12)Primarily represents a $11 reimbursement of certain historical Goldcorp operational expenses related to a legacy project that reached commercial production in the second quarter of 2022 and $7 of penalty income from an energy vendor early terminating a contract in 2022, included Other income (loss), net.
(13)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (4) through (12), as described above, and are calculated using the applicable tax rate.
(14)Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $246, the expiration of U.S. foreign tax credit carryovers of $31, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(86), net removal to the reserve for uncertain tax positions of $(8), a tax settlement in Mexico of $(125) and other tax adjustments of $24. Total amount is presented net of income (loss) attributable to noncontrolling interests of $82.

	Year Ended December 31, 2021
		per share data (1)
		basic	diluted
Net income (loss) attributable to Newmont stockholders	$1,166	$1.46	$1.46
Net loss (income) attributable to Newmont stockholders from discontinued operations (2)	(57)	(0.07)	(0.07)
Net income (loss) attributable to Newmont stockholders from continuing operations	1,109	1.39	1.39
Reclamation and remediation charges, net (3)	983	1.23	1.23
Loss on assets held for sale, net (4)	372	0.47	0.46
Gain on asset and investment sales (5)	(212)	(0.27)	(0.27)
Change in fair value of investments (6)	135	0.17	0.17
Impairment charges (7)	25	0.03	0.03
Loss on debt extinguishment (8)	11	0.01	0.01
Settlement costs (9)	11	0.01	0.01
Restructuring and severance, net (10)	9	0.01	0.01
COVID-19 specific costs (11)	5	—	—
Pension settlement (12)	4	—	—
Impairment of investments (13)	1	—	—
Tax effect of adjustments (14)	(413)	(0.51)	(0.51)
Valuation allowance and other tax adjustments, net (15)	331	0.43	0.43
Adjusted net income (loss) (16)	$2,371	$2.97	$2.96

Weighted average common shares (millions): (17)		799	801
____________________________
(1)Per share measures may not recalculate due to rounding.
(2)For additional information regarding our discontinued operations, refer to Note 1 to our Consolidated Financial Statements.
(3)Reclamation and remediation charges, net, included in Reclamation and remediation, represent revisions to reclamation and remediation plans and cost estimates at the Company’s former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. Refer to Note 5 to our Consolidated Financial Statements for further information. Amount is presented net of pre-tax income (loss) attributable to noncontrolling interests of $(713).
(4)Loss on assets held for sale, net, included in Loss on assets held for sale, represents the loss recognized due to the reclassification of the Conga mill assets as held for sale during the third quarter of 2021. The assets were remeasured to fair value less costs to sell. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(199). For additional information, refer to Note 1 to our Consolidated Financial Statements.
(5)Gain on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents the gain on the sale of the Kalgoorlie Power business, gain on the NGM Lone Tree and South Arturo exchange, and gain on the sale of TMAC. For additional information, refer to Note 8 to our Consolidated Financial Statements.
(6)Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable and other equity securities. For additional information regarding our investments, refer to Note 15 to our Consolidated Financial Statements.
(7)Impairment charges, included in Impairment charges represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories. Refer to Note 6 to our Consolidated Financial Statements for further information.

(8)Loss on debt extinguishment, included in Other income (loss), net, primarily represents losses on the debt tender offer and subsequent extinguishment of the 2023 Newmont Senior Notes and the 2023 Goldcorp Senior Notes.
(9)Settlement costs, included in Other expense, net, primarily are comprised of a voluntary contribution made to the Republic of Suriname.
(10)Restructuring and severance, net, included in Other expense, net, primarily represents severance and related costs associated with significant organizational and operating model changes implemented by the Company. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(2).
(11)COVID-19 specific costs, included in Other expense, net, primarily includes amounts distributed from the Newmont Global Community Fund to help host communities, governments and employees combat the COVID-19 pandemic. Adjusted net income (loss) has not been adjusted for $82 of incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites. Refer to Note 7 to our Consolidated Financial Statements for further information.
(12)Pension settlements, included in Other income (loss), net, represents pension settlement charges due to lump sum payments to participants. Refer to Note 11 to our Consolidated Financial Statements for further information.
(13)Impairment of investments, included in Other income (loss), net, primarily represents other-than-temporary impairment of other investments.
(14)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (3) through (13), as described above, and are calculated using the applicable tax rate.
(15)Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $419, the expiration of U.S. capital loss carryovers of $152, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(17), net additions to the reserve for uncertain tax positions of $99, and other tax adjustments of $5. Total amount is presented net of income (loss) attributable to noncontrolling interests of $(327).
(16)Adjusted net income (loss) has not been adjusted for $8 of cash and $3 of non-cash care and maintenance costs, included in Other expense, net and Depreciation and amortization, respectively, which represent costs associated with our Tanami site being temporarily placed into care and maintenance in response to the COVID-19 pandemic during the year ended December 31, 2021, respectively.
(17)Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with GAAP.

	Year Ended December 31, 2020
		per share data (1)
		basic	diluted
Net income (loss) attributable to Newmont stockholders	$2,829	$3.52	$3.51
Net loss (income) attributable to Newmont stockholders from discontinued operations (2)	(163)	(0.20)	(0.20)
Net income (loss) attributable to Newmont stockholders from continuing operations	2,666	3.32	3.31
Gain on asset and investment sales (3)	(677)	(0.84)	(0.84)
Change in fair value of investments (4)	(252)	(0.31)	(0.31)
Reclamation and remediation charges, net (5)	160	0.20	0.20
Impairment of investments (6)	93	0.11	0.11
Pension settlement (7)	92	0.11	0.11
COVID-19 specific costs, net (8)	84	0.10	0.10
Loss on debt extinguishment (9)	77	0.09	0.09
Settlement costs, net (10)	55	0.07	0.07
Impairment charges (11)	49	0.06	0.06
Goldcorp transaction and integration costs (12)	23	0.03	0.03
Restructuring and severance, net (13)	17	0.02	0.02
Tax effect of adjustments (14)	62	0.08	0.08
Valuation allowance and other tax adjustments, net (15)	(309)	(0.38)	(0.37)
Adjusted net income (loss) (16)	$2,140	$2.66	$2.66

Weighted average common shares (millions): (17)		804	806
____________________________
(1)Per share measures may not recalculate due to rounding.
(2)For additional information regarding our discontinued operations, refer to Note 1 to our Consolidated Financial Statements.
(3)(Gain) loss on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents gains on the sale of Kalgoorlie and Continental and a gain on the sale of royalty interests to Maverix. For additional information, refer to Note 8 to our Consolidated Financial Statements.
(4)Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable and other equity securities. For additional information regarding our investments, refer to Note 15 to our Consolidated Financial Statements.
(5)Reclamation and remediation charges, net, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value, including adjustments related to increased lime consumption and water treatment costs at inactive Yanacocha sites and updated project cost estimates at inactive Porcupine sites, the Midnite mine site and Dawn mill site. Amount is presented net of income (loss) attributable to noncontrolling interests of $(53).

(6)Impairment of investments, included in Other income (loss), net, primarily represents the other-than-temporary impairment of the TMAC investment.
(7)Pension settlements, included in Other income (loss), net, represents pension settlement charges due to lump sum payments to participants. Refer to Note 11 to our Consolidated Financial Statements for further information.
(8)COVID-19 specific costs, net, included in Other expense, net, represents incremental direct costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic and includes amounts distributed from the Newmont Global Community Fund to help host communities, governments and employees combat the COVID-19 pandemic. Amount is presented net of income (loss) attributable to noncontrolling interests of $(8). Refer to Note 7 to our Consolidated Financial Statements for further information.
(9)Loss on debt extinguishment, included in Other income (loss), net, primarily represents losses on the extinguishment of a portion of the 2022 Senior Notes and 2023 Senior Notes during 2020.
(10)Settlement costs, net, included in Other expense, net, primarily represents costs related to the ecological tax obligation at Peñasquito in Mexico, mineral interest settlements at Ahafo and Akyem in Africa, the Cedros community agreement at Peñasquito in Mexico, a water related settlement at Yanacocha in Peru and other related costs. Amount is presented net of income (loss) attributable to noncontrolling interests of $(3).
(11)Impairment charges, included in Impairment charges represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories. Refer to Note 6 to our Consolidated Financial Statements for further information.
(12)Goldcorp transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to Newmont's acquisition of Goldcorp completed in 2019 as well as subsequent integration costs.
(13)Restructuring and severance, net, included in Other expense, net, primarily represents severance and related costs associated with significant organizational and operating model changes implemented by the Company. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(1).
(14)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (3) through (13), as described above, and are calculated using the applicable tax rate.
(15)Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment is due to the benefit recognized on the sale of Kalgoorlie and related tax capital loss of $(353), net increase or (decrease) to net operating losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $186, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(98), net reductions to the reserve for uncertain tax positions of $(21) and other tax adjustments of $39. Total amount is presented net of income (loss) attributable to noncontrolling interests of $(62).
(16)Adjusted net income (loss) has not been adjusted for $165 of cash and $85 of non-cash care and maintenance costs, included in Other expense, net and Depreciation and amortization, respectively, which primarily represent costs associated with our Musselwhite, Éléonore, Peñasquito, Yanacocha and Cerro Negro sites being temporarily placed into care and maintenance in response to the COVID-19 pandemic during a portion of the year ended December 31, 2020, respectively. Amounts are presented net of income (loss) attributable to noncontrolling interests of $13 and $3, respectively.
(17)Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with GAAP.
Free Cash Flow
Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.
The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Consolidated Statements of Cash Flows.
The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Year Ended December 31,
	2022	2021	2020
Net cash provided by (used in) operating activities	$3,220	$4,279	$4,882
Less: Net cash used in (provided by) operating activities of discontinued operations	(22)	(13)	8
Net cash provided by (used in) operating activities of continuing operations	3,198	4,266	4,890
Less: Additions to property, plant and mine development	(2,131)	(1,653)	(1,302)
Free Cash Flow	$1,067	$2,613	$3,588

Net cash provided by (used in) investing activities (1)	$(2,983)	$(1,868)	$91
Net cash provided by (used in) financing activities	$(2,356)	$(2,958)	$(1,680)
____________________________
(1)Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.
Net Debt
Management uses Net Debt to measure the Company’s liquidity and financial position. Net Debt is calculated as Debt and Lease and other financing obligations less Cash and cash equivalents and time deposits included in Time deposits and other investments, as presented on the Consolidated Balance Sheets. Cash and cash equivalents and time deposits are subtracted from Debt and Lease and other financing obligations as these are highly liquid, low-risk investments and could be used to reduce the Company's debt obligations. The Company believes the use of Net Debt allows investors and others to evaluate financial flexibility and strength of the Company's balance sheet. Net Debt is intended to provide additional information only and does not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of liquidity prepared in accordance with GAAP. Other companies may calculate this measure differently.
The following table sets forth a reconciliation of Net Debt, a non-GAAP financial measure, to Debt and Lease and other financing obligations, which the Company believes to be the GAAP financial measures most directly comparable to Net Debt.

	At December 31, 2022	At December 31, 2021
Debt	$5,571	$5,652
Lease and other financing obligations	561	650
Less: Cash and cash equivalents	(2,877)	(4,992)
Less: Time deposits (1)	(829)	—
Net debt	$2,426	$1,310
____________________________
(1)Refer to Note 15 of the Consolidated Financial Statements for further information.
Costs applicable to sales per ounce/gold equivalent ounce
Costs applicable to sales per ounce/gold equivalent ounce are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis. We believe that these measures provide additional information to management, investors and others that aids in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility into the direct and indirect costs related to production, excluding depreciation and amortization, on a per ounce/gold equivalent ounce basis. Costs applicable to sales per ounce/gold equivalent ounce statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

	Gold (1)			GEO (2)
	Year Ended December 31,			Year Ended December 31,
	2022	2021	2020	2022	2021	2020
Costs applicable to sales (3)	$5,423	$4,628	$4,408	$1,045	$807	$606
Gold/GEO sold (thousand ounces) (4)	5,812	5,897	5,831	1,275	1,258	1,062
Costs applicable to sales per ounce (5)	$933	$785	$756	$819	$640	$571
____________________________
(1)Includes by-product credits of $109, $187 and $128 in 2022, 2021, and 2020, respectively.
(2)Includes by-product credits of $8, $7 and $2 in 2022, 2021, and 2020, respectively.
(3)Excludes Depreciation and amortization and Reclamation and remediation.
(4)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.) and Zinc ($1.15/lb.) pricing for 2022, Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021 and Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($16.00/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020.
(5)Per ounce measures may not recalculate due to rounding.
All-In Sustaining Costs
Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, Newmont calculates All-In Sustaining Costs (“AISC”) based on the definition published by the World Gold Council. The World Gold Council is a market development organization for the gold industry comprised of and funded by gold mining companies around the world and a regulatory organization.
AISC is a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations. We believe that AISC is a non-GAAP measure that provides additional information to management, investors and others that aids in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.
AISC amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in IFRS, or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development (i.e. non-sustaining) activities based upon each company’s internal policies.
The following disclosure provides information regarding the adjustments made in determining the All-In Sustaining Costs measure:
Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from CAS, such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Consolidated Statements of Operations less the amount of CAS attributable to the production of other metals. The other metals' CAS at those mine sites is disclosed in Note 3 of the Consolidated Financial Statements. The allocation of CAS between gold and other metals is based upon the relative sales value of gold and other metals produced during the period.
Reclamation costs. Includes accretion expense related to reclamation liabilities and the amortization of the related ARC for the Company’s operating properties. Accretion related to the reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals.
Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to sustain current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves to sustain production at existing operations. As these costs relate to sustaining our production, and are considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Consolidated Statements of Operations less incurred expenses related to the development of new operations, or related to major projects at existing operations where these projects will materially benefit the operation in the future. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals. We also allocate these costs incurred at Corporate and Other using the proportion of CAS between gold and other metals.
General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to supporting our corporate structure and fulfilling our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis. We allocate these costs to gold and other metals at Corporate and Other using the proportion of CAS between gold and other metals.
Other expense, net. For Other expense, net we include care and maintenance costs relating to direct operating costs incurred at the mine sites during the period that these sites were temporarily placed into care and maintenance in response to the COVID-19 pandemic and exclude certain exceptional or unusual expenses, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals.
Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on the Consolidated Statements of Operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals.
Sustaining capital and finance lease payments. We determined sustaining capital and finance lease payments as those capital expenditures and finance lease payments that are necessary to maintain current production and execute the current mine plan. We determined development (i.e. non-sustaining) capital expenditures and finance lease payments to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation and are excluded from the calculation of AISC. The classification of sustaining and development capital projects and finance leases is based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital and finance lease payments are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals. We also allocate these costs incurred at Corporate and Other using the proportion of CAS between gold and other metals.

Year Ended December 31, 2022	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration (5)	General and Administrative	Other Expense, Net (6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs (8)(9)(10)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz. (12)
Gold
CC&V	$241	$16	$10	$—	$3	$—	$45	$315	185	$1,697
Musselwhite	195	5	8	—	1	—	53	262	172	1,531
Porcupine	281	6	11	—	—	—	52	350	280	1,248
Éléonore	266	9	5	—	3	—	63	346	217	1,599
Peñasquito (11)	442	10	4	1	3	23	72	555	573	968
Merian	369	6	11	—	2	—	57	445	403	1,105
Cerro Negro	283	5	1	2	10	—	54	355	281	1,262
Yanacocha	313	19	2	1	11	—	23	369	250	1,477
Boddington	652	17	5	—	2	16	56	748	813	921
Tanami	328	2	7	—	6	—	124	467	486	960
Ahafo	566	11	5	—	2	—	90	674	572	1,178
Akyem	334	35	2	—	1	—	32	404	415	972
NGM	1,153	9	15	10	—	4	230	1,421	1,165	1,220
Corporate and Other (13)	—	—	76	224	3	—	24	327	—	—
Total Gold	$5,423	$150	$162	$238	$47	$43	$975	$7,038	5,812	$1,211

Gold equivalent ounces - other metals (14)
Peñasquito (11)	$864	$19	$10	$1	$5	$130	$132	$1,161	1,044	$1,112
Boddington	181	2	2	—	—	10	12	207	231	894
Corporate and Other (13)	—	—	11	37	1	—	4	53	—	—
Total Gold Equivalent Ounces	$1,045	$21	$23	$38	$6	$140	$148	$1,421	1,275	$1,114

Consolidated	$6,468	$171	$185	$276	$53	$183	$1,123	$8,459
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $117 and excludes co-product revenues of $1,499.
(3)Includes stockpile and leach pad inventory adjustments of $37 at CC&V, $37 at Yanacocha, $3 at Merian, $9 at Ahafo, $19 at Akyem, and $51 at NGM.
(4)Reclamation costs include operating accretion and amortization of asset retirement costs of $65 and $106, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $114 and $742, respectively.
(5)Advanced projects, research and development and Exploration excludes development expenditures of $1 at CC&V, $3 at Porcupine, $5 at Peñasquito, $10 at Merian, $24 at Cerro Negro, $20 at Yanacocha, $21 at Tanami, $21 at Ahafo, $12 at Akyem, $17 at NGM and $141 at Corporate and Other, totaling $275 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Other expense, net includes incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational segments of $1 at Musselwhite, $3 at Éléonore, $7 at Peñasquito, $3 at Merian, $7 at Cerro Negro, $6 at Yanacocha, $2 at Boddington, $6 at Tanami, totaling $35.
(7)Other expense, net is adjusted for settlement costs of $22, restructuring and severance costs of $4 and distributions from the Newmont Global Community Support Fund of $3.
(8)Includes sustaining capital expenditures of $1,059. See Liquidity and Capital Resources within Part II, Item 7, Management's Discussion and Analysis for sustaining capital by segment.
(9)Excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $1,072. See Liquidity and Capital Resources within Part II, Item 7, Management's Discussion and Analysis for the discussion of major development projects.
(10)Includes finance lease payments for sustaining projects of $64 and excludes finance lease payments for development projects of $36.
(11)Costs applicable to sales includes $70 related to the Peñasquito Profit-Sharing Agreement associated with 2021 site performance. For further information, refer to Note 3 of the Consolidated Financial Statements.
(12)Per ounce measures may not recalculate due to rounding.
(13)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 3 of the Condensed Consolidated Financial Statements for further information.
(14)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.) and Zinc ($1.15/lb.) pricing for 2022.

Year Ended December 31, 2021	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration (5)	General and Administrative	Other Expense, Net (6)(7)(8)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs (9)(10)(11)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz. (12)
Gold
CC&V	$238	$7	$9	$—	$—	$—	$41	$295	220	$1,338
Musselwhite	157	2	7	—	1	—	39	206	154	1,335
Porcupine	269	5	13	—	—	—	43	330	287	1,152
Éléonore	237	3	2	—	5	—	63	310	247	1,256
Peñasquito	395	6	1	—	7	31	65	505	720	702
Merian	326	5	5	—	5	—	47	388	434	895
Cerro Negro	243	6	—	—	23	—	60	332	267	1,247
Yanacocha	232	66	6	—	30	1	20	355	263	1,355
Boddington	607	11	7	—	—	13	102	740	685	1,083
Tanami	278	2	5	—	17	—	116	418	488	855
Ahafo	425	8	5	—	5	—	79	522	480	1,084
Akyem	261	30	4	—	1	—	49	345	378	913
NGM	960	8	13	10	3	2	172	1,168	1,274	918
Corporate and Other (13)	—	—	97	213	8	—	28	346	—	—
Total Gold	$4,628	$159	$174	$223	$105	$47	$924	$6,260	5,897	$1,062

Gold equivalent ounces - other metals (14)
Peñasquito	$664	$9	$2	$1	$11	$115	$106	$908	1,100	$824
Boddington	143	2	1	—	—	7	19	172	158	1,098
Corporate and Other (13)	—	—	14	35	—	—	4	53	—	—
Total Gold Equivalent Ounces	$807	$11	$17	$36	$11	$122	$129	$1,133	1,258	$900

Consolidated	$5,435	$170	$191	$259	$116	$169	$1,053	$7,393
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $194 and excludes co-product revenues of $1,679.
(3)Includes stockpile and leach pad inventory adjustments of $16 at CC&V, $18 at Yanacocha and $11 at NGM.
(4)Reclamation costs include operating accretion and amortization of asset retirement costs of $79 and $91, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $52 and $1,715, respectively.
(5)Advanced projects, research and development and Exploration excludes development expenditures of $9 at CC&V, $4 at Porcupine, $3 at Éléonore, $5 at Peñasquito, $6 at Merian, $9 at Cerro Negro, $12 at Yanacocha, $19 at Tanami, $17 at Ahafo, $6 at Akyem, $17 at NGM and $65 at Corporate and Other, totaling $172 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Other expense, net includes $8 at Tanami of cash care and maintenance costs associated with the sites temporarily being placed into care and maintenance or operating at reduced levels in response to the COVID-19 pandemic, during the period ended December 31, 2021 that we would have continued to incur if the sites were not temporarily placed into care and maintenance.
(7)Other expense, net includes incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites of $1 at Musselwhite, $3 at Éléonore, $19 at Peñasquito, $6 at Merian, $19 at Cerro Negro, $21 at Yanacocha, $8 at Tanami, $4 at Ahafo, and $1 at Akyem, totaling $82.
(8)Other expense, net is adjusted for settlement costs of $11, restructuring and severance costs of $11 and incremental costs of responding to the COVID-19 pandemic of $5.
(9)Includes sustaining capital expenditures of $985. See Liquidity and Capital Resources within Part II, Item 7, Management's Discussion and Analysis for sustaining capital by segment.
(10)Excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $668. See Liquidity and Capital Resources within Part II, Item 7, Management's Discussion and Analysis for the discussion of major development projects.
(11)Includes finance lease payments for sustaining projects of $68 and excludes finance lease payments for development projects of $41.
(12)Per ounce measures may not recalculate due to rounding.
(13)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 3 of the Condensed Consolidated Financial Statements for further information.
(14)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021.

Year Ended December 31, 2020	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration (5)	General and Administrative	Other Expense, Net (6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs (8)(9)(10)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz. (11)
Gold
CC&V	$245	$6	$11	$—	$1	$—	$41	$304	270	$1,125
Red Lake	45	—	1	—	—	—	4	50	42	1,182
Musselwhite	117	2	7	—	25	—	27	178	97	1,838
Porcupine	244	2	14	—	—	—	39	299	319	935
Éléonore	181	2	4	—	26	—	45	258	208	1,248
Peñasquito	286	4	—	—	20	48	53	411	512	806
Merian	328	4	4	1	—	—	41	378	464	813
Cerro Negro	166	3	2	—	60	—	33	264	231	1,147
Yanacocha	345	57	9	1	30	—	37	479	339	1,414
Boddington	579	13	3	—	—	11	125	731	668	1,094
Tanami	251	1	10	—	—	—	104	366	492	745
Ahafo	375	9	2	1	2	—	78	467	476	980
Akyem	234	24	1	—	1	—	26	286	377	757
NGM	1,012	12	23	10	2	10	160	1,229	1,336	920
Corporate and Other (12)	—	—	83	256	7	—	50	396	—	—
Total Gold	$4,408	$139	$174	$269	$174	$69	$863	$6,096	5,831	$1,045

Gold equivalent ounces - other metals (13)
Peñasquito	$499	$7	$1	$—	$19	$142	$106	$774	934	$828
Boddington	107	2	—	—	—	6	23	138	128	1,080
Total Gold Equivalent Ounces	$606	$9	$1	$—	$19	$148	$129	$912	1,062	$858

Consolidated	$5,014	$148	$175	$269	$193	$217	$992	$7,008
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $130 and excludes co-product revenues of $1,147.
(3)Includes stockpile and leach pad inventory adjustments of $18 at Yanacocha and $24 at NGM.
(4)Reclamation costs include operating accretion and amortization of asset retirement costs of $88 and $60, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $52 and $226, respectively.
(5)Advanced projects, research and development and Exploration excludes development expenditures of $4 at CC&V, $3 at Porcupine, $1 at Éléonore, $2 at Peñasquito, $7 at Merian, $2 at Cerro Negro, $3 at Yanacocha, $6 at Tanami, $20 at Ahafo, $8 at Akyem, $19 at NGM and $59 at Corporate and Other, totaling $134 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Other expense, net includes $28 at Musselwhite, $26 at Éléonore, $38 at Peñasquito, $56 at Cerro Negro, $27 at Yanacocha, and $3 at Corporate and Other of cash care and maintenance costs associated with the sites temporarily being placed into care and maintenance or operating at reduced levels in response to the COVID-19 pandemic, during the period ended December 31, 2020 that we would have continued to incur if the sites were not temporarily placed into care and maintenance.
(7)Other expense, net is adjusted for incremental costs of responding to the COVID-19 pandemic of $92, settlement costs of $58, Goldcorp transaction and integration costs of $23 and restructuring and severance of $18.
(8)Includes sustaining capital expenditures of $933. See Liquidity and Capital Resources within Part II, Item 7, Management's Discussion and Analysis for sustaining capital by segment.
(9)Excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $369. See Liquidity and Capital Resources within Part II, Item 7, Management's Discussion and Analysis for the discussion of major development projects.
(10)Includes finance lease payments for sustaining projects of $59 and excludes finance lease payments for development projects of $38.
(11)Per ounce measures may not recalculate due to rounding.
(12)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 3 of the Condensed Consolidated Financial Statements for further information.
(13)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($16.00/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020.

Accounting Developments
For a discussion of Recently Adopted and Recently Issued Accounting Pronouncements, refer to Note 2 to the Consolidated Financial Statements.
Critical Accounting Estimates
Our discussion of financial condition and results of operations is based upon the information reported in our Consolidated Financial Statements. The preparation of these Consolidated Financial Statements in conformity with GAAP requires us to make assumptions and estimates that affect the reported amounts of assets, liabilities, revenues, and expenses, as well as the disclosure of contingent assets and liabilities as of the date of our financial statements. We have identified the accounting estimates listed below as critical to understanding and evaluating the financial results reported in our Consolidated Financial Statements. These accounting estimates require the application of significant management judgment and are critical due to the significant level of estimation uncertainty regarding the assumptions involved and the magnitude of the asset, liability, revenue or expense being reported. We base our assumptions and estimates on historical experience and various other sources that we believe to be reasonable under the circumstances. We review the underlying factors used in our estimates regularly, including reviewing the significant accounting policies impacting the estimates, to ensure compliance with GAAP. However, due to the uncertainty inherent in our estimates, actual results may materially differ from the estimates we calculate due to changes in circumstances, global economics and politics, and general business conditions. A summary of our significant accounting policies is detailed in Note 2 to the Consolidated Financial Statements.
Depreciation and amortization
Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and depreciated using the straight-line method at rates sufficient to amortize such costs over the estimated future lives of such facilities or equipment and their components. Facilities and equipment acquired as a part of a finance lease, build-to-suit or other financing arrangement are recorded based on the contractual lease terms. The facilities and equipment are depreciated using the straight-line method at rates sufficient to depreciate such costs over the lesser of the lease terms or the estimated productive lives of such facilities. These lives do not exceed the estimated mine life based on proven and probable reserves as the useful lives of these assets are considered to be limited to the life of the relevant mine.
Costs incurred to develop new properties are capitalized as incurred where it has been determined that the property can be economically developed based on the existence of proven and probable reserves. At our surface mines, these costs include costs to further delineate the ore body and remove overburden to initially expose the ore body. At our underground mines, these costs include the cost of building access ways, shaft sinking and access, lateral development, drift development, ramps and infrastructure development. All such costs are amortized using the UOP method over the estimated life of the ore body based on estimated recoverable ounces or pounds to be produced from proven and probable reserves.
Major mine development costs incurred after the commencement of production that are capitalized are amortized using the UOP method based on estimated recoverable ounces or pounds to be produced from proven and probable reserves. To the extent that such costs benefit the entire ore body, they are amortized over the estimated recoverable ounces or pounds in proven and probable reserves of the entire ore body. Costs incurred to access specific ore blocks or areas that only provide benefit over the life of that block or area are amortized over the estimated recoverable ounces or pounds in proven and probable reserves of that specific ore block or area.
Capitalized asset retirement costs incurred are amortized according to how the related assets are being depreciated. Open pit and underground mining costs are amortized using the UOP method based on recoverable ounces by source. Other costs, including leaching facilities, tailing facilities, and mills and other infrastructure costs, are amortized using the straight-line method over the same estimated future lives of the associated assets.
The calculation of the UOP rate of amortization, and therefore the annual amortization charge to operations, could be materially impacted to the extent that actual production in the future is different from current forecasts of production based on proven and probable reserves. This would generally occur to the extent that there were significant changes in any of the factors or assumptions used in determining reserves. These changes could include: (i) an expansion of proven and probable reserves through exploration activities; (ii) differences between estimated and actual costs of production, due to differences in grade, metal recovery rates and foreign currency exchange rates; and (iii) differences between actual commodity prices and commodity price assumptions used in the estimation of reserves. If reserves decreased significantly, amortization charged to operations would increase; conversely, if reserves increased significantly, amortization charged to operations would decrease. Such changes in reserves could similarly impact the useful lives of assets depreciated on a straight-line basis, where those lives are limited to the life of the mine, which in turn is limited to the life of the proven and probable reserves.
The expected useful lives used in depreciation and amortization calculations are determined based on applicable facts and circumstances, as described above. Significant judgment is involved in the determination of useful lives, and no assurance can be given that actual useful lives will not differ significantly from the useful lives assumed for the purpose of depreciation and amortization calculations.

Carrying value of stockpiles
Stockpiles represent ore that has been extracted from the mine and is available for further processing. Mine sequencing may result in mining material at a faster rate than can be processed. We generally process the highest ore grade material first to maximize metal production; however, a blend of ore stockpiles may be processed to balance hardness and/or metallurgy in order to maximize throughput and recovery. Processing of lower grade stockpiled ore may continue after mining operations are completed. Sulfide copper ores are subject to oxidation over time which can reduce expected future recoveries. Stockpiles are measured by estimating the number of tons added and removed from the stockpile, the number of contained ounces or pounds (based on assay data), and the estimated metallurgical recovery rates (based on the expected processing method). Stockpile ore tonnages are verified by periodic surveys. Costs are added to stockpiles based on current mining costs, including applicable overhead and depreciation and amortization relating to mining operations and removed at each stockpile’s average cost per recoverable unit as material is processed.
We record stockpiles at the lower of average cost or net realizable value, and carrying values are evaluated at least quarterly. Net realizable value represents the estimated future sales price based on short-term and long-term metals price assumptions that are applied to expected short-term (12 months or less) and long-term sales from stockpiles, less estimated costs to complete production and bring the product to sale. The primary factors that influence the need to record write-downs of stockpiles include declines in short-term or long-term metals prices, increases in costs for production inputs such as labor, fuel and energy, materials and supplies, as well as realized mineral grades and recovery rates. The significant assumption in determining the stockpile net realizable value for each mine site at December 31, 2022 is a long-term gold price of $1,600 per ounce. A decrease of $100 per ounce in the long-term gold price assumption could result in an impairment of the carrying value of our stockpiles of up to approximately $70.
Other assumptions include future operating and capital costs, metal recoveries, production levels, commodity prices, proven and probable reserve quantities, engineering data and other factors unique to each operation based on the life of mine plans, as well as long-term commodity prices and applicable U.S. dollar long-term exchange rates. If short-term and long-term commodity prices decrease, estimated future processing costs increase, or other negative factors occur, it may be necessary to record a write-down of stockpiles. A high degree of judgment is involved in determining such assumptions and estimates and no assurance can be given that actual results will not differ significantly from those estimates and assumptions.
Refer to Note 17 of the Consolidated Financial Statements for further information regarding stockpiles.
Carrying value of ore on leach pads
Ore on leach pads represent ore that has been mined and placed on leach pads where a solution is applied to the surface of the heap to dissolve the gold, copper or silver. Costs are added to ore on leach pads based on current mining costs, including applicable depreciation and amortization relating to mining operations. Costs are removed from ore on leach pads as ounces or pounds are recovered based on the average cost per estimated recoverable ounce of gold or silver or pound of copper on the leach pad.
Estimates of recoverable ore on the leach pads are calculated from the quantities of ore placed on the leach pads (measured tons added to the leach pads), the grade of ore placed on the leach pads (based on assay data) and a recovery percentage (based on ore type). In general, leach pads recover between 50% and 95% of the recoverable ounces in the first year of leaching, declining each year thereafter until the leaching process is complete.
Although the quantities of recoverable metal placed on the leach pads are reconciled by comparing the grades of ore placed on pads to the quantities of metal actually recovered (metallurgical balancing), the nature of the leaching process inherently limits the ability to precisely monitor inventory levels. As a result, the metallurgical balancing process is constantly monitored and estimates are refined based on actual results over time. Historically, our operating results have not been materially impacted by variations between the estimated and actual recoverable quantities of metal on our leach pads. Variations between actual and estimated quantities resulting from changes in assumptions and estimates that do not result in write-downs to net realizable value are accounted for on a prospective basis. The significant assumption in determining the net realizable value for each mine site at December 31, 2022 is a long-term gold price of $1,600 per ounce. A decrease of $100 per ounce in the long-term gold price assumption would not result in a material write-down of the carrying value of the leach pads.
Other assumptions include future operating and capital costs, metal recoveries, production levels, proven and probable reserve quantities, engineering data and other factors unique to each operation based on the life of mine plans, as well as a long-term metal prices. If short-term and long-term commodity prices decrease, estimated future processing costs increase, or other negative factors occur, it may be necessary to record a write-down of ore on leach pads to net realizable value.
Refer to Note 17 of the Consolidated Financial Statements for further information regarding ore on leach pads.
Carrying value of long-lived assets
We review and evaluate our long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Significant negative industry or economic trends, adverse social or political developments, declines in our market capitalization, geotechnical difficulties, reduced estimates of future cash flows from our reporting segments or other disruptions to our business are a few examples of events that we monitor, as they could indicate that the carrying value of the Company’s long-lived assets, including development projects, may not be recoverable. In such cases, a recoverability test may be necessary to determine if an impairment charge is required.
For development projects, including our Conga project which is discussed further below, we review and evaluate changes to project plans and timing to determine continued technical, economic and social viability of the projects. If the Company determines to sell or abandon a project due to uncertainty from changes in circumstances related to technical, economic, social, political or community factors, or other evolving circumstances indicate that the carrying value may not be recoverable, then a recoverability test is performed to determine if an impairment charge should be recorded.
An impairment loss is measured and recorded based on the estimated fair value of the long-lived assets being tested for impairment and their carrying amounts. Fair value is typically determined through the use of an income approach utilizing estimates of discounted pre-tax future cash flows or a market approach utilizing recent transaction activity for comparable properties. These approaches are primarily considered Level 3 fair value measurements. Occasionally, such as when an asset is held for sale, market prices are used. We believe our estimates and models used to determine fair value are similar to what a market participant would use.
The estimated undiscounted cash flows used to assess recoverability of long-lived assets and to measure the fair value of our mining operations are derived from current business plans, which are developed using short-term price forecasts reflective of the current price environment and our projections for long-term average metal prices. In addition to short- and long-term metal price assumptions, other assumptions include estimates of commodity-based and other input costs; proven and probable mineral reserves estimates, including the timing and cost to develop and produce the reserves; value beyond proven and probable reserve estimates; estimated future closure costs; the use of appropriate discount rates; and applicable U.S. dollar long-term exchange rates. Refer to Item 7A, Quantitative and Qualitative Disclosures About Market Risk.
The significant assumption in determining the future cash flows for each mine site at December 31, 2022 is a long-term gold price of $1,600 per ounce. A decrease of $100 per ounce in the long-term gold price assumption could result in an impairment of our long-lived assets, including goodwill, of up to approximately $2,800 before consideration of other value beyond proven and probable reserves which may significantly decrease the amount of any potential impairment charge.
As discussed above under Depreciation and amortization, various factors could impact our ability to achieve our forecasted production schedules from proven and probable reserves which could impact the carrying value of our long-lived assets. The ability to achieve the estimated quantities of recoverable minerals from exploration stage mineral interests involves further risks in addition to those factors applicable to mineral interests where proven and probable reserves have been identified, due to the lower level of confidence that the identified measured, indicated and inferred resources could ultimately be mined economically. Assets classified as exploration potential have the highest level of risk that the carrying value of the asset can be ultimately realized, due to the still lower level of geological confidence and economic modeling.
Events that could result in additional impairment of our long-lived assets include, but are not limited to, decreases in future metal prices, unfavorable changes in foreign exchange rates, increases in future closure costs, and any event that might otherwise have a material adverse effect on mine site cash flows.
Goodwill
Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in a business acquisition. Goodwill is allocated to reporting units and tested for impairment annually as of December 31, 2022 and when events or changes in circumstances indicate that the carrying value of a reporting unit exceeds its fair value. Each operating mine is considered a distinct reporting unit for purposes of goodwill impairment testing.
The Company may elect to perform a qualitative assessment when it is more likely than not that the fair value of a reporting unit is higher than its carrying value. At the Company's election or if it is determined to be more likely than not that the fair value is less than the carrying value, a quantitative goodwill impairment test is performed to determine the fair value of the reporting unit. The fair value of a reporting unit is determined using either the income approach utilizing estimates of discounted future cash flows or the market valuation approach utilizing recent transaction activity for comparable properties. These approaches are considered Level 3 fair value measurements. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. Any impairment loss recognized in the current period is not reversed in future periods. The Company recognizes its pro rata share of Goodwill and any subsequent goodwill impairment losses recorded by entities that are proportionately consolidated.
When the income approach is utilized to determine fair value, the estimated cash flows used to assess the fair value of a reporting unit are derived from the Company’s current business plans, which are developed using short-term price forecasts reflective of the current price environment and management’s projections for long-term average metal prices. The significant assumption in determining the future cash flows for each mine site at December 31, 2022 is a long-term gold price of $1,600 per ounce. In addition to short- and long-term metal price assumptions, other assumptions include estimates of commodity-based and other input costs; proven and probable mineral reserves estimates, including the timing and cost to develop and produce the reserves; value beyond proven and probable estimates; estimated future closure costs; the use of appropriate discount rates; and applicable U.S. dollar long-term exchange rates. Refer to Item 7A, Quantitative and Qualitative Disclosures About Market Risk..

Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. For testing purposes of our reporting units, management's best estimates of the expected future results are the primary driver in determining the fair value. However, there can be no assurance that the estimates and assumptions made for purposes of the goodwill impairment tests will prove to be an accurate prediction of the future. Examples of events or circumstances that could reasonably be expected to negatively affect the underlying key assumptions and ultimately impact the estimated fair value of our reporting units include, but are not limited to, such items as: (i) a decrease in forecasted production levels if we are unable to realize the mineable reserves, resources and exploration potential at our mining properties and extend the life of mine (ii) increased production or capital costs (iii) adverse changes in macroeconomic conditions including the market price of metals and changes in the equity and debt markets or country specific factors which could result in higher discount rates, (iv) significant unfavorable changes in tax rates including increased corporate income or mining tax rates, and (v) negative changes in regulation, legislation, and political environments which could impact our ability to operate in the future. While historical performance and current expectations have resulted in fair values of our reporting units equal to or in excess of carrying values, if our assumptions are not realized, it is possible that an impairment charge may need to be recorded in the future.
Carrying value of Conga
We review and evaluate the Company’s Conga development project for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We have considered a variety of technical, economic, social and political developments related to the Conga project during our evaluation of impairment indicators since November 2011, when construction and development activities at the project were largely suspended. Project activities in recent years have focused on continued engagement with the local communities and maintaining and protecting existing project infrastructure and equipment through our active care and maintenance program. Although we have reclassified Conga reserves to resources and reallocated exploration and development capital to other projects, we continue to evaluate long-term options to progress development of the Conga project and improve social and political acceptance. While we have reprioritized the Yanacocha Sulfides project ahead of the Conga project, we have delayed the full-funds decision and are currently in the process of assessing project plan options for the Yanacocha Sulfides project. The Company also periodically updates the economic model for its Conga project to understand changes to the estimated capital costs, cash flows, and economic returns from the project. As of December 31, 2022, we have not identified events or changes in circumstances that indicate that the carrying value of the Conga project is not recoverable.
Derivative Instruments
All financial instruments that meet the definition of a derivative are recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded in the Consolidated Statements of Operations, except for the portion of the change in fair value of derivatives that are designated as cash flow hedges. Management applies judgment in estimating the fair value of instruments that are highly sensitive to assumptions such as commodity prices, market volatilities, foreign currency exchange rates and interest rates. Variations in these factors could materially affect amounts credited or charged to earnings to reflect the changes in fair value of derivatives. Certain derivative contracts are designated as effective cash flow hedges, whereby the changes in fair value of these instruments are deferred in Accumulated other comprehensive income (loss) and are reclassified to income in the Consolidated Statements of Operations when the underlying transaction designated as the hedged item impacts earnings. To the extent that management determines that the forecasted transactions are no longer probable of occurring, gains and losses deferred in Accumulated other comprehensive income (loss) would be reclassified to the Consolidated Statements of Operations immediately.
Refer to Note 14 of the Consolidated Financial Statements for further information regarding derivative instruments.
Reclamation and remediation obligations
The Company records the estimated asset retirement obligations associated with operating and non-operating mine sites when an obligation is incurred and the fair value can be reasonably estimated. Fair value is measured as the present value of expected cash flow estimates, after considering inflation, our credit-adjusted risk-free rates and a market risk premium appropriate for our operations. Reclamation costs are allocated to expense over the life of the related assets and are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation costs. Reclamation obligations are based on our best estimate of when the expected spending for an existing environmental disturbance will occur. Our cost estimates are reflected on a third-party cost basis and comply with our legal obligation to retire long-lived assets in the period incurred. Changes in reclamation estimates at non-operating mines where the mine or portion of the mine site has entered the closure phase and has no substantive future economic value are reflected in earnings in the period an estimate is revised. Costs included in estimated asset retirement obligations are discounted to their present value and are estimated over a period of up to fifty years. We review, on at least an annual basis, the reclamation obligation at each mine.
Remediation costs are accrued when it is probable that an obligation has been incurred and the cost can be reasonably estimated. Such cost estimates may include ongoing care, maintenance and monitoring costs. Changes in remediation estimates at non-operating mines are reflected in earnings in the period an estimate is revised. Water treatment costs included in environmental remediation obligations are discounted to their present value and are estimated over a period of up to fifty years.
Accounting for reclamation and remediation obligations requires management to make estimates unique to each mining operation of the future costs the Company expects to incur to complete the reclamation and remediation work required to comply with existing laws and regulations. These estimates require considerable judgment and are sensitive to changes in underlying inputs and assumptions. Such changes, including, but not limited to, (i) changes to environmental laws and regulations, which could increase the scope and extent of work required, (ii) changes in the timing of reclamation and remediation activities, which could occur over an extended future period and (iii) changes in the methods and technology utilized to settle reclamation and remediation obligations, could have a material impact on our business, financial condition, results of operations and cash flows.
Refer to Note 5 of the Consolidated Financial Statements for further information regarding reclamation and remediation obligations.
Income and mining taxes
We account for income taxes using the liability method, recognizing certain temporary differences between the financial reporting basis of our liabilities and assets and the related income tax basis for such liabilities and assets. This method generates either a net deferred income tax liability or asset for us, as measured by the statutory tax rates in effect. We derive our deferred income tax charge or benefit by recording the change in either the net deferred income tax liability or asset balance for the year. The financial statement effects of changes in tax law are recorded as discrete items in the period enacted as part of income tax expense or benefit from continuing operations, regardless of the category of income or loss to which the deferred taxes relate. We have exposure to the impact of foreign exchange fluctuations on tax positions in certain jurisdictions, such movements are recorded within Income and mining tax benefit (expense) related to deferred income tax assets and liabilities, as well as non-current uncertain tax positions, while foreign exchange fluctuations impacting current tax positions are recorded within Other income (loss), net as foreign currency exchange gains (losses). With respect to the earnings that we derive from the operations of our consolidated subsidiaries, in those situations where the earnings are indefinitely reinvested, no deferred taxes have been provided on the unremitted earnings (including the excess of the carrying value of the net equity of such entities for financial reporting purposes over the tax basis of such equity) of these consolidated companies.
Mining taxes represent state and provincial taxes levied on mining operations and are classified as income taxes as such taxes are based on a percentage of mining profits.
Our operations are in multiple jurisdictions where uncertainties arise in the application of complex tax regulations. Some of these tax regimes are defined by contractual agreements with the local government, while others are defined by general tax laws and regulations. We are subject to reviews of our income tax filings and other tax payments, and disputes can arise with the taxing authorities over the interpretation of its contracts or laws. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether it is more likely than not, and the extent to which, additional taxes will be due. We adjust these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If the estimate of tax liabilities proves to be greater than the ultimate assessment, a tax benefit would result. We recognize interest and penalties, if any, related to unrecognized tax benefits in Income and mining tax benefit (expense). In certain jurisdictions, we must pay a portion of the disputed amount to the local government in order to formally appeal the assessment. Such payment is recorded as a receivable if we believe the amount is ultimately collectible.
Valuation of deferred tax assets
Our deferred income tax assets include certain future tax benefits. We record a valuation allowance against any portion of those deferred income tax assets when we believe, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized. We review the likelihood that we will realize the benefit of our deferred tax assets and therefore the need for valuation allowances on a quarterly basis, or more frequently if events indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or consolidated group recording the net deferred tax asset is considered, along with all other available positive and negative evidence.
Certain categories of evidence carry more weight in the analysis than others based upon the extent to which the evidence may be objectively verified. We look to the nature and severity of cumulative pretax losses (if any) in the current three-year period ending on the evaluation date or the expectation of future pretax losses and the existence and frequency of prior cumulative pretax losses.
We utilize a rolling twelve quarters of pre-tax income or loss as a measure of our cumulative results in recent years. Concluding that a valuation allowance is not required is difficult when there is significant negative evidence which is objective and verifiable, such as cumulative losses in recent years. However, a cumulative three year loss is not solely determinative of the need for a valuation allowance. We also consider all other available positive and negative evidence in our analysis.
Other factors considered in the determination of the probability of the realization of the deferred tax assets include, but are not limited to:
•Earnings history;
•Projected future financial and taxable income based upon existing reserves and long-term estimates of commodity prices;

•The duration of statutory carry forward periods;
•Prudent and feasible tax planning strategies readily available that may alter the timing of reversal of the temporary difference;
•Nature of temporary differences and predictability of reversal patterns of existing temporary differences; and
•The sensitivity of future forecasted results to commodity prices and other factors.
The Company assesses available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. A significant piece of objective negative evidence is recent pretax losses and/or expectations of future pretax losses. Such objective evidence limits the ability to consider other subjective evidence including projections for future growth. On the basis of this evaluation, a valuation allowance has been recorded in Peru. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as our projections for growth.
Refer to Note 10 to the Consolidated Financial Statements for additional detail on the valuation allowance.
For additional risk factors that could impact the Company’s ability to realize the deferred tax assets, refer to Note 2 to the Consolidated Financial Statements.

ITEM 8.       FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Newmont Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Newmont Corporation (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the three years in the period ended December 31, 2022, the related notes and the financial statement schedule in Item 15(a)(2) (collectively referred to as the “consolidated financial statements”). In our opinion, based on our audits and the report of other auditors, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.
We did not audit the financial statements of Nevada Gold Mines LLC, a 38.5% owned investment which is proportionately consolidated, which reflects total assets constituting 19% and 19% at December 31, 2022 and 2021, respectively, and sales constituting 18%, 19%, and 21% in 2022, 2021, and 2020, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Nevada Gold Mines LLC, is based solely on the report of the other auditors.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission 2013 framework, and our report dated February 23, 2023 expressed an unqualified opinion thereon, based on our audit and the report of the other auditors.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Reclamation liabilities
Description of the Matter
As discussed in Notes 2, 5 and 25 of the consolidated financial statements, the Company’s mining and exploration activities are subject to various domestic and international laws and regulations governing the protection of the environment. Reclamation obligations are recognized when incurred and recorded as liabilities at fair value. Reclamation liabilities are periodically adjusted to reflect changes in the estimated present value resulting from revisions to the estimates of either the timing or amount of the reclamation costs.

Auditing management’s accounting for reclamation liabilities was especially challenging, as significant judgment is required by the Company to estimate required cash flows to meet obligations established by mining permit, local statutes and promissory estoppel at the end of mine life as well as estimation uncertainty inherent in the cash flows. The significant judgment was primarily related to the inherent estimation uncertainty relating to the extent of future reclamation activities and related costs.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design, and tested the operating effectiveness of the controls over the Company’s accounting for reclamation liabilities, including controls over management’s review of estimated future costs, premiums for uncertainty and the reclamation liability calculation.

To test the reclamation liabilities, among other procedures, we evaluated the methodology, significant assumptions and the underlying data used by the Company in its estimate. To assess the estimates of reclamation activities and cash flows, we evaluated significant changes from the prior estimate, verified consistency between timing of reclamation activities and projected mine life, compared anticipated costs across the Company’s mines, verified cost rates against third-party information or internal cost records and recalculated management’s estimate. We also evaluated the significant assumptions included in the fair value calculation, including market risk premium, cost inflation, and credit-adjusted risk-free rate. We involved our reclamation specialists to interview members of the Company’s engineering staff, assess the completeness of the mine reclamation estimates with respect to meeting mine closure and post closure requirements, and evaluate the reasonableness of the engineering estimates and assumptions.

Impairment of goodwill
Description of the Matter
As discussed in Notes 2, 6, and 13 to the consolidated financial statements, management conducts a goodwill impairment assessment annually at December 31, and when events or changes in circumstances indicate that the carrying value of a reporting unit exceeds its fair value. The fair value of a reporting unit is determined through the use of the income approach using estimates of future cash flows attributable to the respective reporting units. As a result of the annual impairment assessment, the Company recognized $800 million of goodwill impairment charges related to the Cerro Negro and Porcupine reporting units.

Auditing management’s fair value assessment was especially challenging, as significant judgment is required by the company to estimate future cash flows attributable to the respective reporting units, and changes in management’s assumptions could have a significant impact on either the fair value, the amount of impairment charge, or both. The estimated future cash flows used to determine the fair values of reporting units are derived from current business plans, which are developed using short-term price forecasts reflective of the current price environment and management’s projections for long-term metal prices, and proven and probable mineral reserves estimates, including the timing and cost to develop and produce the reserves. A high degree of auditor judgment and an increased extent of effort was required when performing audit procedures to evaluate the reasonableness of management’s estimates and assumptions.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design, and tested the operating effectiveness of the controls over the assessment of goodwill impairment, including those over the determination of fair value, such as controls related to management’s development of future cash flows and the cost of capital.

To test the estimated fair value of each reporting unit, we performed audit procedures that included, among others, the evaluation of significant assumptions and the underlying data used by the Company in its estimate. To assess the reasonableness of estimated future cash flows, we compared the Company’s short-term and long-term metal price projections to third-party sources and verified the consistency between management’s projections and the Company’s qualified person’s estimate of proven and probable reserves and resources. We also evaluated management’s projections, including timing and costs to develop and produce the reserves, against historical operating results, and evaluated management’s ability to accurately forecast future cash flows by comparing actual results to historical forecasts. We involved our valuation specialist to assist in reviewing the valuation methods selected by management.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2014.
Denver, Colorado
February 23, 2023, except for Notes 1 and 3, as to which the date is July 20, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Managers and Members of Nevada Gold Mines LLC

Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the consolidated balance sheets of Nevada Gold Mines LLC and its subsidiaries (together, the Joint Venture) as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income, of changes in members’ equity and of cash flows for each of the three years in the period ended December 31, 2022, including the related notes (collectively referred to as the consolidated financial statements) (not presented herein). We also have audited the Joint Venture’s internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Joint Venture as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Joint Venture maintained, in all material respects, effective internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control – Integrated Framework (2013) issued by the COSO.
Basis for Opinions
The Joint Venture’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the Management’s Report on Internal Control over Financial Reporting (not presented herein). Our responsibility is to express opinions on the Joint Venture’s consolidated financial statements and on the Joint Venture’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Joint Venture in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
Definition and Limitations of Internal Control over Financial Reporting
An entity’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. An entity’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and directors of the entity; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the Board of Managers (acting in a role equivalent to the audit committee) and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Qualitative Goodwill Impairment Assessment
As described in note 2 to the Joint Venture’s consolidated financial statements, the Joint Venture’s goodwill balance was $696 million (at a 100 percent economic interest) as of December 31, 2022. Goodwill is allocated to reporting units and assessed for impairment annually, in the fourth quarter of the fiscal year, and when events or changes in circumstances indicate that the carrying value of a reporting unit exceeds its fair value. The Joint Venture has five reporting units. The Joint Venture’s management first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount (qualitative goodwill impairment assessment). If it is determined that the fair value is more likely than not to be lower than the carrying value, a quantitative goodwill impairment test is performed. Management uses judgment in assessing the qualitative factors in the qualitative goodwill impairment assessment for each reporting unit, including significant adverse changes to future gold prices, future operating and capital costs, future production levels and mineral reserves and mineral resources. Management uses future production levels and mineral reserves and mineral resources based on information compiled by qualified persons (management’s specialists).
The principal considerations for our determination that performing procedures relating to the qualitative goodwill impairment assessment is a critical audit matter are the judgment by management in assessing the qualitative factors in the qualitative goodwill impairment assessment for each reporting unit to determine whether further quantitative impairment testing is required, and a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating management’s assessment of qualitative factors in the qualitative goodwill impairment assessment for each reporting unit with respect to significant adverse changes to future gold prices, future operating and capital costs, future production levels and mineral reserves and mineral resources.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s qualitative goodwill impairment assessment. These procedures also included, among others, evaluating the reasonableness of management’s qualitative goodwill impairment assessment for each reporting unit with respect to significant adverse changes to future gold prices and future operating and capital costs by (i) comparing gold prices to external industry data; (ii) comparing operating and capital costs to recent actual operating and capital costs incurred; and (iii) considering consistency with evidence obtained in other areas of the audit. The work of management’s specialists was used in performing the procedures to evaluate the reasonableness of future production levels and mineral reserves and mineral resources. As a basis for using this work, the management’s specialists’ qualifications were understood and the Joint Venture’s relationship with management’s specialists was assessed. The procedures performed also included evaluation of the methods and assumptions used by management’s specialists, tests of the data used by management’s specialists, and an evaluation of management’s specialists’ findings.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada
February 23, 2023

We have served as the Joint Venture’s auditor since 2019.

NEWMONT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2022	2021	2020
	(in millions, except per share)
Sales (Note 4)	$11,915	$12,222	$11,497

Costs and expenses:
Costs applicable to sales (1)	6,468	5,435	5,014
Depreciation and amortization	2,185	2,323	2,300
Reclamation and remediation (Note 5)	921	1,846	366
Exploration	231	209	187
Advanced projects, research and development	229	154	122
General and administrative	276	259	269
Impairment charges (Note 6)	1,320	25	49
Loss on assets held for sale (Note 1)	—	571	—
Other expense, net (Note 7)	82	143	384
	11,712	10,965	8,691
Other income (expense):
Gain on asset and investment sales, net (Note 8)	35	212	677
Other income (loss), net (Note 9)	(62)	(87)	(32)
Interest expense, net of capitalized interest of $69, $38 and $24, respectively	(227)	(274)	(308)
	(254)	(149)	337
Income (loss) before income and mining tax and other items	(51)	1,108	3,143
Income and mining tax benefit (expense) (Note 10)	(455)	(1,098)	(704)
Equity income (loss) of affiliates (Note 15)	107	166	189
Net income (loss) from continuing operations	(399)	176	2,628
Net income (loss) from discontinued operations (Note 1)	30	57	163
Net income (loss)	(369)	233	2,791
Net loss (income) attributable to noncontrolling interests (Note 1)	(60)	933	38
Net income (loss) attributable to Newmont stockholders	$(429)	$1,166	$2,829

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$(459)	$1,109	$2,666
Discontinued operations	30	57	163
	$(429)	$1,166	$2,829

Weighted average common shares:
Basic	794	799	804
Effect of employee stock-based awards	1	2	2
Diluted	795	801	806

Net income (loss) per common share:
Basic:
Continuing operations	$(0.58)	$1.39	$3.32
Discontinued operations	0.04	0.07	0.20
	$(0.54)	$1.46	$3.52
Diluted: (2)
Continuing operations	$(0.58)	$1.39	$3.31
Discontinued operations	0.04	0.07	0.20
	$(0.54)	$1.46	$3.51
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)For the year ended December 31, 2022, potentially dilutive shares were excluded in the computation of diluted loss per common share attributable to Newmont stockholders as they were antidilutive.
The accompanying notes are an integral part of these Consolidated Financial Statements.

NEWMONT CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Net income (loss)	$(369)	$233	$2,791
Other comprehensive income (loss):
Change in marketable securities, net of tax	(3)	2	(5)
Foreign currency translation adjustments	7	2	(2)
Change in pension and other post-retirement benefits net of tax	139	71	44
Change in fair value of cash flow hedge instruments, net of tax	19	8	12
Other comprehensive income (loss)	162	83	49
Comprehensive income (loss)	$(207)	$316	$2,840

Comprehensive income (loss) attributable to:
Newmont stockholders	$(267)	$1,249	$2,878
Noncontrolling interests	60	(933)	(38)
	$(207)	$316	$2,840
The accompanying notes are an integral part of these Consolidated Financial Statements.

NEWMONT CORPORATION
CONSOLIDATED BALANCE SHEETS

	At December 31, 2022	At December 31, 2021
	(in millions, except per share)
ASSETS
Cash and cash equivalents	$2,877	$4,992
Time deposits and other investments (Note 15)	880	82
Trade receivables (Note 4)	366	337
Inventories (Note 16)	979	930
Stockpiles and ore on leach pads (Note 17)	774	857
Other current assets	639	498
Current assets	6,515	7,696
Property, plant and mine development, net (Note 18)	24,073	24,124
Investments (Note 15)	3,278	3,243
Stockpiles and ore on leach pads (Note 17)	1,716	1,775
Deferred income tax assets (Note 10)	173	269
Goodwill (Note 19)	1,971	2,771
Other non-current assets	756	686
Total assets	$38,482	$40,564

LIABILITIES
Accounts payable	$633	$518
Employee-related benefits (Note 11)	399	386
Income and mining taxes	199	384
Current lease and other financing obligations (Note 21)	96	106
Debt (Note 20)	—	87
Other current liabilities (Note 22)	1,599	1,173
Current liabilities	2,926	2,654
Debt (Note 20)	5,571	5,565
Lease and other financing obligations (Note 21)	465	544
Reclamation and remediation liabilities (Note 5)	6,578	5,839
Deferred income tax liabilities (Note 10)	1,809	2,144
Employee-related benefits (Note 11)	342	439
Silver streaming agreement (Note 4)	828	910
Other non-current liabilities (Note 22)	430	608
Total liabilities	18,949	18,703

Contingently redeemable noncontrolling interest	—	48
Commitments and contingencies (Note 25)

EQUITY
Common stock - $1.60 par value;	1,279	1,276
Authorized - 1,280 million and 1,280 million shares, respectively
Outstanding shares - 793 million and 792 million shares, respectively
Treasury stock - 6 million and 5 million shares, respectively	(239)	(200)
Additional paid-in capital	17,369	17,981
Accumulated other comprehensive income (loss) (Note 23)	29	(133)
Retained earnings	916	3,098
Newmont stockholders' equity	19,354	22,022
Noncontrolling interests	179	(209)
Total equity	19,533	21,813
Total liabilities and equity	$38,482	$40,564
The accompanying notes are an integral part of these Consolidated Financial Statements.

NEWMONT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Operating activities:
Net income (loss)	$(369)	$233	$2,791
Adjustments:
Depreciation and amortization	2,185	2,323	2,300
Impairment charges (Note 6)	1,320	25	49
Loss on assets held for sale (Note 1)	—	571	—
Gain on asset and investment sales, net (Note 8)	(35)	(212)	(677)
Net loss (income) from discontinued operations (Note 1)	(30)	(57)	(163)
Reclamation and remediation	892	1,827	353
Charges from pension settlement (Note 11)	137	4	92
Stock-based compensation (Note 12)	73	72	72
Deferred income taxes (Note 10)	(278)	(109)	(222)
Change in fair value of investments (Note 9)	46	135	(252)
Other non-cash adjustments	98	(5)	252
Net change in operating assets and liabilities (Note 24)	(841)	(541)	295
Net cash provided by (used in) operating activities of continuing operations	3,198	4,266	4,890
Net cash provided by (used in) operating activities of discontinued operations (Note 1)	22	13	(8)
Net cash provided by (used in) operating activities	3,220	4,279	4,882

Investing activities:
Additions to property, plant and mine development	(2,131)	(1,653)	(1,302)
Purchases of investments	(940)	(59)	(37)
Contributions to equity method investees	(194)	(150)	(60)
Proceeds from sales of investments	171	194	307
Maturities of investments	93	—	—
Return of investment from equity method investees	62	18	58
Acquisitions, net (1)	(15)	(328)	—
Proceeds from sales of mining operations and other assets, net	16	84	1,156
Other	(45)	26	44
Net cash provided by (used in) investing activities of continuing operations	(2,983)	(1,868)	166
Net cash provided by (used in) investing activities of discontinued operations (Note 1)	—	—	(75)
Net cash provided by (used in) investing activities	(2,983)	(1,868)	91

Financing activities:
Dividends paid to common stockholders	(1,746)	(1,757)	(834)
Acquisition of noncontrolling interests (Note 1)	(348)	—	—
Distributions to noncontrolling interests	(191)	(200)	(197)
Funding from noncontrolling interests	117	100	112
Repayment of debt	(89)	(1,382)	(1,160)
Payments on lease and other financing obligations (Note 21)	(66)	(73)	(66)
Payments for withholding of employee taxes related to stock-based compensation	(39)	(32)	(48)
Proceeds from issuance of debt, net (Note 20)	—	992	985
Repurchases of common stock (Note 2)	—	(525)	(521)
Other	6	(81)	49
Net cash provided by (used in) financing activities	(2,356)	(2,958)	(1,680)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(30)	(8)	6
Net change in cash, cash equivalents and restricted cash	(2,149)	(555)	3,299
Cash, cash equivalents and restricted cash at beginning of period	5,093	5,648	2,349
Cash, cash equivalents and restricted cash at end of period	$2,944	$5,093	$5,648

NEWMONT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$2,877	$4,992	$5,540
Restricted cash included in Other current assets	1	2	2
Restricted cash included in Other non-current assets	66	99	106
Total cash, cash equivalents and restricted cash	$2,944	$5,093	$5,648

Supplemental cash flow information:
Income and mining taxes paid, net of refunds	$1,122	$1,534	$400
Interest paid, net of amounts capitalized	$172	$229	$261
____________________________
(1)Acquisitions, net for the year ended December 31, 2021 is primarily related to the asset acquisition of the remaining 85.1% of GT Gold. Refer to Note 1 for additional information.
The accompanying notes are an integral part of these Consolidated Financial Statements.

NEWMONT CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
(in millions, except per share)

	Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Noncontrolling Interests	Total Equity	Contingently Redeemable Noncontrolling Interest (2)
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	811	$1,298	(3)	$(120)	$18,216	$(265)	$2,291	$950	$22,370	$47
Cumulative-effect adjustment of adopting ASU No. 2016-13	—	—	—	—	—	—	(5)	—	(5)	—
Net income (loss)	—	—	—	—	—	—	2,829	(25)	2,804	(13)
Other comprehensive income (loss)	—	—	—	—	—	49	—	—	49	—
Dividends declared (1)	—	—	—	—	—	—	(839)	—	(839)	—
Distributions declared to noncontrolling interests	—	—	—	—	—	—	—	(198)	(198)	—
Cash calls requested from noncontrolling interests	—	—	—	—	—	—	—	110	110	—
Repurchase and retirement of common stock	(10)	(17)	—	—	(230)	—	(274)	—	(521)	—
Withholding of employee taxes related to stock-based compensation	—	—	(1)	(48)	—	—	—	—	(48)	—
Stock options exercised	1	2	—	—	49	—	—	—	51	—
Stock-based awards and related share issuances	2	4	—	—	68	—	—	—	72	—
Balance at December 31, 2020	804	$1,287	(4)	$(168)	$18,103	$(216)	$4,002	$837	$23,845	$34
Net income (loss)	—	—	—	—	—	—	1,166	(947)	219	14
Other comprehensive income (loss)	—	—	—	—	—	83	—	—	83	—
Dividends declared (1)	—	—	—	—	—	—	(1,764)	—	(1,764)	—
Distributions declared to noncontrolling interests	—	—	—	—	—	—	—	(200)	(200)	—
Cash calls requested from noncontrolling interests	—	—	—	—	—	—	—	101	101	—
Repurchase and retirement of common stock	(9)	(15)	—	—	(207)	—	(306)	—	(528)	—
Withholding of employee taxes related to stock-based compensation	—	—	(1)	(32)	—	—	—	—	(32)	—
Stock options exercised	—	—	—	—	17	—	—	—	17	—
Stock-based awards and related share issuances	2	4	—	—	68	—	—	—	72	—
Balance at December 31, 2021	797	$1,276	(5)	$(200)	$17,981	$(133)	$3,098	$(209)	$21,813	$48
Net income (loss)	—	—	—	—	—	—	(429)	60	(369)	—
Other comprehensive income (loss)	—	—	—	—	—	162	—	—	162	—
Dividends declared (1)	—	—	—	—	—	—	(1,753)	—	(1,753)	—
Distributions declared to noncontrolling interests	—	—	—	—	—	—	—	(191)	(191)	—
Cash calls requested from noncontrolling interests	—	—	—	—	—	—	—	120	120	—
Withholding of employee taxes related to stock-based compensation	—	—	(1)	(39)	—	—	—	—	(39)	—
Acquisition of non-controlling interests (Note 1)	—	—	—	—	(699)	—	—	399	(300)	—
Reclassification of contingently redeemable non-controlling interests	—	—	—	—	—	—	—	—	—	(48)
Stock options exercised	—	—	—	—	14	—	—	—	14	—
Stock-based awards and related share issuances	2	3	—	—	73	—	—	—	76	—
Balance at December 31, 2022	799	$1,279	(6)	$(239)	$17,369	$29	$916	$179	$19,533	$—
____________________________
(1)Cash dividends paid per common share was $2.20, $2.20 and $1.04 for 2022, 2021 and 2020, respectively. Dividends declared and dividends paid to common stockholders differ by $7, $7, and $5 for 2022, 2021 and 2020, respectively, due to timing.
(2)Sumitomo held a 5% interest in Yanacocha at December 31, 2021 and had the option to require Yanacocha to repurchase their interest for $48 if certain conditions were not met. The Company purchased Sumitomo's 5% interest during 2022. Refer to Note 1 for further information.
The accompanying notes are an integral part of these Consolidated Financial Statements.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)

NOTE 1     THE COMPANY
Newmont Corporation and its affiliates and subsidiaries (collectively, “Newmont,” “we,” “us” or the “Company”) predominantly operate in the mining industry, focused on the production of and exploration for gold properties, some of which may contain copper, silver, zinc, lead or other metals. The Company has significant operations and/or assets in the United States (“U.S.”), Canada, Mexico, Dominican Republic, Peru, Suriname, Argentina, Chile, Australia and Ghana. The cash flow and profitability of the Company’s operations are significantly affected by the market price of gold, copper, silver, lead and zinc. The prices of gold, copper, silver, lead and zinc are affected by numerous factors beyond the Company’s control.
Segment Information Recast
In January 2023, Newmont reassessed and revised its operating strategies and the accountabilities of the senior leadership team in light of the continuing volatile and uncertain market conditions. Following these changes, the Company reevaluated its segments to reflect certain changes in the financial information regularly reviewed by Newmont's Chief Operating Decision Maker ("CODM"). As a result, effective in the first quarter of our fiscal year 2023, the Company determined that its reportable segments were each of its 12 mining operations and its 38.5% interest in Nevada Gold Mines ("NGM"), which is accounted for using the proportionate consolidation method. Segment results for the prior periods have been recast to reflect the change in reportable segments.
The following footnotes to the Consolidated Financial Statements have been recast to present the information in conformity with our updated segments from the Company’s Consolidated Financial Statements for the year ended December 31, 2022 filed on February 23, 2023 on Form 10-K.
GT Gold
In May 2021, the Company acquired the remaining 85.1% interest of GT Gold Corporation (“GT Gold”) for cash consideration, including related transaction costs, of $326. Immediately prior to the acquisition, the Company held a 14.9% equity interest in GT Gold which was accounted for as a marketable equity security. The asset acquisition resulted in total consideration of $378, including non-cash consideration of $52. The non-cash consideration represents the fair value of the 14.9% GT Gold investment held by the Company on the acquisition date. The total consideration paid was allocated to the acquired assets and assumed liabilities based on their estimated fair values on the acquisition date, which primarily consisted of mineral interests of $590 and a related deferred tax liability of $211.
Loss on Assets Held for Sale
In the third quarter of 2021, the Company entered into a binding agreement to sell certain equipment and assets originally acquired for the Conga project in Peru within Corporate and Other (the "Conga mill assets") for total cash proceeds of $68. Pursuant to the terms of the agreement, the sale is expected to close upon the delivery of the assets and receipt of the final payment at which time title and control of the assets will transfer. Upon entering the binding agreement, the Conga mill assets were reclassified as held for sale and remeasured at fair value less costs to sell. As a result, a loss of $571 was recognized and included in Loss on assets held for sale on the Consolidated Statements of Operations for the year ended December 31, 2021. As of December 31, 2022, the Company has received payments of $29 included in Other current liabilities on the Consolidated Balance Sheets.
Noncontrolling Interests
Newmont has a 75.0% economic interest in Suriname Gold project C.V. (“Merian”), with the remaining interests held by Staatsolie Maatschappij Suriname N.V. (“Staatsolie”), a company wholly owned by the Republic of Suriname. Newmont consolidates Merian, through its wholly-owned subsidiary, Newmont Suriname LLC., in its Consolidated Financial Statements as the primary beneficiary of Merian, which is a variable interest entity. For the years ended 2022, 2021 and 2020, the Company recognized $(59), $(81) and $(90) of Net loss (income) attributable to noncontrolling interests related to Merian.
At December 31, 2021, Newmont held a 51.35% ownership interest in Minera Yanacocha S.R.L. ("Yanacocha"), with 43.65% owned by Compañia de Minas Buenaventura S.A.A. (“Buenaventura”) and 5% owned by Summit Global Management II VB, a subsidiary of Sumitomo Corporation (“Sumitomo”). The Company consolidated Yanacocha in its Consolidated Financial Statements under the voting interest model. During 2022, the Company acquired Buenaventura's and Sumitomo's ownership which resulted in the Company holding 100% ownership interest in Yanacocha at December 31, 2022. Refer to "Yanacocha transaction" and "Contingently redeemable noncontrolling interest" below for further information. For the years ended 2022, 2021 and 2020, the Company recognized $(1), $1,014 and $128 of Net loss (income) attributable to noncontrolling interests related to Yanacocha.
Yanacocha transaction
At December 31, 2021, Buenaventura held 43.65% ownership interest in Yanacocha. During the first quarter of 2022, the Company completed the acquisition of Buenaventura’s 43.65% noncontrolling interest in Yanacocha (the “Yanacocha Transaction”) for $300 cash consideration, certain royalties on any production from other future potential projects, and contingent payments of up to $100 tied to higher metal prices, achieving commercial production at the Yanacocha Sulfides project and resolution on the outstanding Yanacocha tax dispute. The Yanacocha Transaction was accounted for as an equity transaction, resulting in a decrease to additional paid-in-capital

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
and no gain or loss recognition. Upon close of the Yanacocha Transaction, the Company’s ownership interest in Yanacocha increased to 95%. The Company acquired the remaining 5% ownership interest from Sumitomo in the second quarter of 2022. Refer to "Contingently redeemable noncontrolling interest" below for further information.
Concurrent with the Yanacocha Transaction, the Company sold its 46.94% ownership interest in Minera La Zanja S.R.L. ("La Zanja"), accounted for as an equity method investment with a carrying value of $0.00 as of December 31, 2021. Per the terms of the sale, the Company sold its interest in La Zanja to Buenaventura, the parent company of La Zanja, in exchange for royalties on potential future production from the La Zanja operation and contributed cash of $45 to be used exclusively for reclamation costs at the La Zanja operation. Upon close of the sale during the first quarter of 2022, the Company recognized a $45 loss on sale of its equity interest, included in Gain on asset and investment sales, net.
Contingently redeemable noncontrolling interest
In 2018, Sumitomo acquired a 5% interest in Yanacocha for $48 in cash. Under the terms of the acquisition, Sumitomo had the option to require Yanacocha to repurchase the interest for the $48, which was placed in escrow. In March 2022, Sumitomo exercised this option, and in June 2022, the Company acquired the remaining 5% ownership interest held by Sumitomo in exchange for cash consideration of $48, resulting in the Company holding 100% ownership interest in Yanacocha.
Discontinued Operations
Net income (loss) from discontinued operations includes results related to the Batu Hijau and Elang contingent consideration assets associated with the sale of PT Newmont Nusa Tenggara in 2016 and a retained royalty obligation (“Holt royalty obligation”) to Royal Gold, Inc. for production on the Holt-McDermott property owned by Kirkland Lake Gold Ltd ("Kirkland"). In 2020, the Company and Kirkland signed an agreement, in which the Company purchased an option (the “Holt option”) from Kirkland for the mining and mineral rights subject to the Holt royalty obligation for $75, effectively reducing the Holt royalty obligation to $0. If exercised, the Holt option will allow the Company to prevent Kirkland from mining minerals subject to the Holt royalty obligation.
For the years ended 2022, 2021 and 2020, the Company recorded income (expense) of $30, $57 and $163, net of a tax benefit (expense) of $(4), $(10) and $(44), respectively, within discontinued operations. The Company received (paid) $22, $13 and $(8) for the years ended 2022, 2021 and 2020, respectively, related to discontinued operations. Refer to contingent consideration assets in Note 14 for additional information.
NOTE 2     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Risks and Uncertainties
As a global mining company, the Company’s revenue, profitability and future rate of growth are substantially dependent on prevailing metal prices, primarily for gold, but also for copper, silver, lead and zinc. Historically, the commodity markets have been very volatile, and there can be no assurance that commodity prices will not be subject to wide fluctuations in the future. A substantial or extended decline in commodity prices could have a material adverse effect on the Company’s financial position, results of operations, cash flows, access to capital and on the quantities of reserves that the Company can economically produce. The carrying value of the Company’s Property, plant and mine development, net; Inventories; Stockpiles and ore on leach pads; Investments; Deferred income tax assets; and Goodwill are particularly sensitive to the outlook for commodity prices. A decline in the Company’s price outlook from current levels could result in material impairment charges related to these assets.
The continued impacts from the COVID-19 pandemic, the Russian invasion of Ukraine, and the resulting significant inflation experienced globally, as well as the effects of certain countermeasures taken by central banks, have been and are expected to continue to adversely affect the Company. Although the Company does not currently have operations in Ukraine, Russia or other parts of Europe, impacts arising from Russia’s invasion of Ukraine include the Company’s ability to complete the sale of assets currently classified as held for sale within one year as originally planned. In addition, these factors could have further potential short- and, possibly, long-term material adverse impacts on the Company including, but not limited to, volatility in commodity prices and the prices for gold and other metals, changes in the equity and debt markets or country specific factors adversely impacting discount rates, significant cost inflation impacts on production, capital and asset retirement costs, logistical challenges, workforce interruptions and financial market disruptions, as well as potential impacts to estimated costs and timing of projects. In light of these challenging conditions, the Company recorded material long-lived asset and goodwill impairment charges at December 31, 2022. Refer to Note 6 for further information.
Additionally, as further response to the current market conditions, record inflation rates, the rising prices for commodities and raw materials, prolonged supply chain disruptions, competitive labor markets, and consideration of capital allocation, in the third quarter of 2022 the Company announced the delay of the full-funds investment decision for the Yanacocha Sulfides project in Peru. While the Company has extended the timeline of the full-funds decision, assessment of the project remains a priority in Peru as the Company continues to advance engineering and long-term procurement activities. The delay of the Yanacocha Sulfides project is intended to focus funds on current operations and other capital commitments while management assesses execution and project options, up to and including transitioning Yanacocha operations into full closure. To the extent that assessment determines that the project is no longer sufficiently profitable or economically feasible under the Company’s internal requirements, it would result in

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
negative modifications to our proven and probable reserves. Additionally, should the Company ultimately decide to forgo the development of Yanacocha Sulfides, the current carrying value of the assets under construction and other long-lived assets of the Yanacocha operations could become impaired and the timing of certain closure activities would be accelerated. As of December 31, 2022, the Yanacocha operations have total long-lived assets of approximately $1,030, inclusive of approximately $621 of assets under construction related to Yanacocha Sulfides. Refer also to our risk factors under the titles “Estimates relating to projects and mine plans of existing operations are uncertain and we may incur higher costs and lower economic returns than estimated” and ”Our long-lived assets and goodwill could become impaired, which could have a material non-cash adverse effect on our results of operations” included in Part I, Item 1A, Risk Factors, for further information.
Additionally, the Company continues to hold the Conga project in Peru, which we do not currently anticipate developing in the next ten years as we continue to assess Yanacocha sulfides; accordingly, the Conga project remains in care and maintenance. Should we be unable to develop the Conga project or conclude that future development is not in the best interest of the business, we may consider other alternatives for the project, which may result in a future impairment charge for the remaining assets. The total assets at Conga were $900 at December 31, 2022 and 2021.
The Company will continue to monitor and evaluate the potential impacts to its business plans, asset retirement cost updates, operations, estimated capital expenditures and timing of other key development projects related to the current and ongoing inflationary pressures and supply chain disruptions. Depending on the duration and extent of COVID-19, ongoing global developments and increasing inflationary pressures, these factors could materially impact the Company’s results of operations, cash flows and financial condition and could result in material impairment charges to the Company’s Property, plant and mine development, net; Inventories; Stockpiles and ore on leach pads; Investments; Deferred income tax assets; and Goodwill.
The Cerro Negro mine, located in Argentina, is a U.S. dollar functional currency entity. Argentina’s central bank has enacted a number of foreign currency controls in an effort to stabilize the local currency, including requiring the Company to convert U.S. dollar proceeds from metal sales to local currency and restricting payments to foreign-related entities denominated in foreign currency, such as dividends or distributions to the parent and related companies. We continue to monitor the foreign currency exposure risk and the limitations of repatriating cash to the United States. Currently, these currency controls are not expected to impact the Company's ability to repay its debt obligations or declare dividends.
Use of Estimates
The Company’s Consolidated Financial Statements have been prepared in accordance with GAAP. The preparation of the Company’s Consolidated Financial Statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. The Company must make these estimates and assumptions because certain information used is dependent on future events, cannot be calculated with a high degree of precision from data available or simply cannot be readily calculated based on generally accepted methodologies. Actual results could differ from these estimates.
The more significant areas requiring the use of management estimates and assumptions relate to mineral reserves that are the basis for future cash flow estimates utilized in impairment calculations and units-of-production amortization calculations; environmental remediation, reclamation and closure obligations; estimates of recoverable gold and other minerals in stockpile and leach pad inventories; estimates of fair value for certain reporting units and asset impairments (including impairments of long-lived assets, goodwill and investments); write-downs of inventory, stockpiles and ore on leach pads to net realizable value; post-employment, post-retirement and other employee benefit liabilities; valuation allowances for deferred tax assets; provisional amounts related to income tax effects of newly enacted tax laws; provisional amounts related to uncertain tax positions; valuation of assets acquired and liabilities assumed in a business combination; reserves for contingencies and litigation; and the fair value and accounting treatment of financial instruments including marketable and other equity securities and derivative instruments. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results will differ from those amounts estimated in these financial statements.
Principles of Consolidation
The Consolidated Financial Statements include the accounts of Newmont Corporation, more-than-50%-owned subsidiaries that it controls and variable interest entities where it is the primary beneficiary. The proportionate consolidation method is used for investments in which the Company has an undivided interest in the assets, liabilities and operations and for certain unincorporated joint ventures in the extractive industry. All significant intercompany balances and transactions have been eliminated. Equity method accounting is applied for certain entities where the Company does not have control, but does have significant influence over the activities that most significantly impact the entities’ operations and financial performance. The functional currency for the majority of the Company’s operations is the U.S. dollar.
The Company follows the ASC guidance for identification and reporting of entities over which control is achieved through means other than voting rights. The guidance defines such entities as Variable Interest Entities.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
Business Combination and Asset Acquisition Accounting
The Company applies a screen test to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction should be accounted for as an asset acquisition or business combination.
When an acquisition does not meet the definition of a business combination because either: (i) substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset, or group of similar identified assets, or (ii) the acquired entity does not have an input and a substantive process that together significantly contribute to the ability to create outputs, the Company accounts for the acquisition as an asset acquisition. In an asset acquisition, goodwill is not recognized, but rather, any excess purchase consideration over the fair value of the net assets acquired is allocated on a relative fair value basis to the identifiable net assets as of the acquisition date and any direct acquisition-related transaction costs are capitalized as part of the purchase consideration.
When an acquisition is accounted for as a business combination, the Company recognizes and measures the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date, while transaction and integration costs related to business combinations are expensed as incurred. Any excess of the purchase consideration in excess of the aggregate fair value of the net tangible and intangible assets acquired, if any, is recorded as goodwill. For material acquisitions, the Company engages independent appraisers to assist with the determination of the fair value of assets acquired, liabilities assumed, noncontrolling interest, if any, and goodwill, based on recognized business valuation methodologies. An income, market or cost valuation method may be utilized to estimate the fair value of the assets acquired, liabilities assumed, and noncontrolling interest, if any, in a business combination. The income valuation method represents the present value of future cash flows over the life of the asset using discrete financial forecasts, long-term growth rates, appropriate discount rates, and expected future capital requirements. The market valuation method uses prices paid for a similar asset by other purchasers in the market, normalized for any differences between the assets. The cost valuation method is based on the replacement cost of a comparable asset at the time of the acquisition adjusted for depreciation and economic and functional obsolescence of the asset. The fair value of property, plant and mine development is estimated to include the fair value of asset retirement costs of related long-lived tangible assets. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill if new information is obtained related to facts and circumstances that existed as of the acquisition date. After the measurement period, any subsequent adjustments are reflected in the period the adjustment arises.
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less. Because of the short maturity of these investments, the carrying amounts approximate their fair value. Cash and cash equivalents are held in overnight bank deposits or are invested in United States Treasury securities and money market securities. Restricted cash is excluded from cash and cash equivalents and is included in other current or non-current assets. Restricted cash is held primarily for the purpose of settling asset retirement obligations.
Time Deposits and Other Investments
The Company's time deposits and other investments primarily include time deposits with an original maturity of more than three months but less than one year. These time deposits are carried at amortized cost. Accrued interest is recorded in Other income (loss), net.
Stockpiles, Ore on Leach Pads and Inventories
As described below, costs that are incurred in or benefit the productive process are accumulated as stockpiles, ore on leach pads and inventories. Stockpiles, ore on leach pads and inventories are carried at the lower of average cost or net realizable value. Net realizable value represents the estimated future sales price of the product based on current and long-term metals prices, less the estimated costs to complete production and bring the product to sale. Write-downs of stockpiles, ore on leach pads and inventories to net realizable value are reported as a component of Costs applicable to sales and Depreciation and amortization. The current portion of stockpiles, ore on leach pads and inventories is determined based on the expected amounts to be processed within the next 12 months and utilize the short-term metal price assumption in estimating net realizable value. Stockpiles, ore on leach pads and inventories not expected to be processed within the next 12 months are classified as non-current and utilize the long-term metal price assumption in estimating net realizable value. The major classifications are as follows:
Stockpiles
Stockpiles represent ore that has been extracted from the mine and is available for further processing. Mine sequencing may result in mining material at a faster rate than can be processed. The Company generally processes the highest ore grade material first to maximize metal production; however, a blend of metal stockpiles may be processed to balance hardness and/or metallurgy in order to maximize throughput and recovery. Processing of lower grade stockpiled ore may continue after mining operations are completed. Sulfide copper ores are subject to oxidation over time which can reduce expected future recoveries. Stockpiles are measured by estimating the number of tons added and removed from the stockpile, the number of contained ounces or pounds (based on assay

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
data) and the estimated metallurgical recovery rates (based on the expected processing method). Stockpile ore tonnages are verified by periodic surveys. Costs are added to stockpiles based on current mining costs incurred including applicable overhead and depreciation and amortization relating to mining operations and removed at each stockpile’s average cost per recoverable unit as material is processed. Carrying values are evaluated at least quarterly, in accordance with the above.
Ore on Leach Pads
Ore on leach pads represent ore that has been mined and placed on leach pads where a solution is applied to the surface of the heap to dissolve the gold or silver or extract the copper. Costs are added to ore on leach pads based on current mining costs, including applicable depreciation and amortization relating to mining operations. Costs are removed from ore on leach pads as ounces or pounds are recovered based on the average cost per estimated recoverable ounce of gold or silver or pound of copper on the leach pad. Estimates of recoverable ore on the leach pads are calculated from the quantities of ore placed on the leach pads (measured tons added to the leach pads), the grade of ore placed on the leach pads (based on assay data) and a recovery percentage (based on ore type). In general, leach pads recover between 50% and 95% of the recoverable ounces in the first year of leaching, declining each year thereafter until the leaching process is complete.
Although the quantities of recoverable metal placed on the leach pads are reconciled by comparing the grades of ore placed on pads to the quantities of metal actually recovered (metallurgical balancing), the nature of the leaching process inherently limits the ability to precisely monitor inventory levels. As a result, the metallurgical balancing process is constantly monitored and estimates are refined based on actual results over time. Historically, the Company’s operating results have not been materially impacted by variations between the estimated and actual recoverable quantities of metal on its leach pads. Variations between actual and estimated quantities resulting from changes in assumptions and estimates that do not result in write-downs to net realizable value are accounted for on a prospective basis.
In-process Inventory
In-process inventories represent material that is currently in the process of being converted to a saleable product. Conversion processes vary depending on the nature of the ore and the specific processing facility, but include mill in-circuit, flotation, leach and carbon-in-leach. In-process material is measured based on assays of the material fed into the process and the projected recoveries of the respective processing plants. In-process inventories are valued at the lower of the average cost of the material fed into the process attributable to the source material coming from the mines, stockpiles and/or leach pads, plus the in-process conversion costs, including applicable amortization relating to the process facilities incurred to that point in the process or net realizable value.
Precious Metals Inventory
Precious metals inventories include gold doré and/or gold bullion. Precious metals that result from the Company’s mining and processing activities are valued at the lower of the average cost of the respective in-process inventories incurred prior to the refining process, plus applicable refining costs or net realizable value.
Concentrate Inventory
Concentrate inventories represent gold, silver, lead, zinc and copper concentrate available for shipment or in transit for further processing when the sales process has not been completed. The Company values concentrate inventory at average cost, including an allocable portion of support costs and amortization. Costs are added and removed to the concentrate inventory based on metal in the concentrate and are valued at the lower of average cost or net realizable value.
Materials and Supplies
Materials and supplies are valued at the lower of average cost or net realizable value. Cost includes applicable taxes and freight.
Property, Plant and Mine Development
Facilities and Equipment
Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and recorded at cost. Facilities and equipment acquired as a part of a finance lease, build-to-suit or other financing arrangement are capitalized and recorded based on the contractual lease terms. The facilities and equipment are depreciated using the straight-line method at rates sufficient to depreciate such capitalized costs over the estimated productive lives of such facilities. These estimated productive lives do not exceed the related estimated mine lives, which are based on proven and probable reserves.
Mine Development
Mine development costs include engineering and metallurgical studies, drilling and other related costs to delineate an ore body, the removal of overburden to initially expose an ore body at open pit surface mines and the building of access ways, shafts, lateral access, drifts, ramps and other infrastructure at underground mines. Costs incurred before mineralization is classified as proven

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
and probable reserves are expensed and classified as Exploration or Advanced projects, research and development expense. Capitalization of mine development project costs that meet the definition of an asset begins once mineralization is classified as proven and probable reserves.
Drilling and related costs are capitalized for an ore body where proven and probable reserves exist and the activities are directed at obtaining additional information on the ore body or converting measured, indicated and inferred resources to proven and probable reserves. All other drilling and related costs are expensed as incurred. Drilling costs incurred during the production phase for operational ore control are allocated to inventory costs and then included as a component of Costs applicable to sales.
The cost of removing overburden and waste materials to access the ore body at an open pit mine prior to the production phase are referred to as “pre-stripping costs.” Pre-stripping costs are capitalized during the development of an open pit mine. Where multiple open pits exist at a mining complex utilizing common processing facilities, pre-stripping costs are capitalized at each pit. The removal, production, and sale of de minimis saleable materials may occur during the development phase of an open pit mine and are assigned incremental mining costs related to the removal of that material.
The production phase of an open pit mine commences when saleable minerals, beyond a de minimis amount, are produced. Stripping costs incurred during the production phase of a mine are variable production costs that are included as a component of inventory to be recognized in Costs applicable to sales in the same period as the revenue from the sale of inventory.
Mine development costs are amortized using the units-of-production method based on estimated recoverable ounces or pounds in proven and probable reserves. To the extent that these costs benefit an entire ore body, they are amortized over the estimated life of the ore body. Costs incurred to access specific ore blocks or areas that only provide benefit over the life of that area are amortized over the estimated life of that specific ore block or area.
Underground development costs are capitalized as incurred. Costs incurred before mineralization is classified as proven and probable reserves are expensed and classified as Exploration or Advanced projects, research and development expense. Capitalization of mine development project costs that meet the definition of an asset begins once mineralization is classified as proven and probable reserves.
Mineral Interests
Mineral interests include acquired interests in production, development and exploration stage properties. Mineral interests are capitalized at their fair value at the acquisition date, either as an individual asset purchase or as part of a business combination. Mineral interests in the development and exploration stage are not amortized until the underlying property is converted to the production stage, at which point the mineral interests are amortized over the estimated recoverable proven and probable reserves.
The value of such assets is primarily driven by the nature and amount of mineral interests believed to be contained in such properties. Production stage mineral interests represent interests in operating properties that contain proven and probable reserves and are amortized using the units-of-production method based on the estimated recoverable ounces or pounds in proven and probable reserves. Development stage mineral interests represent interests in properties under development that contain proven and probable reserves. Exploration stage mineral interests represent interests in properties that are believed to potentially contain mineral resources consisting of (i) mineral resources within pits; mineral resources with insufficient drill spacing to qualify as proven and probable reserves; and mineral resources in close proximity to proven and probable reserves; (ii) around-mine exploration potential not immediately adjacent to existing reserves and mineralization, but located within the immediate mine area; (iii) other mine-related exploration potential that is not part of current resources and is comprised mainly of material outside of the immediate mine area; (iv) greenfield exploration potential that is not associated with any other production, development or exploration stage property, as described above; or (v) any acquired right to explore or extract a potential mineral deposit. The Company’s mineral rights generally are enforceable regardless of whether proven and probable reserves have been established. In certain limited situations, the nature of a mineral right changes from an exploration right to a mining right upon the establishment of proven and probable reserves. The Company has the ability and intent to renew mineral interests where the existing term is not sufficient to recover all identified and valued proven and probable reserves and/or undeveloped mineral resources.
Goodwill
Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in a business acquisition. Goodwill is allocated to reporting units and tested for impairment annually as of December 31 and when events or changes in circumstances indicate that the carrying value of a reporting unit exceeds its fair value. Each operating mine is considered a distinct reporting unit for purposes of goodwill impairment testing.
The Company may elect to perform a qualitative assessment when it is more likely than not that the fair value of a reporting unit is higher than its carrying value. If the Company determines that it is more likely than not that the fair value is less than the carrying value, a quantitative goodwill impairment test is performed to determine the fair value of the reporting unit. The fair value of a reporting unit is determined using either the income approach utilizing estimates of discounted future cash flows or the market approach utilizing recent transaction activity for comparable properties. These approaches are considered Level 3 fair value measurements. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
to that excess, limited to the total amount of goodwill allocated to that reporting unit. The Company recognizes its pro rata share of goodwill and any subsequent goodwill impairment losses recorded by entities that are proportionately consolidated.
The estimated cash flows used to assess the fair value of a reporting unit are derived from the Company’s current business plans, which are developed using short-term price forecasts reflective of the current price environment and management’s projections for long-term average metal prices. In addition to short- and long-term metal price assumptions, other assumptions include estimates of commodity-based and other input costs; capital investment; proven and probable mineral reserve estimates, including the timing and cost to develop and produce the reserves; value beyond proven and probable mineral reserve and measured, indicated and inferred resource estimates; estimated future closure costs; and the use of appropriate discount rates.
Impairment of Long-lived Assets
The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment loss is measured and recorded based on the estimated fair value of the long-lived assets being tested for impairment, and their carrying amounts. Fair value is typically determined through the use of an income approach utilizing estimates of discounted pre-tax future cash flows or a market approach utilizing recent transaction activity for comparable properties. These approaches are considered Level 3 fair value measurements. Occasionally, such as when an asset is held for sale, market prices are used.
The estimated undiscounted cash flows used to assess recoverability of long-lived assets and to measure the fair value of the Company’s mining operations are derived from current business plans, which are developed using short-term price forecasts reflective of the current price environment and management’s projections for long-term average metal prices. In addition to short- and long-term metal price assumptions, other assumptions include estimates of commodity-based and other input costs; proven and probable mineral reserve estimates, including the timing and cost to develop and produce the reserves; value beyond proven and probable mineral reserve and measured, indicated and inferred resource estimates; estimated future closure costs; and the use of appropriate discount rates.
In estimating undiscounted cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of undiscounted cash flows from other asset groups. The Company’s estimates of undiscounted cash flows are based on numerous assumptions and it is possible that actual cash flows may differ significantly from estimates, as actual produced reserves, metal prices, commodity-based and other costs, and closure costs are each subject to significant risks and uncertainties.
Investments
Management classifies investments at the acquisition date and re-evaluates the classification at each balance sheet date and when events or changes in circumstances indicate that there is a change in the Company’s ability to exercise significant influence. The ability to exercise significant influence is typically presumed when the Company possesses 20% or more of the voting interests in the investee. The Company accounts for its investments in stock of other entities over which the Company has significant influence, but not control, using the equity method of accounting. Under the equity method of accounting, the Company increases its investment for contributions made and records its proportionate share of net earnings, declared dividends and partnership distributions based on the most recently available financial statements of the investee. To the extent that there is a basis difference between the amount invested and the underlying equity in the net assets of an equity investment, the Company allocates such differences between tangible and intangible assets. This basis difference is being amortized into Equity income (loss) of affiliates over the remaining estimated useful lives of the underlying tangible and intangible net assets. Equity method investments are included in Investments.
Contributions made to equity method investees at times are in the form of loan agreements. Loans provided to equity method investees that are made based on the Company's proportionate ownership percentage are accounted for as “in-substance capital contributions” and are treated as an increase to the investment. Principal and interest payments received on loans treated as in-substance capital contributions are assessed under the cumulative earnings approach to determine if the distribution received represents a return on capital or a return of capital. Return on capital distributions are recorded as an operating cash flow whereas return of capital distributions are recorded as an investing cash flow. Loans provided to equity method investees that are not made on a proportionate basis are accounted for as a loan receivable and do not increase the investment. Principal payments received on loans not treated as an in-substance capital contribution are accounted for as a reduction to the loan receivable and interest received is recorded as interest income.
The Company evaluates its equity method investments for potential impairment whenever events or changes in circumstances indicate that there is an other-than-temporary decline in the value of the investment. Declines in fair value that are deemed to be other-than-temporary are charged to Other income (loss), net.
Additionally, the Company has certain marketable equity and debt securities and other equity securities. Marketable equity securities are measured primarily at fair value with any changes in fair value recorded in Other income (loss), net. Certain other equity securities are accounted for under the measurement alternative (cost less impairment, adjusted for any qualifying observable price changes) when fair value is not readily determinable. The Company accounts for its restricted marketable debt securities as available-for-sale securities. Unrealized gains and losses on available-for-sale investments, net of taxes, are reported as a component of Accumulated other comprehensive income (loss) in Total equity, unless an impairment is deemed to be credit-related. Credit-related

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
impairment is recognized as an allowance for credit losses on the balance sheet with a corresponding charge to Other income (loss), net.
Derivative Instruments
Cash Flow Hedges
The fair value of derivative contracts qualifying as cash flow hedges are reflected as assets or liabilities in the Consolidated Balance Sheets. The changes in fair value of these hedges are deferred in Accumulated other comprehensive income (loss). Amounts deferred in Accumulated other comprehensive income (loss) are reclassified to income when the hedged transaction has occurred in the same income statement line where the earnings effect of the hedged item is presented. Cash transactions related to the Company’s derivative contracts accounted for as hedges are classified in the same category as the item being hedged in the Consolidated Statements of Cash Flows.
When derivative contracts qualifying as cash flow hedges are settled, accelerated or restructured before the maturity date of the contracts, the related amount in Accumulated other comprehensive income (loss) at the settlement date is deferred and reclassified to earnings, when the originally designated hedged transaction impacts earnings and is presented in the same income statement line item as the earnings effect of the hedged item, unless the underlying hedge transaction becomes probable of not occurring, at which time related amounts in Accumulated other comprehensive income (loss) are reclassified to earnings immediately.
Contingent consideration assets and liabilities
Contingent consideration assets and liabilities are comprised of contingent consideration to be received or paid by the Company in conjunction with various sales of assets and investments with future payment contingent upon certain milestones. These contingent consideration assets and liabilities are accounted for at fair value using discounted cash flow models and consist of financial instruments that meet the definition of a derivative, but are not designated for hedge accounting under ASC 815.
Debt
The Company carries its Senior Notes at amortized cost.
Debt issuance costs and debt premiums and discounts, which are included in Debt, and unrealized gains or losses related to cash flow hedges using treasury rate lock contracts and forward starting swap contracts, which are included in Accumulated other comprehensive income (loss), are amortized using the effective interest method over the terms of the respective Senior Notes as a component of Interest expense, net within the Consolidated Statements of Operations.
When repurchasing its debt, the Company records the resulting gain or loss as well as the accelerated portion of related debt issuance costs, premiums and discounts, and any unrealized gains or losses from the associated treasury rate lock contracts and/or associated forward starting swap contracts, included in Accumulated other comprehensive income (loss), in Other income (loss), net.
Leases
The Company determines if a contractual arrangement represents or contains a lease at inception. Operating leases are included in Other non-current assets and Other current and non-current liabilities in the Consolidated Balance Sheets. Finance leases are included in Property, plant and mine development, net and current and non-current Lease and other financing obligations in the Consolidated Balance Sheets.
Operating and finance lease right-of-use ("ROU") assets and lease liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the lease term. Leases acquired in a business combination are also measured based on the present value of the remaining leases payments, as if the acquired lease were a new lease at the acquisition date. When the rate implicit to the lease cannot be readily determined, the Company utilizes its incremental borrowing rate in determining the present value of the future lease payments. The incremental borrowing rate is derived from information available at the lease commencement date and represents the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term and amount equal to the lease payments in a similar economic environment. The ROU asset includes any lease payments made and lease incentives received prior to the commencement date. Operating lease ROU assets also include any cumulative prepaid or accrued rent when the lease payments are uneven throughout the lease term. The ROU assets and lease liabilities may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.
The Company has lease arrangements that include both lease and non-lease components. The Company accounts for each separate lease component and its associated non-lease components as a single lease component for the majority of its asset classes. Additionally, for certain lease arrangements that involve leases of similar assets, the Company applies a portfolio approach to effectively account for the underlying ROU assets and lease liabilities.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
Contingently Redeemable Noncontrolling Interest
Certain noncontrolling interests in consolidated entities meet the definition of redeemable financial instruments if the ability to redeem the interest is outside of the control of the consolidating entity. In such cases, these financial instruments are classified outside of permanent equity (referred to as temporary equity).
Common Stock
In July 2021, Newmont filed a shelf registration statement on Form S-3 under which it can issue an indeterminate number or amount of common stock, preferred stock, debt securities, guarantees of debt securities and warrants from time to time at indeterminate prices, subject to the limitations of the Delaware General Corporation Law, the Company's certification of incorporation and bylaws. It also includes the ability to resell an indeterminate amount of common stock, preferred stock and debt securities from time to time upon exercise of warrants or conversion of convertible securities.
Treasury Stock
The Company records repurchases of common shares as Treasury stock at cost and records any subsequent retirements of treasury shares at cost. When treasury shares are retired, the Company’s policy is to allocate the excess of the repurchase price over the par value of shares acquired to both Retained earnings and Additional paid-in capital using settlement-date accounting. The portion allocated to Additional paid-in capital is calculated on a pro rata basis of the shares to be retired and the total shares issued and outstanding as of the date of the retirement.
During the years ended December 31, 2022, 2021 and 2020, the Company repurchased and retired approximately 0 million, 9 million and 10 million shares of its common stock for $—, $525 and $521, respectively. During the years ended December 31, 2022, 2021 and 2020, the Company withheld 0.6 million, 0.6 million and 1.0 million shares, respectively, for payments of employee withholding taxes related to the vesting of stock awards.
Revenue Recognition
Newmont generates revenue by selling gold, copper, silver, lead, and zinc produced from its mining operations. Refer to Note 3 for further information regarding the Company’s operating segments.
The majority of the Company’s Sales come from the sale of refined gold; however, the end product at the Company’s gold operations is generally doré bars. Doré is an alloy consisting primarily of gold but also containing silver and other metals. Doré is sent to refiners to produce bullion that meets the required market standard of 99.95% gold. Under the terms of the Company’s refining agreements, the doré bars are refined for a fee, and the Company’s share of the refined gold and the separately-recovered silver is credited to its bullion account. Gold from doré bars credited to its bullion account is typically sold to banks or refiners.
A portion of gold sold from certain sites is sold in the form of concentrate. The Company’s Sales also come from the sale of copper, silver, lead, and zinc. Sales from these metals are generally in the form of concentrate, which is sold to smelters for further treatment and refining.
Generally, if a metal expected to be mined represents more than 10% to 20% of the life of mine sales value of all the metal expected to be mined, co-product accounting is applied. When the Company applies co-product accounting at an operation, revenue is recognized for each co-product metal sold, and shared costs applicable to sales are allocated based on the relative sales values of the co-product metals produced. Generally, if metal expected to be mined is less than the 10% to 20% of the life of mine sales value, by-product accounting is applied. Revenues from by-product sales, which are immaterial, are credited to Costs applicable to sales as a by-product credit. Silver, lead and zinc are produced as co-products at Peñasquito. Copper is produced as a co-product at Boddington. Aside from the co-product sales at Boddington and Peñasquito, copper and silver produced at other Newmont sites are by-product metals.
Gold Sales from Doré Production
The Company recognizes revenue for gold from doré production when it satisfies the performance obligation of transferring gold inventory to the customer, which generally occurs upon transfer of gold bullion credits as this is the point at which the customer obtains control the ability to direct the use and obtains substantially all of the remaining benefits of ownership of the asset.
The Company generally recognizes the sale of gold bullion credits when the credits are delivered to the customer. The transaction price is determined based on the agreed upon market price and the number of ounces delivered. Payment is due upon delivery of gold bullion credits to the customer’s account.
Sales from Concentrate Production
The Company recognizes revenue for gold, copper, silver, lead, and zinc from concentrate production, net of treatment and refining charges, when it satisfies the performance obligation of transferring control of the concentrate to the customer. This generally occurs as material passes over the vessel's rail at the port of loading based on the date from the bill of lading, as the customer has the

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
ability to direct the use of and obtain substantially all of the remaining benefits from the material and the customer has the risk of loss. Newmont has elected to account for shipping and handling costs for concentrate contracts as fulfillment activities and not as promised goods or services; therefore these activities are not considered separate performance obligations.
The Company generally sells metal concentrate based on the monthly average market price for a future month, dependent on the relevant contract, following the month in which the delivery to the customer takes place. The amount of revenue recognized for concentrates is initially recorded on a provisional basis based on the forward prices for the estimated month of settlement and the Company’s estimated metal quantities based on assay data. The Company’s sales based on a provisional price contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of the concentrates at the forward price at the time of sale. The embedded derivative, which is not designated for hedge accounting, is primarily marked to market through Sales each period prior to final settlement. The Company also adjusts estimated metal quantities used in computing provisional sales using new information and assay data from the smelter as it is received (if any).
A provisional payment is generally due upon delivery of the concentrate to the customer. Final payment is due upon final settlement of price and quantity with the customer.
The principal risks associated with recognition of sales on a provisional basis include metal price fluctuations and updated quantities between the date the sale is recorded and the date of final settlement. If a significant decline in metal prices occurs, or assay data results in a significant change in quantity between the provisional pricing date and the final settlement date, it is reasonably possible that the Company could be required to return a portion of the provisional payment received on the sale. Refer to Note 4 for additional information.
Income and Mining Taxes
The Company accounts for income taxes using the liability method, recognizing certain temporary differences between the financial reporting basis of the Company’s liabilities and assets and the related income tax basis for such liabilities and assets. This method generates either a net deferred income tax liability or asset for the Company, as measured by the statutory tax rates in effect. The Company derives its deferred income tax charge or benefit by recording the change in either the net deferred income tax liability or asset balance for the year. The financial statement effects of changes in tax law are recorded as discrete items in the period enacted as part of income tax expense or benefit from continuing operations, regardless of the category of income or loss to which the deferred taxes relate. The Company determines if the assessment of a particular income tax effect is “complete.” Those effects for which the accounting is determined to be complete are reported in the enactment period financial statements. The Company has exposure to the impact of foreign exchange fluctuations on tax positions in certain jurisdictions, such movements are recorded within Income and mining tax benefit (expense) related to deferred income tax assets and liabilities, as well as non-current uncertain tax positions, while foreign exchange fluctuations impacting current tax positions are recorded within Other income (loss), net as foreign currency exchange gains (losses). With respect to the earnings that the Company derives from the operations of its consolidated subsidiaries, in those situations where the earnings are indefinitely reinvested, no deferred taxes have been provided on the unremitted earnings (including the excess of the carrying value of the net equity of such entities for financial reporting purposes over the tax basis of such equity) of these consolidated companies.
Mining taxes represent state and provincial taxes levied on mining operations and are classified as income taxes. As such, taxes are based on a percentage of mining profits.
Newmont’s operations are in multiple jurisdictions where uncertainties arise in the application of complex tax regulations. Some of these tax regimes are defined by contractual agreements with the local government, while others are defined by general tax laws and regulations. Newmont and its subsidiaries are subject to reviews of its income tax filings and other tax payments, and disputes can arise with the taxing authorities over the interpretation of its contracts or laws. The Company recognizes potential liabilities and records tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on its estimate of whether it is more likely than not, and the extent to which, additional taxes will be due. The Company adjusts these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company’s current estimate of the tax liabilities. If the Company’s estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If the estimate of tax liabilities proves to be greater than the ultimate assessment, a tax benefit would result. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in Income and mining tax benefit (expense). In certain jurisdictions, Newmont must pay a portion of the disputed amount to the local government in order to formally appeal the assessment. Such payment is recorded as a receivable if Newmont believes the amount is collectible.
Valuation of Deferred Tax Assets
The Company’s deferred income tax assets include certain future tax benefits. The Company records a valuation allowance against any portion of those deferred income tax assets when it believes, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized. The Company reviews the likelihood that it will realize the benefit of its deferred tax assets and therefore the need for valuation allowances on a quarterly basis, or more frequently if events indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
financial results of the legal entity or consolidated group recording the net deferred tax asset is considered, along with all other available positive and negative evidence.
Certain categories of evidence carry more weight in the analysis than others based upon the extent to which the evidence may be objectively verified. The Company looks to the nature and severity of cumulative pretax losses (if any) in the current three-year period ending on the evaluation date, recent pretax losses and/or expectations of future pretax losses. Other factors considered in the determination of the probability of the realization of the deferred tax assets include, but are not limited to:
•Earnings history;
•Projected future financial and taxable income based upon existing reserves and long-term estimates of commodity prices;
•The duration of statutory carry forward periods;
•Prudent and feasible tax planning strategies readily available that may alter the timing of reversal of the temporary difference;
•Nature of temporary differences and predictability of reversal patterns of existing temporary differences; and
•The sensitivity of future forecasted results to commodity prices and other factors.
Concluding that a valuation allowance is not required is difficult when there is significant negative evidence which is objective and verifiable, such as cumulative losses in recent years. The Company utilizes a rolling twelve quarters of pre-tax income or loss as a measure of its cumulative results in recent years. However, a cumulative three year loss is not solely determinative of the need for a valuation allowance. The Company also considers all other available positive and negative evidence in its analysis.
Reclamation and Remediation Costs
Reclamation obligations associated with operating and non-operating mine sites are recognized when an obligation is incurred and the fair value can be reasonably estimated. Fair value is measured as the present value of expected cash flow estimates, after considering inflation, our credit-adjusted risk-free rates and a market risk premium appropriate for our operations. The liability is accreted over time through periodic charges to earnings. In addition, the asset retirement cost is capitalized as part of the asset’s carrying value and amortized over the life of the related asset. Reclamation costs are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation costs. Changes in reclamation estimates at mines that are not currently operating, as the mine or portion of the mine site has entered the closure phase and has no substantive future economic value, are reflected in earnings in the period an estimate is revised. The estimated reclamation obligation is based on when spending for an existing disturbance is expected to occur. Costs included in estimated asset retirement obligations are discounted to their present value as cash flows are readily estimable over a period of up to fifty years. The Company reviews, on an annual basis, unless otherwise deemed necessary, the reclamation obligation at each mine site in accordance with ASC guidance for asset retirement obligations.
Remediation costs are accrued when it is probable that an obligation has been incurred and the cost can be reasonably estimated. Such cost estimates may include ongoing care, maintenance and monitoring costs. Changes in remediation estimates at non-operating mines are reflected in earnings in the period an estimate is revised. Water treatment costs included in environmental remediation obligations are discounted to their present value as cash flows are readily estimable over a period up to fifty years.
Foreign Currency
The functional currency for the majority of the Company’s operations is the U.S. dollar. Transaction gains and losses related to foreign currency denominated monetary assets and liabilities where the functional currency is the U.S. dollar are remeasured at current exchange rates and the resulting adjustments are included in Other income (loss), net. The financial statements of our foreign entities with functional currencies other than the U.S. dollar are translated into U.S. dollars with the resulting adjustments charged or credited directly to Accumulated other comprehensive income (loss) in total equity. All assets and liabilities are translated into the U.S. dollar using exchange rates in effect at the balance sheet date, while revenues and expenses are translated at the weighted average exchange rates for the period. The gains or losses on foreign currency rates on cash holdings in foreign currencies are included in Effect of exchange rate changes on cash, cash equivalents and restricted cash in the Company’s Consolidated Statements of Cash Flows.
Stock-Based Compensation
The Company records stock-based compensation awards exchanged for employee services at fair value on the date of the grant and expenses the awards in the Consolidated Statements of Operations over the requisite employee service period. The fair value of stock options is determined using the Black-Scholes valuation model. The fair value of RSUs are based on the Newmont stock price on the date of grant. The fair value of PSUs is determined using a Monte Carlo simulation model. Stock-based compensation expense related to all awards, including awards with a market or performance condition that cliff vest, is generally recognized ratably over the requisite service period of the award on a straight-line basis. The Company recognizes forfeitures as they occur. The Company's estimates may be impacted by certain variables including, but not limited to, stock price volatility, employee retirement eligibility dates, the Company's performance and related tax impacts.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
Net Income (Loss) per Common Share
Basic and diluted income per share are presented for Net income (loss) attributable to Newmont stockholders. Basic income per common share is computed by dividing income available to Newmont common stockholders by the weighted average number of common shares outstanding during the period. Diluted income per common share is computed similarly except that weighted average common shares is increased to reflect all dilutive instruments, including employee stock awards. Dilutive securities are excluded from the calculation of diluted weighted average common shares outstanding if their effect would be anti-dilutive based on the treasury stock method or due to a net loss from continuing operations.
Discontinued Operations
The Company reports the results of operations of a business as discontinued operations if a disposal represents a strategic shift that has (or will have) a major effect on the Company’s operations and financial results when the business is classified as held for sale, in accordance with ASC 360, Property, Plant and Equipment and ASC 205-20, Presentation of Financial Statements - Discontinued Operations. Under ASC 360, assets may be classified as held for sale even though discontinued operations classification is not met. Equity method investments, which are specifically scoped out of ASC 360, can only be classified as held for sale if discontinued operations classification is also achieved. The results of discontinued operations are reported in Net income (loss) from discontinued operations, net of tax in the accompanying Consolidated Statements of Operations for current and prior periods, including any gain or loss recognized on closing or adjustment of the carrying amount to fair value less cost to sell.
Comprehensive Income (Loss)
In addition to Net income (loss), Comprehensive income (loss) includes all changes in equity during a period, such as adjustments to minimum pension liabilities, foreign currency translation adjustments, changes in fair value of derivative instruments that qualify as cash flow hedges and cumulative unrecognized changes in fair value of marketable debt securities classified as available-for-sale, except those resulting from investments by and distributions to owners.
Care and Maintenance
The Company incurs certain direct operating costs and depreciation and amortization costs when operations are temporarily halted and placed in care and maintenance. Direct operating costs incurred while operations are temporarily placed in care and maintenance are included in Other expense, net as these costs do not benefit the productive process and are not related to sales. Depreciation and amortization costs incurred while operations are temporarily placed in care and maintenance are included in Depreciation and amortization.
Reclassifications
Certain amounts and disclosures in prior years have been reclassified to conform to the 2022 presentation.
Recently Adopted Accounting Pronouncements and Securities and Exchange Commission Rules
Financial Disclosures of Government Assistance
In November 2021, ASU No. 2021-10 was issued which provides guidance for required annual disclosures about transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy. The Company adopted this standard as of January 1, 2022. The adoption did not have a material impact on the consolidated financial statements or disclosures.
Recently Issued Accounting Pronouncements and Securities and Exchange Commission Rules
Effects of Reference Rate Reform
In March 2020, ASU No. 2020-04 was issued which provides optional guidance for a limited period of time to ease the potential burden on accounting for contract modifications caused by reference rate reform. In January 2021, ASU No. 2021-01 was issued which broadened the scope of ASU No. 2020-04 to include certain derivative instruments. In December 2022, ASU No. 2022-06 was issued which deferred the sunset date of ASU No. 2020-04. The guidance is effective for all entities as of March 12, 2020 through December 31, 2024. The guidance may be adopted over time as reference rate reform activities occur and should be applied on a prospective basis. The Company is in the process of reviewing key contracts to identify any contracts that reference LIBOR and to implement adequate fallback provisions if not already implemented to mitigate the risks or impacts from the transition. No material impacts are expected to the consolidated financial statements or disclosures.
Inflation Reduction Act
In August 2022, the U.S. government enacted the Inflation Reduction Act of 2022 (the "IRA") into law. The IRA introduced an excise tax on stock repurchases of 1% of the fair market value of stock repurchases net of stock issued during the tax year and a corporate alternative minimum tax (the "Corporate AMT") of 15% on the adjusted financial statement income ("AFSI") of corporations with average AFSI exceeding $1 billion over a three-year period. The excise tax on stock repurchases is effective on net stock

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
repurchases made after December 31, 2022 and the Corporate AMT is effective for tax periods beginning in fiscal year 2023. While waiting on pending Department of Treasury regulatory guidance, the Company is continuing to monitor developments. Based upon information known to date, no material impacts are expected to the Consolidated Financial Statements, disclosures, or cash flows.
NOTE 3     SEGMENT INFORMATION
The Company regularly reviews its segment reporting for alignment with its strategic goals and operational structure as well as for evaluation of business performance and allocation of resources by Newmont’s CODM. In January 2023, Newmont reassessed and revised its operating strategies and the accountabilities of the senior leadership team in light of the continuing volatile and uncertain market conditions. Following these changes, the Company reevaluated its segments to reflect certain changes in the financial information regularly reviewed by the CODM. As a result, the Company determined that its reportable segments were each of its 12 mining operations and its 38.5% interest in NGM, which is accounted for using the proportionate consolidation method. Accordingly, all periods have been recast to present the reportable segments for the year ended December 31, 2022 filed on February 23, 2023 on Form 10-K.
In the following tables, Income (loss) before income and mining tax and other items from reportable segments does not reflect general corporate expenses, interest (except project-specific interest) or income and mining taxes. Intercompany revenue and expense amounts have been eliminated within each segment in order to report on the basis that management uses internally for evaluating segment performance. The Company's business activities and operating segments that are not considered reportable, including all equity method investments, are reported in Corporate and Other, which has been provided for reconciliation purposes.
The financial information relating to the Company’s segments is as follows:

	Sales	Costs Applicable to Sales	Depreciation and Amortization	Advanced Projects, Research and Development and Exploration	Income (Loss) before Income and Mining Tax and Other Items	Total Assets	Capital Expenditures (1)
Year Ended December 31, 2022
CC&V	$333	$241	$71	$11	$(527)	$286	$44
Musselwhite	305	195	79	8	23	1,294	54
Porcupine	504	281	104	14	(329)	1,401	152
Éléonore	391	266	115	5	4	1,010	60
Peñasquito: (2)
Gold	1,006	442	148
Silver	549	454	151
Lead	133	94	32
Zinc	501	316	96
Total Peñasquito	2,189	1,306	427	19	403	6,430	183
Merian	723	369	80	21	249	923	56
Cerro Negro	508	283	148	25	(451)	1,659	132
Yanacocha	451	313	95	22	(612)	2,225	439
Boddington:
Gold	1,447	652	118
Copper	316	181	34
Total Boddington	1,763	833	152	7	779	2,264	72
Tanami	878	328	101	28	422	1,585	343
Ahafo	1,023	566	167	26	267	2,619	268
Akyem	749	334	141	14	257	998	34
NGM	2,098	1,153	471	32	434	7,419	308
Corporate and Other	—	—	34	228	(970)	8,369	45
Consolidated	$11,915	$6,468	$2,185	$460	$(51)	$38,482	$2,190
____________________________
(1)Includes an increase in accrued capital expenditures of $59. Consolidated capital expenditures on a cash basis were $2,131.
(2)Costs applicable to sales includes amounts resulting from the profit-sharing agreement completed with the Peñasquito workforce during the second quarter of 2022. Under the agreement, the Company will pay its workforce an uncapped profit-sharing bonus each year, based on the agreed upon terms. Additionally, the terms of the agreement are retroactively applied to profit-sharing related to 2021 site performance, resulting in $70 recorded within Costs applicable to sales in the second quarter of 2022. The amounts related to the 2021 profit-sharing were paid in the third quarter of 2022.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)

	Sales	Costs Applicable to Sales	Depreciation and Amortization	Advanced Projects, Research and Development and Exploration	Income (Loss) before Income and Mining Tax and Other Items	Total Assets	Capital Expenditures (1)
Year Ended December 31, 2021
CC&V	$396	$238	$66	$18	$64	$777	$42
Musselwhite	277	157	80	7	30	1,317	39
Porcupine	517	269	91	17	121	1,572	68
Éléonore	446	237	139	5	60	1,062	46
Peñasquito:
Gold	1,250	395	201
Silver	651	332	169
Lead	172	76	39
Zinc	561	256	112
Total Peñasquito	2,634	1,059	521	8	979	6,561	144
Merian	780	326	98	11	328	952	47
Cerro Negro	480	243	137	9	68	2,183	108
Yanacocha	471	232	111	18	(1,552)	1,735	171
Boddington:
Gold	1,212	607	99
Copper	295	143	23
Total Boddington	1,507	750	122	8	627	2,261	174
Tanami	879	278	100	24	466	1,334	304
Ahafo	864	425	143	22	269	2,425	213
Akyem	680	261	120	10	284	990	66
NGM	2,291	960	550	30	818	7,584	234
Corporate and Other	—	—	45	176	(1,454)	9,811	37
Consolidated	$12,222	$5,435	$2,323	$363	$1,108	$40,564	$1,693
____________________________
(1)Includes accrued costs associated with the Tanami power plant of $29, which are included in Lease and other financing obligations, and an increase in accrued capital expenditures of $11. Consolidated capital expenditures on a cash basis were $1,653.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)

	Sales	Costs Applicable to Sales	Depreciation and Amortization	Advanced Projects, Research and Development and Exploration	Income (Loss) before Income and Mining Tax and Other Items	Total Assets	Capital Expenditures (1)
Year Ended December 31, 2020
CC&V	$478	$245	$80	$15	$129	$755	$41
Red Lake (2)	67	45	2	1	20	—	4
Musselwhite	180	117	62	7	(40)	1,324	58
Porcupine	566	244	109	17	171	1,565	43
Éléonore	371	181	109	5	47	1,115	43
Peñasquito:
Gold	894	286	168
Silver	510	201	117
Lead	134	77	45
Zinc	348	221	121
Total Peñasquito	1,886	785	451	3	544	6,824	127
Merian	822	328	102	11	375	993	42
Cerro Negro	404	166	139	4	8	2,139	49
Yanacocha	593	345	123	12	(165)	1,832	111
Boddington:
Gold	1,221	579	102
Copper	155	107	19
Total Boddington	1,376	686	121	3	526	2,238	160
Tanami	871	251	102	16	442	1,095	212
Ahafo	853	375	145	22	278	2,224	120
Akyem	671	234	120	9	291	1,000	27
NGM	2,359	1,012	579	42	700	7,753	241
Corporate and Other	—	—	56	142	(183)	10,512	61
Consolidated	$11,497	$5,014	$2,300	$309	$3,143	$41,369	$1,339
____________________________
(1)Includes an increase in accrued capital expenditures of $37. Consolidated capital expenditures on a cash basis were $1,302.
(2)On March 31, 2020, the Company sold Red Lake. Refer to Note 8 for additional information.
Long-lived assets, which consist of Property, plant and mine development, net, non-current Stockpiles and ore on leach pads, and non-current right-of-use assets, included in Other non-current assets, were as follows:

	At December 31,
	2022	2021
United States	$6,928	$7,462
Mexico	4,644	4,795
Canada	4,138	4,031
Australia	3,374	3,258
Ghana	2,586	2,517
Peru	2,008	1,680
Argentina	1,493	1,526
Suriname	712	742
Other	4	—
	$25,887	$26,011

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 4     SALES
The following tables present the Company’s Sales by mining operation, product and inventory type:

	Gold Sales from Doré Production	Sales from Concentrate and Other Production	Total Sales
Year Ended December 31, 2022
CC&V	$328	$5	$333
Musselwhite	305	—	305
Porcupine	504	—	504
Éléonore	391	—	391
Peñasquito:
Gold	110	896	1,006
Silver (1)	—	549	549
Lead	—	133	133
Zinc	—	501	501
Total Peñasquito	110	2,079	2,189
Merian	723	—	723
Cerro Negro	508	—	508
Yanacocha	446	5	451
Boddington:
Gold	366	1,081	1,447
Copper	—	316	316
Total Boddington	366	1,397	1,763
Tanami	878	—	878
Ahafo	1,023	—	1,023
Akyem	749	—	749
NGM (2)	2,026	72	2,098
Consolidated	$8,357	$3,558	$11,915
____________________________
(1)Silver sales from concentrate includes $73 related to non-cash amortization of the silver streaming agreement liability.
(2)The Company purchases its proportionate share of gold doré from NGM for resale to third parties. Gold doré purchases from NGM totaled $2,022 for the year ended December 31, 2022.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)

	Gold Sales from Doré Production	Sales from Concentrate and Other Production	Total Sales
Year Ended December 31, 2021
CC&V	$382	$14	$396
Musselwhite	277	—	277
Porcupine	517	—	517
Éléonore	446	—	446
Peñasquito:
Gold	207	1,043	1,250
Silver (1)	—	651	651
Lead	—	172	172
Zinc	—	561	561
Total Peñasquito	207	2,427	2,634
Merian	780	—	780
Cerro Negro	480	—	480
Yanacocha	451	20	471
Boddington:
Gold	311	901	1,212
Copper	—	295	295
Total Boddington	311	1,196	1,507
Tanami	879	—	879
Ahafo	864	—	864
Akyem	680	—	680
NGM (2)	2,216	75	2,291
Consolidated	$8,490	$3,732	$12,222
____________________________
(1)Silver sales from concentrate includes $79 related to non-cash amortization of the silver streaming agreement liability.
(2)The Company purchases its proportionate share of gold doré from NGM for resale to third parties. Gold doré purchases from NGM totaled $2,212 for the year ended December 31, 2021.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)

	Gold Sales from Doré Production	Sales from Concentrate and Other Production	Total Sales
Year Ended December 31, 2020
CC&V	$478	$—	$478
Red Lake (1)	67	—	67
Musselwhite	180	—	180
Porcupine	566	—	566
Éléonore	371	—	371
Peñasquito:
Gold	84	810	894
Silver (2)	—	510	510
Lead	—	134	134
Zinc	—	348	348
Total Peñasquito	84	1,802	1,886
Merian	822	—	822
Cerro Negro	404	—	404
Yanacocha	592	1	593
Boddington:
Gold	290	931	1,221
Copper	—	155	155
Total Boddington	290	1,086	1,376
Tanami	871	—	871
Ahafo	853	—	853
Akyem	671	—	671
NGM (3)	2,285	74	2,359
Consolidated	$8,534	$2,963	$11,497
____________________________
(1)On March 31, 2020, the Company sold Red Lake. Refer to Note 8 for additional information.
(2)Silver sales from concentrate includes $67 related to non-cash amortization of the silver streaming agreement liability.
(3)The Company purchases its proportionate share of gold doré from NGM for resale to third parties. Gold doré purchases from NGM totaled $2,293 for the year ended December 31, 2020.
Trade Receivables and Provisional Sales
At December 31, 2022 and December 31, 2021, Trade receivables primarily consisted of sales from provisionally priced concentrate and other production. The impact to Sales from revenue recognized due to the changes in pricing is a (decrease) increase of $(34), $32 and $80 for the years ended December 31, 2022, 2021, and 2020, respectively.
At December 31, 2022, Newmont had the following provisionally priced concentrate sales subject to final pricing over the next several months:

	Provisionally Priced Sales Subject to Final Pricing	Average Provisional Price (per ounce/pound)
Gold (ounces, in thousands)	159	$1,817
Copper (pounds, in millions)	37	$3.80
Silver (ounces, in millions)	4	$23.86
Lead (pounds, in millions)	26	$1.05
Zinc (pounds, in millions)	74	$1.35
Silver Streaming Agreement
The Company is obligated to sell 25% of silver production from the Peñasquito mine to Wheaton Precious Metals Corporation at the lesser of market price or a fixed contract price, subject to an annual inflation adjustment of up to 1.65%. This agreement contains off-market terms and was initially recognized at its acquisition date fair value as a finite-lived intangible liability. The current and non-current portion are recorded to Other current liabilities and Silver streaming agreement on the Consolidated Balance Sheet respectively. The Company’s policy is to amortize the liability into Sales each period using the units-of-production method. During the

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
years ended December 31, 2022, 2021, and 2020, the Company amortized $73, $79, and $67, respectively, of the liability into revenue. At December 31, 2022 and 2021, the value of the liability included in the Consolidated Balance Sheet was $908 and $981, respectively.
Revenue by Geographic Area
Newmont primarily conducts metal sales in U.S. dollars, and therefore Sales are not exposed to fluctuations in foreign currencies. Revenues from sales attributed to countries based on the customer’s location were as follows:

	Years Ended December 31,
	2022	2021	2020
United Kingdom	$8,309	$8,404	$8,489
South Korea	1,426	1,665	1,317
Mexico	604	642	277
Japan	442	386	244
Philippines	340	264	242
Germany	308	282	277
United States	24	62	97
Switzerland	—	275	243
Other (1)	462	242	311
	$11,915	$12,222	$11,497
____________________________
(1)Includes $73, $79, and $67 related to non-cash amortization of the silver streaming agreement liability for the years ended December 31, 2022, 2021, and 2020, respectively.
Revenue by Major Customer
As gold can be sold through numerous gold market traders worldwide, the Company is not economically dependent on a limited number of customers for the sale of its product. In 2022, sales to Standard Chartered were $4,179 (35%) and JPMorgan Chase were $1,503 (13%) of total gold sales. In 2021, sales to Standard Chartered were $4,634 (38%) and JPMorgan Chase were $2,002 (17%) of total gold sales. In 2020 sales to JPMorgan Chase were $2,775 (24%) and Standard Chartered were $2,737 (24%) of total gold sales.
The Company sells silver, lead, zinc and copper predominantly in the form of concentrates which are sold directly to smelters located in Asia, North America, and Europe. The concentrates are sold under a combination of short-term and long-term supply contracts with processing fees based on the demand for these concentrates in the global marketplace.
NOTE 5     RECLAMATION AND REMEDIATION
The Company’s mining and exploration activities are subject to various domestic and international laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations to protect public health and the environment and believes its operations are in compliance with applicable laws and regulations in all material respects. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures. Estimated future reclamation and remediation costs are based principally on current legal and regulatory requirements.
The Company’s Reclamation and remediation expense consisted of:

	Years Ended December 31,
	2022	2021	2020
Reclamation adjustments and other	$646	$1,633	$180
Reclamation accretion	173	125	134
Reclamation expense	819	1,758	314

Remediation adjustments and other	96	82	46
Remediation accretion	6	6	6
Remediation expense	102	88	52
Reclamation and remediation	$921	$1,846	$366
In 2022, reclamation adjustments were primarily due to higher estimated closure costs resulting from cost inflation and increased water management costs at portions of the Yanacocha and Porcupine site operations that are no longer in production and with no expected substantive future economic value (i.e., non-operating) that resulted in increases of $529 and $91, respectively. In

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
2021, reclamation adjustments were primarily comprised of $1,554 related to non-operating portions of the Yanacocha site. In 2020, reclamation adjustments primarily related to increased lime consumption and water treatment costs at non-operating Yanacocha sites and an update to the project cost estimates at non-operating Porcupine sites that resulted in increases of $152 and $16, respectively.
In 2022, remediation adjustments are primarily due to higher waste disposal costs and project execution delays at the Midnite mine and Dawn mill sites. In 2021, remediation adjustments are primarily due to revisions to estimated construction costs of the water treatment plant at the Midnite mine and higher estimated closure cost arising from recent tailings management review and monitoring requirements set forth by GISTM. In 2020, remediation adjustments primarily related to project execution delays due to COVID-19 and updated project cost estimates at the Midnite mine and Dawn mill sites of $27 and other remediation project spend at other sites.
The following are reconciliations of Reclamation and remediation liabilities:

	Reclamation	Remediation	Total
Balance at January 1, 2021	$3,719	$313	$4,032
Additions, changes in estimates and other	2,045	67	2,112
Acquisitions and divestitures	(3)	1	(2)
Payments, net	(118)	(43)	(161)
Accretion expense	125	6	131
Balance at December 31, 2021	5,768	344	6,112
Additions, changes in estimates and other	981	79	1,060
Payments, net	(191)	(56)	(247)
Accretion expense	173	6	179
Balance at December 31, 2022	$6,731	$373	$7,104

	At December 31,
	2022			2021
	Reclamation	Remediation	Total	Reclamation	Remediation	Total
Current (1)	$482	$44	$526	$213	$60	$273
Non-current (2)	6,249	329	6,578	5,555	284	5,839
Total (3)	$6,731	$373	$7,104	$5,768	$344	$6,112
____________________________
(1)The current portion of reclamation and remediation liabilities are included in Other current liabilities. Refer to Note 22.
(2)The non-current portion of reclamation and remediation liabilities are included in Reclamation and remediation liabilities.
(3)Total reclamation liabilities includes $3,722 and $3,250 related to Yanacocha at December 31, 2022 and 2021, respectively.
The Company is also involved in several matters concerning environmental remediation obligations associated with former, primarily historic, mining activities. Generally, these matters concern developing and implementing remediation plans at the various sites involved. Depending upon the ultimate resolution of these matters, the Company believes that it is reasonably possible that the liability for these matters could be as much as 34% greater or 0% lower than the amount accrued at December 31, 2022. The amounts accrued are reviewed periodically based upon facts and circumstances available at the time. Changes in estimates are included in Other current liabilities and Reclamation and remediation liabilities in the period estimates are revised.
Included in Other non-current assets at December 31, 2022 and 2021 are $62 and $49 respectively, of non-current restricted cash held for purposes of settling reclamation and remediation obligations. The amounts at December 31, 2022 and 2021 primarily relate to the Ahafo and Akyem mines in Ghana, Africa.
Included in Other non-current assets at December 31, 2022 and 2021 was $35 and $51, respectively, of non-current restricted investments, which are legally pledged for purposes of settling reclamation and remediation obligations. The amounts at December 31, 2022 and 2021 primarily relate to the San Jose Reservoir at Yanacocha.
Refer to Note 25 for further discussion of reclamation and remediation matters.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 6     IMPAIRMENT CHARGES

	Year Ended December 31,
	2022			2021		2020
	Long-lived and other assets (1)	Goodwill	Total	Long-lived and other assets (1)	Total	Long-lived and other assets (1)	Total
CC&V	$511	$—	$511	$—	$—	$1	$1
Porcupine	—	341	341	—	—	1	1
Éléonore	—	—	—	1	1	—	—
Peñasquito	4	—	4	1	1	4	4
Merian	1	—	1	1	1	—	—
Cerro Negro	—	459	459	3	3	4	4
Yanacocha	—	—	—	1	1	—	—
Boddington	2	—	2	3	3	2	2
Ahafo	1	—	1	2	2	3	3
Akyem	—	—	—	1	1	4	4
NGM	1	—	1	—	—	8	8
Corporate and Other	—	—	—	12	12	22	22
Impairment charges	$520	$800	$1,320	$25	$25	$49	$49
____________________________
(1)Primarily relates to non-cash write-downs of various assets that are no longer in use, except for certain impairment charges described below.
The estimated cash flows utilized in both the long-lived asset and goodwill impairment evaluations are derived from the Company's current business plans. In the fourth quarter of 2022, the Company completed its annual business plan update which reflected certain adverse changes in market conditions, including inflationary pressures to costs and capital, strategic evaluation regarding the use of capital, and updates to asset retirement costs.
Impairment of long-lived and other assets
The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. During the fourth quarter of 2022, the Company determined that an impairment indicator existed at CC&V. This determination was based on the updated business plan, which reflected a deterioration in underlying cash flows from lower production, impacted by the decision to place the mill on long-term care and maintenance, higher costs due to inflationary pressures, as well as an increase to the asset retirement cost. As a result of the impairment indicator, a recoverability test was performed and the Company concluded the long-lived assets at CC&V were impaired resulting in a non-cash impairment charge of $511 and a remaining balance of $25 within Property, plant and mine development, net at December 31, 2022.
The Company measured the impairment by comparing the total fair value of the existing operations to the carrying value of the corresponding assets. The estimated fair value was determined using the income approach and is considered a non-recurring level 3 fair value measurement. Significant inputs to the fair value measurement included (i) updated cash flow information from the Company's current business and closure plans, (ii) a short-term gold price of $1,750, (iii) a long-term gold price of $1,600, (iv) current estimates of reserves, resources, and exploration potential, and (v) a country specific pre-tax discount rate of 6.75%.
Impairment of goodwill
The Company evaluates its goodwill for impairment annually at December 31 or when events or changes in circumstances indicate that the fair value of a reporting unit is less than its carrying value. Each operating mine is considered a distinct reporting unit for purposes of goodwill impairment testing. At December 31, 2022, the Company performed a quantitative goodwill test for all reporting units with goodwill. Based on these tests, the Company concluded that Goodwill was impaired at the Porcupine and Cerro Negro reporting units. The Porcupine goodwill impairment was driven by a deterioration in underlying cash flows from higher costs due to inflationary pressures and higher capital costs related to safety enhancements and the expansion of the active tailings storage facility, ensuring GISTM compliance, as well as an increase to the asset retirement cost, and resulted in a non-cash impairment charge of $341, which represented the full goodwill balance of the reporting unit prior to impairment. The Cerro Negro goodwill impairment was driven by a 14% country specific discount rate that reflects current macroeconomic risk and uncertainty in Argentina, and resulted in a non-cash impairment charge of $459, which represented the full goodwill balance of the reporting unit prior to impairment. The long-lived assets of Porcupine and Cerro Negro were evaluated for impairment prior to the quantitative goodwill test and no impairment was identified.
The Company measured the impairments by comparing the total fair value of the existing operations to the corresponding reporting unit carrying value. The estimated fair value was determined using the income approach and is considered a non-recurring level 3 fair value measurement. Significant inputs to the fair value measured included (i) updated cash flow information from the

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
Company's current business and closure plans, (ii) a short-term gold price of $1,750, (iii) a long-term gold price of $1,600, (iv) current estimates of reserves, resources, and exploration potential, and (v) a country specific discount rate of 4.50% in Canada and 14% in Argentina.
NOTE 7     OTHER EXPENSE, NET

	Year Ended December 31,
	2022	2021	2020
COVID-19 specific costs	$38	$87	$92
Settlement costs	22	11	58
Restructuring and severance	4	11	18
Care and maintenance costs (1)	—	8	178
Goldcorp transaction and integration costs	—	—	23
Other	18	26	15
Other expense, net	$82	$143	$384
____________________________
(1)The Company recognized additional non-cash care and maintenance costs included in Depreciation and amortization of $3 at Tanami for the year ended December 31, 2021. For the year ended December 31, 2020, the Company recognized additional non-cash care and maintenance costs included in Depreciation and amortization of $7 at Musselwhite, $16 at Éléonore, $28 at Peñasquito, $7 at Yanacocha and $30 at Cerro Negro.
COVID-19 specific costs. COVID-19 specific costs represent incremental direct costs incurred, including but not limited to contributions to the Newmont Global Community Support Fund, additional health screenings, incremental travel, security and employee related costs as well as various other incremental costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic and to comply with local mandates. The Company established the Newmont Global Community Support Fund to help host communities, governments and employees combat the COVID-19 pandemic. For the years ended December 31, 2022, 2021, and 2020, $3, $3 and $11 were distributed from this fund, respectively.
Settlement costs. Settlement costs primarily relate to legal and other settlements, voluntary contributions, and other related costs.
Restructuring and severance. Restructuring and severance primarily represents severance and related costs associated with significant organizational and operating model changes implemented by the Company for all periods presented.
Care and maintenance costs. Care and maintenance costs represent direct operating costs incurred during the period the sites were temporarily placed into care and maintenance or operating at reduced levels in response to the COVID-19 pandemic.
Goldcorp transaction and integration costs. Goldcorp transaction and integration costs for the year ended December 31, 2020 primarily include integration activities and related investment banking and legal costs, severance, accelerated share award payments and consulting services.
NOTE 8     GAIN ON ASSET AND INVESTMENT SALES, NET

	Year Ended December 31,
	2022	2021	2020
Sale and formation of MARA	$61	$—	$6
Sale of La Zanja (1)	(45)	—	—
Sale of royalty interests (2)	9	—	75
Sale of Kalgoorlie	—	83	493
Exchange of Lone Tree	—	79	—
Sale of TMAC	—	42	—
Sale of Continental	—	—	91
Sale of Red Lake	—	—	9
Other	10	8	3
Gain on asset and investment sales, net	$35	$212	$677
____________________________
(1)Refer to Note 1 for further information related to the sale of La Zanja.
(2)Primarily related to the sale of certain royalty interests at NGM in 2022 and to Maverix Metals Inc. ("Maverix") in 2020. Refer to Note 15 for further information related to the sale of certain royalty interests to Maverix.
Sale and formation of MARA. In December 2020, the Company contributed its 37.5% ownership interest in Alumbrera in exchange for 18.75% ownership interest in Minera Agua Rica Alumbrera Limited ("MARA"), a joint venture with Glencore International AG (“Glencore”) and Yamana Gold Inc. (“Yamana”) consisting of the Alumbrera mine and the Agua Rica project, located in Argentina.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
The 18.75% ownership interest in MARA was accounted for as an equity security under the measurement alternative and the transaction resulted in a gain of $6 for the year ended December 31, 2020.
In November 2022, the Company sold all of its 18.75% ownership interest in MARA to Glencore for a purchase price of $125 cash consideration and a $30 deferred payment, which is due upon successfully reaching commercial production and otherwise subject to a 6% annual interest, up to a maximum deferred payment of $50. The transaction resulted in a gain of $61 for the year ended December 31, 2022.
Sale of Kalgoorlie. On January 2, 2020, the Company completed the sale of its 50% interest in Kalgoorlie Consolidated Gold Mines (“Kalgoorlie”) to Northern Star Resources Limited (“Northern Star”). Pursuant to the terms of the agreement, the Company received cash proceeds of $800. The proceeds were inclusive of a $25 payment that gave Northern Star specified exploration tenements, transitional services support and an option to negotiate exclusively for the purchase of Newmont’s Kalgoorlie power business for fair market value. In December 2021, the Company completed the sale of the Kalgoorlie power business to Northern Star for proceeds of $95, inclusive of the $25 deposit received in 2020 and $70 in cash proceeds received in 2021.
Exchange of Lone Tree. On October 14, 2021, NGM and i-80 Gold Corp completed an exchange transaction pursuant to which NGM acquired the remaining 40% interest in the South Arturo property, obtained an option to acquire the adjacent Rodeo Creek exploration property, received contingent consideration of up to $50 on meeting specific production targets, and obtained the release of NGM bonds in contemplation of i-80 bonding, in exchange for the Lone Tree and Buffalo mountain properties and related infrastructure. As a result of the exchange, the Lone Tree property was remeasured to fair value resulting in the recognition of a gain of $79 by the Company which represents its 38.5% interest in NGM.
Sale of TMAC. During the first quarter of 2021, the Company sold all of its outstanding shares of in TMAC Resources, Inc. ("TMAC"), which had a carrying value of $13, to Agnico Eagle Mines Ltd for cash consideration of $55.
Sale of Continental. On March 4, 2020, the Company completed the sale of its entire interest in Continental Gold, Inc. ("Continental"), including its convertible debt, to Zijin Mining Group. Pursuant to the terms of the agreement, the Company received cash proceeds of $253.
Sale of Red Lake. On March 31, 2020, the Company completed the sale of the Red Lake complex in Ontario, Canada, to Evolution Mining Limited. Pursuant to the terms of the agreement, the Company received total consideration of $429, including cash proceeds of $375, $15 towards working capital (received in cash in the second quarter of 2020), and the potential to receive contingent payments of up to an additional $100 tied to new mineralization discoveries over a fifteen year period. The contingent payments are considered an embedded derivative with a fair value of $39 and $42 at December 31, 2022 and December 31, 2021, respectively. For further information, refer to Note 13.
NOTE 9     OTHER INCOME (LOSS), NET

	Year Ended December 31,
	2022	2021	2020
Pension settlements (1)	$(137)	$(4)	$(92)
Interest	78	18	24
Change in fair value of investments (2)	(46)	(135)	252
Foreign currency exchange, net	(5)	23	(73)
Charges from debt extinguishment	—	(11)	(77)
Impairment of investments (3)	—	(1)	(93)
Other (4)	48	23	27
Other income (loss), net	$(62)	$(87)	$(32)
____________________________
(1)Represents pension settlement charges due to the pension annuitization in 2022 and lump sum payments to participants. For additional information regarding pension and other post-employment benefits, refer to Note 11.
(2)Primarily represents unrealized holding gains and losses related to the Company's investments in current and non-current marketable equity securities.
(3)Primarily consists of an other-than-temporary impairment on the carrying value of TMAC of $93 for the year ended December 31, 2020.
(4)Primarily consists of insurance proceeds and certain pension costs in 2022.
Charges from debt extinguishment. In 2021, the Company recorded charges from debt extinguishment of $11 related to the early redemption of its Senior Notes due March 15, 2022 ("2022 Senior Notes") and the debt tender offer of its Newmont Senior Notes due March 15, 2023 (“2023 Newmont Senior Notes”) and its Goldcorp Senior Notes due March 15, 2023 (“2023 Goldcorp Senior Notes”). In 2020, the Company recorded charges from debt extinguishment of $69 related to the debt tender offer of its 2022 Senior Notes, its 2023 Newmont Senior Notes and its 2023 Goldcorp Senior Notes, and a loss of $8 related to the forward starting swaps associated with the 2022 Senior Notes, reclassified from Accumulated other comprehensive income (loss).

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 10     INCOME AND MINING TAXES
The Company’s Income and mining tax benefit (expense) consisted of:

	Year Ended December 31,
	2022	2021	2020
Current:
United States	$(47)	$(71)	$(35)
Foreign	(686)	(1,136)	(891)
	(733)	(1,207)	(926)
Deferred:
United States	236	5	72
Foreign	42	104	150
	278	109	222
Income and mining tax benefit (expense)	$(455)	$(1,098)	$(704)
The Company’s Income (loss) before income and mining tax and other items consisted of:

	Year Ended December 31,
	2022	2021	2020
United States	$(566)	$247	$631
Foreign	515	861	2,512
Income (loss) before income and mining tax and other items	$(51)	$1,108	$3,143
The Company’s Income and mining tax benefit (expense) differed from the amounts computed by applying the United States statutory corporate income tax rate for the following reasons:

	Years Ended December 31,
	2022		2021		2020
Income (loss) before income and mining tax and other items		$(51)		$1,108		$3,143

U.S. Federal statutory tax rate	21%	$11	21%	$(233)	21%	$(660)
Reconciling items:
Percentage depletion	90	46	(7)	71	(2)	77
Change in valuation allowance on deferred tax assets	(569)	(290)	38	(419)	6	(186)
Rate differential for foreign earnings indefinitely reinvested	(151)	(77)	10	(108)	8	(268)
Mining and other taxes (net of associated federal benefit)	(231)	(118)	15	(173)	5	(151)
Uncertain tax positions (1)	261	133	9	(99)	(1)	21
Goodwill write-downs	(482)	(246)	—	—	—	—
Expiration of U.S. capital losses and foreign tax credits	(61)	(31)	14	(152)	—	—
Transactions	100	51	—	5	(11)	353
Other (2)	130	66	(1)	10	(4)	110
Income and mining tax benefit (expense)	(892)%	$(455)	99%	$(1,098)	22%	$(704)
____________________________
(1)Includes net tax benefit of $125, primarily consisting of a reduction in the related uncertain tax position of $95 and a valuation release of $29 for the full settlement with the Mexican Tax Authority entered into during the second quarter of 2022.
(2)Primarily consists of the impact of foreign exchange and earnings, the U.S. tax effect of minority interest attributable to non-U.S. investees, and the impact of return to provision adjustments.
Factors that Significantly Impact Effective Tax Rate (Other than Factors Described Separately Below)
Percentage depletion allowances (tax deductions for depletion that may exceed the tax basis in the mineral reserves) are available to the Company under the income tax laws of the United States for operations conducted in the United States or through branches and partnerships owned by U.S. subsidiaries included in the consolidated United States income tax return. These deductions are highly sensitive to the price of gold and other metals produced by the Company.
The Company operates in various jurisdictions around the world that have statutory tax rates that are significantly different than those of the U.S. These differences combine to move the overall effective tax rate higher than the U.S. statutory rate.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
Mining taxes in Nevada, Mexico, Canada, Peru and Australia represent state and provincial taxes levied on mining operations and are classified as income taxes as such taxes are based on a percentage of mining profits.
In the U.S., capital losses may be carried forward five years to offset capital gains. Capital loss carryforwards of $0, $152, and $0, expired in 2022, 2021 and 2020, respectively. The Company carries a full valuation allowance on U.S. capital losses.
Components of the Company's deferred income tax assets (liabilities) are as follows:

	At December 31,
	2022	2021
Deferred income tax assets:
Property, plant and mine development	$887	$928
Inventory	94	87
Reclamation and remediation	1,702	1,500
Net operating losses, capital losses and tax credits	1,978	1,908
Investment in partnerships and subsidiaries	—	26
Employee-related benefits	75	146
Derivative instruments and unrealized loss on investments	54	74
Foreign Exchange and Financing Obligations	67	62
Silver Streaming Agreement	246	311
Other	202	124
	5,305	5,166
Valuation allowances	(3,994)	(3,791)
	$1,311	$1,375
Deferred income tax liabilities:
Property, plant and mine development	$(2,176)	$(2,409)
Inventory	(62)	(58)
Investment in partnerships and subsidiaries	(615)	(730)
Other	(94)	(53)
	(2,947)	(3,250)
Net deferred income tax assets (liabilities)	$(1,636)	$(1,875)
These amounts reflect the classification and presentation that is reported for each tax jurisdiction in which the Company operates.
Valuation of Deferred Tax Assets
The Company assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the recent pretax losses and/or expectations of future pretax losses. Such objective evidence limits the ability to consider other subjective evidence such as our projections for future growth. On the basis of this evaluation, a new valuation allowance has been recorded in Argentina. However, the amount of the deferred tax asset considered realizable could be adjusted if estimates of future taxable income during the carryforward period are increased, if objective negative evidence in the form of cumulative losses is no longer present or if additional weight were given to subjective evidence such as our projections for growth.
During 2022, the Company recorded an increase to the valuation allowance of $261 to tax expense, primarily driven by an addition in the U.S. relating to capital loss utilization, an increase in the Yanacocha reclamation obligation in Peru, and a new valuation allowance established in Argentina. This was partially offset by a release for expiration of foreign tax credit carryforwards. There were additional valuation allowance decreases related to other components of the financial statements of $58.
Refer to Note 2 for additional risk factors that could impact the Company’s ability to realize the deferred tax assets.
Tax Loss Carryforwards, Foreign Tax Credits, and Canadian Tax Credits
At December 31, 2022 and 2021, the Company had (i) $1,963 and $2,020 of net operating loss carry forwards, respectively; and (ii) $615 and $669 of tax credit carry forwards, respectively. At December 31, 2022 and 2021, $649 and $586, respectively, of net operating loss carry forwards are attributable to the U.S., Australia and France for which current tax law provides no expiration period. The net operating loss carry forward in Canada of $888 will expire by 2042. The net operating loss carryforward in Mexico of $160 will expire in 2032. The net operating loss carry forward in other countries is $266.
Tax credit carry forwards for 2022 and 2021 of $463 and $510, respectively, consist of foreign tax credits available in the United States; substantially all such credits not utilized will expire at the end of 2029. Canadian tax credits for 2022 and 2021 of $152

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
and $159, respectively, consist of investment tax credits and minimum mining tax credits. Canadian investment tax credits of $78 will substantially expire by 2036, mining tax credits of $9 will expire by 2042, and the other Canadian tax credits of $64 do not expire.
Company’s Unrecognized Tax Benefits
A reconciliation of the beginning and ending amount of gross unrecognized tax benefits, exclusive of interest and penalties, is as follows:

	2022	2021	2020
Total amount of gross unrecognized tax benefits at beginning of year	$245	$237	$326
Additions (reductions) for tax positions of prior years	(1)	36	(33)
Additions for tax positions of current year	—	—	4
Reductions due to settlements with taxing authorities	(53)	(26)	(58)
Reductions due to lapse of statute of limitations	(1)	(2)	(2)
Total amount of gross unrecognized tax benefits at end of year	$190	$245	$237
At December 31, 2022, 2021 and 2020, $219, $335 and $369, respectively, represent the amount of unrecognized tax benefits, inclusive of interest and penalties that, if recognized, would impact the Company’s effective income tax rate.
The Company operates in numerous countries around the world and is subject to, and pays annual income taxes under, the various income tax regimes in the countries in which it operates. Some of these tax regimes are defined by contractual agreements with the local government, and others are defined by the general corporate income tax laws of the country. The Company has historically filed, and continues to file, all required income tax returns and paid the taxes reasonably determined to be due. The tax rules and regulations in many countries are highly complex and subject to interpretation. From time to time, the Company is subject to a review of its historic income tax filings and in connection with such reviews, disputes can arise with the taxing authorities over the interpretation or application of certain rules to the Company’s business conducted within the country involved.
The Australian Taxation Office (“ATO”) is conducting a limited review of the Company’s prior year tax returns. The ATO is reviewing an internal reorganization executed in 2011 when Newmont completed a restructure of the shareholding in the Company’s Australian subsidiaries. To date, the Company has responded to inquiries from the ATO and provided them with supporting documentation for the transaction and the Company’s associated tax positions. One aspect of the ATO review relates to an Australian capital gains tax that applies to sales or transfers of stock in certain types of entities. In the fourth quarter of 2017, the ATO notified the Company that it believes the 2011 reorganization is subject to capital gains tax of approximately $85 (including interest and penalties). The Company disputes this conclusion and intends to vigorously defend its position that the transaction is not subject to this tax. In the fourth quarter of 2017, the Company made a $24 payment to the ATO and lodged an Appeal with the Australian Federal Court to preserve its right to contest the ATO conclusions on this matter. The Company and the ATO continue to provide support to the Court for their respective positions and during the fourth quarter of 2022 the Court agreed that the Company has until 30 June 2023 to submit its final evidence. A provisional Court date has been set for the third quarter of 2024.
In the third quarter of 2022, the Administración Federal de Ingresos Públicos ("AFIP") in Argentina notified the Company that it completed the 2016 transfer pricing review. The AFIP has questioned the Company’s treatment of intercompany loans and believes they should be akin to capital contributions. These intercompany loans are still in place. The Company disputes this position and continues to believe that the financing meets the qualifications of bona fide debt and intends to vigorously defend this position. To date, no final audit report or assessment has been provided by the AFIP. The matter will be closely monitored and evaluated as more information becomes available.
The Company and/or subsidiaries file income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. Federal, state and local, and non-U.S. income tax examinations by tax authorities for years before 2016. As a result of (i) statute of limitations that will begin to expire within the next 12 months in various jurisdictions, and (ii) possible settlements of audit-related issues with taxing authorities in various jurisdictions, the Company believes that it is reasonably possible that the total amount of its unrecognized income tax liability will decrease between $60 and $100 in the next 12 months.
The Company’s practice is to recognize interest and/or penalties related to unrecognized tax benefits as part of Income and mining tax benefit (expense). At December 31, 2022 and 2021, the total amount of accrued income-tax-related interest and penalties included in the Consolidated Balance Sheets was $77 and $138, respectively. During 2022, 2021, and 2020 the Company released $61, $8 and $20 of interest and penalties, respectively, through the Consolidated Statements of Operations.
Other
No additional income taxes have been provided for any remaining undistributed foreign earnings not subject to the transition tax, or any additional outside basis difference inherent in these entities, as these amounts continue to be indefinitely reinvested in foreign operations.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 11 EMPLOYEE-RELATED BENEFITS

	At December 31,
	2022	2021
Current:
Accrued payroll and withholding taxes	$310	$339
Workers’ participation and other bonuses	56	18
Other post-retirement benefit plans	6	6
Accrued severance	4	2
Employee pension benefits	3	4
Other employee-related payables	20	17
	$399	$386
Non-current:
Accrued severance	$208	$278
Other post-retirement benefit plans	60	78
Employee pension benefits	38	45
Other employee-related payables	36	38
	$342	$439
Pension and Other Benefit Plans
The Company provides a defined benefit pension plan to eligible employees. Benefits are generally based on years of service and the employee’s annual compensation. Various international pension plans are based on local laws and requirements. Pension costs are determined annually by independent actuaries and pension contributions to the U.S. qualified plans are made based on funding standards established under the Employee Retirement Income Security Act of 1974, as amended.
The following tables provide a reconciliation of changes in the plans’ benefit obligations and assets’ fair values for 2022 and 2021:

	Pension Benefits		Other Benefits
	2022	2021	2022	2021
Change in benefit obligation:
Benefit obligation at beginning of year	$1,040	$1,117	$84	$90
Service cost	15	15	1	1
Interest cost	19	30	3	3
Actuarial loss (gain)	(178)	(32)	(19)	(6)
Settlement payments	(557)	(13)	—	—
Foreign currency exchange (gain) loss	(3)	—	—	—
Benefits paid	(25)	(77)	(3)	(4)
Projected benefit obligation at end of year	$311	$1,040	$66	$84
Accumulated benefit obligation	$294	$1,017	$66	$84
Change in fair value of assets:
Fair value of assets at beginning of year	$1,014	$986	$—	$—
Actual return (loss) on plan assets	(125)	77	—	—
Employer contributions	7	41	3	4
Foreign currency exchange (gain) loss	(3)	—	—	—
Settlement payments	(557)	(13)	—	—
Benefits paid	(25)	(77)	(3)	(4)
Fair value of assets at end of year	$311	$1,014	$—	$—
(Unfunded) funded status, net:	$—	$(26)	$(66)	$(84)
Amounts recognized in the Consolidated Balance Sheets:
Other non-current assets	$41	$23	$—	$—
Employee-related benefits, current	(3)	(4)	(6)	(6)
Employee-related benefits, non-current	(38)	(45)	(60)	(78)
Net amounts recognized	$—	$(26)	$(66)	$(84)

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
The Company’s qualified pension plan is funded with cash contributions in compliance with Internal Revenue Service rules and regulations. The Company’s non-qualified and other benefit plans are currently not funded, but exist as general corporate obligations. The information contained in the above tables presents the combined funded status of qualified and non-qualified plans. The Company reviews its retirement benefit programs on a regular basis and will consider market conditions and the funded status of its qualified pension plans in determining whether additional contributions are appropriate in calendar year 2023.
As of December 31, 2022, all pension benefit plans had accumulated benefit obligations in excess of the fair value of assets with the exception of one defined benefit pension plan in the U.S. and one defined benefit pension plan in Canada. The fair value of the plan assets associated with these pension benefit plans was in excess of the related accumulated benefit obligations. As of December 31, 2021, all pension benefit plans had accumulated benefit obligations in excess of the fair value of assets with the exception of one defined benefit pension plan in the U.S. and one defined benefit pension plan in Canada. The following table provides information for the Company's defined benefit pensions plans that had aggregate accumulated benefit obligations in excess of plan assets at December 31:

	Pension Benefits (1)
	2022	2021
Accumulated benefit obligation	$37	$43
Projected benefit obligation	$42	$50
Fair value of plan assets	$1	$1
____________________________
(1)Information for other benefit plans with an accumulated benefit obligations in excess of plan assets has not been included as all of the other benefit plans are unfunded.
The significant assumptions used in measuring the Company’s benefit obligation were mortality assumptions and discount rate.
The mortality assumptions used to measure the pension and other post retirement obligation incorporate future mortality improvements from tables published by the Society of Actuaries ("SOA"). The Company utilized the Pri-2012 mortality tables and the MP-2021 generational projection scale to measure the pension and other post retirement obligations as of December 31, 2021. In 2022, the SOA announced they would not release a new generational projection scale and instead updated the Mortality Improvement Model ("MIM") tool with the ability to optionally input mortality loads to model differing viewpoints of the ongoing effect of COVID. The Company utilized the Pri-2012 mortality tables and the MP-2021 generational projection scales, with no adjustment for COVID due to the Company not experiencing material mortality gain due to COVID, to measure the pension and other post retirement obligations as of December 31, 2022.
Yield curves matching the Company’s benefit obligations were derived using a model based on high quality corporate bond data from Bloomberg. The model develops a discount rate by selecting a portfolio of high quality corporate bonds whose projected cash flows match the projected benefit payments of the plan. The resulting curves were used to identify a weighted average discount rate for the Company of 5.63% and 3.06% at December 31, 2022 and 2021, respectively, based on the timing of future benefit payments.
Actuarial gains of $197 and $38 were recognized in the years ended December 31, 2022 and 2021, respectively, primarily due to an increase in discount rate from the prior year.
Settlement accounting is required when annual lump sum payments exceed the annual interest and service costs for a plan and results in a remeasurement of the related pension benefit obligation and plan assets and the recognition of settlement charges in Other income (loss), net due to the acceleration of a portion of unrecognized actuarial losses. Lump sum payments are primarily made from the plan assets. Settlement accounting was triggered for the periods ended December 31, 2022, 2021 and 2020 resulting in pension settlement charges of $137, $4 and $92, respectively.
For the period ended December 31, 2022, pension settlement charges primarily resulted from the Company executing an annuitization to transfer a portion of the pension plan obligations from the Company's U.S. qualified defined benefit pension plans to an insurance company using plan assets during the first quarter of 2022. As a result, $527 of the previously recognized pension obligations were transferred and settlement accounting was triggered which resulted in the recognition of a non-cash settlement loss of $130 in Other income (loss), net. In December 2022, the Company received the final true-up from the insurance company for the annuitization, which had an inconsequential impact on the settlement.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
The following table provides the net pension and other benefits amounts recognized in Accumulated other comprehensive income (loss):

	Pension Benefits		Other Benefits
	At December 31,		At December 31,
	2022	2021	2022	2021
Accumulated other comprehensive income (loss):
Net actuarial gain (loss)	$(76)	$(240)	$29	$11
Prior service credit	12	17	1	2
	(64)	(223)	30	13
Less: Income taxes	13	46	(6)	(2)
Total	$(51)	$(177)	$24	$11
The following table provides components of the total benefit cost (income), inclusive of the net periodic pension and other benefits costs (credits):

	Pension Benefit Costs (Credits)			Other Benefit Costs (Credits)
	Years Ended December 31,			Years Ended December 31,
	2022	2021	2020	2022	2021	2020
Pension benefit cost (income), net: (1)
Service cost	$15	$15	$17	$1	$1	$1
Interest cost	19	30	36	3	3	3
Expected return on plan assets	(35)	(59)	(61)	—	—	—
Amortization, net	2	29	29	(3)	(2)	(1)
Net periodic benefit cost (income)	$1	$15	$21	$1	$2	$3
Settlement cost	137	4	92	—	—	—
Total benefit cost (income)	$138	$19	$113	$1	$2	$3
____________________________
(1)Service costs are included in Costs applicable to sales or General and administrative and the other components of benefit costs are included in Other income (loss), net.
The following table provides the components recognized in Other comprehensive income (loss):

	Pension Benefits			Other Benefits
	Years Ended December 31,			Years Ended December 31,
	2022	2021	2020	2022	2021	2020
Net loss (gain)	$(20)	$(48)	$60	$(20)	$(5)	$4
Amortization, net	(2)	(29)	(29)	3	2	1
Settlements	(137)	(4)	(92)	—	—	—
Total recognized in other comprehensive income (loss)	$(159)	$(81)	$(61)	$(17)	$(3)	$5
Total benefit cost (credit) and other comprehensive income (loss)	$(21)	$(62)	$52	$(16)	$(1)	$8
Actuarial losses in excess of 10 percent of the greater of the projected benefit obligation or market-related value of plan assets are amortized over the expected average remaining future service period of the current active participants.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
The significant assumptions used in measuring the Company’s Total benefit cost (income) and other comprehensive income (loss) were discount rate and expected return on plan assets:

	Pension Benefits			Other Benefits
	Years Ended December 31,			Years Ended December 31,
	2022	2021	2020	2022	2021	2020
Weighted average assumptions used in measuring the net periodic benefit cost:
Discount rate (1)	4.09%	2.77%	3.49%	3.03%	2.70%	3.49%
Expected return on plan assets	6.75%	6.75%	6.75%	N/A	N/A	N/A
____________________________
(1)Total benefit cost (income) and other comprehensive income (loss) for the Company's U.S. qualified defined benefit pension plan was remeasured due to the settlement accounting required from the retiree annuity purchase on March 25, 2022. The discount rate used for determining the Total benefit cost (income) and other comprehensive income (loss) reflected 3.03% from January 1, 2022 through March 25, 2022 and 4.09% from March 26, 2022 through December 31, 2022.
The expected long-term return on plan assets used for each period in the three years ended December 31, 2022 was determined based on an analysis of the asset returns over multiple time horizons for the Company’s actual plan and for other comparable U.S. corporations. At December 31, 2022, Newmont has estimated the expected long-term return on plan assets to be 6.50% which will be used in determining future net periodic benefit cost. The Company determines the long-term return on plan assets by considering the most recent capital market forecasts, the plans’ current asset allocation and the actual return on plan assets in comparison to the expected return on assets. The average actual return on plan assets during the 34 years ended December 31, 2022 approximated 7.54%.
Newmont has two pension calculations for salaried U.S. employees. The first is a “Final Average Pay” pension calculation which pays a monthly amount to employees in retirement based, in part, on their highest five year eligible earnings and years of credited service. The second is the “Stable Value” calculation which is defined as a lump sum payment to employees upon retirement. The amount of the lump sum is the total of annual accruals based on the employee’s eligible earnings and years of service. The benefits accrued under the Final Average Pay formula were frozen on June 30, 2014 for those eligible employees. Beginning July 1, 2014, all future accruals are based on the terms and features of the Stable Value calculation.
The pension plans employ an independent investment firm which invests the assets of the plans in certain approved funds that correspond to specific asset classes with associated target allocations. The goal of the pension fund investment program is to achieve prudent actuarial funding ratios while maintaining acceptable risk levels. The investment performance of the plans and that of the individual investment firms is measured against recognized market indices. The performance of the pension funds are monitored by an investment committee comprised of members of the Company’s management, which is advised by an independent investment consultant. With the exception of global capital market economic risks, the Company has identified no significant portfolio risks associated to asset classes. The following is a summary of the target asset allocations for 2022 and the actual asset allocation at December 31, 2022.

Asset Allocation	Target	Actual at December 31, 2022
U.S. equity investments	11%	10%
International equity investments	12%	12%
World equity fund (U.S. and International equity investments)	20%	19%
High yield fixed income investments	4%	4%
Fixed income investments	45%	44%
Cash equivalents	—%	1%
Other	8%	10%
The following table sets forth the Company’s pension plan assets measured at fair value:

	Fair Value at December 31,
	2022	2021
Cash and cash equivalents	$3	$4
Commingled funds	308	1,010
Total	$311	$1,014
Cash and cash equivalent instruments are valued based on quoted market prices in active markets, which are primarily invested in money market securities and U.S. Treasury securities.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
The pension plans’ commingled fund investments are managed by several fund managers and are valued at the net asset value per share for each fund. Although the majority of the underlying assets in the funds consist of actively traded equity securities and bonds, the unit of account is considered to be at the fund level. These funds require less than a month’s notice for redemptions and can be redeemed at the net asset value per share.
The assumed health care trend rate used to measure the expected cost of benefits is 6.50% in 2023 and decreases gradually each year to 5.00% in 2029, which is used thereafter.
Cash Flows
Benefit payments expected to be paid to plan participants are as follows:

	Pension Plan	Other Benefits Plan
2023	$17	$6
2024	$18	$6
2025	$18	$6
2026	$21	$6
2027	$22	$6
2028 through 2032	$125	$27
Savings Plans
The Company has one qualified defined contribution savings plan in the U.S. that covers salaried and hourly employees. When an employee meets eligibility requirements, the Company matches 100% of employee contributions of up to 6% of eligible earnings. Hourly employees receive an additional retirement contribution to the participant’s retirement contribution account equal to an amount which is paid and determined by the Company. Currently, the additional retirement contribution is 5% of eligible earnings. Matching contributions are made in cash. In addition, the Company has one non-qualified supplemental savings plan for executive-level employees whose benefits under the qualified plan are limited by federal regulations.
NOTE 12 STOCK-BASED COMPENSATION
The Company has stock incentive plans for directors, executives and eligible employees. Stock incentive awards include RSUs and PSUs. The Company issues new shares of common stock to satisfy option exercises and vesting under all of its stock incentive awards. Prior to 2012, the Company also granted options to purchase shares of stock with exercise prices not less than fair market value of the underlying stock at the date of grant. At December 31, 2022, 22,721,107 shares were authorized for future stock incentive plan awards.
Restricted Stock Units
The Company grants RSUs to directors, executives and eligible employees. Awards are determined as a target percentage of base salary and, for eligible employees, are subject to a personal performance factor. For all RSU grants issued prior to February 2018, RSU awards vest on a straight-line basis over periods of three years or more, unless the employee becomes retirement eligible prior to the vesting date. If an employee becomes retirement eligible and retires prior to the vesting date, the remaining awards vest on a pro rata basis at the retirement date. Starting with the February 2018 grant, if the employee becomes retirement eligible at any point during the vesting period, the entire award is considered earned after the later of the one year service period from the grant date or the retirement eligible date. Prior to vesting, holders of RSUs do not have the right to vote the underlying shares; however, directors, executives and eligible employees accrue dividend equivalents on their RSUs, which are paid at the time the RSUs vest. The accrued dividend equivalents are not paid if RSUs are forfeited. The RSUs are subject to forfeiture risk and other restrictions. Upon vesting, the employee is entitled to receive one share of the Company’s common stock for each restricted stock unit.
Performance Stock Units
The Company grants PSUs to eligible executives that vest after a three year performance period based on the Company's total shareholder return compared to the return of a peer group. The grant date fair value of the awards are amortized on a straight-line basis over the required performance period.
The grant date fair value of the market conditions for each PSU granted in 2022, 2021 or 2020 was determined using a Monte Carlo valuation model, which requires the input of the following subjective assumptions:

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)

	Year Ended December 31,
	2022	2021	2020
Risk-free interest rate	1.61%	0.22%	1.21%
Volatility range	31.78% - 81.77%	31.41% - 76.72%	24.71% - 43.91%
Weighted-average volatility	54.89%	53.05%	35.38%
Expected term (years)	3	3	3
Weighted-average fair market value	$77.00	$65.41	$59.24
The risk-free interest rates are based on a U.S. Treasury yield curve in effect at the time of grant. Expected volatility is based on historical volatility of the Company's stock as well as the stock of the peer group for the three-year performance period.
Goldcorp Employee Stock Options
In connection with Newmont's acquisition of Goldcorp in 2019, the Company exchanged 3.6 million outstanding Goldcorp options for 1.2 million Newmont options with the right to exercise each Newmont option for one share of Newmont common stock. At December 31, 2021, there were 313,855 options outstanding and exercisable with a weighted average exercise price of $56.61. During 2022, 254,125 options were exercised with a weighted average exercise price of $58.25. During 2022, 12,683 options expired with a weighted average exercise price of $61.97. At December 31, 2022, there were 47,047 options outstanding and exercisable, at a weighted average exercise price of $46.33 and a weighted average remaining contractual life of 0.2 years.
Stock-Based Compensation Activity
A summary of the status and activity of non-vested RSUs and PSUs for the year ended December 31, 2022 is as follows:

	RSU		PSU
	Number of Units	Weighted Average Grant-Date Fair Value	Number of Units	Weighted Average Grant-Date Fair Value
Non-vested at beginning of year	1,791,994	$51.06	1,343,953	$55.91
Granted	1,061,330	$60.88	772,062	$64.06
Vested	(981,184)	$47.76	(705,160)	$42.34
Forfeited	(172,404)	$61.27	(209,099)	$67.78
Non-vested at end of year	1,699,736	$58.07	1,201,756	$67.05
The total intrinsic value and fair value of RSUs that vested in 2022, 2021 and 2020 was $62, $72 and $81, respectively. The total intrinsic value and fair value of PSUs that vested in 2022, 2021 and 2020 was $47, $21 and $42, respectively.
Cash flows resulting from excess tax benefits are classified as part of cash flows from operating activities. Excess tax benefits are realized tax benefits from tax deductions for vested RSUs, settled PSUs, and exercised options in excess of the deferred tax asset attributable to stock compensation costs for such equity awards. The Company recorded $5, $3 and $1 in excess tax benefits for the years ended December 31, 2022, 2021 and 2020, respectively.
At December 31, 2022, there was $52 and $31 of unrecognized compensation costs related to the unvested RSUs and PSUs, respectively. This cost is expected to be recognized over a weighted average period of approximately 2 years.
The Company recognized stock-based compensation as follows:

	Year Ended December 31,
	2022	2021	2020
Stock-based compensation:
Restricted stock units	$49	$47	$51
Performance leveraged stock units	24	25	21
Other (1)	3	—	12
Total	$76	$72	$84
____________________________
(1)For the year ended December 31, 2022, other includes the Company's proportionate share of NGM stock compensation. For the year ended December 31, 2020, other includes Goldcorp phantom restricted share units and Goldcorp performance share units. These awards have a cash settlement provision. The Company recognizes the liability and expense for these awards ratably over the requisite service period giving effect to the adjusted fair value at the end of each reporting period.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 13 FAIR VALUE ACCOUNTING
Fair value accounting establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:
Level 1    Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2    Quoted prices in markets that are not active, quoted prices for similar assets or liabilities in active markets, quoted prices or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability and model-based valuation techniques (e.g. the Black-Scholes model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and
Level 3    Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).
The following tables set forth the Company’s assets and liabilities measured at fair value on a recurring (at least annually) and nonrecurring basis by level within the fair value hierarchy. As required by accounting guidance, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value at December 31, 2022
	Total	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents (1)	$2,877	$2,877	$—	$—
Restricted cash	67	67	—	—
Time deposits and other (Note 15)	846	—	846	—
Trade receivables from provisional concentrate sales, net	364	—	364	—
Long-lived assets (Note 6)	25	—	—	25
Marketable and other equity securities (Note 15)	260	250	10	—
Restricted marketable debt securities (Note 15)	27	23	4	—
Restricted other assets (Note 15)	8	8	—	—
Contingent consideration assets (Note 14)	188	—	—	188
Derivative assets (Note 14)	20	—	20	—
	$4,682	$3,225	$1,244	$213
Liabilities:
Debt (2)	$5,136	$—	$5,136	$—
Contingent consideration liabilities (Note 14)	3	—	—	3
	$5,139	$—	$5,136	$3

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)

	Fair Value at December 31, 2021
	Total	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents (1)	$4,992	$4,992	$—	$—
Restricted cash	101	101	—	—
Trade receivables from provisional concentrate sales, net	297	—	297	—
Assets held for sale (Note 1)	68	—	68	—
Marketable and other equity securities (Note 15) (3)	335	318	17	—
Restricted marketable debt securities (Note 15)	35	28	7	—
Restricted other assets (Note 15)	16	16	—	—
Contingent consideration assets (Note 14)	171	—	—	171
	$6,015	$5,455	$389	$171
Liabilities:
Debt (2)	$6,712	$—	$6,712	$—
Contingent consideration liabilities (Note 14)	5	—	—	5
Other	6	—	6	—
	$6,723	$—	$6,718	$5
____________________________
(1)Cash and cash equivalents at December 31, 2022 include time deposits that have an original maturity of three months or less.
(2)Debt is carried at amortized cost. The outstanding carrying value was $5,571 and $5,652 at December 31, 2022 and December 31, 2021, respectively. The fair value measurement of debt was based on an independent third-party pricing source.
(3)Excludes certain investments accounted for under the measurement alternative.
The Company’s cash and cash equivalents and restricted cash (which includes restricted cash and cash equivalents) are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices in active markets and are primarily money market securities and U.S. Treasury securities.
The Company's time deposits and other primarily consists of time deposits with an original maturity of more than three months but less than one year and are classified within Level 2 of the fair value hierarchy as they are carried at amortized cost.
The Company’s net trade receivables from provisional metal concentrate sales, which contain an embedded derivative and are subject to final pricing, are valued using quoted market prices based on forward curves for the particular metal. As the contracts themselves are not traded on an exchange, these receivables are classified within Level 2 of the fair value hierarchy.
The Company's assets held for sale consist of the Conga mill assets to be sold under a binding agreement entered into during the third quarter of 2021. The assets are classified as non-recurring within Level 2 of the fair value hierarchy. Refer to Note 1 for further information.
The Company's long-lived assets consist of long-lived assets at CC&V that were subject to fair value measurement as a result of impairment tests performed for the year ended December 31, 2022. The Company performed a non-recurring fair value measurement, classified as Level 3 of the fair value hierarchy, in connection with recoverability and impairment tests performed over long-lived assets and goodwill for all applicable reporting units. Impairment charges related to goodwill were for the full goodwill balance at Porcupine and Cerro Negro, resulting in no remaining balance at December 31, 2022. For further information regarding management’s assessment of these certain long-lived assets and goodwill reporting units, including the assumptions utilized in determining the fair value, refer to Note 6.
The Company’s marketable and other equity securities with readily determinable fair values are valued using quoted market prices in active markets and as such are classified within Level 1 of the fair value hierarchy. The fair value of the marketable equity securities are calculated as the quoted market price of the marketable equity security multiplied by the quantity of shares held by the Company.
The Company’s marketable and other equity securities without readily determinable fair values consists of the Company’s ownership in warrants in publicly traded companies. Warrants are valued using a Black-Scholes model using quoted market prices in active markets of the underlying securities. As the warrants themselves are not traded on the exchange, these equity securities are classified within Level 2 of the fair value hierarchy. At December 31, 2022 and 2021, these warrants are included in the "Time deposits and other" and the "Marketable and other equity securities" line items in the tables presented above, respectively.
The Company’s restricted marketable debt securities are primarily U.S. government issued bonds and international bonds. The Company’s debt securities held at Yanacocha are classified within Level 1 of the fair value hierarchy, using published market prices of actively traded securities. The Company’s debt securities held at Corporate and Other are classified within Level 1 and Level 2 of the fair value hierarchy. The Level 1 debt securities are valued using published market prices of actively traded securities and the Level 2 debt securities are valued using pricing models which are based on published market inputs for similar, actively traded securities.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
The Company's restricted other assets are primarily money market securities with a term longer than three months which are valued using quoted market prices in active markets. As such, they are classified within Level 1 of the fair value hierarchy.
The contingent consideration assets and liabilities are classified within Level 3 of the fair value hierarchy. Changes in the discount rate will result in an inverse impact to the estimated fair value of the contingent consideration assets and liabilities. For certain contingent consideration assets, a change in copper price will result in a corresponding impact to the estimated fair value. Refer to Note 14 for further information.
The Company’s derivative instruments consist of fixed forward contracts. These derivative instruments are valued using pricing models. Valuation models require a variety of inputs, including contractual terms, market prices, forward curves, measures of volatility, and correlations of such inputs. The Company’s derivatives trade in liquid markets, and as such, model inputs can generally be verified and do not involve significant management judgment. Such instruments are classified within Level 2 of the fair value hierarchy.
The following tables set forth a summary of the quantitative and qualitative information related to the significant observable and unobservable inputs used in the calculation of the Company’s Level 3 financial assets and liabilities at December 31, 2022 and December 31, 2021:

Description	At December 31, 2022	Valuation technique	Significant input	Range, point estimate or average
Long-lived assets	$25	Income approach	Various (1)	Various (1)
Contingent consideration assets	$188	Monte Carlo (2)	Discount rate (3)	8.75 - 29.59%
Contingent consideration liabilities	$3	Discounted cash flow	Discount rate (3)	5.56 - 7.08%
____________________________
(1)Refer to Note 6 for information on the assumptions and inputs specific to the non-recurring fair value measurements performed in connection with recoverability and impairment tests incurred for certain long-lived assets and goodwill reporting units.
(2)A Monte Carlo valuation model is used for the fair value measurement of the Batu Hijau contingent consideration asset. All other contingent consideration assets are valued using a probability-weighted discounted cash flow where the significant input is the discount rate.
(3)The weighted average discount rates used to calculate the Company’s contingent consideration assets and liabilities are 11.86% and 6.07%, respectively. Various other inputs including, but not limited to, metal prices and production profiles were utilized in determining the fair value of the individual contingent consideration assets.

Description	At December 31, 2021	Valuation technique	Significant input	Range, point estimate or average
Contingent consideration assets	$171	Monte Carlo (1)	Discount rate (2)	4.48 - 5.88%
Contingent consideration liabilities	$5	Discounted cash flow	Discount rate (2)	2.48 - 3.35%
____________________________
(1)A Monte Carlo valuation model is used for the fair value measurement of the Batu Hijau contingent consideration asset. All other contingent consideration assets are valued using a probability-weighted discounted cash flow where the significant input is the discount rate.
(2)The weighted average discount rate used to calculate the Company’s contingent consideration assets and liabilities are 5.63% and 2.83%, respectively. Various other inputs including, but not limited to, metal prices, production profiles and new mineralization discoveries were utilized in determining the fair value of the individual contingent consideration assets.
The following tables set forth a summary of changes in the fair value of the Company’s recurring Level 3 financial assets and liabilities:

	Contingent Consideration Assets (1)	Total Assets	Contingent Consideration Liabilities	Total Liabilities
Fair value at December 31, 2020	$119	$119	$—	$—
Additions and settlements	—	—	—	—
Revaluation	52	52	5	5
Fair value at December 31, 2021	$171	$171	$5	$5
Additions and settlements	1	1	—	—
Revaluation	16	16	(2)	(2)
Fair value at December 31, 2022	$188	$188	$3	$3
____________________________
(1)In 2022, the (loss) gain recognized on revaluation of $(2) and $18 are included in Other Income (loss), net and Net income (loss) from discontinued operations, respectively. In 2021, the gain recognized on revaluation is primarily included in Net income (loss) from discontinued operations.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 14 DERIVATIVE INSTRUMENTS
Hedging Instruments
In October 2022, the Company entered into A$574 of AUD-denominated fixed forward contracts to mitigate variability in the USD functional cash flows related to the AUD-denominated capital expenditures expected to be incurred in 2023 and 2024 during the construction and development phase of the Tanami Expansion 2 project. The fixed forward contracts were transacted for risk management purposes. The Company has designated the fixed forward contracts as foreign currency cash flow hedges against the forecasted AUD-denominated Tanami Expansion 2 capital expenditures.
To minimize credit risk, the Company only enters into transactions with counterparties that meet certain credit requirements and periodically reviews the creditworthiness of these counterparties. The Company believes that the risk of counterparty default is low and its exposure to credit risk is minimal.
The unrealized changes in fair value have been recorded in Accumulated other comprehensive income (loss) and are reclassified to income during the period in which the hedged transaction affects earnings and is presented in the same income statement line item as the earnings effect of the hedged item. If the underlying hedge transaction becomes probable of not occurring, the related amounts will be reclassified to earnings immediately. For the foreign currency cash flow hedges related to the Tanami Expansion 2 project, amounts recorded in Accumulated other comprehensive income (loss) will be reclassified to earnings through Depreciation and amortization after the project reaches commercial production.
The following table provides the fair value of the Company’s derivative instruments designated as cash flow hedges:

	At December 31,
	2022	2021
Derivative Assets:
Foreign currency cash flow hedges, current (1)	$12	$—
Foreign currency cash flow hedges, non-current (2)	8	—
	$20	$—
____________________________
(1)Included in Other current assets in the Company’s Consolidated Balance Sheets.
(2)Included in Other non-current assets in the Company’s Consolidated Balance Sheets.
The following table provides the losses (gains) recognized in earnings related to the Company's derivative instruments:

	Year Ended December 31,
	2022	2021	2020
Loss (gain) on cash flow hedges:
Interest rate contracts (1)	$6	$8	$17
Operating cash flow hedges (2)	—	1	2
	$6	$9	$19
____________________________
(1)Interest rate contracts relate to swaps entered into, and subsequently settled, associated with the issuance of the 2022 Senior Notes, 2035 Senior Notes, 2039 Senior Notes, and 2042 Senior Notes. The related gains and losses are reclassified from Accumulated Other Comprehensive Income (Loss) and amortized to Interest expense, net over the term of the respective hedged notes. During the years ended December 31, 2021 and December 31, 2020, $1 and $(8), respectively, was reclassified to Other income (loss), net as a result of the redemption and tender offers of the 2022 Senior Notes. Refer to Note 20 for additional information.
(2)Operating cash flow hedges relate to contracts entered into, and subsequently settled, to mitigate the variability of operating costs primarily related to diesel price fluctuations. The amounts are reclassified out of Accumulated other comprehensive income (loss) into earnings as diesel costs are incurred. The gains (losses) recognized in earnings are included in Costs applicable to sales in the Company’s Consolidated Statement of Operations.
Contingent Consideration Assets and Liabilities
Contingent consideration assets and liabilities are comprised of contingent consideration to be received or paid by the Company in conjunction with various sales of assets and investments with future payment contingent upon certain milestones. These contingent consideration assets and liabilities are accounted for at fair value using discounted cash flow models and consist of financial instruments that meet the definition of a derivative, but are not designated for hedge accounting under ASC 815. Refer to Note 13 for further information regarding the fair value of the contingent consideration assets and liabilities.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
The Company had the following contingent consideration assets and liabilities at December 31, 2022 and 2021:

	At December 31,
	2022	2021
Contingent Consideration Assets: (1)
Batu Hijau and Elang (2)	$139	$121
Red Lake (3)	39	42
Maverix (4)	4	4
Other	6	4
	$188	$171

Contingent Consideration Liabilities: (5)
Galore Creek	$2	$3
Other	1	2
	$3	$5
____________________________
(1)Included in Other non-current assets in the Company’s Consolidated Balance Sheets.
(2)Contingent consideration related to the sale of PT Newmont Nusa Tenggara in 2016. Refer to Note 1 for additional information.
(3)Refer to Note 8 for further information on the contingent consideration asset related to Red Lake.
(4)Refer to Note 15 for further information on the contingent consideration assets related to Maverix.
(5)Included in Other non-current liabilities in the Company’s Consolidated Balance Sheets.
NOTE 15 INVESTMENTS

	At December 31,
	2022	2021
Time deposits and other investments:
Time deposits and other (1)	$846	$—
Marketable equity securities	34	82
	$880	$82

Non-current:
Marketable and other equity securities (2)(3)	$226	$307

Equity method investments:
Pueblo Viejo Mine (40.0%)	$1,435	$1,320
NuevaUnión Project (50.0%)	956	950
Norte Abierto Project (50.0%)	518	505
Maverix Metals Inc. (28.5%) (4)	143	160
Other	—	1
	3,052	2,936
	$3,278	$3,243

Non-current restricted investments: (5)
Marketable debt securities	$27	$35
Other assets	8	16
	$35	$51
____________________________
(1)At December 31, 2022, Time deposits and other includes time deposits with an original maturity of more than three months but less than one year, entered into during 2022, of $829, related accrued interest of $9, and warrants expiring in June 2023 related to Maverix of $8, recorded in the Maverix equity method investment balance at December 31, 2021.
(2)Includes $62 related to the Company's ownership interest in MARA at December 31, 2021. During the fourth quarter of 2022, the Company sold its 18.75% ownership interest in MARA, which was accounted for under the measurement alternative. Refer to Note 8 for additional information.
(3)Includes equity interest held in QuestEx Gold & Copper Ltd. (“QuestEx”) at December 31, 2021. During the second quarter of 2022, Skeena Resources Limited ("Skeena") acquired all of the issued and outstanding shares of QuestEx. Concurrently, the Company purchased certain properties acquired by Skeena for total consideration of $20.
(4)In January 2023, Maverix was fully acquired by Triple Flag Precious Metals Corporation ("Triple Flag"). The Company's ownership interest in the newly combined company will be accounted for as a marketable equity security. Refer to "Maverix Metals, Inc." below for further information.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
(5)Non-current restricted investments are legally pledged for purposes of settling reclamation and remediation obligations and are included in Other non-current assets. For further information regarding these amounts, refer to Note 5.
Equity Method Investments
Income (loss) from the Company's equity method investments is recognized in Equity income (loss) of affiliates, which for the years ended 2022, 2021 and 2020 primarily consists of income of $102, $166 and $193, respectively, from the Pueblo Viejo mine.
See below for further information on the Company's equity method investments.
Pueblo Viejo
The Pueblo Viejo mine is located in the Dominican Republic and commenced operations in September 2014. Barrick operates and holds the remaining interest in the mine. At acquisition, the carrying value of Newmont’s equity investment in Pueblo Viejo was lower than the underlying net assets of its investment resulting in a basis difference, which is being amortized into Equity income (loss) of affiliates over the remaining estimated useful life of the mine. As of December 31, 2022 the net basis difference was $251.
In June 2009, Goldcorp entered into a $400 shareholder loan agreement with Pueblo Viejo with a term of fifteen years. In April 2012, additional funding of $300 was issued to Pueblo Viejo with a term of twelve years. Both loans bear interest at 95% of LIBOR plus 2.95% which is compounded semi-annually in arrears on February 28 and August 31 of each year. The loans have no set repayment terms. Both loans were fully repaid in December 2022.
In November 2020, the Company and Barrick entered into an agreement with Pueblo Viejo to provide additional funding of up to $1,300 ($520 attributable to Newmont's 40% ownership interest) through a loan facility for the expansion of Pueblo Viejo's operations (“Loan Facility”). Under the terms of the agreement, the Company and Barrick will distribute funds based on their respective proportionate ownership interest in Pueblo Viejo. The Loan Facility bears interest at 95% of LIBOR plus 4.00% which is compounded semi-annually in arrears on February 28 and August 31 of each year. The Loan Facility will be provided in two tranches of $800 and $500, respectively. Unused proceeds under the first tranche will be available for use under the second tranche. The tranches mature February 28, 2032 and February 28, 2035, respectively. In October 2022, the Loan Facility was amended and now bears interest at 95% of the 6-month SOFR plus 4.25%.
As of December 31, 2022 and December 31, 2021, the Company had outstanding shareholder loans to Pueblo Viejo of $356 and $260, with accrued interest of $8 and $3, respectively. All loans receivable and accrued interest are included in the Pueblo Viejo equity method investment balance.
In September 2019, the Company and Barrick entered into a $70 revolving loan facility (“Revolving Facility”) to provide short-term financing to Pueblo Viejo. The Company will fund 40% of the borrowings based on its ownership interest in Pueblo Viejo. Under the terms of the Revolving Facility, borrowings earn interest at LIBOR plus 2.09% and expired on December 31, 2022. In October 2022, the Revolving Facility was amended to extend the expiration date to December 31, 2024 and now bears interest using the 3-month SOFR plus 2.24%. There were no borrowings outstanding under the Revolving Facility as of December 31, 2022 and December 31, 2021.
The Company purchases its portion (40.0%) of gold and silver produced from Pueblo Viejo at market price and resells those ounces to third parties. Total payments made to Pueblo Viejo for gold and silver purchased were $530 and $616 for the years ended December 31, 2022 and December 31, 2021, respectively. These purchases, net of subsequent sales, were included in Other income (loss), net and the net amount is immaterial. There were no amounts due to or due from Pueblo Viejo for gold and silver purchases as of December 31, 2022 or December 31, 2021.
NuevaUnión
The NuevaUnión project is located in Chile and is currently in the Company’s development project pipeline. The project is jointly managed by Newmont and Teck Resources, who holds the remaining interest. At acquisition, the carrying value of Newmont’s equity investment in NuevaUnión was lower than the underlying net assets of its investment resulting in a basis difference. This basis difference will be amortized into Equity income (loss) of affiliates over the remaining estimated useful life of the mine beginning when commercial production is declared. As of December 31, 2022 the net basis difference was $67.
Norte Abierto
The Norte Abierto project is located in Chile and is currently in the Company’s development project pipeline. The project is jointly managed by Newmont and Barrick, who holds the remaining interest. Newmont owes deferred payments to Barrick to be satisfied through funding a portion of Barrick’s share of project expenditures at the Norte Abierto project. At December 31, 2022, there were $26 and $94 of deferred payments included in Other current liabilities and Other non-current liabilities on the Consolidated Balance Sheet, respectively. At December 31, 2021, there were $22 and $102 of deferred payments included in Other current liabilities and Other non-current liabilities on the Consolidated Balance Sheet, respectively.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
At December 31, 2022 the carrying value of Newmont’s equity investment in Norte Abierto was lower than the underlying net assets of its investment by $209. This basis difference will be amortized into Equity income (loss) of affiliates over the remaining estimated useful life of the mine beginning when commercial production is declared.
Maverix Metals, Inc.
In 2020, the Company completed the sale of certain royalty interests to Maverix, with a carrying value of $0, for cash consideration and additional equity ownership in Maverix. The Company received total consideration of $75 from Maverix, consisting of $15 in cash and $60 in equity (12 million common shares at $5.02 per share). In addition, the Company will receive up to $15 in contingent cash payments payable upon completion of certain milestones. As of December 31, 2022, Newmont holds 28.5% equity ownership in Maverix.
In January 2023, Triple Flag acquired all of the issued and outstanding common shares of Maverix. At the time of close, Newmont held 28.5% of Maverix’s outstanding common shares. As a result of Triple Flag's acquisition of Maverix, the Company's shares and warrants in Maverix were converted to shares and warrants in Triple Flag resulting in 7.5% ownership. The ownership interest held in Triple Flag will be accounted for as a marketable equity security. A gain of approximately $65 is expected as a result of the share and warrant conversion and will be recognized in Gain on asset and investment sales, net in the first quarter of 2023.
NOTE 16     INVENTORIES

	At December 31,
	2022	2021
Materials and supplies	$750	$669
In-process	123	132
Concentrate	47	58
Precious metals	59	71
	$979	$930
NOTE 17     STOCKPILES AND ORE ON LEACH PADS

	At December 31, 2022			At December 31, 2021
	Stockpiles	Ore on Leach Pads	Total	Stockpiles	Ore on Leach Pads	Total
Current	$480	$294	$774	$491	$366	$857
Non-current	1,391	325	1,716	1,442	333	1,775
Total	$1,871	$619	$2,490	$1,933	$699	$2,632
In 2022, the Company recorded write-downs of $156 and $53, classified as components of Costs applicable to sales and Depreciation and amortization, respectively, to reduce the carrying value of stockpiles and ore on leach pads to net realizable value. Of the write-downs in 2022, $71 was related to NGM, $49 to Yanacocha, $45 to CC&V, $28 to Akyem, $12 to Ahafo, and $4 to Merian.
In 2021, the Company recorded write-downs of $45 and $19, classified as components of Costs applicable to sales and Depreciation and amortization, respectively, to reduce the carrying value of stockpiles and ore on leach pads to net realizable value. Of the write-downs in 2021, $25 was related to Yanacocha, $21 to CC&V, and $18 to NGM.
In 2020, the Company recorded write-downs of $42 and $22, classified as components of Costs applicable to sales and Depreciation and amortization, respectively, to reduce the carrying value of stockpiles and ore on leach pads to net realizable value. Of the write-downs in 2020, $40 was related to NGM and $24 to Yanacocha.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 18     PROPERTY, PLANT AND MINE DEVELOPMENT

	Depreciable Life (in years)	At December 31, 2022			At December 31, 2021
		Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Land		$281	$—	$281	$260	$—	$260
Facilities and equipment (1)	1-26	19,044	(11,392)	7,652	18,829	(10,487)	8,342
Mine development	1-38	6,413	(3,787)	2,626	5,419	(3,133)	2,286
Mineral interests	1-38	13,276	(2,973)	10,303	13,296	(2,369)	10,927
Construction-in-progress		3,211	—	3,211	2,309	—	2,309
		$42,225	$(18,152)	$24,073	$40,113	$(15,989)	$24,124
____________________________
(1)At December 31, 2022 and 2021, Facilities and equipment include finance lease right of use assets of $558 and $619, respectively.

	Depreciable Life (in years)	At December 31, 2022			At December 31, 2021
Mineral Interests		Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Production stage	1-38	$9,299	$(2,973)	$6,326	$8,712	$(2,369)	$6,343
Development stage	(1)	520	—	520	1,000	—	1,000
Exploration stage	(1)	3,457	—	3,457	3,584	—	3,584
		$13,276	$(2,973)	$10,303	$13,296	$(2,369)	$10,927
____________________________
(1)These amounts are currently non-depreciable as these mineral interests have not reached production stage.

	At December 31,
Construction-in-Progress	2022	2021
CC&V	$32	$14
Musselwhite	9	3
Porcupine	140	38
Éléonore	12	4
Peñasquito	183	172
Merian	26	21
Cerro Negro	20	9
Yanacocha (1)	638	234
Boddington	51	56
Tanami (2)	666	422
Ahafo (3)	487	393
Akyem	26	54
NGM	149	138
Corporate and Other (4)	772	751
	$3,211	$2,309
____________________________
(1)Primarily relates to the Sulfides project and other infrastructure at Yanacocha at December 31, 2022 and 2021.
(2)Primarily relates to the Tanami Expansion 2 project at December 31, 2022 and 2021.
(3)Primarily relates to the Ahafo North project and other infrastructure at Ahafo at December 31, 2022 and 2021.
(4)Primarily relates to engineering and construction at Conga at December 31, 2022 and 2021. There have been no new costs capitalized during 2022 or 2021 for the Conga project. In the third quarter of 2021, the Company reclassified the Conga mill assets, previously included within construction-in-progress with a carrying value of $593, as held for sale, included in Other current assets on the Consolidated Balance Sheet as of December 31, 2022. Refer to Note 1 for further information.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 19     GOODWILL
Changes in the carrying amount of goodwill by reportable segment were as follows:

	Musselwhite	Porcupine	Éléonore	Peñasquito	Cerro Negro	NGM	Total
Balance at December 31, 2020	$293	$341	$246	$1,164	$459	$268	$2,771
Balance at December 31, 2021	$293	$341	$246	$1,164	$459	$268	$2,771
Impairment (1)	$—	$(341)	$—	$—	$(459)	$—	$(800)
Balance at December 31, 2022	$293	$—	$246	$1,164	$—	$268	$1,971
____________________________
(1)Impairment recognized for the year ended December 31, 2022 also represents accumulated impairment. Refer to Note 6 for further information.
NOTE 20     DEBT

	At December 31, 2022			At December 31, 2021
	Current	Non-Current	Fair Value (1)	Current	Non-Current	Fair Value (1)
$1,000 3.70% Senior Notes due March 2023	$—	$—	$—	$87	$—	$90
$700 2.80% Senior Notes due October 2029	—	692	603	—	689	726
$1,000 2.25% Senior Notes due October 2030	—	987	810	—	985	994
$1,000 2.60% Senior Notes due July 2032	—	991	811	—	990	1,003
$600 5.875% Senior Notes due April 2035	—	579	619	—	578	790
$1,100 6.25% Senior Notes due October 2039	—	860	933	—	860	1,237
$1,000 4.875% Senior Notes due March 2042	—	986	930	—	986	1,270
$450 5.45% Senior Notes due June 2044	—	481	430	—	482	602
Debt issuance costs on Corporate Revolving Credit Facilities	—	(5)	—	—	(5)	—
	$—	$5,571	$5,136	$87	$5,565	$6,712
____________________________
(1)The estimated fair value of these Senior Notes was determined by an independent third party pricing source and may or may not reflect the actual trading value of this debt.
All outstanding Senior Notes are unsecured and rank equally with one another.
Scheduled minimum debt repayments are as follows:

Year Ending December 31,
2023	$—
2024	—
2025	—
2026	—
2027	—
Thereafter	5,624
Total face value of debt	5,624
Unamortized premiums, discounts, and issuance costs	(53)
Debt	$5,571
Corporate Revolving Credit Facilities and Letters of Credit Facilities
In March 2021, the Company entered into an agreement to amend (the “Amendment”) certain terms of the existing $3,000 revolving credit agreement dated April 4, 2019 (the “Existing Credit Agreement”). The Existing Credit Agreement was entered into with a syndicate of financial institutions and provided for borrowings in U.S. dollars and contained a letter of credit sub-facility. Per the Amendment, the expiration date of the credit facility was extended from April 4, 2024 to March 30, 2026 and the interest rate on the credit facility was amended to include a margin adjustment based on the Company’s environment, social and governance (“ESG”) scores. The maximum adjustment resulting from the ESG scores is plus or minus 0.05%. Facility fees vary based on the credit ratings of the Company’s senior, uncollateralized, non-current debt. Debt covenants under the amendment are substantially the same as the Existing Credit Agreement. At December 31, 2022, the Company had no borrowings outstanding under the facility. There were no amounts outstanding on the letters of credit sub-facility at December 31, 2022 and 2021, respectively.
At December 31, 2022 and 2021 the Company had letters of credit outstanding in the amounts of $995 and $1,044, respectively, of which $848 and $886 represented guarantees for reclamation obligations, respectively. None of these letters of credit have been drawn on for reclamation obligations as of December 31, 2022 and 2021.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
2021 Senior Notes
In April 2021, the Company fully redeemed all of its 3.625% senior notes, with an original maturity date of June 9, 2021, for a redemption price of $557. The redemption price equaled the principal amount of the outstanding senior notes of $550 plus accrued and unpaid interest in accordance with the terms. Interest on the senior notes ceased to accrue on the date of redemption.
2022 Senior Notes
In 2020, the Company purchased approximately $500 of its 2022 Senior Notes through debt tender offers. In December 2021, the Company fully redeemed all of the outstanding 2022 Senior Notes. The redemption price of $496 equaled the principal amount of the outstanding 2022 Senior Notes of $492 plus accrued and unpaid interest in accordance with the terms of the 2022 Notes.
2023 Senior Notes
At January 1, 2020, the Company held the 2023 Newmont Senior Notes and 2023 Goldcorp Senior Notes, due on March 15, 2023 and bearing an annual interest rate of 3.70%, comprised of principal amounts of $810 and $190, respectively.
In 2020, the Company purchased approximately $487 and $99 of its 2023 Newmont Senior Notes and 2023 Goldcorp Senior Notes, respectively, through debt tender offers.
In December 2021, the Company purchased approximately $89 and $4 of its 2023 Newmont Senior Notes and 2023 Goldcorp Senior Notes, respectively, through debt tender offers. The tender offers were completed with the proceeds from the issuance of the 2032 Senior Notes. See below for additional information on the 2032 Senior Notes. In December 2021, subsequent to the debt tender offer, the Company extinguished the outstanding 2023 Newmont Senior Notes by way of defeasance with funds in trust, which were subsequently used by the trust for full redemption in January 2022. The redemption price of $246 equaled the principal amount of the outstanding 2023 Newmont Senior Notes of $234 plus accrued and unpaid interest and future coupon payments in accordance with the terms of the 2023 Newmont Senior Notes.
In January 2022, the Company fully redeemed all of the outstanding 2023 Goldcorp Senior Notes. The redemption price of $90 equaled the principal amount of the outstanding 2023 Goldcorp Senior Notes of $87 plus accrued and unpaid interest and future coupon payments in accordance with the terms of the 2023 Goldcorp Senior Notes.
2030 Senior Notes
In March 2020, the Company completed a public offering of $1,000 unsecured Senior Notes due October 1, 2030 (“2030 Senior Notes”). Net proceeds from the 2030 Senior Notes were $985. The 2030 Senior Notes pay interest semi-annually at a rate of 2.25% per annum. The proceeds from this issuance, supplemented with cash from the Company's balance sheet, were used to fund the debt tender offers of the 2023 Newmont Senior Notes and the 2023 Goldcorp Senior Notes in 2020.
2032 Senior Notes
In December 2021, the Company completed a public offering of $1,000 sustainability-linked, unsecured convertible Senior Notes due July 15, 2032 ("2032 Senior Notes") for net proceeds of approximately $992. Per the terms of the 2032 Senior Notes, the 2032 Senior Notes pay interest semi-annually at a rate of 2.60% per annum and are subject to an increase if the Company fails to reach stated targets by 2030. Beginning in 2031, the coupon of the 2032 Senior Notes is linked to the Company’s performance against the 2030 emissions reduction targets and the representation of women in senior leadership roles targets. The maximum adjustment resulting from the sustainability-linked objectives is 0.60%. The proceeds from this issuance were used to redeem the remaining balance of the 2023 Newmont Senior Notes and the 2023 Goldcorp Senior Notes in December 2021 and January 2022, respectively.
Debt Covenants
The Company’s senior notes and revolving credit facility contain various covenants and default provisions including payment defaults, limitation on liens, leases, sales and leaseback agreements and merger restrictions. Furthermore, the Company’s senior notes and corporate revolving credit facility contain covenants that include, limiting the sale of all or substantially all of the Company’s assets, certain change of control provisions and a negative pledge on certain assets.
The corporate revolving credit facility contains a financial ratio covenant requiring the Company to maintain a net debt (total debt net of cash and cash equivalents) to total capitalization ratio of less than or equal to 62.50% in addition to the covenants noted above.
At December 31, 2022 and 2021, the Company and its related entities were in compliance with all debt covenants and provisions related to potential defaults.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
NOTE 21     LEASE AND OTHER FINANCING OBLIGATIONS
The Company primarily has operating and finance leases for corporate and regional offices, processing facilities, and mining equipment. These leases have a remaining lease term of less than 1 year to 36 years, some of which may include options to extend the lease for up to 15 years, and some of which may include options to terminate the lease within 1 year. Some of our leases include payments that vary based on the Company’s level of usage and operations. These variable payments are not included within ROU assets and lease liabilities in the Consolidated Balance Sheets. Additionally, short-term leases, which have an initial term of 12 months or less, are not recorded in the Consolidated Balance Sheets.
Total lease cost includes the following components:

	Year Ended December 31,
	2022	2021
Operating lease cost	$28	$21
Finance lease cost:
Amortization of ROU assets	78	85
Interest on lease liabilities	34	36
	112	121
Variable lease cost	332	393
Short-term lease cost	25	36
	$497	$571
Supplemental cash flow information related to leases includes the following:

	Year Ended December 31,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows relating to operating leases	$23	$17
Operating cash flows relating to finance leases	$34	$36
Financing cash flows relating to finance leases	$66	$73

Non-cash lease obligations arising from obtaining ROU assets:
Operating leases	$16	$35
Finance leases	$20	$41
Information related to lease terms and discount rates is as follows:

	Operating Leases	Finance Leases
Weighted average remaining lease term (years)	8	10
Weighted average discount rate	4.35%	5.73%
Future minimum lease payments under non-cancellable leases as of December 31, 2022, were as follows:

	Operating Leases (1)	Finance Leases
2023	$26	$93
2024	22	84
2025	12	81
2026	11	78
2027	11	71
Thereafter	51	337
Total future minimum lease payments	133	744
Less: Imputed interest	(17)	(183)
Total	$116	$561
____________________________
(1)The current and non-current portion of operating lease liabilities are included in Other current liabilities and Other non-current liabilities, respectively, on the Consolidated Balance Sheets.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
As of December 31, 2022, the Company has additional leases that have not yet commenced. At commencement, the Company anticipates that these leases will result in additional ROU assets and lease liabilities of $9. The leases are anticipated to commence in 2023 with a lease term of approximately 2 years.
NOTE 22     OTHER LIABILITIES

	At December 31,
	2022	2021
Other current liabilities:
Reclamation and remediation liabilities	$526	$273
Accrued operating costs (1)	370	201
Accrued capital expenditures	221	155
Silver streaming agreement	80	71
Payables to NGM (2)	73	114
Other (3)	329	359
	$1,599	$1,173

Other non-current liabilities:
Income and mining taxes (4)	$206	$328
Norte Abierto deferred payments (5)	94	102
Other (6)	130	178
	$430	$608
____________________________
(1)Includes an estimated compensation payment to the Worsley JV related to the waiver of certain rights within the cross-operation agreement that confers priority to the bauxite operations at the Boddington mine.
(2)Payables to NGM at December 31, 2022 and December 31, 2021 consist of amounts due to (from) NGM representing Barrick's 61.5% proportionate share of the amount owed to NGM for gold and silver purchased by Newmont and CC&V toll milling provided by NGM. Newmont’s 38.5% share of such amounts is eliminated upon proportionate consolidation of its interest in NGM. The CC&V toll milling agreement with NGM expired on December 31, 2022. Receivables for Newmont's 38.5% proportionate share related to NGM's activities with Barrick are presented within Other current assets.
(3)Primarily consists of royalties, accrued interest on debt, and taxes other than income and mining taxes.
(4)Includes unrecognized tax benefits, including penalties and interest.
(5)Current portion of $26 and $22 for the years ended December 31, 2022 and December 31, 2021, respectively, is included in Other current liabilities on the Consolidated Balance Sheets.
(6)Primarily consists of the non-current portion of operating lease liabilities.
NOTE 23     RECLASSIFICATIONS OUT OF ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

	Unrealized Gain (Loss) on Marketable Debt Securities	Foreign Currency Translation Adjustments	Pension and Other Post-retirement Benefit Adjustments	Unrealized Gain (Loss) on Cash flow Hedge Instruments	Total
Balance at December 31, 2020	$—	$117	$(237)	$(96)	$(216)
Net current-period other comprehensive income (loss):
Gain (loss) in other comprehensive income (loss) before reclassifications	2	2	45	1	50
(Gain) loss reclassified from accumulated other comprehensive income (loss)	—	—	26	7	33
Other comprehensive income (loss)	2	2	71	8	83
Balance at December 31, 2021	$2	$119	$(166)	$(88)	$(133)
Net current-period other comprehensive income (loss):
Gain (loss) in other comprehensive income (loss) before reclassifications	(3)	7	32	14	50
(Gain) loss reclassified from accumulated other comprehensive income (loss)	—	—	107	5	112
Other comprehensive income (loss)	(3)	7	139	19	162
Balance at December 31, 2022	$(1)	$126	$(27)	$(69)	$29

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)

Details about Accumulated Other Comprehensive Income (Loss) Components	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)			Affected Line Item in the Consolidated Statements of Operations
	Year Ended December 31,
	2022	2021	2020
Marketable debt securities adjustments:
Sale of marketable securities	$—	$—	$(5)	Gain on asset and investment sales, net
Total before tax	—	—	(5)
Tax	—	—	—
Net of tax	$—	$—	$(5)

Pension and other post-retirement benefit adjustments:
Amortization	$(1)	$27	$28	Other income (loss), net
Settlement	137	4	92	Other income (loss), net
Total before tax	136	31	120
Tax	(29)	(5)	(25)
Net of tax	$107	$26	$95

Hedge instruments adjustments:
Interest rate contracts	$6	$8	$17	Interest expense, net
Operating cash flow hedges	—	1	2	Costs applicable to sales
Total before tax	6	9	19
Tax	(1)	(2)	(3)
Net of tax	$5	$7	$16
Total reclassifications for the period, net of tax	$112	$33	$106

NOTE 24     NET CHANGE IN OPERATING ASSETS AND LIABILITIES
Net cash provided by (used in) operating activities of continuing operations attributable to the net change in operating assets and liabilities is composed of the following:

	Year Ended December 31,
	2022	2021	2020
Decrease (increase) in operating assets:
Trade and other receivables	$5	$142	$29
Inventories, stockpiles and ore on leach pads	(161)	(136)	(139)
Other assets	(84)	36	34
Increase (decrease) in operating liabilities:
Accounts payable	102	(11)	(50)
Reclamation and remediation liabilities	(247)	(161)	(101)
Accrued tax liabilities	(343)	(317)	378
Other accrued liabilities	(113)	(94)	144
	$(841)	$(541)	$295
NOTE 25     COMMITMENTS AND CONTINGENCIES
General
Estimated losses from contingencies are accrued by a charge to income when information available prior to issuance of the financial statements indicates that it is probable that a liability could be incurred and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the contingency and estimated range of loss, if determinable, is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.
Operating Segments
The Company’s operating and reportable segments are identified in Note 3. Except as noted in this paragraph, all of the Company’s commitments and contingencies specifically described herein are included in Corporate and Other. The Yanacocha matters relate to the Yanacocha reportable segment. The Newmont Ghana Gold and Newmont Golden Ridge matters relate to the Ahafo and

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
Akyem reportable segments, respectively. The CC&V matter relates to the CC&V reportable segment. The Mexico tax matter relates to the Peñasquito reportable segment.
Environmental Matters
Refer to Note 5 for further information regarding reclamation and remediation. Details about certain significant matters are discussed below.
Minera Yanacocha S.R.L. - 100% Newmont Owned
In early 2015 and again in June 2017, the Peruvian government agency responsible for certain environmental regulations, the Ministry of the Environment (“MINAM”), issued proposed modifications to water quality criteria for designated beneficial uses which apply to mining companies, including Yanacocha. These criteria modified the in-stream water quality criteria pursuant to which Yanacocha has been designing water treatment processes and infrastructure. In December 2015, MINAM issued the final regulation that modified the water quality standards. These Peruvian regulations allow time to formulate a compliance plan and make any necessary changes to achieve compliance.
In February 2017, Yanacocha submitted a modification to its previously approved compliance achievement plan to the MINEM. The Company did not receive a response or comments to this submission until April 2021. During this interim period, Yanacocha separately submitted an Environmental Impact Assessment ("EIA") modification considering the ongoing operations and the projects to be developed and obtained authorization from MINEM for such projects. This authorization included a deadline for compliance with the modified water quality criteria by January 2024. In May 2022, Yanacocha submitted a proposed modification to this plan requesting an extension of time for coming into full compliance with the new regulations in 2027. In the event that MINEM does not grant Yanacocha an extension of the previously authorized timeline for, and agree to, the updated compliance achievement plan, fines and penalties relating to noncompliance may result beyond January 2024.
The Company currently operates five water treatment plants at Yanacocha that have been and currently meet all currently applicable water discharge requirements. The Company is conducting detailed studies to better estimate water management and other closure activities that will ensure water quality and quantity discharge requirements, including the modifications promulgated by MINAM, as referenced above, will be met. This also includes performing a comprehensive update to the Yanacocha reclamation plan to address changes in closure activities and estimated closure costs while preserving optionality for potential future projects at Yanacocha. The Company's asset retirement obligation at December 31, 2022, included updates primarily to the expected construction of two water treatment plants, a related increase in the annual operating costs over the extended closure period, and initial consideration of known risks (including the associated risk that these water treatment estimates could change in the future as more work is completed). These ongoing studies, which will extend beyond the current year, were progressed in 2022 as the study team continued to evaluate and revise assumptions and estimated costs of changes to the reclamation plan. While certain estimated costs remain subject to revision, in conjunction with the Company's annual 2022 update process for all asset retirement obligations, the Company recorded an increase of $511 to the Yanacocha reclamation liability based on progress of the closure studies with a corresponding non-cash charge of $529 recorded to reclamation expense related to portions of the site operations no longer in production with no expected substantive future economic value and $18 recorded as a decrease to the asset retirement cost for producing areas of the operation. The annual 2022 update related primarily to higher capital costs for construction of the two water treatment plants due to updated design considerations and recent inflation and supply chain disruptions on the estimated construction costs, as well as post-closure management costs. The ultimate construction costs of the two water treatment plants remains highly uncertain as ongoing study work and assessment of opportunities that incorporates the latest design considerations remain in progress. These and other additional risks and contingencies that are the subject of ongoing studies, including, but not limited to, a comprehensive review of the Company's tailings storage facility management, review of Yanacocha’s water balance and storm water management system, and review of post-closure management costs, could result in future material increases to the reclamation obligation at Yanacocha.
Yanacocha experienced heavy rainfall in early 2022, above average historical levels, which resulted in significant water balance stress and required active emergency management. Yanacocha has been in communication with Organismo Evaluación y Fiscalización Ambiental (“OEFA”), under MINAM, and local government regarding the emergency measures undertaken and contingency planning. Yanacocha was able to prevent any offsite release of untreated water, but did need to accumulate untreated water in mine pits. If accumulation in pits or other emergency measures are deemed a violation of existing permits, it could result in fines and penalties for unauthorized discharge. Such fines and penalties, if ultimately assessed, are currently unknown and otherwise cannot be reasonably estimated at this time. Extended periods of rainfall, more extreme storm events or increased overall rainfall beyond historical or planned levels may also result in flooding or stress of mine pits and maintenance and storage facilities (e.g., tailings water), unpermitted off-site discharges, delays to planned study work, increased cost related to water infrastructure adjustments and potential negative impacts to permitting and operations.
Cripple Creek & Victor Gold Mining Company LLC - 100% Newmont Owned
In December 2021, Cripple Creek & Victor Gold Mining Company LLC (“CC&V”, a wholly-owned subsidiary of the Company) entered into a Settlement Agreement (“Settlement Agreement”) with the Water Quality Control Division of the Colorado Department of Public Health and Environment (the “Division”) with a mutual objective of resolving issues associated with the new discharge permits issued by the Division in January 2021 for the historic Carlton Tunnel. The Carlton Tunnel was a historic tunnel completed in 1941 with

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
the purpose of draining the southern portion of the mining district, subsequently consolidated by CC&V. CC&V has held discharge permits for the Carlton Tunnel since 1983, but the January 2021 new permits contained new water quality limits. The Settlement Agreement, involves the installation of interim passive water treatment and ongoing monitoring over the next three years, and then more long-term water treatment installed with target compliance by November 2027. In 2022, the Company studied various interim passive water treatment options, reported the study results to the Division, and based on an evaluation of additional semi-passive options that involve the usage of power at the portal, updated the remediation liability to $20 at December 31, 2022. CC&V continues to study alternative long-term remediation plans for water discharged from the Carlton Tunnel. Depending on the remediation plans that may ultimately be agreed with the Division, a material adjustment to the remediation liability may be required.
Dawn Mining Company LLC (“Dawn”) - 58.19% Newmont Owned
Midnite mine site and Dawn mill site. Dawn previously leased an open pit uranium mine, currently inactive, on the Spokane Indian Reservation in the State of Washington. The mine site is subject to regulation by agencies of the U.S. Department of Interior (the Bureau of Indian Affairs and the Bureau of Land Management), as well as the EPA.
As per the Consent Decree approved by the U.S. District Court for the Eastern District of Washington on January 17, 2012, the following actions were required of Newmont, Dawn, the Department of the Interior and the EPA: (i) Newmont and Dawn would design, construct and implement the cleanup plan selected by the EPA in 2006 for the Midnite mine site; (ii) Newmont and Dawn would reimburse the EPA for its past costs associated with overseeing the work; (iii) the Department of the Interior would contribute a lump sum amount toward past EPA costs and future costs related to the cleanup of the Midnite mine site; (iv) Newmont and Dawn would be responsible for all future EPA oversight costs and Midnite mine site cleanup costs; and (v) Newmont would post a surety bond for work at the site.
During 2012, the Department of Interior contributed its share of past EPA costs and future costs related to the cleanup of the Midnite mine site. In 2016, Newmont completed the remedial design process, with the exception of the new WTP design which was awaiting the approval of the new NPDES permit. Subsequently, the new NPDES permit was received in 2017 and the WTP design commenced in 2018. The EPA completed their assessment and approval of the WTP design in 2021 and Newmont has selected contractors for the construction of the new water treatment plant and effluent pipeline. Construction of the effluent pipeline began in 2021, and construction of the new WTP began in 2022.
The Dawn mill site is regulated by the Washington Department of Health and is in the process of being closed in accordance with the federal Uranium Mill Tailings Radiation Control Act, and associated Washington state regulations. Remediation at the Dawn mill site began in 2013. The Tailing Disposal Area 1-4 reclamation earthworks component was completed during 2017 with the embankment erosion protection completed in the second quarter of 2018. The remaining closure activities will consist primarily of finalizing an Alternative Concentration Limit application (the "ACL application") submitted in 2020 to the Washington Department of Health to address groundwater issues, and also evaporating the remaining balance of process water at the site. In the fourth quarter of 2022, the Washington Department of Health provided comments on the ACL application, which Newmont is evaluating and to which it will provide a response.
The remediation liability for the Midnite mine site and Dawn mill site is approximately $188, assumed 100% by Newmont, at December 31, 2022.
Other Legal Matters
Newmont Corporation, as well as Newmont Canada Corporation, and Newmont Canada FN Holdings ULC – 100% Newmont Owned
Kirkland Lake Gold Inc., which was acquired by Agnico Eagle Mines Limited in 2022 (still referred to herein as “Kirkland” for ease of reference), owns certain mining and mineral rights in northeastern Ontario, Canada, referred to here as the Holt-McDermott property, on which it suspended operations in April 2020. A subsidiary of the Company has a retained royalty obligation (“Holt royalty obligation”) to Royal Gold, Inc. (“Royal Gold”) for production on the Holt-McDermott property. In August 2020, the Company and Kirkland signed a Strategic Alliance Agreement (the “Kirkland Agreement”). As part of the Kirkland Agreement, the Company purchased an option (the “Holt option”) for $75 from Kirkland for the mining and mineral rights subject to the Holt royalty obligation. The Company has the right to exercise the Holt option and acquire ownership to the mineral interests subject to the Holt royalty obligation in the event Kirkland intends to resume operations and process material subject to the obligation. Kirkland has the right to assume the Company’s Holt royalty obligation at any time, in which case the Holt option would terminate.
On August 16, 2021, International Royalty Corporation (“IRC”), a wholly-owned subsidiary of Royal Gold, filed an action in the Supreme Court of Nova Scotia against Newmont Corporation, Newmont Canada Corporation, Newmont Canada FN Holdings ULC (collectively "Newmont"), and certain Kirkland defendants (collectively "Kirkland"). IRC alleges the Kirkland Agreement is oppressive to the interests of Royal Gold under the Nova Scotia Companies Act and the Canada Business Corporations Act, and that, by entering into the Kirkland Agreement, Newmont breached its contractual obligations to Royal Gold. IRC seeks declaratory relief, and $350 in alleged royalty payments that it claims Newmont expected to pay under the Holt royalty obligation, but for the Kirkland Agreement. Kirkland filed a motion seeking dismissal of the case against it, which the court granted in October 2022. Newmont submitted a demand for particulars on February 6, 2023. Newmont intends to vigorously defend this matter, but cannot reasonably predict the outcome.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
NWG Investments Inc. v. Fronteer Gold Inc.
In April 2011, Newmont acquired Fronteer Gold Inc. (“Fronteer”).
Fronteer acquired NewWest Gold Corporation (“NewWest Gold”) in September 2007. At the time of that acquisition, NWG Investments Inc. (“NWG”) owned approximately 86% of NewWest Gold and an individual named Jacob Safra owned or controlled 100% of NWG. Prior to its acquisition of NewWest Gold, Fronteer entered into a June 2007 lock-up agreement with NWG providing that, among other things, NWG would support Fronteer’s acquisition of NewWest Gold. At that time, Fronteer owned approximately 47% of Aurora Energy Resources Inc. (“Aurora”), which, among other things, had a uranium exploration project in Labrador, Canada.
NWG contends that, during the negotiations leading up to the lock-up agreement, Fronteer represented to NWG, among other things, that Aurora would commence uranium mining in Labrador by 2013, that this was a firm date, that Aurora faced no current environmental issues in Labrador and that Aurora’s competitors faced delays in commencing uranium mining. NWG further contends that it entered into the lock-up agreement and agreed to support Fronteer’s acquisition of NewWest Gold in reliance upon these purported representations. On October 11, 2007, less than three weeks after the Fronteer-NewWest Gold transaction closed, a member of the Nunatsiavut Assembly introduced a motion calling for the adoption of a moratorium on uranium mining in Labrador. On April 8, 2008, the Nunatsiavut Assembly adopted a three-year moratorium on uranium mining in Labrador. NWG contends that Fronteer was aware during the negotiations of the NWG/Fronteer lock-up agreement that the Nunatsiavut Assembly planned on adopting this moratorium and that its adoption would preclude Aurora from commencing uranium mining by 2013, but Fronteer nonetheless fraudulently induced NWG to enter into the lock-up agreement.
On September 24, 2012, NWG served a summons and complaint on the Company, and then amended the complaint to add Newmont Canada Holdings ULC as a defendant. The complaint also named Fronteer Gold Inc. and Mark O’Dea as defendants. The complaint sought rescission of the merger between Fronteer and NewWest Gold and $750 in damages. In August 2013 the Supreme Court of New York, New York County issued an order granting the defendants’ motion to dismiss on forum non conveniens. Subsequently, NWG filed a notice of appeal of the decision and then a notice of dismissal of the appeal on March 24, 2014.
On February 26, 2014, NWG filed a lawsuit in Ontario Superior Court of Justice against Fronteer Gold Inc., Newmont Mining Corporation, Newmont Canada Holdings ULC, Newmont FH B.V. and Mark O’Dea. The Ontario complaint is based upon substantially the same allegations contained in the New York lawsuit with claims for fraudulent and negligent misrepresentation. NWG seeks disgorgement of profits since the close of the NWG deal on September 24, 2007 and damages in the amount of C$1,200. Newmont, along with other defendants, served the plaintiff with its statement of defense on October 17, 2014. Newmont, along with the other defendants, filed a motion to dismiss based on delay on November 29, 2022. Newmont intends to vigorously defend this matter, but cannot reasonably predict the outcome.
Newmont Ghana Gold Limited and Newmont Golden Ridge Limited - 100% Newmont Owned
On December 24, 2018, two individual plaintiffs, who are members of the Ghana Parliament (“Plaintiffs”), filed a writ to invoke the original jurisdiction of the Supreme Court of Ghana. On January 16, 2019, Plaintiffs filed the Statement of Plaintiff’s Case outlining the details of the Plaintiff’s case and subsequently served Newmont Ghana Gold Limited (“NGGL”) and Newmont Golden Ridge Limited (“NGRL”) along with the other named defendants, the Attorney General of Ghana, the Minerals Commission of Ghana and 33 other mining companies with interests in Ghana. The Plaintiffs allege that under article 268 of the 1992 Constitution of Ghana, the mining company defendants are not entitled to carry out any exploitation of minerals or other natural resources in Ghana, unless their respective transactions, contracts or concessions are ratified or exempted from ratification by the Parliament of Ghana. Newmont’s current mining leases are both ratified by Parliament; NGGL June 13, 2001 mining lease, ratified by Parliament on October 21, 2008, and NGRL January 19, 2010 mining lease; ratified by Parliament on December 3, 2015. The writ alleges that any mineral exploitation prior to Parliamentary ratification is unconstitutional. The Plaintiffs seek several remedies including: (i) a declaration as to the meaning of constitutional language at issue; (ii) an injunction precluding exploitation of minerals for any mining company without prior Parliamentary ratification; (iii) a declaration that all revenue as a result of violation of the Constitution shall be accounted for and recovered via cash equivalent; and (iv) an order that the Attorney General and Minerals Commission submit all un-ratified mining leases, undertakings or contracts to Parliament for ratification. Newmont intends to vigorously defend this matter, but cannot reasonably predict the outcome.
Other Commitments and Contingencies
As part of its ongoing business and operations, the Company and its affiliates are required to provide surety bonds, bank letters of credit and bank guarantees as financial support for various purposes, including environmental remediation, reclamation, exploration permitting, workers compensation programs and other general corporate purposes. At December 31, 2022 and 2021, there were $1,872 and $1,927, respectively, of outstanding letters of credit, surety bonds and bank guarantees. The obligations associated with these instruments are generally related to performance requirements that the Company addresses through its ongoing operations. As the specific requirements are met, the beneficiary of the associated instrument cancels and/or returns the instrument to the issuing entity. Certain of these instruments are associated with operating sites with long-lived assets and will remain outstanding until closure. Generally, bonding requirements associated with environmental regulation are becoming more restrictive. However, the Company believes it is in compliance with all applicable bonding obligations and will be able to satisfy future bonding requirements through existing or alternative means, as they arise.

NEWMONT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share, per ounce and per pound amounts)
Newmont is from time to time involved in various legal proceedings related to its business. Except in the above described proceedings, management does not believe that adverse decisions in any pending or threatened proceeding or that amounts that may be required to be paid by reason thereof will have a material adverse effect on the Company’s financial condition or results of operations.
In connection with the Company's investment in Galore Creek, Newmont will owe NovaGold Resources Inc. $75 upon the earlier of approval to construct a mine, mill and all related infrastructure for the Galore Creek project or the initiation of construction of a mine, mill or related infrastructure. The amount due is non-interest bearing. The decision for an approval and commencement of construction is contingent on the results of a prefeasibility study which is currently under way and feasibility study which has not yet occurred. As such, this amount has not been accrued.
Deferred payments to Barrick of $120 and $124 as of December 31, 2022 and December 31, 2021, respectively, are to be satisfied through funding a portion of Barrick’s share of project expenditures at the Norte Abierto project. These deferred payments to Barrick are included in Other current liabilities and Other non-current liabilities.